THIS IS NOT A SOLICITATION OF ACCEPTANCE OR REJECTION OF THE SECOND AMENDED JOINT PLAN OF REORGANIZATION OF CRIIMI MAE INC., CRIIMI MAE MANAGEMENT, INC. AND CRIIMI MAE HOLDINGS II, L.P. (COLLECTIVELY, THE "DEBTORS"). ACCEPTANCES OR REJECTIONS MAY NOT BE SOLICITED BY THE DEBTORS UNTIL A DISCLOSURE STATEMENT HAS BEEN APPROVED BY THE BANKRUPTCY COURT. THIS AMENDED JOINT DISCLOSURE STATEMENT IS BEING SUBMITTED FOR APPROVAL BUT HAS NOT YET BEEN APPROVED BY THE BANKRUPTCY COURT. IT IS THEREFORE NOTED AS "PROPOSED," WHICH NOTATION WILL BE REMOVED AFTER APPROVAL BY THE BANKRUPTCY COURT.

                         UNITED STATES BANKRUPTCY COURT
                              DISTRICT OF MARYLAND
                               Greenbelt Division

---------------------------
                          )
In re                     )           Chapter 11
                          )
CRIIMI MAE Inc., et al.,  )
                          )           Case Nos. 98-2-3115 through 98-2-3117 (DK)
            Debtors.      )           (Jointly Administered)
                          )
---------------------------

             DEBTORS' AMENDED JOINT DISCLOSURE STATEMENT [PROPOSED]

VENABLE, BAETJER AND HOWARD, LLP      AKIN, GUMP, STRAUSS, HAUER & FELD, LLP
Richard L. Wasserman                  Stanley J. Samorajczyk, P.C.
Gregory A. Cross                      Michael S. Stamer
1800 Mercantile Bank &Trust Building  1333 New Hampshire Avenue, N.W.
Two Hopkins Plaza                     Washington, D.C. 20036
Baltimore, Maryland  21201            (202) 887-4000
(410) 244-7400

Co-Counsel to CRIIMI MAE Inc. and CRIIMI MAE Holdings II, L.P.

SHULMAN, ROGERS, GANDAL, PORDY & ECKER, P.A.     COVINGTON & BURLING
Morton A. Faller                                 Michael St. Patrick Baxter
11921 Rockville Pike                             Dennis B. Auerbach
Third Floor                                      1201 Pennsylvania Avenue, N.W.
Rockville, MD 20852-2753                         Washington, D.C. 20044
(301) 231-0928                                   (202) 662-6000

Counsel to CRIIMI MAE Management, Inc.           Counsel to the Official
                                                 Committee of Equity Security
                                                 Holders of CRIIMI MAE Inc.

Dated: March 31, 2000

IMPORTANT: THIS AMENDED JOINT DISCLOSURE STATEMENT CONTAINS INFORMATION THAT MAY BEAR UPON YOUR DECISION TO ACCEPT OR REJECT THE DEBTORS' SECOND AMENDED JOINT PLAN OF REORGANIZATION. PLEASE READ THIS DOCUMENT WITH CARE.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

I.    INTRODUCTION ............................................................2
II.   PLAN SUMMARY AND KEY CONSIDERATIONS .....................................4
      A.    Plan Summary ......................................................4
      B.    Recommendation ...................................................16
      C.    Voting Instructions ..............................................17
III.  GENERAL INFORMATION.....................................................19
      A.    The Debtors and Chapter 11 Filing and Other Chapter 11 Events.....19
      B.    Business..........................................................24
      C.    The Portfolio.....................................................32
      D.    Legal Proceedings.................................................36
      E.    Selected Historical Consolidated Financial Data...................45
      F.    Management's Discussion and Analysis of Financial Condition
            and Results of Operations.........................................47
      G.    Quantitative and Qualitative Disclosures About Market Risk........58
      H.    Market and Trading Information....................................60
      I.    Management........................................................61
IV.   BUSINESS PLAN...........................................................69
V.    THE PLAN OF REORGANIZATION .............................................70
      A.    Overview of the Plan .............................................70
      B.    Treatment of Claims and Interests Under the Plan  ................75
      C.    Confirmation and Effective Date Conditions .......................85
      D.    The Reorganized Debtors ..........................................87
      E.    Recapitalization Financing Including Issuance of New Securities...89
      F.    Sale of the CMBS Portfolio........................................89
      G.    Affiliate Reorganization..........................................89
      H.    Potential New Equity Investment and Rights Offering ..............89
      I.    Distributions Under the Plan .....................................92
      J.    General Information Concerning the Plan ..........................95
VI.   CONFIRMATION AND CONSUMMATION PROCEDURES ..............................103
      A.    Solicitation of Acceptances .....................................103
      B.    Confirmation Hearing ............................................103
      C.    Confirmation ....................................................104
      D.    Consummation ....................................................108
      E.    Conditions to Effective Date ....................................108
VII.  CERTAIN RISK FACTORS...................................................108
VIII. CERTAIN FEDERAL INCOME TAX CONSIDERATIONS .............................117
IX.   ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN .............121
      A.    Alternative Chapter 11 Plans ....................................121
      B.    Liquidation Under Chapter 7 .....................................122
X.    CONCLUSION AND RECOMMENDATION .........................................122

EXHIBITS

                                                                            Page
                                                                            ----
Exhibit A   Second Amended Joint Plan of Reorganization of CRIIMI MAE
            Inc., CRIIMI MAE Management, Inc. and CRIIMI MAE Holdings II,
            L.P. Under Chapter 11 of the Bankruptcy Code.....................A-1
Exhibit B   Unaudited Pro Forma Consolidated Financial Statements and
            Projected Financial Information..........,.......................B-1
Exhibit C   Liquidation Analysis ............................................C-1
Exhibit D   CRIIMI MAE Financial Statements..................................D-1

      CRIIMI MAE INC., CRIIMI MAE MANAGEMENT, INC. AND CRIIMI MAE HOLDINGS II, L.P. (COLLECTIVELY, THE "DEBTORS") AND THE OFFICIAL COMMITTEE OF EQUITY SECURITY HOLDERS OF CRIIMI MAE INC. (THE "CMI EQUITY COMMITTEE") URGE ALL HOLDERS OF CLAIMS AND INTERESTS IN IMPAIRED CLASSES TO VOTE TO ACCEPT THE DEBTORS' SECOND AMENDED JOINT PLAN OF REORGANIZATION (THE "PLAN"). THE CMI EQUITY COMMITTEE HAS JOINED THE DEBTORS AS A CO-PROPONENT OF THE DEBTORS' PLAN. THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS OF CMI (THE "UNSECURED CREDITORS' COMMITTEE") ALSO FULLY SUPPORTS THE PLAN AND ENCOURAGES ALL HOLDERS OF CLAIMS AND INTERESTS IN IMPAIRED CLASSES TO VOTE IN SUPPORT OF THE PLAN.

      THIS AMENDED JOINT DISCLOSURE STATEMENT (THE "DISCLOSURE STATEMENT") IS DESIGNED TO PROVIDE ADEQUATE INFORMATION TO ENABLE HOLDERS OF CLAIMS AGAINST AND INTERESTS IN THE DEBTORS TO MAKE AN INFORMED JUDGMENT ON WHETHER TO ACCEPT OR REJECT THE DEBTORS' PLAN. ALL HOLDERS OF CLAIMS AND INTERESTS ARE HEREBY ADVISED AND ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND THE PLAN IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN. THE PLAN SUMMARY AND STATEMENTS MADE IN THIS DISCLOSURE STATEMENT ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PLAN, WHICH IS INCLUDED HEREWITH AS EXHIBIT A, OTHER EXHIBITS TO THIS DISCLOSURE STATEMENT, EXHIBITS TO THE PLAN AND OTHER DOCUMENTS REFERENCED AS FILED WITH THE BANKRUPTCY COURT. FURTHERMORE, THE PRO FORMA FINANCIAL STATEMENTS AND PROJECTED FINANCIAL INFORMATION CONTAINED HEREIN ARE UNAUDITED. THERE CAN BE NO ASSURANCE THAT THE INFORMATION AND STATEMENTS CONTAINED HEREIN WILL CONTINUE TO BE ACCURATE SUBSEQUENT TO THE DATE HEREOF OR THAT THIS DISCLOSURE STATEMENT CONTAINS ALL MATERIAL INFORMATION.

      ALTHOUGH THE CMI EQUITY COMMITTEE IS A CO-PROPONENT OF THE DEBTORS' PLAN, THIS DISCLOSURE STATEMENT WAS PREPARED BY THE DEBTORS. NEITHER THE CMI EQUITY COMMITTEE NOR ANY OF ITS PROFESSIONALS WARRANT THE ACCURACY OR COMPLETENESS OF ANY INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT, INCLUDING, WITHOUT LIMITATION, ANY INFORMATION ABOUT THE DEBTORS, THE DEBTORS' BUSINESSES, RISK FACTORS, TAX CONSEQUENCES OR THE APPLICABILITY OF SECURITIES LAWS.

      ALL HOLDERS OF IMPAIRED CLAIMS AND INTERESTS SHOULD READ AND CONSIDER THE MATTERS DESCRIBED IN THIS DISCLOSURE STATEMENT AS A WHOLE, INCLUDING THE SECTION ENTITLED "RISK FACTORS", PRIOR TO VOTING ON THE PLAN. IN MAKING A DECISION TO ACCEPT OR REJECT THE PLAN, EACH CLAIM AND INTEREST HOLDER MUST RELY ON ITS OWN EXAMINATION OF THE DEBTORS AS DESCRIBED IN THIS DISCLOSURE STATEMENT AND THE PLAN.

      THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH ss.1125 OF THE BANKRUPTCY CODE AND RULE 3016(b) OF THE FEDERAL RULES OF BANKRUPCY PROCEDURE AND NOT IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS. THIS DISCLOSURE STATEMENT HAS NEITHER BEEN APPROVED NOR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC"). NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN. THIS DISCLOSURE STATEMENT WAS PREPARED TO PROVIDE HOLDERS OF CLAIMS AGAINST AND INTERESTS IN THE DEBTORS WITH "ADEQUATE INFORMATION" (AS DEFINED IN THE BANKRUPTCY CODE) SO THAT THEY CAN MAKE AN INFORMED JUDGMENT ABOUT THE PLAN. PERSONS OR ENTITIES TRADING IN, OR OTHERWISE PURCHASING, SELLING, OR TRANSFERRING, CLAIMS AGAINST OR SECURITIES OF THE DEBTORS SHOULD NOT RELY UPON THIS DISCLOSURE STATEMENT FOR SUCH PURPOSES AND SHOULD EVALUATE THIS DISCLOSURE STATEMENT AND THE PLAN IN LIGHT OF THE PURPOSE FOR WHICH THEY WERE PREPARED.

      AS TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS AND OTHER PENDING OR THREATENED ACTIONS, THIS DISCLOSURE STATEMENT AND THE INFORMATION CONTAINED HEREIN SHALL NOT BE CONSTRUED AS AN ADMISSION OF ANY FACT, CLAIM OR LIABILITY, AS A STIPULATION OR AS A WAIVER, BUT RATHER AS STATEMENTS MADE IN SETTLEMENT NEGOTIATIONS. NOR SHALL THE STATEMENTS SET FORTH HEREIN BE USED AS EVIDENCE OR BIND ANY PARTY IN CONNECTION WITH ANY SECURITIES CLAIMS (AS THAT TERM IS DEFINED IN THE PLAN).

      THIS DISCLOSURE STATEMENT SHALL NOT BE ADMISSIBLE IN ANY NON-BANKRUPTCY PROCEEDING INVOLVING THE DEBTORS OR ANY OTHER PARTY NOR SHALL IT BE CONSTRUED TO BE CONCLUSIVE ADVICE ON THE TAX, SECURITIES OR OTHER LEGAL EFFECTS OF THE PLAN AS TO HOLDERS OF CLAIMS AGAINST OR INTERESTS IN THE DEBTORS.

I. INTRODUCTION

      On October 5, 1998, CRIIMI MAE Inc. ("CMI"), CRIIMI MAE Management, Inc. ("CMM") and CRIIMI MAE Holdings II, L.P. ("Holdings") (together with CMI and CMM, the "Debtors") filed voluntary petitions for relief under Chapter 11 of title 11 of the United States Code (the "Bankruptcy Code"). The Debtors and the Official Committee of Equity Security Holders of CMI (the "CMI Equity Committee") hereby submit this Amended Joint Disclosure Statement pursuant to
Section 1125 of the Bankruptcy Code (this "Disclosure Statement") in connection with their solicitation of acceptances of their Second Amended Joint Plan of Reorganization (the "Plan"), a copy of which is annexed hereto as Exhibit A. The purpose of this Disclosure Statement, in accordance with the requirements of
Section 1125 of the Bankruptcy Code, is to provide "adequate information" concerning the Plan, of a kind and in sufficient detail to enable a hypothetical, reasonable investor, typical of holders of the classes of claims or interests being solicited, to make an informed judgment whether to accept or reject the Plan. This Disclosure Statement should be read in conjunction with the Plan and the other exhibits to this Disclosure Statement and to the Plan. All capitalized terms contained in this Disclosure Statement shall, unless otherwise defined herein, have the meanings ascribed to such capitalized terms in the Plan. References herein to the "Company" or "CRIIMI MAE" refer to CRIIMI MAE Inc. and its consolidated subsidiaries, unless the context otherwise indicates. References herein to Notes to Consolidated Financial Statements refer to the Notes to Consolidated Financial Statements constituting a part of CRIIMI MAE's financial statements for the quarter ended September 30, 1999.

      The Plan is being distributed, with Ballots, to holders of Claims and Interests in Classes A1, A2, A3, A4, A5, A6, A7, A9, A10, A11, A13, A14, A16, A18, A20, A21, B1, B2, B5, B6, C1, C2, C5 and C6, the Classes of Claims and Interests that are Impaired and entitled to vote under the Plan, in order to solicit their acceptance of the Plan. Holders of Claims and Interests in Classes A8, A12, A15, A17, A19, A22, A23, B3, B4, B7, C3, C4 and C7 are deemed to have accepted the Plan because their respective Claims are not Impaired, and such Holders are therefore not entitled to vote on the Plan. Accordingly, the votes of Holders of Claims and Interests in such Classes are not being solicited. For a description of the Classes of Claims and Interests and their treatment under the Plan, see "THE PLAN OF REORGANIZATION -- Treatment of Claims and Interests Under the Plan."

      The Debtors and the CMI Equity Committee are seeking the acceptance of the Plan by Holders of Claims and Interests in Classes A1, A2, A3, A4, A5, A6, A7, A9, A10, A11, A13, A14, A16, A18, A20, A21, B1, B2, B5, B6, C1, C2, C5 and C6.
The Debtors and the CMI Equity Committee have prepared this Disclosure Statement in connection with their solicitation of acceptances of the Plan. The United States Bankruptcy Court for the District of Maryland, Greenbelt Division, Maryland ("the "Bankruptcy Court") has entered an order dated ____ ___, 2000 approving this Disclosure Statement as containing information of a kind and in sufficient detail to enable a hypothetical, reasonable investor, typical of each of the holders of the Classes of Claims and Interests being solicited, to make an informed judgment whether to accept the Plan. Such approval by the Bankruptcy Court does not constitute a recommendation of the Plan by the Bankruptcy Court.

      Section 1129(a) of the Bankruptcy Code allows the Bankruptcy Court to confirm a plan if certain conditions have been met and if each class of claims and interests that is impaired under the plan has voted to accept the plan. Under Section 1126(c) of the Bankruptcy Code, a class of claims has accepted a plan if such plan has been accepted by creditors in that class that hold at least two-thirds in dollar amount and more than one-half in number of the allowed claims of such class held by creditors that have voted to accept or reject such plan, excluding holders whose acceptances or rejections were found not to be in good faith. Under Section 1126(d) of the Bankruptcy Code, a class of equity interests has accepted a plan if such plan has been accepted by holders of such interests that hold at least two-thirds in amount of the allowed interests of such class held by holders of such interests that have voted to accept or reject such plan, excluding holders whose acceptances or rejections were found not to be in good faith.

      Under the Bankruptcy Code, only those Claims, the holders of which vote to accept or reject the Plan, will be counted for purposes of determining acceptance or rejection by any Impaired Class of Claims. Therefore, the Plan could be approved by any Impaired Class of Claims with the affirmative vote of significantly less than two-thirds in total dollar amount and one-half in total number of such Claims. However, even if the Holders of all Claims in Impaired Classes and entitled to vote under the Plan accept or are deemed to have accepted the Plan, the Plan is subject to certain requirements under the Bankruptcy Code and might not be confirmed by the Bankruptcy Court.

      Section 1129(b) of the Bankruptcy Code permits the confirmation of a plan notwithstanding the non-acceptance of such plan by one or more of the classes of claims or interests impaired thereunder if (i) at least one impaired class of claims accepts the plan (such acceptance to be determined without giving effect to any acceptances of "insiders," as such term is defined in Section 101 of the Bankruptcy Code) and (ii) the Bankruptcy Court finds that, with respect to the non-accepting class or classes, the plan does not discriminate unfairly and is fair and equitable. The Debtors and the CMI Equity Committee reserve the right to seek confirmation of the Plan under Section 1129(b) of the Bankruptcy Code if any class of Claims entitled to vote on the Plan votes to reject the Plan.

      If more than one plan is submitted to creditors and equity security holders for voting, the Bankruptcy Court may confirm only one such plan. If the confirmation requirements set forth in the Bankruptcy Code are met with respect to more than one plan, the Bankruptcy Court will consider the preferences of creditors and equity security holders in determining which plan to confirm. The Debtors and the CMI Equity Committee urge all creditors and equity security holders to vote in favor of the Plan. The Unsecured Creditors' Committee also recommends that all creditors and equity security holders vote in favor of the Plan. The Debtors and the CMI Equity Committee believe that confirmation of the Debtors' Plan is in the best interest of all creditors and equity security holders. As set forth in more detail in the Plan and this Disclosure Statement, the Debtors' Plan provides for the payment in full of all creditors, preservation of value for equity security holders and a reorganization of the Debtors and continuation of the business of CRIIMI MAE as a going concern.

      The Debtors and the CMI Equity Committee are soliciting votes for the acceptance of the Plan from the Holders of Claims and Interests in Classes A1, A2, A3, A4, A5, A6, A7, A9, A10, A11, A13, A14, A16, A18, A20, A21, B1, B2, B5,
B6, C1, C2, C5 and C6. The Debtors and the CMI Equity Committee believe that the Plan provides the best possible result for all Holders of Claims and Interests. The Debtors and the CMI Equity Committee believe further that, under the Plan, Holders of Claims and Interests will receive a greater recovery than such Holders would receive if the Debtors' Chapter 11 cases were converted to cases under Chapter 7 of the Bankruptcy Code or an alternative plan were confirmed by the Bankruptcy Court.

IMPORTANT INFORMATION

      TO BE COUNTED, YOUR BALLOT MUST BE RECEIVED BY 5:00 P.M. EASTERN DAYLIGHT SAVINGS TIME, ON [________,] 2000. BALLOTS SHOULD BE MAILED OR DELIVERED TO:
CRIIMI MAE INC., CRIIMI MAE MANAGEMENT, INC. AND CRIIMI MAE HOLDINGS II, L.P., C/O [___].

      THE DEBTORS BELIEVE THAT THE PLAN PROVIDES THE BEST POSSIBLE RESULT FOR ALL HOLDERS OF CLAIMS AND INTERESTS.

      THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE AN OFFER OR SOLICITATION IN ANY STATE OR OTHER JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED.

      THIS DISCLOSURE STATEMENT IS PROVIDED FOR USE SOLELY BY HOLDERS OF CLAIMS AND INTERESTS, AND THEIR ADVISORS, IN CONNECTION WITH THEIR DETERMINATION TO ACCEPT OR REJECT THE PLAN.

      HOLDERS OF CLAIMS AND INTERESTS SHOULD NOT CONSTRUE THE CONTENTS OF THIS DISCLOSURE STATEMENT AS PROVIDING ANY LEGAL, BUSINESS, FINANCIAL OR TAX ADVICE. EACH SUCH HOLDER SHOULD, THEREFORE, CONSULT WITH HIS, HER OR ITS OWN LEGAL, BUSINESS, FINANCIAL AND/OR TAX ADVISORS AS TO ANY SUCH MATTERS CONCERNING THE PLAN AND THE TRANSACTIONS CONTEMPLATED THEREBY.

      THE SUMMARY OF THE PLAN CONTAINED HEREIN DOES NOT PURPORT TO BE COMPLETE AND IS SUBJECT, AND QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, THE PROVISIONS OF THE PLAN, WHICH IS ATTACHED HERETO AS EXHIBIT A.

II. PLAN SUMMARY AND KEY CONSIDERATIONS

      The following summary is qualified in its entirety by reference to the more detailed information appearing elsewhere in this Disclosure Statement, to the Plan and to the exhibits to this Disclosure Statement and to the Plan. This summary does not purport to be complete and should not be relied upon for voting purposes. Terms not otherwise defined herein shall have the meanings ascribed to them in the Plan. A more complete description of the Plan is provided in "THE PLAN OF REORGANIZATION."

      All Holders of Claims and Interests whose votes are being solicited are hereby advised and encouraged to read this Disclosure Statement, the Plan and the exhibits to this Disclosure Statement and to the Plan in their entirety before voting to accept or reject the Plan.

A. Plan Summary

      The Plan contemplates the payment in full of all of the Allowed Claims of CMI, CMM and Holdings primarily through recapitalization financing aggregating at least $856 million (the "Recapitalization Financing"). The majority of such Recapitalization Financing is expected to consist of debt financing from existing debtholders (the "New Debt") and the balance is expected to result from the sale of selected CMBS (the "CMBS Sale"). In particular, CMI has agreed to restructure its secured debt with two of its largest creditors, Merrill Lynch Mortgage Capital Inc. ("Merrill") and German American Capital Corporation ("GACC"), in accordance with the term sheet attached as Exhibit 1 to the Plan (the "Merrill/GACC Term Sheet"). In addition, CMI has agreed with the Unsecured Creditors' Committee to restructure its unsecured debt including its Old Senior Notes in accordance with the term sheet attached as Exhibit 2 to the Plan (the "Unsecured Creditors' Term Sheet"). The Merrill/GACC and Unsecured Creditors restructurings set forth in Exhibits 1 and 2 to the Plan are the cornerstones of CMI's New Debt financing as it emerges from Chapter 11 under the Debtors' Plan. Although not required to fund the Plan, the Debtors may seek new equity capital from one or more investors to partially fund the Plan. Any such new equity will constitute Recapitalization Financing. See "THE PLAN OF REORGANIZATION" for a further discussion of potential new equity capital.

      The Plan provides for distributions to creditors as summarized below:

CLAIMS AGAINST AND INTERESTS IN CMI

--------------------------------------------------------------------------------
Class Description                 Treatment                            Estimated
                                                                       Recovery
--------------------------------------------------------------------------------
N/A   Administrative Claims       Each Holder will be paid Cash equal  100%
      (Unclassified)              to the amount of such Claim on the
                                  later of the Effective Date or the
                                  day on which such Claim becomes an
                                  Allowed Claim, unless (i) the
                                  Holder and Reorganized CMI,
                                  Reorganized CMM or Reorganized
                                  Holdings, as the case may be, agree
                                  to other treatment, or (ii) an
                                  order of the Bankruptcy Court
                                  provides for other terms.
--------------------------------------------------------------------------------
N/A   Priority Tax Claims         Each Holder will receive, at the    100%
      (Unclassified)              sole option of Reorganized CMI,
                                  Reorganized CMM or Reorganized
                                  Holdings, as the case may be, (i)
                                  Cash equal to the unpaid portion of
                                  such Claim on the later of the
                                  Effective Date and the date on
                                  which such Claim becomes an Allowed
                                  Priority Tax Claim, or (ii) equal
                                  quarterly Cash payments in an
                                  aggregate amount equal to such
                                  Claim, together with interest at a
                                  fixed annual rate to be determined
                                  by the Bankruptcy Court or
                                  otherwise agreed to by Reorganized
                                  CMI, Reorganized CMM or Reorganized
                                  Holdings, as the case may be, and
                                  such Holder over a period through
                                  the sixth anniversary of the date
                                  of assessment of such Claim, or
                                  upon such other terms determined by
                                  the Bankruptcy Court.
--------------------------------------------------------------------------------
A1    Citicorp Secured Claims     Impaired. The Holder of the Allowed  100%
                                  Class A1 Claim will receive on the
                                  Effective Date with respect to its
                                  Allowed Class A1 CMO-IV Claim (i)
                                  the Class A1 Cash Payment; (ii)
                                  with respect to the balance of its
                                  Allowed Class A1 CMO-IV Claim (with
                                  interest on the principal balance
                                  of such Allowed Claim calculated at
                                  the Plan Rate), a 4-year promissory
                                  note of Reorganized CMI bearing
                                  interest, payable monthly, at the
                                  per annum rate of LIBOR plus 3.25%,
                                  secured directly or indirectly by a
                                  first priority lien on the CMO-IV
                                  Bonds and the CMO-IV Additional
                                  Collateral, with monthly
                                  amortization of said note based on
                                  the schedule set forth on page 76
                                  herein; and (iii) loan extension
                                  fees payable in Cash on
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Class Description                 Treatment                            Estimated
                                                                       Recovery
--------------------------------------------------------------------------------
                                  the 2-year, 2 1/2-year,
                                  3-year and 3 1/2-year
                                  anniversaries of the
                                  Effective Date, if said note
                                  has not been paid off in full
                                  prior to such dates, equal to
                                  1.5% of the then outstanding
                                  principal balance of said
                                  note. It is contemplated that
                                  the CMO-IV Bonds and the
                                  CMO-IV Additional Collateral
                                  will be, as of the Effective
                                  Date, held by a REIT
                                  subsidiary of Reorganized CMI
                                  or a qualified REIT
                                  subsidiary of a REIT
                                  subsidiary of Reorganized
                                  CMI. In addition, the Holder
                                  of the Allowed Class A1 Claim
                                  will receive on the Effective
                                  Date payment in full in Cash
                                  of any remaining balance of
                                  its Allowed Class A1 Claim,
                                  after the refinancing of such
                                  Holder's Allowed Class A1
                                  CMO-IV Claim referenced
                                  above, with interest on the
                                  principal balance of such
                                  Allowed Claim calculated at
                                  the Plan Rate. Class A1 is
                                  Impaired and, accordingly,
                                  the Holder of such Claims
                                  will be entitled to vote on
                                  the Plan.
--------------------------------------------------------------------------------
A2    First Union Secured Claim   Impaired. The Holder of the Allowed  100%
                                  Class A2 Claim will receive on the
                                  Effective Date payment in full in
                                  Cash of any remaining balance of
                                  such Claim with interest on the
                                  principal balance of such Allowed
                                  Claim calculated at the Plan Rate.
                                  Class A2 is Impaired and,
                                  accordingly, the Holder of such
                                  Claim will be entitled to vote on
                                  the Plan.
--------------------------------------------------------------------------------
A3    GACC Secured Claim          Impaired. The Holder of the Allowed  100%
                                  Class A3 Claim will receive on the
                                  Effective Date the treatment of its
                                  Allowed Secured Claim set forth on
                                  Exhibit 1 to the Plan, or such
                                  other treatment as may be agreed to
                                  by CMI and the Holder. Class A3 is
                                  Impaired and, accordingly, the
                                  Holder of such Claim will be
                                  entitled to vote on the Plan.
--------------------------------------------------------------------------------
A4    Lehman Secured Claim        Impaired. The Holder of the Allowed  100%
                                  Class A4 Claim will receive on the
                                  Effective Date payment in full in
                                  Cash of any remaining balance of
                                  such Claim with interest on the
                                  principal balance of such Allowed
                                  Claim calculated at the Plan Rate.
                                  Class A4 is Impaired and,
                                  accordingly, the Holder of such
                                  Claim will be entitled to
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Class Description                 Treatment                            Estimated
                                                                       Recovery
--------------------------------------------------------------------------------
                                  vote on the Plan.
--------------------------------------------------------------------------------
A5    Merrill Secured Claim       Impaired. The Holder of the Allowed  100%
                                  Class A5 Claim will receive on the
                                  Effective Date the treatment of its
                                  Allowed Secured Claim set forth on
                                  Exhibit 1 of the Plan, or such
                                  other treatment as may be agreed to
                                  by CMI and the Holder. Class A5 is
                                  Impaired and, accordingly, the
                                  Holder of such Claim will be
                                  entitled to vote on the Plan.
--------------------------------------------------------------------------------
A6    Morgan Stanley Secured      Impaired. The Holder of the Allowed  100%
      Claim                       Class A6 Claim will receive on the
                                  Effective Date payment in full in
                                  Cash of any remaining balance of
                                  such Claim with interest on the
                                  principal balance of such Allowed
                                  Claim calculated at the Plan Rate.
                                  Class A6 is Impaired and,
                                  accordingly, the Holder of such
                                  Claim will be entitled to vote on
                                  the Plan.
--------------------------------------------------------------------------------
A7    Other Secured Claims        \Impaired. Each Holder (if any) of   100%
                                  an Allowed Class A7 Claim will
                                  receive on the Effective Date
                                  either (i) payment in full in Cash
                                  of any such Claim with interest on
                                  the principal balance of any such
                                  Allowed Claim calculated at the
                                  Plan Rate; (ii) if CMI so elects,
                                  the collateral securing the Allowed
                                  Class A7 Claim (if any) in full
                                  satisfaction of such Claim; or
                                  (iii) such other treatment as may
                                  be agreed to by CMI and the Holder
                                  (if any). Class A7 is Impaired and,
                                  accordingly, Holders of such Claims
                                  (if any) will be entitled to vote
                                  on the Plan.
--------------------------------------------------------------------------------
A8    Priority Claims             Unimpaired. Each Holder of an        100%
                                  Allowed Class A8 Claim will receive
                                  on the Effective Date payment in
                                  full in Cash of such Claim
                                  including Plan Interest thereon.
                                  Class A8 is Unimpaired and,
                                  accordingly, is not entitled to
                                  vote on the Plan.
--------------------------------------------------------------------------------
A9    Old Senior Note Claims      Impaired. Each Holder of an Allowed  100%
                                  Class A9 Claim will receive on the
                                  Effective Date the treatment of its
                                  Allowed Claim as set forth on
                                  Exhibit 2 to the Plan. Class A9 is
                                  Impaired and, accordingly, Holders
                                  of such Claims will be entitled to
                                  vote on the Plan.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Class Description                 Treatment                            Estimated
                                                                       Recovery
--------------------------------------------------------------------------------
A10   CMI General Unsecured       Impaired. Each Holder of an Allowed  100%
      Claims                      Class A10 Claim will receive on the
                                  Effective Date the treatment of its
                                  Allowed Claim as set forth on
                                  Exhibit 2 to the Plan. In addition,
                                  as referred to in Exhibit 2 to the
                                  Plan, there will be a convenience
                                  class option with respect to Class
                                  A10, as follows: any Holder of an
                                  Allowed Class A10 Claim (or whose
                                  Allowed Claim is treated within
                                  this Class) whose Allowed Claim is
                                  for $150,000 or less and elects the
                                  convenience class treatment on its
                                  ballot, or whose Allowed Claim is
                                  for an amount in excess of $150,000
                                  and elects in writing on its ballot
                                  to reduce its claim to $150,000 and
                                  accept convenience class treatment
                                  thereof, shall be entitled to
                                  receive payment in Cash on the
                                  Effective Date of the allowed
                                  amount of such Holders' Allowed
                                  Class A10 Claim in full
                                  satisfaction of said Claim, with
                                  accrued and unpaid pre-petition
                                  interest thereon (if any)
                                  calculated at the non-default
                                  contract rate of interest in such
                                  Holders' documents for those
                                  Holders of Allowed Class A10 Claims
                                  electing convenience class
                                  treatment who have an interest rate
                                  applicable to such Holder's Allowed
                                  Claim and any accrued and unpaid
                                  post-petition interest thereon
                                  calculated at the Plan Interest
                                  rate. Class A10 is Impaired and,
                                  accordingly, Holders of such Claims
                                  will be entitled to vote on the
                                  Plan.
--------------------------------------------------------------------------------
A11   Guarantee Claims            Impaired. If, and only to the        100%
                                  extent that, an Allowed Class A11
                                  Claim is not fully treated with
                                  respect to such Holder's underlying
                                  Allowed Claim under the Plan
                                  treatment for Claims against CMM or
                                  Holdings, as the case may be, any
                                  remaining Allowed Class A11 Claim
                                  (if any) will be included as part
                                  of the CMI General Unsecured Claims
                                  and treated for all purposes as
                                  part of Class A10. Class A11 is
                                  Impaired and, accordingly, is
                                  entitled to vote on the Plan.
--------------------------------------------------------------------------------
A12   Freddie Mac Claims          Unimpaired. CMI's obligation under   100%
                                  the Freddie Mac Agreement shall be
                                  deemed reaffirmed on the Effective
                                  Date, and the Claims of Freddie Mac
                                  numbered 335 and
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Class Description                 Treatment                            Estimated
                                                                       Recovery
--------------------------------------------------------------------------------
                                  497 on the July 2, 1999
                                  claims register, each in the
                                  amount of $230,448,487.24,
                                  shall be deemed withdrawn and
                                  thereby disallowed as of the
                                  Effective Date. Class A12 is
                                  Unimpaired and, accordingly,
                                  is not entitled to vote on
                                  the Plan.
--------------------------------------------------------------------------------
A13   Intercompany Claims         Impaired. Holders of Class A13       No
                                  Claims will not receive any payment  payment
                                  under the Plan on account of such    shall be
                                  Claims.  Class A13 is Impaired and,  made
                                  accordingly, Holders of such         under the
                                  Claims will be entitled to vote on   Plan but
                                  the Plan.                            the claim
                                                                       amounts
                                                                       will
                                                                       remain on
                                                                       the
                                                                       financial
                                                                       books of
                                                                       the re-
                                                                       spective
                                                                       Debtors.
--------------------------------------------------------------------------------
A14   Series B Preferred Stock    Impaired. Each Holder of an Allowed  100%
                                  Class A14 Interest as of the
                                  Effective Date will retain its
                                  Series B Preferred Stock; provided
                                  that if the Holders of Series B
                                  Preferred Stock as of the Voting
                                  Record Date vote as a Class by the
                                  requisite amount to accept the
                                  Plan, the Articles Supplementary
                                  relating to the Series B Preferred
                                  Stock will be deemed amended to
                                  permit the payment of dividends on
                                  Series B Preferred Stock, including
                                  accrued and unpaid dividends, in
                                  CMI Common Stock or Cash, at the
                                  election of Reorganized CMI.
                                  Holders of Series B Preferred Stock
                                  may sell in the open market any CMI
                                  Common Stock received as payment
                                  for dividends accrued and payable.
                                  Class A14 is Impaired and,
                                  accordingly, is entitled to vote on
                                  the Plan.
--------------------------------------------------------------------------------
A15   Series B Preferred Stock    Unimpaired. Each Holder (if any) of  100%
      Securities Claims           an Allowed Class A15 Claim will,
                                  if, as and when any such Claim is
                                  Allowed by Final Order, receive in
                                  full satisfaction of any such
                                  Allowed Class A15 Claim its share
                                  of any Insurance Proceeds
                                  applicable thereto
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Class Description                 Treatment                            Estimated
                                                                       Recovery
--------------------------------------------------------------------------------
                                  plus, if such Allowed Class
                                  A15 Claim (if any) is not
                                  paid in full from such
                                  Insurance Proceeds, CMI
                                  Common Stock in an amount
                                  equal in value, as of the
                                  date of issuance thereof, to
                                  the balance (if any) of such
                                  Allowed Class A15 Claim,
                                  provided that any such Claim
                                  not timely filed (and in any
                                  event not filed before the
                                  Confirmation Date) shall be
                                  released and discharged under
                                  the Plan and Confirmation
                                  Order. Class A15 is
                                  Unimpaired and, accordingly,
                                  is not entitled to vote on
                                  the Plan.
--------------------------------------------------------------------------------
A16   Former Series C             Impaired. Former Series C Preferred  100%
      Preferred Stock             Stock has been exchanged for Series
                                  E Preferred Stock. Each Holder of
                                  Series E Preferred Stock as of the
                                  Distribution Record Date shall
                                  retain its Series E Preferred Stock
                                  and such Series E Preferred Stock
                                  shall have the terms, rights and
                                  preferences summarized in Exhibit 3
                                  to the Plan and as set forth in the
                                  Articles Supplementary relating to
                                  the Series E Preferred Stock. All
                                  accrued and past due dividends from
                                  February 23, 2000 through the
                                  Effective Date on Series E
                                  Preferred Stock will be paid on the
                                  Effective Date in CMI Common Stock.
                                  All other accrued and past due
                                  dividends on Former Series C
                                  Preferred Stock (prior to February
                                  23, 2000) shall be paid on the
                                  Effective Date, at the election of
                                  Reorganized CMI, in CMI Common
                                  Stock or Cash. Class A16 is
                                  Impaired and, accordingly, Holders
                                  of such Interests will be entitled
                                  to vote on the Plan.
--------------------------------------------------------------------------------
A17   Former Series C Preferred   Unimpaired. Each Holder (if any) of  100%
      Stock Securities Claims     an Allowed Class A17 Claim will,
                                  if, as and when any such Claim is
                                  allowed by Final Order, receive in
                                  full satisfaction of any such
                                  Allowed Class A17 Claim its share
                                  of any Insurance Proceeds
                                  applicable thereto plus, if such
                                  Allowed Class A17 Claim (if any) is
                                  not paid in full from such
                                  Insurance Proceeds, CMI Common
                                  Stock in an amount equal in value,
                                  as of the date of issuance thereof,
                                  to the balance (if any) of such
                                  Allowed Class A17 Claim, provided
                                  that any such Claim not timely
                                  filed (and
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Class Description                 Treatment                            Estimated
                                                                       Recovery
--------------------------------------------------------------------------------
                                  in any event not filed before
                                  the Confirmation Date) shall
                                  be released and discharged
                                  under the Plan and
                                  Confirmation Order. Class A17
                                  is Unimpaired and,
                                  accordingly, is not entitled
                                  to vote on the Plan.
--------------------------------------------------------------------------------
A18   Old Series D Preferred      Impaired. Each Holder of an Allowed  100%
      Stock                       Class A18 Interest as of the
                                  Distribution Record Date, if not
                                  previously exchanged, will receive
                                  on the Effective Date in exchange
                                  for its Old Series D Preferred
                                  Stock an identical number of shares
                                  of Series E Preferred Stock issued
                                  effective as of the Effective Date,
                                  and such Series E Preferred Stock
                                  shall have the terms, rights and
                                  preferences summarized in Exhibit 3
                                  of the Plan and as set forth in the
                                  Articles Supplementary relating to
                                  the Series E Preferred Stock. All
                                  shares of Old Series D Preferred
                                  Stock, if not previously exchanged
                                  and cancelled, shall be deemed
                                  cancelled as of the Effective Date.
                                  All accrued and past due dividends
                                  on Old Series D Preferred Stock
                                  shall be paid on the Effective
                                  Date, at the election of
                                  Reorganized CMI, in CMI Common
                                  Stock or Cash. Class A18 is
                                  Impaired and, accordingly, Holders
                                  of such Interests will be entitled
                                  to vote on the Plan.
--------------------------------------------------------------------------------
A19   Old Series D Preferred      Unimpaired. Each Holder (if any) of  100%
      Stock Securities Claims     an Allowed Class A19 Claim will,
                                  if, as and when any such Claim is
                                  Allowed by Final Order, receive in
                                  full satisfaction of any such
                                  Allowed Class A19 Claim its share
                                  of any Insurance Proceeds
                                  applicable thereto plus, if such
                                  Allowed Class A19 Claim (if any) is
                                  not paid in full from such
                                  Insurance Proceeds, CMI Common
                                  Stock in an amount equal in value,
                                  as of the date of issuance thereof,
                                  to the balance (if any) of such
                                  Allowed Class A19 Claim, provided
                                  that any such Claim not timely
                                  filed (and in any event not filed
                                  before the Confirmation Date) shall
                                  be released and discharged under
                                  the Plan and Confirmation Order.
                                  Class A19 is Unimpaired and,
                                  accordingly, is not entitled to
                                  vote on the Plan.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Class Description                 Treatment                            Estimated
                                                                       Recovery
--------------------------------------------------------------------------------
A20   Series F Dividend           Impaired. Each Holder of an Allowed  100%
      Preferred Stock             Class A20 Interest as of the
                                  Effective Date shall retain its
                                  Series F Dividend Preferred Stock;
                                  provided that if the Holders of
                                  Series F Dividend Preferred Stock
                                  as of the Voting Record Date vote
                                  as a Class by the requisite amount
                                  to accept the Plan, the Articles
                                  Supplementary relating to the
                                  Series F Dividend Preferred Stock
                                  will be deemed amended to permit
                                  the payment of dividends on Series
                                  F Dividend Preferred Stock,
                                  including any accrued and unpaid
                                  dividends, in CMI Common Stock or
                                  Cash, at the election of
                                  Reorganized CMI. Holders of Series
                                  F Dividend Preferred Stock may sell
                                  in the open market any CMI Common
                                  Stock received as payment for
                                  dividends accrued and payable.
                                  Class A20 is Impaired and,
                                  accordingly, is entitled to vote on
                                  the Plan.
--------------------------------------------------------------------------------
A21   CMI Common Stock            Impaired. Each Holder of an Allowed  100%
                                  Class A21 Interest as of the
                                  Effective Date will retain its CMI
                                  Common Stock. Class A21 is Impaired
                                  and, accordingly, Holders of such
                                  Interests will be entitled to vote
                                  on the Plan.
--------------------------------------------------------------------------------
A22   Stock Options               Unimpaired. Each Holder of a Stock   100%
                                  Option as of the Effective Date
                                  will retain its Stock Option. Class
                                  A22 is Unimpaired and, accordingly,
                                  is not entitled to vote on the
                                  Plan.
--------------------------------------------------------------------------------
A23   CMI Common Stock            Unimpaired. All Holders (if any) of  100%
      Securities Claims           Allowed Class A23 Claims will
                                  receive in full satisfaction of any
                                  such Allowed Class A23 Claims their
                                  share of any Insurance Proceeds
                                  applicable thereto plus, if such
                                  Allowed Class A23 Claims (if any)
                                  are not paid in full from such
                                  Insurance Proceeds, CMI Common
                                  Stock in an amount equal in value,
                                  as of the date of issuance thereof,
                                  to the balance (if any) of such
                                  Allowed Class A23 Claims. Class A23
                                  is Unimpaired and, accordingly, is
                                  not entitled to vote on the Plan.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Class Description                 Treatment                            Estimated
                                                                       Recovery
--------------------------------------------------------------------------------
B1    First Union Secured         Impaired. The Holder of the Allowed  100%
      Claims                      Class B1 Claim will receive on the
                                  Effective Date payment in full in
                                  Cash of any remaining balance of
                                  such Claim with interest on the
                                  principal balance of such Allowed
                                  Claim calculated at the Plan Rate.
                                  Class B1 is Impaired and,
                                  accordingly, the Holder of such
                                  Claims will be entitled to vote on
                                  the Plan.
--------------------------------------------------------------------------------
B2    Other Secured Claims        Impaired. Each Holder (if any) of    100%
                                  an Allowed Class B2 Claim will
                                  receive on the Effective Date
                                  either (i) payment in full in Cash
                                  of such Claim with interest on the
                                  principal balance of any such
                                  Allowed Claim calculated at the
                                  Plan Rate; (ii) if CMI so elects,
                                  the collateral securing the Allowed
                                  Class B2 Claim (if any) in full
                                  satisfaction of such Claim; or
                                  (iii) such other treatment as may
                                  be agreed to by CMI and the
                                  Holder(s) (if any) of Allowed Class
                                  B2 Claim(s). Class B2 is Impaired
                                  and, accordingly, Holders of such
                                  Claims will be entitled to vote on
                                  the Plan.
--------------------------------------------------------------------------------
B3    Priority Claims             Unimpaired. Each Holder of an        100%
                                  Allowed Class B3 Claim will receive
                                  on the Effective Date payment in
                                  full in Cash of such Claim
                                  including Plan Interest thereon.
                                  Class B3 is Unimpaired and,
                                  accordingly, is not entitled to
                                  vote on the Plan.
--------------------------------------------------------------------------------
B4    Guarantee Claims            Unimpaired. Each Holder (if any) of  100%
                                  an Allowed Class B4 Claim shall be
                                  paid, if, as and when any such
                                  Claim is allowed by Final Order, in
                                  Cash in full by CMM or Reorganized
                                  CMM including Plan Interest thereon
                                  if, and only to the extent not
                                  fully treated with respect to such
                                  Holder's underlying Allowed Claim
                                  under the Plan treatment for Claims
                                  against CMI or Holdings, as the
                                  case may be. Class B4 is Unimpaired
                                  and, accordingly, is not entitled
                                  to vote on the Plan.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Class Description                 Treatment                            Estimated
                                                                       Recovery
--------------------------------------------------------------------------------
B5    CMM General Unsecured       Impaired. Each Holder of an Allowed  100%
      Claims                      Class B5 Claim will receive on the
                                  Effective Date payment in full in
                                  Cash of such Claims, with accrued
                                  and unpaid pre-petition interest
                                  thereon (if any) calculated at the
                                  non-default contract rate of
                                  interest in such Holder's documents
                                  for those Holders of Allowed Class
                                  B5 Claims who have an interest rate
                                  applicable to such Holder's Allowed
                                  Class B5 Claim and any accrued and
                                  unpaid post-petition interest
                                  thereon calculated at the Plan
                                  Interest rate. Class B5 is Impaired
                                  and, accordingly, Holders of such
                                  Claims will be entitled to vote on
                                  the Plan.
--------------------------------------------------------------------------------
B6    Intercompany Claims         Impaired. Each Holder of a Class B6  No
                                  Claim will not receive any payment   payment
                                  under the Plan on account of such    shall be
                                  Claim. Class B6 is Impaired and,     made
                                  accordingly, Holders of such         under the
                                  Claims will be entitled to vote on   Plan but
                                  the Plan.                            the claim
                                                                       amounts
                                                                       will
                                                                       remain on
                                                                       the
                                                                       financial
                                                                       books of
                                                                       the re-
                                                                       spective
                                                                       Debtors.
--------------------------------------------------------------------------------
B7    CMI's Interests in CMM      Unimpaired. The Holder will retain   100%
                                  its Interest. Class B7 is
                                  Unimpaired and, accordingly, is not
                                  entitled to vote on the Plan.
--------------------------------------------------------------------------------

CLAIMS AGAINST AND INTERESTS IN HOLDINGS

--------------------------------------------------------------------------------
Class Description                 Treatment                            Estimated
                                                                       Recovery
--------------------------------------------------------------------------------
C1    Citicorp Secured Claims     Impaired. Each Holder (if any) of    100%
                                  an Allowed Class C1 Claim will
                                  receive on the Effective Date
                                  payment in full in Cash of such
                                  Claim with interest on the
                                  principal balance of any such
                                  Allowed Claim calculated at the
                                  Plan Rate. Class C1 is Impaired
                                  and, accordingly, the Holder of
                                  such Claim will be entitled to vote
                                  on the Plan.
--------------------------------------------------------------------------------
C2    Other Secured Claims        Impaired. Each Holder (if any) of    100%
                                  an Allowed Class C2 Claim will
                                  receive on the Effective Date
                                  either (i) payment in full in Cash
                                  of such Claim with interest on the
                                  principal balance of any such
                                  Allowed Claim calculated at the
                                  Plan Rate; (ii) if CMI so elects,
                                  the collateral securing the Allowed
                                  Class C2 Claim (if any) in full
                                  satisfaction of such Claim; or
                                  (iii) such other treatment as may
                                  be agreed to by CMI and the
                                  Holder(s) (if any) of Allowed Class
                                  C2 Claim(s). Class C2 is Impaired
                                  and, accordingly, Holders of such
                                  Claims will be entitled to vote on
                                  the Plan.
--------------------------------------------------------------------------------
C3    Priority Claims             Unimpaired. Each Holder of an        100%
                                  Allowed Class C3 Claim will receive
                                  on the Effective Date payment in
                                  full in Cash of such Claim
                                  including Plan Interest thereon.
                                  Class C3 is Unimpaired and,
                                  accordingly, is not entitled to
                                  vote on the Plan.
--------------------------------------------------------------------------------
C4    Guarantee Claims            Unimpaired. Each Holder (if any) of  100%
                                  an Allowed Class C4 Claim will
                                  receive if, as and when any such
                                  Claim is allowed by Final Order
                                  payment in Cash in full including
                                  Plan Interest thereon if, and only
                                  to the extent not fully treated
                                  with respect to such Holder's
                                  underlying Allowed Claim under the
                                  Plan treatment for Claims against
                                  CMI or CMM, as the case may be.
                                  Class C4 is Unimpaired and,
                                  accordingly, is not entitled to
                                  vote on the Plan.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Class Description                 Treatment                            Estimated
                                                                       Recovery
--------------------------------------------------------------------------------
C5    Holdings General            Impaired. Each Holder (if any) of    100%
      Unsecured Claims            an Allowed Class C5 Claim will if,
                                  as and when any such Claim is
                                  allowed by Final Order, be included
                                  as part of the CMI General
                                  Unsecured Claims and included for
                                  all purposes in the treatment
                                  provided to Class A10. Class C5 is
                                  Impaired and, accordingly, Holders
                                  of such Claims will be entitled to
                                  vote on the Plan.
--------------------------------------------------------------------------------
C6    Intercompany Claims         Impaired. Each Holder of a Class C6  No
                                  Claim will not receive any payment   payment
                                  under the Plan on account of such    shall be
                                  Claim. Class C6 is Impaired and,     made
                                  accordingly, Holders of such Claims  under the
                                  will be entitled to vote on the      Plan but
                                  Plan.                                the claim
                                                                       amounts
                                                                       will
                                                                       remain on
                                                                       the
                                                                       financial
                                                                       books of
                                                                       the re-
                                                                       spective
                                                                       Debtors.
--------------------------------------------------------------------------------
C7    Interests in Holdings       Unimpaired. The Holder will retain   100%
                                  its Interest. Class C7 is
                                  Unimpaired and, accordingly, is not
                                  entitled to vote on the Plan.
--------------------------------------------------------------------------------

      The Debtors and the CMI Equity Committee presently intend to seek to consummate the Plan and to cause the Effective Date to occur on or about _________________. There can be no assurance, however, as to when the Effective Date actually will occur.

      In making investment decisions, Holders of Claims and Interests in solicited Classes must rely on their own examination of the Debtors and the terms of the reorganization, including the merits and risks involved. Each Holder in a solicited Class should consult with its own legal, business, financial and tax advisors with respect to any such matters concerning this Disclosure Statement, the Plan and the transactions contemplated hereby and thereby.

B. Recommendation

      The Debtors, the CMI Equity Committee and the Unsecured Creditors' Committee, strongly recommend that each Holder of Claims or Interests entitled to vote on the Plan vote to accept the Plan.

      The Debtors, the CMI Equity Committee and the Unsecured Creditors' Committee believe that:

      1. The Plan provides the best possible result for the Holders of Claims and Interests;

      2. With respect to each Impaired Class of Claims and Interests, the distributions under the Plan are the same as or greater than the amounts that would be received if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code; and

      3. Acceptance of the Plan is in the best interests of the Holders of Claims and Interests.

      Prior to deciding whether to vote in favor of the Plan, Holders of Claims and Interests in the solicited Classes should consider carefully all of the information contained in this Disclosure Statement, including the risk factors described in "CERTAIN RISK FACTORS."

C. Voting Instructions

      The Debtors, the CMI Equity Committee and the Unsecured Creditors' Committee are seeking the acceptance of the Plan by Holders of Claims and Interests in Classes A1, A2, A3, A4, A5, A6, A7, A9, A10, A11, A13, A14, A16, A18, A20, A21, B1, B2, B5, B6, C1, C2, C5 and C6.

      A Ballot to be used to accept or reject the Plan has been enclosed with all copies of this Disclosure Statement mailed to Holders of Claims and Interests whose Claims and Interests are Impaired by provisions of the Plan and who are entitled to vote on the Plan. Accordingly, this Disclosure Statement (and the exhibits hereto), together with the accompanying Ballot and the related materials delivered together herewith, are being furnished to Holders of Claims and Interests in Classes A1, A2, A3, A4, A5, A6, A7, A9, A10, A11, A13, A14, A16, A18, A20, A21, B1, B2, B5, B6, C1, C2, C5 and C6 and may not be relied upon or used for any purpose other than to determine whether or not to vote to accept or reject the Plan.

      Ballots with respect to the Plan will be accepted by the Debtors until 5:00 p.m., Eastern Daylight Savings Time, on ____ __, 2000 (the "Voting Deadline"). Except to the extent the Debtors so determine or as permitted by the Bankruptcy Court pursuant to Bankruptcy Rule 3018, Ballots that are received after the Voting Deadline will not be accepted or used by the Debtors in connection with the Debtors' request for confirmation of the Plan.

      The Debtors have retained _____ as their voting and tabulation agent in connection with the Plan (the "Voting Agent").

      Consistent with the provisions of Rule 3018 of the Bankruptcy Rules, the Court has fixed the Voting Record Date (the close of business, Daylight Savings Time, on ____ _, 2000) as the time and date for the determination of Holders of record of Interests in Classes A9, A14, A16, A18, A20 and A21 who are entitled to vote on the Plan. If the Holder of record of any solicited Interest is not also the beneficial owner of such Interest, the vote to accept or reject the Plan must be cast by the beneficial owner of such Interest.

      For purposes of voting by Classes A9, A14, A16, A18, A20 and A21 to accept or reject the Plan, the term "Holder" means a beneficial owner of Common Stock, Old Senior Notes, Series B Preferred Stock, Former Series C Preferred Stock, Old Series D Preferred Stock, Series F Dividend Preferred Stock (the "Securities") on the Voting Record Date. A "beneficial owner" is the person who enjoys the benefits of ownership of the securities (i.e., has a pecuniary interest in the securities) even though title of the securities may be in another name. The term "Holder" with respect to other Claims and Interests means the person who holds such Claim or Interest in such Person's capacity as the holder of such Claim or Interest. Only beneficial owners (or their authorized signatories) of the Securities and Holders of Classes A1, A2, A3, A4, A5, A6, A7, A9, A10, A11, A13, A14, A16, A18, A20, A21, B1, B2, B5, B6, C1, C2, C5 and C6 Claims as of the Petition Date (or transferees thereof) are eligible to vote on the Plan.

      All votes to accept or reject the Plan must be cast by using a Ballot. Votes which are cast in any manner other than by using a Ballot will not be counted.

      Procedures for Classes A9, A14, A16, A18, A20 and A21:

      For purposes of voting to accept or reject the Plan, if you hold Exchanged Securities in physical certificated form that are registered in your own name, you can vote on the Plan by completing the information requested on the ballot, signing, dating, and indicating your vote on the ballot, and returning the completed original ballot in the enclosed, pre-addressed, postage-paid envelope so that it is actually received by the Voting Agent before the Voting Deadline. Any beneficial owner holding Exchanged Securities in "street name" can vote on the Plan in one of the two following ways:

      If your ballot has already been signed (or "prevalidated") by your nominee (your broker, banker, bank, other nominee or their agent): You can vote on the Plan by completing the information requested on the ballot, indicating your vote on the ballot, and returning the completed original ballot in the enclosed, preaddressed, postage-paid envelope so that it is actually received by the Voting Agent before the Voting Deadline.

      If your ballot has NOT been signed (or "prevalidated") by your nominee (broker, bank, other nominee, or their agent): You can vote on the Plan by completing the information requested on the ballot, signing, dating and indicating your vote on the ballot, and returning the completed original ballot to your nominee in sufficient time for your nominee then to forward your vote to the Voting Agent so that it is actually received by the Voting Agent before the Voting Deadline.

      If you are a brokerage firm, commercial bank, trust company or other nominee which is the registered holder of Exchanged Securities, please forward a copy of this Disclosure Statement, the appropriate ballot or ballots, and any other enclosed materials to each beneficial owner, AND;

      If you have signed (or "prevalidated") the ballot, the ballot should be completed by the beneficial owner and returned by the beneficial owner directly to the Voting Agent so that such ballot is actually received by the Voting Agent before the Voting Deadline.

      If you have NOT signed (or "prevalidated") the ballot, you must collect the ballot and complete the master ballot, and deliver the completed original master ballot to the Voting Agent so that it is actually received by the Voting Agent before the Voting Deadline.

      Clearing Systems should arrange for their respective participants to vote by executing an omnibus proxy, assignment letter form, or similar document, in such participants' favor.

      If your Ballot is damaged or lost, or if you do not receive a Ballot, you may request a replacement by contacting:

[CONTACT INFORMATION FOR VOTING AGENT TO BE INSERTED]

      General Instructions for Classes A1, A2, A3, A4, A5, A6, A7, A9, A10, A11, A13, A14, A16, A18, A20, A21, B1, B2, B5, B6, C1, C2, C5 and C6:

      After carefully reviewing the Plan, including all exhibits thereto, and this Disclosure Statement and its exhibits, please indicate your vote on the enclosed Ballot and return it in the envelope provided. In voting to accept or reject the Plan, please use only the Ballot sent to you with this Disclosure Statement. Please complete and sign your Ballot in accordance with the instructions set forth on the Ballot and return it in the enclosed envelope.

      Any Ballot received which does not indicate either an acceptance or rejection of the Plan or which indicates both an acceptance and rejection of the Plan shall be deemed to be an acceptance of the Plan.

      This Disclosure Statement has been approved by order of the Bankruptcy Court dated _______ ___, 2000, as containing information of a kind and in sufficient detail to enable a hypothetical, reasonable investor, typical of a holder of an Interest, to make an informed judgment whether to accept or reject the Plan. Approval of this Disclosure Statement by the Bankruptcy Court does not constitute a ruling as to the fairness or merits of the Plan.

      NO STATEMENTS OR INFORMATION CONCERNING THE DEBTORS OR REORGANIZED DEBTORS OR ANY OF THE ASSETS OR THE BUSINESS OF THE DEBTORS MAY BE MADE OR SHOULD BE RELIED UPON, OTHER THAN AS SET FORTH IN THIS DISCLOSURE STATEMENT OR AS MAY HEREAFTER BE AUTHORIZED BY THE BANKRUPTCY COURT. THE STATEMENTS AND INFORMATION ABOUT THE DEBTORS AND THEIR BUSINESSES IN THIS DISCLOSURE STATEMENT, INCLUDING, WITHOUT LIMITATION, THE DISCUSSION OF SECURITIES LAWS, RISK FACTORS, FEDERAL INCOME TAX CONSIDERATIONS AND OTHER TAX-RELATED MATTERS HAVE BEEN PREPARED BY THE DEBTORS. THE CMI EQUITY COMMITTEE HAS NOT PARTICIPATED IN THE PREPARATION OF SUCH STATEMENTS AND INFORMATION AND, AS A RESULT, DOES NOT MAKE OR JOIN IN SUCH STATEMENTS AND INFORMATION.

      The Bankruptcy Court will hold a confirmation hearing at which the Bankruptcy Court will consider objections to confirmation, if any, commencing at __ __.m., Daylight Savings Time, on ______ __, 2000, United States Bankruptcy Court, District of Maryland, Greenbelt Division (the "Confirmation Hearing"). The Confirmation Hearing may be adjourned from time to time without notice other than the announcement of an adjourned date at the Confirmation Hearing. Objections to Confirmation of the Plan, if any, must be in writing and served and filed as described in the Plan and "THE PLAN OF REORGANIZATION -- Confirmation And Consummation Procedures -- Confirmation Hearing."

      IN ORDER FOR YOUR BALLOT TO BE COUNTED, YOUR BALLOT MUST BE COMPLETED AS SET FORTH ABOVE AND RECEIVED BY THE VOTING DEADLINE (5:00 P.M., DAYLIGHT SAVINGS TIME, ON _____ __, 2000). BALLOTS SHOULD BE MAILED TO:

      [______]

OR IF DELIVERED BY COURIER OR BY HAND, TO:

      [______]

      THE FOREGOING IS A SUMMARY. THIS DISCLOSURE STATEMENT AND THE EXHIBITS HERETO SHOULD BE READ IN THEIR ENTIRETY BY ALL HOLDERS OF CLAIMS AND INTERESTS IN CLASSES A1, A2, A3, A4, A5, A6, A7, A9, A10, A13, A14, A16, A18, A20, A21,
B1, B2, B5, B6, C1, C2, C5 and C6 IN DETERMINING WHETHER TO ACCEPT OR REJECT THE PLAN.

III. GENERAL INFORMATION

FORWARD-LOOKING STATEMENTS. When used in this Disclosure Statement, the words "believes," "anticipates," "expects" and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause actual results to differ materially, including, but not limited to, the risk factors contained under the headings "Certain Risk Factors," "Business," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business Plan" and in Exhibits B (Unaudited Pro Forma Consolidated Financial Statements and Projected Financial Information) and C (Liquidation Analysis) set forth in this Disclosure Statement. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

      The Debtors have prepared this Disclosure Statement in connection with the solicitation by the Debtors and the CMI Equity Committee of acceptances of the Plan. No statements or information concerning the Debtors or the

Reorganized Debtors or their operations, or with respect to the distributions to be made under the Plan, may be made or should be relied upon other than as set forth in this Disclosure Statement or as may hereafter be authorized by the Bankruptcy Court.

A. The Debtors and Chapter 11 Filing and Other Chapter 11 Events

Chapter 11 Filing

      Prior to the Petition Date, CRIIMI MAE financed a substantial portion of its Subordinated CMBS acquisitions with short-term, variable-rate financing facilities secured by the Company's CMBS. The agreements governing these financing arrangements typically required the Company to maintain collateral with a market value not less than a specified percentage of the outstanding indebtedness ("loan-to-value ratio"). The agreements further provided that the creditors could require the Company to provide cash or additional collateral if the market value of the existing collateral fell below this minimum amount.

      As a result of the turmoil in the capital markets commencing in late summer of 1998, the spreads between CMBS yields and yields on Treasury securities with comparable maturities began to widen substantially and rapidly. Due to this widening of CMBS spreads, the market value of the CMBS securing the Company's short-term, variable-rate financing facilities declined. CRIIMI MAE's short-term secured creditors perceived that the value of the CMBS securing their facilities with the Company had fallen below the minimum loan-to-value ratio described above and, consequently, made demand upon the Company to provide cash or additional collateral with sufficient value to cure the perceived value deficiency. In August and September of 1998, the Company received and met collateral calls from its secured creditors. At the same time, CRIIMI MAE was in negotiations with various third parties in an effort to obtain additional debt and equity financing that would provide the Company with additional liquidity.

      On Friday afternoon, October 2, 1998, the Company was in the closing negotiations of a refinancing with one of its unsecured creditors that would have provided the Company with additional borrowings when it received a significant collateral call from Merrill. The basis for this collateral call, in the Company's view, was unreasonable. After giving consideration to, among other things, this collateral call and the Company's concern that its failure to satisfy this collateral call would cause the Company to be in default under a substantial portion of its financing arrangements, the Company reluctantly concluded on Sunday, October 4, 1998 that it was in the best interests of creditors, equity holders and other parties in interest to seek Chapter 11 protection.

      On October 5, 1998, the Debtors filed for relief under Chapter 11 of the U.S. Bankruptcy Code.

      While in bankruptcy, CRIIMI MAE has streamlined its operations. The Company significantly reduced the number of employees in its origination and underwriting operations in October 1998 and has closed its five regional loan origination offices. See "BUSINESS-Employees."

      Although the Company has significantly reduced its work force, the Company recognizes that retention of its executives and other remaining employees is essential to the efficient operation of its business and to its reorganization efforts. Accordingly, the Company has, with Bankruptcy Court approval, adopted an employee retention plan. See "BUSINESS - Employee Retention Plan."

      See "GENERAL INFORMATION - Legal Proceedings" for a discussion of bankruptcy related litigation and other matters.

Retention of Professionals by the Debtors

      The Debtors have retained the following professionals to represent and advise them in connection with their Chapter 11 cases:

      Reorganization Counsel:

            Akin, Gump, Strauss, Hauer & Feld, L.L.P.
            Venable, Baetjer and Howard, LLP
            Shulman, Rogers, Gandal, Pordy & Ecker, P.A.

      Corporate Counsel:

            Akin, Gump, Strauss, Hauer & Feld, L.L.P.
            Venable, Baetjer and Howard, LLP

      Restructuring Advisors:

            Wasserstein, Perella & Co.

      Independent Public Accountants:

            Arthur Andersen LLP

Appointment of Official Committees

      To date, three committees have been participating in these cases. The members of the committees and their respective attorneys and advisors, as of the date of the filing of this Disclosure Statement, are set forth below:

      The Unsecured Creditors' Committee:

             Prudential Securities Credit Corporation
             Riggs Bank, NA
             Conseco Capital Management, Inc.
             RER Resources L.P.

      Attorney:

             Arnold & Porter

      Financial Advisors:

             The Blackstone Group

      Accountants:

             PricewaterhouseCoopers LLP

      CMI Equity Committee:

             Charles Koehler
             Michael Wurst
             Elliot Kapstein
             Howard Landis

             Saul Yarmak

      Attorney:

             Covington & Burling

      Financial Advisor:

             Ernst & Young LLP
             Ernst & Young Restructuring LLC (subject to Court approval) AMJ Advisors LLC (subject to Court approval)

      The Official Committee of Unsecured Creditors of CMM (the "CMM Creditors' Committee"):

             Dunn and Bradstreet
             Andrews Office Products
             Ad Solution

      Attorney:

             Whiteford, Taylor & Preston

      Financial Advisor:

             Penta Advisory Services, LLC

Other Relief Granted

      In addition to obtaining Bankruptcy Court orders in connection with proceedings involving creditors and an employee retention plan (also addressing assumption of certain employment agreements) as discussed in "GENERAL INFORMATION - Legal Proceedings," "GENERAL INFORMATION - Business - Employee Retention Plan," and "GENERAL INFORMATION - Management - Executive Compensation," the Debtors, in conjunction with filing their petitions, filed various other motions seeking orders that were entered by the Bankruptcy Court. The relief sought included:

      Application for Authority to Pay Prepetition Trade Creditors in the Ordinary Course. The Debtors obtained authority from the Bankruptcy Court to pay trade claims in the ordinary course of their business with respect to those vendors that continued to ship goods on customary trade terms.

      Assumption and Rejection of Executory Contracts and Unexpired Leases. Since the Petition Date, the Debtors have undertaken a comprehensive review and evaluation of their various unexpired real property leases and various executory contracts. Based on this review and because of the substantial downsizing of the Debtors' business, the Debtors have rejected five leases of real property and 21 equipment leases and equipment maintenance and service contracts. In the event the Debtors determine, in their business judgment, that they no longer need other leases and contracts, the Debtors will file the appropriate motion(s) to reject such leases or contracts with the Bankruptcy Court, or such leases or contracts will be deemed rejected in the Plan.

Deadline to File Proofs of Claim

      On October 7, 1998, the Clerk of the Bankruptcy Court (the "Clerk of the Court") issued a notice (the "Bar Date Notice") setting February 14, 1999, (the "Bar Date"), as the date and time by which proofs of claim of non-governmental units against the Debtors' Chapter 11 estates had to be filed. Governmental units were given until April 3, 1999 (the "Government Unit Bar Date") to file such proofs. The Bar Date Notice required each person or entity (including, without limitation, each individual, partnership, joint venture, corporation, estate, trust and governmental unit) that asserted a "claim" (as such term is defined in Section 101(5) of the Bankruptcy Code) against any or all of the Debtors which claim arose on or prior to the Petition Date to file an original written proof of claim so as to be received on or before the Bar Date or the Government Unit Bar Date, as applicable, in each case at 5:00 p.m. by the Clerk of the Court. The Bar Date Notice further provided that if a claim is listed on the schedule of claims filed by the Debtors with the Bankruptcy Court and is not listed as disputed, contingent or unliquidated, the claim will be allowed only in the amount scheduled unless the claimant files a proof of claim by the Bar Date or the Government Unit Bar Date, as applicable, and that if a claim is not listed on the schedule of claims filed by the Debtors with the Bankruptcy Court or if a claim is listed as disputed, contingent or unliquidated, the claimant must file a proof of claim with the Bankruptcy Court by the Bar Date or the Government Unit Bar Date, as applicable, or the claimant may not be able to recover on its claim against the Debtors' Chapter 11 estates.

      More than 850 claims with a face amount of approximately $2.5 billion have been filed in these cases. The Debtors scheduled liabilities of approximately $1.18 billion. The Debtors have devoted substantial effort to reducing the total amount of allowed claims. In connection with an extensive claims analysis they have: (a) established a detailed database; (b) prepared objections to claims; and (c) undertaken extensive negotiations with creditors regarding reduction or withdrawal of claims.

      These efforts have resulted in the disallowance, withdrawal, agreement to withdraw or other resolution of approximately $1.25 billion in claims to date. This process has led to the resolution of almost all employee, real and personal property lease rejection, broker and borrower claims. Except as set forth below, CMI anticipates only a few remaining claims disputes in these areas.

      Three large disputed claims remain unresolved: (a) the claim of Andrew N. Friedman on behalf of a class of shareholders in the amount of $100 million ("Claim Number 330"); (2) the claim of the Capital Corporation of America, LLC for approximately $19 million (the "CCA Claim"); and (3) the claim of GP Properties Group, Inc., for approximately $882,000 (the "GP Properties Claim").

      Claim Number 330 relates to shareholder litigation against CMI's officers and directors. On March 20, 2000 CMI moved to withdraw reference of the litigation relating to Claim Number 330 to the United States District Court for the District of Maryland. See the discussion in "GENERAL INFORMATION - Legal Proceedings - Shareholder Litigation."

      The CCA Claim relates to an August 14, 1998 letter of intent between CMI and CCA for the purchase of subordinated CMBS. The letter of intent included financing and due diligence contingencies. CMI's position is that neither of these contingencies was fulfilled. After preliminary due diligence, CMI expressed concern regarding the quality of the mortgage loans underlying the CMBS. CMI's further due diligence confirmed this preliminary view, and CMI exercised its right not to go forward with the purchase because of its due diligence concerns. CCA refused to withdraw its claim, and on August 31, 1999, CMI filed an objection to the CCA Claim. The CCA Claim was filed for an amount in excess of $17 million on February 11, 1999. On October 9, 1999, CCA responded to the objection. By letter dated January 7, 2000, CCA indicated that the amount of its claim was $18.8 million. The matter is now pending before the Bankruptcy Court.

      The GP Properties Claim relates to CMI's loan origination program. In August and September 1998, CMI and GP Properties were involved in the preliminary loan application process. These preliminary steps did not give rise to a loan commitment. On October 7, 1998, GP Properties advised CMI that it closed on alternative lending. GP Properties refused CMI's request that it withdraw its claim, and on October 26, 1999, CMI objected to the GP Properties Claim. GP Properties did not respond to the objection on or prior to the objection deadline. The Court has not taken final action on allowance of the GP Properties Claim.

      The Debtors estimate the principal amount of allowed unsecured claims will be approximately $195 million and allowed secured claims will be approximately $760 million, subject to agreed sales of certain collateral.

Appointment of Special Committee of the Board of Directors of CMI

      In May 1999, a Special Reorganization Committee of the Board of Directors of CMI (the "Committee") was established to evaluate proposals received from major financial institutions for private equity investments that would be part of a plan of reorganization. The Committee, composed of the Company's four outside directors, was also assigned the responsibility of overseeing the ongoing development of the entire plan of reorganization under which the Company could emerge from Chapter 11. Robert E. Woods was appointed Lead Director of the Committee. Mr. Woods is Managing Director and head of loan syndications for the Americas at Societe Generale. Prior to that, he was Managing Director and head of the Real Estate Capital Markets and Mortgage-Backed Securities Division of Citicorp.

Payment of Non-Cash Dividend to Common Shareholders

      On September 14, 1999, the Company declared a dividend to common shareholders of approximately 1.61 million shares of a new series of junior convertible preferred stock with a face value of $10 per share. The Company paid the junior preferred stock dividend on November 5, 1999. Dividends are payable, at a rate of 12% per annum, in cash except to the extent that continued qualification as a real estate investment trust requires payment of dividends in shares. The payment of the first dividend will be paid no earlier than the end of the calendar quarter (March 31, June 30, September 30, December 31) in which the Company's Plan becomes effective and thereafter not more than quarterly, as determined by the Board of Directors of CMI (the "Board of Directors" or "Board"). See "Effect of Chapter 11 Filing on REIT Status and Other Tax Matters -- The Company's 1998 Taxable Income."

B. Business

General

      CRIIMI MAE is a fully integrated commercial mortgage company structured as a self-administered real estate investment trust ("REIT"). Prior to the filing by CRIIMI MAE Inc. (unconsolidated) and two of its operating subsidiaries for relief under Chapter 11 of the U.S. Bankruptcy Code on the Petition Date as described below, CRIIMI MAE's primary activities included (i) acquiring non-investment grade securities (rated below BBB- or unrated) backed by pools of commercial mortgage loans on multifamily, retail and other commercial real estate ("Subordinated CMBS"), (ii) originating and underwriting commercial mortgage loans, (iii) securitizing pools of commercial mortgage loans and resecuritizing pools of Subordinated CMBS, and (iv) through the Company's servicing affiliate, CRIIMI MAE Services Limited Partnership ("CMSLP"), performing servicing functions with respect to the mortgage loans underlying the Company's Subordinated CMBS.

      Since filing for Chapter 11 protection, CRIIMI MAE has suspended its Subordinated CMBS acquisition, origination and securitization programs. The Company continues to hold a substantial portfolio of Subordinated CMBS, originated loans and mortgage securities and, through CMSLP, acts as a servicer for its own as well as third party securitized mortgage loan pools.

      In addition to the two operating subsidiaries which filed for Chapter 11 protection with the Company, the Company owns 100% of multiple financing and operating subsidiaries as well as various interests in other entities (including CMSLP) which either own or service mortgage and mortgage-related assets (the "Non-Debtor Affiliates"). See Note 3 to Notes to Consolidated Financial Statements. None of the Non-Debtor Affiliates has filed for bankruptcy protection.

      The Company was incorporated in Delaware in 1989 under the name CRI Insured Mortgage Association, Inc. ("CRI Insured"). In July 1993, CRI Insured changed its name to CRIIMI MAE Inc. and reincorporated in Maryland. In June 1995, certain mortgage businesses affiliated with C.R.I., Inc. were merged into CRIIMI MAE (the "Merger"). The Company is not a government sponsored entity or in any way affiliated with the United States government or any United States government agency. The Company's principal executive offices are located at 11200 Rockville Pike, Rockville, Maryland 20852 and its telephone number is
(301) 816-2300.

Effect of Chapter 11 Filing on REIT Status and Other Tax Matters

      REIT Status. CRIIMI MAE is required to meet income, asset, ownership and distribution tests to maintain its REIT status. The Company has satisfied the REIT requirements for all years through, and including, 1998. However, due to the uncertainty resulting from its Chapter 11 filing, there can be no assurance that CRIIMI MAE will retain its REIT status for 1999 or subsequent years. If the Company fails to retain its REIT status for any taxable year, it will be taxed as a regular domestic corporation subject to federal and state income tax in the year of disqualification and for at least the four subsequent years.

      The Company's 1999 Taxable Income. As a REIT, CRIIMI MAE is generally required to distribute at least 95% of its "REIT taxable income" to its shareholders each tax year. For purposes of this requirement, REIT taxable income excludes certain excess noncash income such as original issue discount ("OID"). In determining its federal income tax liability, CRIIMI MAE, as a result of its REIT status, is entitled to deduct from its taxable income dividends paid to its shareholders. Accordingly, to the extent the Company distributes its net income to shareholders, it effectively reduces taxable income, on a dollar-for-dollar basis, and eliminates the "double taxation" that normally occurs when a corporation earns income and distributes that income to shareholders in the form of dividends. The Company, however, still must pay corporate level tax on any 1999 taxable income not distributed to shareholders. Unlike the 95% distribution requirement, the calculation of the Company's federal income tax liability does not exclude excess noncash income such as OID. Should CRIIMI MAE terminate or fail to maintain its REIT status during the year ended December 31, 1999, the tax liability on the taxable income for the nine months ended September 30, 1999 of approximately $13.7 million would be approximately $5.5 million.

      In determining the Company's taxable income for 1999, distributions declared by the Company on or before September 15, 2000 and actually paid by the Company on or before December 31, 2000 will be considered as dividends paid for the 1999 year. The Company anticipates distributing all or a substantial portion of its 1999 taxable income in the form of non-cash taxable dividends. There can be no assurance that the Company will be able to make distributions with respect to its 1999 taxable income.

      1999 Excise Tax Liability. Apart from the requirement that the Company distribute at least 95% of its REIT taxable income to maintain REIT status, CRIIMI MAE is also required each calendar year to distribute an amount at least equal to the sum of 85% of its "REIT ordinary income" and 95% of its "REIT capital gain income" to avoid incurring a nondeductible excise tax. Unlike the 95% distribution requirement, the 85% distribution requirement is not reduced by excess noncash income items such as OID. In addition, in determining the Company's excise tax liability, only dividends actually paid in 1999 will reduce the amount of income subject to this excise tax. The Company has accrued approximately $1.1 million for the excise tax payable for the year 1999 in anticipation that 1999 taxable income will not be distributed to shareholders until 2000.

      The Company's 1998 Taxable Income. On September 14, 1999, the Company declared a dividend payable to common shareholders of approximately 1.61 million shares of a new series of junior convertible preferred stock with a face value of $10 per share. The purpose of the dividend was to distribute approximately $15.7 million in undistributed 1998 taxable income. To the extent that it is determined that such amount is not distributed, the Company would bear a corporate level income tax on the undistributed amount. There can be no assurance that all of the Company's tax liability will be eliminated by payment of such junior preferred stock dividend. The Company paid the junior preferred stock dividend on November 5, 1999. The junior preferred stock dividend is taxable to common shareholder recipients.

The CMBS Market

      Historically, traditional lenders, including commercial banks, insurance companies and savings and loans, have been the primary holders of commercial mortgages. The real estate market of the late 1980s and early 1990s created business and regulatory pressure to reduce the real estate assets held on the books of these institutions. As a result, there has been significant movement of commercial real estate debt from private institutional holders to the public markets. Consequently, the supply of private sector multifamily and other CMBS has increased dramatically over recent years. According to Commercial Mortgage Alert, total CMBS issuances equaled approximately $78.3 billion in 1998, $44.3 billion in 1997, $30.0 billion in 1996 and $19.0 billion in 1995.

      CMBS are generally created by pooling commercial mortgage loans and directing the cash flow from such mortgage loans to various tranches of securities. The tranches consist of investment grade (AAA to BBB-), non-investment grade (BB+ to CCC) and unrated. The first step in the process of creating CMBS is loan origination. Loan origination occurs when a financial institution lends money to a borrower to refinance or to purchase a commercial real estate property, and secures the loan with a mortgage on the property that the borrower owns or purchases. Commercial mortgage loans are typically non-recourse to the borrower. A pool of these commercial real estate-backed mortgage loans is then accumulated, often by a large commercial bank or other financial institution. One or more rating agencies then analyze the loans and the underlying real estate to determine their credit quality. The mortgage loans are then deposited into an entity that is not subject to taxation, often a real estate mortgage investment conduit ("REMIC") or, in the case of the Company, a TMP. The investment vehicle then issues securities backed by the commercial mortgage loans, or CMBS.

      The CMBS are divided into tranches, which are afforded certain priority rights to the cash flow from the underlying mortgage loans. Interest payments typically flow first to the most senior tranche until it receives all of its accrued interest and then to the junior tranches in order of seniority until all available interest is exhausted. Principal payments typically flow first to the most senior tranche until it is retired. Tranches are then retired in order of seniority, based on available principal. Losses, if any, are generally first applied against the principal balance of the lowest rated or unrated tranche. Losses are then applied in reverse order of seniority. Each tranche is assigned a credit rating by one or more rating agencies based on the agencies' assessment of the likelihood of the tranche receiving its stated right to payment of principal. The CMBS are then sold to investors through either a public offering or a private placement. The Company has primarily focused on acquiring or retaining non-investment grade and unrated tranches, issued by mortgage conduits, where the Company believes its market knowledge and real estate expertise allow it to earn attractive risk-adjusted returns.

      At the time of a securitization, one or more entities are appointed as "servicers" for the pool of mortgage loans, and are responsible for performing servicing duties which include collecting payments and monitoring performance (master or direct servicing), and working out or foreclosing on defaulted loans (special servicing). Each servicer receives a fee and other financial incentives based on the type and extent of servicing duties.

      The CMBS market was adversely affected by the turmoil which occurred in the capital markets commencing in late summer of 1998 that caused spreads between CMBS yields and the yields on U.S. Treasury securities with comparable weighted average lives to widen, resulting in a decrease in the value of CMBS. As a result, the creation of new CMBS and the trading of existing CMBS came to a near standstill. In late November 1998, buying and trading activity in the CMBS market began to improve, increasing liquidity in the CMBS market; however, these improvements mostly related to investment grade CMBS. New issuances of CMBS also returned in late November 1998 and continued throughout 1999. The market for Subordinated CMBS has, however, been slower to recover. It is difficult, if not impossible, to predict when or if the CMBS market and, in particular, the Subordinated CMBS market, will continue to improve. Even if the market for subordinated CMBS continues to improve, the liquidity of such market has historically been limited. Additionally, during adverse market conditions, the liquidity of such market has been severely limited. Therefore, management's estimate of the value of the Company's CMBS could vary significantly from the value that could be realized in a current transaction between a willing buyer and a willing seller in other than a forced sale or liquidation.

Subordinated CMBS Acquisitions

      As of December 31, 1998 and September 30, 1999, the Company's $2.4 billion portfolio of assets included $1.3 billion and $1.2 billion, respectively, of Subordinated CMBS (each representing approximately 52% of the Company's total consolidated assets). See CRIIMI MAE Financial Statements to be attached hereto as Exhibit D.

      In 1998, CRIIMI MAE acquired Subordinated CMBS from offerings with a total face amount of $13.5 billion. These offerings comprised 17.2% of the total ($78.3 billion face amount according to Commercial Mortgage Alert) CMBS market for 1998. For the year ended December 31, 1998, the Company acquired Subordinated CMBS with an aggregate face amount of approximately $1.2 billion, making the Company a leading purchaser of Subordinated CMBS in 1998. As of December 31, 1998, approximately 44% of the Company's CMBS (based on fair value) were rated BB+, BB or BB-, 27% were B+, B, B- or CCC and 9% were unrated. The remaining approximately 20% represents investment grade securities that the Company reflects on its balance sheet as a result of CBO-2 (herein defined). See "THE PORTFOLIO - CMBS."

      The Company generally acquired Subordinated CMBS in privately negotiated transactions, which allowed it to perform due diligence on a substantial portion of the mortgage loans underlying the Subordinated CMBS as well as the underlying real estate prior to consummating the purchase. In connection with its Subordinated CMBS acquisitions, the Company targeted diversified mortgage loan pools with a mix of property types, geographic locations and borrowers. CRIIMI MAE financed a substantial portion of its Subordinated CMBS acquisitions with short-term, variable-rate financing facilities secured by the Company's CMBS. The Company's business strategy was to periodically refinance a substantial portion of the Subordinated CMBS in its portfolio through a resecuritization of such Subordinated CMBS primarily to attain a better matching of the maturities of its liabilities and assets through the refinancing of short-term, variable-rate, recourse financing with long-term, fixed-rate, non-recourse financing. See "BUSINESS - Resecuritizations," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," and Notes 5 and 9 to Notes to Consolidated Financial Statements.

      The Company generally enters into interest rate protection agreements to mitigate the adverse effects of rising short-term interest rates on the interest payments due on its variable-rate financing facilities. It is the Company's policy to hedge at least 75% of the principal balance of its variable-rate debt with interest rate protection agreements. As of December 31, 1998 and September 30, 1999, approximately 79% and 91%, respectively, of the Company's variable-rate debt was hedged with interest rate caps, a form of interest rate protection agreement. Interest rate caps provide protection to CRIIMI MAE to the extent interest rates, based on a readily determinable interest rate index, increase above the stated interest rate cap, in which case CRIIMI MAE would receive payments based on the difference between the index and the cap. The payments would serve to reduce the interest payments due under the variable-rate secured financing agreements. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and Notes 9 and 10 to Notes to Consolidated Financial Statements for a further discussion of the Company's short-term, variable-rate, secured financing facilities and interest rate protection agreements.

Resecuritizations

      The Company initially funded a substantial portion of its Subordinated CMBS acquisitions with short-term, variable-rate secured financing facilities. To mitigate the Company's exposure to interest rate risk, among other things, the Company's business strategy was to periodically refinance a significant portion of this short-term debt with fixed-rate, non-recourse debt having maturities that matched those of the Company's mortgage assets securing such debt ("match-funded"). The Company effected such refinancing by pooling Subordinated CMBS once a sufficient number of Subordinated CMBS had been accumulated, and issuing newly created CMBS backed by the pooled Subordinated CMBS. The CMBS issued in such resecuritizations were fixed-rate obligations with maturities that matched the maturities of the Subordinated CMBS backing the new CMBS. These resecuritizations also increased the amount of borrowings available to the Company due to the increased collateral value of the new CMBS relative to the pooled Subordinated CMBS. The increase in collateral value was principally attributable to the seasoning of the underlying mortgage loans, and the diversification that occurred when such Subordinated CMBS were pooled. The Company generally used the cash proceeds from the investment-grade CMBS that were sold in the resecuritization to reduce the amount of its short-term, variable-rate secured borrowings. The Company then used the net excess borrowing capacity created by the resecuritization to obtain new short-term, variable-rate secured borrowings which were used with additional new short-term, variable-rate secured borrowings typically provided by the Subordinated CMBS seller and, to a lesser extent, cash, to purchase additional Subordinated CMBS. Although the Company's resecuritizations have mitigated the Company's exposure to interest rate risk through match-funding, the Company's short-term, variable-rate secured borrowings increased from December 31, 1996 to December 31, 1998, as a result of the Company's continued acquisitions of Subordinated CMBS.

      In December 1996, the Company completed its first resecuritization of Subordinated CMBS ("CBO-1") with a combined face value of approximately $449 million involving 35 individual securities collateralized by 12 mortgage securitization pools. The Company sold, in a private placement, securities with a face amount of $142 million and retained securities with a face amount of approximately $307 million. Through CBO-1, the Company refinanced approximately $142 million of short-term, variable-rate, secured borrowings with fixed-rate, non-recourse, match-funded debt. CBO-1 generated excess borrowing capacity of approximately $22 million primarily as a result of a higher overall weighted average credit rating for the new CMBS, as compared to the weighted average credit rating on the related CMBS collateral.

      In May 1998, the Company completed its second resecuritization of Subordinated CMBS ("CBO-2") with a combined face value of approximately $1.8 billion involving 75 individual securities collateralized by 19 mortgage securitization pools and three of the retained securities from CBO-1. In CBO-2, the Company initially sold in a private placement securities with a face amount of $468 million and retained securities with a face amount of approximately $1.3 billion. Through CBO-2, the Company refinanced approximately $468 million of short-term, variable-rate secured borrowings with fixed-rate, non-recourse, match-funded debt. CBO-2 generated net excess borrowing capacity of approximately $160 million primarily as a result of a higher overall weighted average credit rating for the new CMBS, as compared to the weighted average credit rating on the related CMBS collateral. See "GENERAL INFORMATION - Legal Proceedings" regarding the sale of additional CBO-2 CMBS.

      As of December 31, 1998 and September 30, 1999, the Company's total debt was approximately $2.1 billion and $2.0 billion, respectively, of which approximately 46% and 53%, respectively, was fixed-rate, match-funded debt and approximately 54% and 47%, respectively, was short-term, variable-rate or fixed-rate debt that was not match-funded and recourse to the Company. For the year and nine months ended December 31, 1998 and September 30, 1999, the Company's weighted average cost of borrowing (including amortization of discounts and deferred financing fees of approximately $6.5 million and $6.7 million, respectively) was approximately 7.37% and 7.39%, respectively. See "BUSINESS - Subordinated CMBS Acquisitions," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and Notes 5, 9 and 10 to Notes to Consolidated Financial Statements for further information regarding the Company's resecuritizations, short-term variable-rate secured financings, and caps.

Loan Originations and Securitizations

      Prior to the Petition Date, the Company originated mortgage loans principally through mortgage loan conduit programs with major financial institutions for the primary purpose of pooling such loans for securitization. The Company viewed a securitization as a means of extracting the maximum value from the mortgage loans originated. A portion of the mortgage loans originated was financed through the creation and sale of investment-grade CMBS to third parties in connection with the securitization. The Company received net cash flow on the CMBS not sold to third parties after payment of amounts due to secured creditors who had provided acquisition financing. Additionally, the Company received origination and servicing fees related to the mortgage loan conduit programs.

      A majority of the mortgage loans originated under the Company's loan conduit programs were "No Lock" mortgage loans. Unlike most commercial mortgage loans originated for the CMBS market which contain "lock-out" clauses (that is, provisions which prohibit the prepayment of a loan for a specified period after the loan is originated or impose costly yield maintenance provisions), the Company's No Lock loans allowed borrowers the ability to prepay loans at any time by paying a predetermined prepayment penalty. Since the inception of these origination programs, the Company has originated over $900 million in aggregate principal amount of loans and securitized approximately $496 million in aggregate principal amount of mortgage loans.

      In June 1998, the Company securitized approximately $496 million of the commercial mortgage loans originated or acquired through a mortgage loan conduit program with Citibank, and through CRIIMI MAE CMBS Corp., issued Commercial Mortgage Loan Trust Certificates, Series 1998-1 ("CMO-IV"). A majority of these mortgage loans were "No Lock" loans. In CMO-IV, CRIIMI MAE initially sold $397 million face amount of fixed-rate, investment-grade CMBS. The Company originally intended to sell all of the investment grade tranches of CMO-IV; however, the remaining tranches were not sold until 1999. See "GENERAL INFORMATION - Legal Proceedings" regarding the sale of additional CMO-IV securities. CRIIMI MAE has call rights on each of the issued securities and therefore has not surrendered control of the bonds, thus requiring the transaction to be accounted for as a financing of the mortgage loans collateralizing the investment-grade CMBS sold in the securitization. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS-Liquidity and Capital Resources" and Notes 6 and 9 to Notes to Consolidated Financial Statements for additional information regarding this securitization, including the 1999 sales of the remaining investment grade tranches.

      At the time it filed for bankruptcy, the Company had a second mortgage loan conduit program with Citibank (the "Citibank Program") as well as a loan conduit program with Prudential Securities Incorporated and Prudential Securities Credit Company (the "Prudential Program").

      The Citibank Program provided for CRIIMI MAE to pay to Citibank the face value of the loans originated through the Program, which were funded by Citibank and not otherwise securitized, plus or minus any hedging loss or gain, on December 31, 1998. To secure this obligation, CRIIMI MAE was required to deposit a portion of the principal amount of each originated loan in a reserve account.

      On October 5, 1998, Citibank sent the Company a letter alleging that the Company was in default under the Citibank Program and that it was terminating the Citibank Program. The Company and Citibank negotiated a Stipulation and Consent Order (the "Order"), entered by the Bankruptcy Court on April 5, 1999, regarding the Citibank Program. The Order provided that Citibank would, with CRIIMI MAE's cooperation, sell the loans originated under the Citibank Program, pursuant to certain specified terms and conditions. All of the commercial loans originated under the Citibank Program were sold in 1999 at a loss to the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources" and Notes 6 and 16 to Notes to Consolidated Financial Statements for a further discussion of these commercial loan sales.

      Under the Prudential Program, the Company had an option to pay to Prudential Securities Incorporated and Prudential Securities Credit Company (collectively, "Prudential") the face value of the loan, plus or minus any hedging loss or gain, at the earlier of June 30, 1999 or the date by which a stated quantity of loans for securitization has been made. Under the Prudential Program, the Company was required to fund a reserve account, which was approximately $2 million. Since the Company was unable to exercise its option under the Prudential Program, the Company forfeited the amount of the reserve account. CRIIMI MAE is still in discussions with Prudential to sell the loan originated under the Prudential Program. There can be no assurance that an agreement will be reached with Prudential or, if reached, that such agreement would be approved by the Bankruptcy Court.

Servicing

      CRIIMI MAE conducts its mortgage loan servicing and advisory operations through its affiliate, CMSLP. At the time of the Chapter 11 filing, CMSLP was responsible for certain servicing functions on a mortgage loan portfolio of approximately $32 billion, as compared to approximately $16.5 billion as of December 31, 1997. Prior to the Petition Date, CRIIMI MAE increased its mortgage loan servicing and advisory operations primarily through its purchases of Subordinated CMBS by acquiring certain servicing rights for the mortgage loans collateralizing the Subordinated CMBS, as well as providing servicing on the loans originated through the CRIIMI MAE loan origination programs. At the time of the Chapter 11 filing, CRIIMI MAE, through CMSLP, master serviced five CMBS portfolios totaling $3.6 billion, as well as loans originated, but not yet securitized, under its loan origination programs.

      CMSLP did not file for protection under Chapter 11. However, because of the related party nature of its relationship with CRIIMI MAE, CMSLP has been under a high degree of scrutiny from servicing rating agencies. As a result of CRIIMI MAE's Chapter 11 filing, CMSLP was declared in default under certain credit agreements with First Union National Bank ("First Union"). In order to repay all such credit agreement obligations and to increase its liquidity, CMSLP arranged for ORIX Real Estate Capital Markets, LLC ("ORIX"), formerly known as Banc One Mortgage Capital Markets, LLC ("BOMCM") to succeed it as master servicer on two commercial mortgage pools on October 30, 1998. In addition, in order to allay rating agency concerns stemming from CRIIMI MAE's Chapter 11 filing, in November 1998, CRIIMI MAE designated ORIX as special servicer on 33 separate CMBS securitizations totaling approximately $29 billion, subject to certain requirements contained in the respective servicing agreements. CMSLP will continue to perform special servicing as special sub-servicer for ORIX on all but five of these securitizations. CRIIMI MAE remains the owner of the lowest rated tranche of the related Subordinated CMBS and, as such, retains rights pertaining to ownership, including the right to replace the special servicer. CMSLP lost the right to specially service the DLJ MAC 95 CF-2 securitization when the majority holder of the lowest rated tranches replaced CMSLP as special servicer. As of September 30, 1999, CMSLP's remaining servicing portfolio was $29.4 billion.

      CMSLP's principal servicing activities are described below.

      Special Servicing. A special servicer typically provides asset management and resolution services with respect to nonperforming or underperforming loans within a pool of mortgage loans. When acquiring Subordinated CMBS, CRIIMI MAE typically required that it retain the right to appoint the special servicer for the related mortgage pools. When acting as special servicer of a CMBS pool, CMSLP has the authority to deal directly with any borrower that fails to perform under certain terms of its mortgage loan, including the failure to make payments, and to manage any loan workouts and foreclosures. As special servicer, CMSLP earns fee income on services provided in connection with any loan servicing function transferred to it from the master servicer. CRIIMI MAE believes that because it owns the lowest rated or unrated tranche (first loss position) of the Subordinated CMBS, CMSLP has an incentive to quickly resolve any loan workouts. During the year and nine months ended December 31, 1998 and September 30, 1999, CMSLP successfully resolved $138.7 and $175 million, respectively, of CMBS loan workouts. As of December 31, 1998 and September 30, 1999, CMSLP was designated as the special servicer (or sub-special servicer) for approximately 5,000 and 4,971 commercial mortgage loans, respectively, representing an aggregate principal amount of approximately $27.4 and $27.0 billion, respectively. Such commercial mortgage loans represent substantially all of the mortgage loans underlying CRIIMI MAE's Subordinated CMBS portfolio.

      As of September 30, 1999, CMSLP had a special servicer rating of "above average" from Fitch IBCA and had been approved on a transactional basis by Moody's Investors Service, Inc. ("Moody's") and Duff & Phelps Credit Rating Co. However, CMSLP lost an "acceptable" special servicer rating by Standard & Poor's ("S&P") in October 1998 as a result of the Chapter 11 filing of CRIIMI MAE. Also, as a result of the Chapter 11 filing, Fitch IBCA placed CMSLP's special servicing rating on "rating watch."

      Master Servicing. A master servicer typically provides administrative and reporting services to the trustee with respect to a particular issuance of CMBS. Mortgage loans underlying CMBS generally are serviced by a number of primary servicers. Under most master servicing arrangements, the primary servicers retain primary responsibility for administering the mortgage loans and the master servicer acts as an intermediary in overseeing the work of the primary servicers, monitoring their compliance with the standards of the issuer of the related CMBS and consolidating the servicers' respective periodic accounting reports for transmission to the trustee. When acting as master servicer of a CMBS pool, CMSLP has greater control over the mortgage assets underlying its Subordinated CMBS, including the authority to (i) collect monthly principal and interest payments (either from a direct servicer or directly from borrowers) on loans comprising a CMBS pool and remit such amounts to the pool trustee, (ii) oversee the performance of sub-servicers and (iii) report to trustees. As master servicer, CMSLP is usually paid a fee and can earn float income on the deposits it holds. In addition to this float and fee income, the master servicer typically has more direct and regular contact with borrowers than the special servicer. As of December 31, 1998 and September 30, 1999, CMSLP remained master servicer on three CMBS portfolios representing commercial mortgage loans with an aggregate principal amount of approximately $2.3 billion.

      As of September 30, 1999, CMSLP had a master servicer rating of "acceptable" from Fitch IBCA and had been approved on a transactional basis by Moody's. However, CMSLP lost an acceptable master servicer rating from S&P in October 1998 as a result of the Chapter 11 filing of CRIIMI MAE. Also, as a result of the Chapter 11 filing, Fitch IBCA placed CMSLP's Master Servicer rating on "rating watch".

      Direct (or Primary) Servicing. Direct (or primary) servicers typically perform certain functions for the master servicer. Direct serviced loans are those loans for which CMSLP collects loan payments directly from the borrower (including tax and insurance escrows and replacement reserves). The loan payments are remitted to the master servicer for the loan (which may be the same entity as the direct servicer), usually on a fixed date each month. The direct servicer is usually paid a fee to perform these services, and is eligible to earn float income on the deposits held. In addition to this fee and float income, the direct servicer, like the master servicer, typically has more direct and regular contact with borrowers than the special servicer. As of December 31, 1998 and September 30, 1999, CMSLP was designated direct servicer for approximately 374 and 219 commercial mortgage loans, respectively, representing an aggregate principal amount of approximately $2.1 billion and $920.8 million, respectively. This number excludes loans that are both direct and master serviced, which are included in the master servicing figures above.

      Loan Management. In certain cases, CMSLP acts as loan manager and monitors the ongoing performance of properties securing the mortgage loans underlying its Subordinated CMBS portfolio by continuously reviewing the property level operating data and regular site inspections. For many of these loans, CMSLP performs these duties directly; for the remaining loans, as part of its routine asset monitoring process, it reviews the analysis performed by other servicers. This allows CMSLP to identify and resolve potential issues that could result in losses. As of December 31, 1998 and September 30, 1999, CMSLP served as loan manager for approximately 4,800 and 4,760 commercial mortgage loans, respectively, representing an aggregate principal amount of approximately $26.6 and $26.2 billion, respectively. This number excludes loans that are both direct and master serviced which are included in the master servicing figures above.

Underwriting Procedures

      CRIIMI MAE believes that its experience in underwriting has enabled it to maintain the overall quality of assets underlying its CMBS portfolio and to properly manage certain of the risks associated with mortgage loans underlying acquired Subordinated CMBS and loan originations. Since the Company generally acquired CMBS through privately negotiated transactions and originated commercial mortgage loans through its regional offices, it was able to perform extensive due diligence on each mortgage loan as well as the underlying real estate prior to consummating any purchase or origination. The Company underwrote every loan it originated and re-underwrote a substantial portion of the loans underlying the Subordinated CMBS it acquired. Furthermore, the Company's credit committee, composed of members of senior management, reviewed originated loans and Subordinated CMBS acquisitions. The Company also placed underwriting personnel in its regional origination offices, not only to provide a timely response to the originators but also to achieve a thorough understanding of local markets and demographic trends.

      CRIIMI MAE's underwriting guidelines were designed to assess the adequacy of the real property as collateral for the loan and the borrower's creditworthiness. The underwriting process entailed a full independent review of the operating records, appraisals, environmental studies, market studies and architectural and engineering reports, as well as site visits to properties representing a majority of the CMBS portfolio. The Company then tested the historical and projected financial performance of the properties to determine their resiliency to a market downturn and applied varying capitalization rates to assess collateral value. To assess the borrower's creditworthiness, the Company reviewed the borrower's financial statements, credit history, bank references and managerial experience. The Company purchased Subordinated CMBS when the loans it believed to be problematic (i.e., that did not meet its underwriting criteria) were excluded from the CMBS pool and when satisfactory arrangements existed that enabled the Company to closely monitor the underlying mortgage loans and provided the Company with appropriate workout and foreclosure rights.

Employees

      As of September 30, 1999, the Company had 58 full-time employees, and CMSLP had 103 full-time employees. Prior to the Petition Date on September 30, 1998, the Company had 170 full-time employees, and CMSLP had 113 full-time employees.

Employee Retention Plan

      Upon commencement of the Chapter 11 cases, the Company believed it was essential to both the efficient operation of the Company's business and the reorganization effort that the Company maintain the support, cooperation and morale of its employees. The Company obtained Bankruptcy Court approval to pay certain pre-petition employee obligations in the nature of wages, salaries and other compensation and to continue to honor and pay all employee benefit plans and policies.

      In addition, to ensure the Company's continued retention of its executives and other employees and to provide meaningful incentives for these employees to work toward the Company's financial recovery and reorganization, the Company's management and Board of Directors developed a comprehensive and integrated program to retain its executives and other employees throughout the reorganization. On December 18, 1998, the Company obtained Bankruptcy Court approval to adopt and implement an employee retention program (the "Employee Retention Plan") with respect to all employees of the Company other than certain key executives. On February 28, 1999, the Company received Bankruptcy Court approval authorizing it to extend the Employee Retention Plan to the key executives initially excluded, including modifying existing employment agreements and entering into new employment agreements with such key executives. The Employee Retention Plan permitted the Company to approve ordinary course employee salary increases in March 1999, subject to certain limitations, and to grant options to its employees after the Petition Date, up to certain limits. The Employee Retention Plan also provides for retention payments aggregating up to $3.5 million, including payments to certain executives. Retention payments are payable semiannually over a two-year period. The first retention payment vested on April 5, 1999, and was paid on April 15, 1999. The second retention payment vested on October 5, 1999 and was paid on October 15, 1999. The entire unpaid portion of the retention payments will become due and payable (i) upon the effective date of a plan of reorganization of the Company and, with respect to certain key executives, court approval or (ii) upon termination without cause. William B. Dockser, Chairman of the Board of Directors, and H. William Willoughby, President, are not currently entitled to receive any retention payments. Subject to the terms of their respective employment agreements, certain key executives will be entitled to severance benefits if they resign or their employment is terminated following a change of control. The other employees will be entitled to severance benefits if they are terminated without cause subsequent to a change of control of the Company and CMM. In addition, options granted by the Company after October 5, 1998 will, subject to Bankruptcy Court approval, become exercisable upon a change of control. For a discussion of the Employee Retention Plan as it relates to named key executives of the Company, see "EXECUTIVE COMPENSATION - Employment Agreements."

C. The Portfolio

      CMBS

      Fair Value. As of September 30, 1999, the Company owned CMBS rated from A to CCC and Unrated with a total fair value amount of approximately $1.2 billion (representing approximately 52% of the Company's total consolidated assets) and an aggregate amortized cost of approximately $1.5 billion.

                                                                                              Amortized      Amortized
              Face Amount                               Fair Value                            Cost           Cost
              as of           Weighted                  as of             Range of Discount   as of          as of
              September 30,   Averages       Weighted   September 30,     Rates Used to       September      December
Security      1999            Pass-          Average    1999              Calculate           30, 1999       31, 1998
Rating        (in millions)   Through Rate   Life(1)    (in millions)(2)  Fair Value (2)      (in millions)  (in millions)
-----------   -------------   ------------   --------   ----------------  --------------      -------------  -------------
A(3)          $        62.6         7.0%      7 years   $     54.2        9.8%                  $  57.3      $     57.0

BBB(3)                150.6         7.0%     12 years        116.8        10.4%                   127.5           126.9

BBB-(3)               115.2         7.0%     13 years         82.8        11.3%                    93.3            92.8

BB+                   394.6         7.0%     13 years        260.9        10.6% - 12.9%           319.7           317.9

BB                    278.2         6.9%     14 years        200.7        11.2% - 13.4%           261.2           259.1

BB-                    89.1         6.8%     14 years         54.4        11.7% - 14.6%            73.0            72.6

B+                    128.7         6.7%     16 years         65.9        13.0% - 15.9%            93.4            93.0

B                     300.2         6.6%     16 years        151.3        14.0% - 16.3%           210.4           208.9

B-                    198.7         6.7%     17 years         86.5        15.2% - 19.0%           107.6           106.7

CCC                    92.0         6.8%     19 years         24.0        24.0% - 29.0%            36.1            36.0

Unrated(4)            477.4         6.2%     20 years        118.5        25.0% - 30.0%           151.0           159.0
                      -----         ----     --------        -----                               ---------      ----------

Total(5)(6)   $     2,287.3         6.7%     16 years   $  1,216.0                             $1,530.5        $1,529.9
              =============         ====     ========   ==========                               =========      ==========

----------

(1) Weighted average life represents the weighted average expected life of the Subordinated CMBS prior to consideration of losses, extensions or prepayments other than those factored in the assumed prepayment rate used at the time of acquisition.

(2) The estimated fair values of Subordinated CMBS represent the carrying value of these assets. Due to the Chapter 11 filing, the Company's lenders were not willing to provide fair value quotes for the portfolio as of September 30, 1999 and December 31, 1998. As a result, the Company calculated the estimated fair market value of its Subordinated CMBS portfolio as of September 30, 1999 and December 31, 1998. The Company used a discounted cash flow methodology to estimate the fair value of its Subordinated CMBS portfolio. The cash flows were then discounted using a discount rate that, in the Company's view, was commensurate with the market's perception of risk and value. The Company used a variety of sources to determine its discount rate including: institutionally-available research reports, and communications with dealers and active Subordinated CMBS investors regarding the valuation of comparable securities. Since the Company calculated the estimated fair market value of its Subordinated CMBS portfolio as of September 30, 1999 and December 31, 1998, it has disclosed in the table the range of discount rates by rating category used in determining these fair market values.

The CMBS market was adversely affected by the turmoil which occurred in the capital markets commencing in late summer of 1998 that caused spreads between CMBS yields and the yields on U.S. Treasury securities with comparable weighted average lives to widen, resulting in a decrease in the value of CMBS. As a result, the creation of new CMBS and the trading of existing CMBS came to a near standstill. In late November 1998, buying and trading activity in the CMBS market began to recover, increasing liquidity in the CMBS market; however, these improvements mostly related to investment grade CMBS. New issuances of CMBS also returned in late November 1998 and continued throughout 1999. The market for Subordinated CMBS has, however, been slower to recover. It is difficult, if not impossible, to predict when or if the CMBS market and, in particular, the Subordinated CMBS market, will fully recover. Even if the market for Subordinated CMBS fully recovers, the liquidity of such market has historically been limited. Additionally, during adverse market conditions the liquidity of such market has been severely limited. Therefore management's estimate of the value of its securities could vary significantly from the value that could be realized in a current transaction between a willing buyer and a willing seller in other than a forced sale or liquidation.

(3) In connection with CBO-2, $62.6 million (A rated) and $60.0 million (BBB rated) face amount of investment grade securities were issued with call options and $345 million (A rated) face amount were issued without call options. Since the Company retained call options on certain sold bonds, the Company did not surrender control of those assets pursuant to the requirements of FAS 125 and thus these securities are accounted for as a financing and not a sale. Since the transaction is recorded as a partial financing and a partial sale, CRIIMI MAE has retained the securities with call options in its Subordinated CMBS portfolio reflected on its balance sheet. In connection with CBO-2, in May 1998 the Company initially retained $90.6 million (BBB rated) and $115.2 million (BBB-rated) face amount of securities, with the intention to sell the securities at a later date. Such sale occurred March 5, 1999. See "Legal Proceedings" for further discussion.

(4) The unrated bond from CBO-1 experienced an approximately $737,000 principal write down due to a loss on the foreclosure of an underlying loan. Management believes that the current loss estimates used to recognize income related to this bond remain adequate to cover losses.

(5) Refer to Note 8 to Notes to Consolidated Financial Statements for additional information regarding the total face amount and purchase price of Subordinated CMBS for tax purposes.

(6) Similar to the Company's other sponsored CMOs, CMO-IV, as described in "BUSINESS - Loan Originations and Securitizations" and Note 6 to Notes to the Consolidated Financial Statements, resulted in the creation of CMBS, of which the Company sold certain tranches. Since the Company retained call options on the sold bonds, the Company did not surrender control of the assets for purposes of FAS 125 and thus the entire transaction is accounted for as a financing and not as a sale. Since the entire transaction is recorded as a financing, the Subordinated CMBS are not reflected in the Company's Subordinated CMBS portfolio. Instead the mortgage assets are reflected in Investment in Originated Loans on the balance sheet.

      Type and Geographic Location of Loans

      As of September 30, 1999 and December 31, 1998, the mortgage loans underlying CRIIMI MAE's Subordinated CMBS portfolio were secured by properties of the types and at the locations identified below:

                September 30, 1999   December 31, 1998                            September 30, 1999   December 31, 1998
Property Type   Percentage(1)        Percentage(1)       Geographic Location(2)   Percentage(1)        Percentage(1)
-------------   -------------        -------------       -------------------      -------------        -------------
Multifamily .....    32%                   31%           California ................    17%                    16%
Retail ..........    29%                   28%           Texas .....................    14%                    12%
Office ..........    12%                   15%           Florida ...................     8%                     7%
Hotel ...........    14%                   13%           Other(3) ..................    61%                    65%
Other ...........    13%                   13%                                         ----                   ----
                    ----                  ----              Total ..................   100%                   100%
    Total .......   100%                  100%                                         ====                   ====
                    ====                  ====

(1) Based on a percentage of the total unpaid principal balance of the underlying loans.
(2)   No significant concentration by region.
(3)   No other individual state makes up more than 5% of the total.

      CMBS Pools. The following table summarizes information relating to the Company's CMBS on an aggregate basis by pool as of September 30, 1999. See also
Note 5 to Notes to Consolidated Financial Statements.

                                        Original        September 30, 1999
                                        Anticipated     Anticipated
                                        Unleveraged     Unleveraged
                                        Yield to        Yield to
   Pool (3)                             Maturity(1)     Maturity(1)(2)
   --------                             -----------     ---------------

Retained Securities from
  CRIIMI 1996 C1 (CBO-1)                19.5%           20.7%(3)

DLJ Mortgage Acceptance Corp.
  Series 1997 CF2 Tranche B-30C          8.2%            8.2%

Nomura Asset Securities Corp.
  Series 1998-D6 Tranche B7             12.0%           12.0%

Retained Securities from
  CRIIMI 1998 C1 (CBO-2)                10.3%           10.1%(4)

Mortgage Capital Funding, Inc.
  Series 1998-MC1                        8.9%            9.0%

Chase Commercial Mortgage Securities
  Series 1998-1                          8.8%            8.8%

First Union/Lehman Brothers
  Series 1998 C2                         8.9%            9.0%

Morgan Stanley Capital Inc.
  Series 1998-WF2                        8.5%            8.6%(4)

Mortgage Capital Funding, Inc.
  Series 1998-MC2                        8.7%            8.7%

Weighted Average                         9.7%(5)        10.1%(5)

----------

(1) Represents the anticipated weighted average unleveraged yield over the expected average life of the Company's Subordinated CMBS portfolio as of the date of acquisition and September 30, 1999, respectively, based on management's estimate of the timing and amount of future credit losses and prepayments. As discussed in footnote (4) below, these yields may decrease as a result of certain adversarial actions taken by the Company's lenders.

(2) Unless otherwise noted, changes in the September 30, 1999 anticipated yield to maturity from that originally anticipated are primarily the result of changes in prepayment assumptions relating to mortgage collateral.

(3) The increase in the anticipated yield resulted from the reallocation of CBO-1 asset basis in conjunction with the CBO-2 resecuritization.

(4) On October 6, 1998, Morgan Stanley and Co. International Limited ("Morgan Stanley") advised CRIIMI MAE that it was exercising alleged ownership rights over certain classes of CMBS it held as collateral. In the first quarter of 1999, the Company agreed to cooperate in selling two classes of investment grade CMBS issued by CRIIMI MAE Commercial Mortgage Trust Series 1998-C1 (CBO-2 BBB Bonds) and to suspend litigation with Morgan Stanley with respect to these CMBS. On March 5, 1999, the CBO-2 BBB Bonds with $205.8 million face amount and with a coupon rate of 7% were sold in a transaction that is accounted for as a financing by the Company rather than a sale. Of the $159 million in proceeds, $141.2 million was used to repay amounts due under the agreement with Morgan Stanley, and $17.8 million was paid to CRIIMI MAE. CRIIMI MAE and Morgan Stanley also agreed to a standstill period, regarding seven classes of subordinated CMBS issued by Morgan Stanley Capital I Inc. Series 1998-WF2 (the "Wells Fargo Bonds"). The Company and Morgan Stanley reached an agreement to sell the Wells Fargo Bonds (the "Morgan Stanley Agreement"). CRIIMI MAE filed a motion with the Bankruptcy Court to approve the Morgan Stanley Agreement on February 1, 2000. The motion was approved by the Bankruptcy Court on February 24, 2000. On February 29, 2000 the Wells Fargo Bonds were sold. Of the approximately $45.9 million in net sale proceeds, $37.5 million was used to pay off all outstanding borrowings owed to Morgan Stanley, and the remaining proceeds of approximately $8.4 million will be used primarily to help fund CRIIM MAE's Plan. Pursuant to the terms of the Morgan Stanley Agreement, the Company and Morgan Stanley mutually released any claims that they may have against each other and filed a stipulation of dismissal with prejudice of the October 20, 1998 adversary proceeding.

(5) CRIIMI MAE, through CMSLP, performs servicing functions on a total CMBS pool of approximately $ 29.4 billion. Of the $29.4 billion of mortgage loans, approximately $260.6 million are being specially serviced as of November 1, 1999, of which approximately $121.1 million are being specially serviced due to payment default and the remainder are being specially serviced due to nonfinancial covenant default. Through September 30, 1999, CMSLP has resolved and transferred out of special servicing approximately $422.3 million of the approximately $682.9 million that has been transferred into special servicing. Through September 30, 1999, actual losses on mortgage loans underlying the CMBS transactions were lower than the Company's original loss estimates.

Insured Mortgage Securities

      As of September 30, 1999, the Company had $410.4 million (at fair value) invested in mortgage securities and insured loans, consisting of GNMA Mortgage-Backed Securities and FHA-Insured Loans, as well as Federal Home Loan Mortgage Corporation ("Freddie Mac") participation certificates that are collateralized by GNMA Mortgage-Backed Securities. As of September 30, 1999, approximately 15% of CRIIMI MAE's investment in mortgage securities were FHA-Insured Certificates and 85% were GNMA Mortgage-Backed Securities (including certificates that collateralize Freddie Mac participation certificates). See Notes 1 and 7 to Notes to Consolidated Financial Statements.

Investment in Originated Loans

      As of September 30, 1999, the Company had $481.5 million (at amortized cost) invested in commercial mortgage loans primarily originated through the Company's mortgage loan conduit programs and subsequently securitized in CMO-IV. Because the bonds sold in CMO-IV are subject to certain call options, under FAS 125, the entire transaction is accounted for as a financing instead of a sale and the mortgage loans are reflected on the Company's balance sheet. See "BUSINESS-Loan Originations and Securitizations" and Notes 1 and 6 to Notes to Consolidated Financial Statements.

      As of September 30, 1999 and December 31, 1998, the originated mortgage loans were secured by properties of the types and at the locations identified below:

                September 30, 1999   December, 31, 1998                             September 30, 1999    December 31, 1998
Property Type   Percentage(1)        Percentage(1)         Geographic Location(2)   Percentage(1)         Percentage(1)
-------------   -------------        -------------         ----------------------   -------------         -------------
Multifamily......... 38%                   38%             Michigan......................   20%               20%
Hotel............... 26%                   26%             Texas.........................    8%                8%
Retail.............. 20%                   20%             Illinois......................    7%                7%
Office.............. 11%                   11%             California....................    6%                6%
Other...............  5%                    5%             Maryland......................    6%                6%
                    ----              --------             Connecticut...................    6%                6%
    Total.......... 100%                  100%             Florida                           5%                5%
                    ====              ========             Other(3)......................   42%               42%
                                                                                            ---               ---
                                                              Total......................  100%              100%
                                                                                           ====              ====

----------
(1) Based on a percentage of the total unpaid principal balance of the related loans.
(2)   No significant concentration by region.
(3)   No other state makes up more than 5% of the total.

Equity Investments

      As of September 30, 1999, the Company had approximately $37.4 million in investments accounted for under the equity method of accounting. Included in equity investments are (a) CRIIMI, Inc., a wholly owned subsidiary of CRIIMI MAE, which owns all of the general partnership interests in American Insured Mortgage Investors L.P., American Insured Mortgage Investors Series 85 L.P.- American Insured Mortgage Investors L.P.-Series 86 and American Insured Mortgage Investors L.P.-Series 88 (collectively the "AIM Funds"), (b) CRIIMI MAE and CMM each own 50% of the limited partnership interest that owns a 20% limited partnership interest in the adviser to the AIM Funds, (c) CRIIMI MAE's interest in CRIIMI MAE Services Inc., and (d) CRIIMI MAE's interest in CMSLP. See Note 1 to Notes to Consolidated Financial Statements.

Properties

      CRIIMI MAE leases its corporate offices at 11200 Rockville Pike, Rockville, Maryland. As of March 24, 2000, these offices occupy approximately 68,500 square feet.

D. Legal Proceedings

Bankruptcy Proceedings

      On the Petition Date, the Debtors each filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court. These cases are being jointly administered for procedural purposes. None of the cases has been substantively consolidated. Under the Bankruptcy Code, the Debtors are authorized to manage their respective affairs and operate their businesses as debtors-in-possession while they attempt to confirm and consummate their Plan that will restructure their financial affairs and allow them to emerge from bankruptcy. As a debtor-in-possession under the Bankruptcy Code, no Debtor may engage in any transaction outside the ordinary course of business without the approval of the Bankruptcy Court. The following discussion describes certain aspects of the Chapter 11 cases of the Debtors (the "Chapter 11 Cases"), but it is not intended to be a complete summary.

      Pursuant to the Bankruptcy Code, the commencement of the Chapter 11 Cases created an automatic stay, applicable generally to creditors and other parties in interest, but subject to certain limited exceptions, of: (i) the commencement or continuation of judicial, administrative or other actions or proceedings against the Debtors that were or could have been commenced prior to the commencement of the Chapter 11 Cases; (ii) the enforcement against the Debtors or their property of any judgments obtained prior to the commencement of the Chapter 11 Cases; (iii) the taking of any action to obtain possession of property of the Debtors or to exercise control over such property; (iv) the creation, perfection or enforcement of any lien against the property of the bankruptcy estates of the Debtors; (v) any act to create, perfect or enforce against the property of the Debtors any lien that secures a claim that arose prior to the commencement of the Chapter 11 Cases; (vi) the taking of any action to collect, assess or recover claims against the Debtors that arose before the commencement of the Chapter 11 Cases; (vii) the set-off of any debt owing to the Debtors that arose prior to the commencement of the Chapter 11 Cases against any claim against the Debtors; or (viii) the commencement or continuation of a proceeding before the United States Tax Court concerning the Debtors. Any entity may apply to the Bankruptcy Court, upon appropriate showing of cause, for relief from the automatic stay.

      As noted above, the Debtors are authorized to manage their respective properties and operate their respective businesses pursuant to the Bankruptcy Code. During the course of the Chapter 11 Cases, the Debtors will be subject to the jurisdiction and supervision of the Bankruptcy Court. The United States Trustee has appointed (i) the Unsecured Creditors Committee, (ii) the CMM Creditors' Committee and (iii) the CMI Equity Committee (collectively, the "Committees"). The Committees are expected to participate in the formulation of the plans of reorganization for the respective Debtors. The Debtors are required to pay certain expenses of the Committees, including professional fees, to the extent allowed by the Bankruptcy Court.

      Under the Bankruptcy Code, for 120 days following the Petition Date, only the debtor-in-possession has the right to propose and file a plan of reorganization with the Bankruptcy Court. If a debtor-in-possession files a plan of reorganization during this exclusivity period, no other party may file a plan of reorganization until 180 days following the Petition Date, during which period the debtor-in-possession has the exclusive right to solicit acceptances of the plan. If a debtor-in-possession fails to file a plan during the exclusivity period or such additional exclusivity period as may be ordered by the Bankruptcy Court or, after such plan has been filed, fails to obtain acceptance of such plan from impaired classes of creditors and equity security holders during the exclusive solicitation period, any party in interest, including a creditors' committee, an equity security holders' committee, a creditor or an equity security holder may file a plan of reorganization for such debtor. Additionally, if the Bankruptcy Court were to appoint a trustee, the exclusivity period, if not previously terminated, would terminate.

      The Debtors' initial exclusivity period to file a plan of reorganization ended on February 2, 1999. The Bankruptcy Court extended this period through August 2, 1999 and again through September 10, 1999. The Debtors sought a third extension of exclusivity through November 10, 1999 and on September 20, 1999, the Bankruptcy Court entered an order (i) extending the Debtors' right to file a plan of reorganization through October 16, 1999, (ii) providing the Unsecured Creditors' Committee and the CMI Equity Committee the right to jointly file a plan of reorganization through October 16, 1999 and (iii) providing that any party in interest may file a plan of reorganization after October 16, 1999. The Debtors filed (i) a Joint Plan of Reorganization on September 22, 1999, and (ii) an Amended Joint Plan of Reorganization and proposed Joint Disclosure Statement on December 23, 1999. The filing of the Debtors' Amended Joint Plan of Reorganization and proposed Joint Disclosure Statement on December 23, 1999 was filed with the full support of the CMI Equity Committee, which is a co-proponent of the Amended Joint Plan of Reorganization.

      On December 20, 1999, the Unsecured Creditors' Committee filed its Plan of Reorganization and proposed Disclosure Statement with the Bankruptcy Court. On January 11, 2000 and February 11, 2000, the Unsecured Creditors' Committee filed its First and Second Amended Plan of Reorganization, respectively, with the Bankruptcy Court and its amended proposed Disclosure Statements with respect thereto. However, as a result of the successful negotiations of the treatment of the unsecured creditors of CMI in Classes A9 and A10 as set forth in Exhibit 2 to the Plan, the Unsecured Creditors' Committee is now fully supporting confirmation of the Debtors' Plan, and its own Plans are no longer before the Court for consideration. Accordingly, the Debtors, the CMI Equity Committee and the Unsecured Creditors' Committee are together presenting a consensual Plan for approval by all Holders of Claims and Interests in Impaired Classes.

      At the conclusion of the hearing on approval of this Disclosure Statement on April 25 [and 26], 2000, the Bankruptcy Court approved the Disclosure Statement. Thereafter, the Debtors' Plan, accompanied by this Disclosure Statement, has been sent to members of all classes of impaired creditors and equity security holders for acceptance or rejection. Following voting on the Plan by impaired classes of creditors and equity security holders, the Bankruptcy Court, after notice and a hearing, will consider whether to confirm the Plan before it. To confirm a plan, the Bankruptcy Court is required to find among other things: (i) with respect to each class of impaired creditors and equity security holders, that each holder of a claim or interest of such class either (A) will, pursuant to the plan, receive or retain property of a value as of the effective date of the plan, that is at least as much as such holder would have received in a liquidation on such date of the Debtors or (B) has accepted the plan, (ii) with respect to each class of claims or equity security holders, that such class has accepted the plan or is not impaired under the plan, and
(iii) confirmation of the plan is not likely to be followed by the liquidation or need for further financial reorganization of the Debtors or any successor unless such liquidation or reorganization is proposed in the plan. The Bankruptcy Court has set ______________________ as the date for a confirmation hearing on the Debtors' Plan.

      If any impaired class of creditors or equity security holders does not accept a plan, the proponent of the plan may invoke the so-called "cramdown" provisions of the Bankruptcy Code. Under these provisions, the Bankruptcy Court may confirm a plan, notwithstanding the non-acceptance of the plan by an impaired class of creditors or equity security holders, if certain requirements of the Bankruptcy Code are met. These requirements include: (i) the plan does not discriminate unfairly and (ii) the plan is fair and equitable, with respect to each class of claims or interests that is impaired under, and has not accepted, the plan. As used in the Bankruptcy Code, the phrases "discriminate" and "fair and equitable" have narrow and specific meanings and their use herein is qualified in its entirety by reference to the Bankruptcy Code.

Bankruptcy Related Litigation

      The following is a summary of material litigation matters between the Company and certain of its secured creditors since the Petition Date. The Company has reached agreement with certain of these creditors, as set forth in greater specificity below. See "GENERAL INFORMATION - The Debtors and Chapter 11 Filing and Other Chapter 11 Events - Deadline to File Proofs of Claims" for information regarding claims filed in the Debtors' Chapter 11 proceeding.

      Merrill

      As of the Petition Date, the Company owed Merrill approximately $274.8 million with respect to advances to the Company under an assignment agreement pursuant to which the Company pledged Subordinated CMBS. Borrowings under this assignment agreement are secured by a first priority security interest in certain CMBS issued by CBO-2, together with all proceeds, distributions and amounts realized therefrom (the "Distributions") (the CMBS pledged to Merrill and the Distributions are hereafter referred to collectively as the "Merrill Collateral").

      On October 16, 1998, Merrill filed a motion with the Bankruptcy Court for relief from the automatic stay or, in the alternative, for entry of an order directing the Company to provide adequate protection for its interest in the Merrill Collateral. On October 21, 1998, the Company filed a complaint against Merrill for turnover of Distributions remitted to Merrill on October 2, 1998 by LaSalle National Bank, as well as other relief.

      On December 4, 1998, the Bankruptcy Court approved a consent order entered into between the Company and Merrill. Among other things, pursuant to the consent order, the pending litigation with Merrill was dismissed without prejudice. The consent order also preserved the portfolio of CMBS pledged as collateral to Merrill and provided for the Company to receive distributions of 50 percent of the monthly cash flow from those CMBS net of interest payable to Merrill (the "Company's Distribution Share"). The 50 percent of distributions received by Merrill is to be applied to reduce principal. Such arrangement will remain in effect until the earlier of a further order of the Bankruptcy Court affecting the arrangement or the effective date of a plan of reorganization of the Company.

      On September 7, 1999, the Company filed a Motion to Approve Stipulation and Consent Order Providing for Adequate Protection. On or about September 27, 1999 the Unsecured Creditors' Committee and the CMI Equity Committee filed a joint objection to the Motion. On December 3, 1999, the Bankruptcy Court entered the Stipulation and Consent Order Providing for Adequate Protection (the "Adequate Protection Order"), certain provisions of which were effective retroactively. Pursuant to the Adequate Protection Order, a segregated interest bearing debtor-in-possession account was created (the "Cash Collateral Account") into which the Company's Distribution Share was deposited during the months of August through December 1999. An additional 50% of the Company's Distribution Share was deposited in said account between January and March 2000. The Adequate Protection Order provides Merrill with a first priority lien on the Cash Collateral Account. Subject to certain material adverse changes defined in the Adequate Protection Order, Merrill agreed not to seek further adequate protection or relief from the Automatic Stay before March 31, 2000.

      Morgan Stanley

      As of the Petition Date, the Company owed Morgan Stanley approximately $182.4 million with respect to advances to the Company under an agreement pursuant to which the Company pledged CMBS. The borrowings under this agreement were secured by certain CMBS, including (i) CRIIMI MAE Commercial Mortgage Trust, Series 1998-C1, Class B and C Certificates (collectively or any portion thereof, the "CBO-2 BBB Bonds") and (ii) Morgan Stanley Capital I Inc., Series 1998-W2, Class F, G, H, J, K, L and M Certificates (collectively or any portion thereof, the "Wells Fargo Bonds" and, together with the CBO-2 BBB Bonds, the "Morgan Collateral").

      On October 6, 1998, Morgan Stanley advised the Company that it was exercising alleged ownership rights over the Morgan Collateral. On October 20, 1998, the Company filed an adversary proceeding against Morgan Stanley alleging, among other things, that Morgan Stanley violated the automatic stay, and seeking turnover of the Morgan Collateral.

      On January 12, 1999, the Company and Morgan Stanley agreed upon and filed with the Bankruptcy Court a stipulation and consent order, which was approved by the Bankruptcy Court and entered on January 26, 1999. The consent order provided, among other things, for the following: (i) an agreed sale procedure for the CBO-2 BBB Bonds during a specified sale period; (ii) the payment of a portion of the sale proceeds of the CBO-2 BBB Bonds to the Company; (iii) a standstill period relating to the Wells Fargo Bonds through March 31, 1999 unless otherwise extended by the Company and Morgan Stanley, during which time Morgan Stanley may not sell, pledge, encumber or otherwise transfer the Wells Fargo Bonds and (iv) the postponement of the litigation with Morgan Stanley while the parties seek a permanent resolution of their disputes. On March 5, 1999, the CBO-2 BBB Bonds were sold. Of the $159 million in net sale proceeds, $141.2 million was used to repay the Company's borrowings under the agreement with Morgan Stanley, and $17.8 million was remitted to CRIIMI MAE. As a result of the transaction, CRIIMI MAE's litigation against Morgan Stanley has been resolved with respect to the CBO-2 BBB Bonds to the satisfaction of both parties.

      The Company and Morgan Stanley reached an agreement to sell the Wells Fargo Bonds (the "Morgan Stanley Agreement"). CRIIMI MAE filed a motion with the Bankruptcy Court to approve the Morgan Stanley

Agreement on February 1, 2000. The motion was approved by the Bankruptcy Court on February 24, 2000. On February 29, 2000 the Wells Fargo Bonds were sold. Of the approximately $45.9 million in net sale proceeds, $37.5 million was used to pay off all outstanding borrowings owed to Morgan Stanley, and the remaining proceeds of approximately $8.4 million will be used primarily to help fund CRIIMI MAE's Plan. Pursuant to the terms of the Morgan Stanley Agreement, the Company and Morgan Stanley mutually released any claims that they may have against each other and filed a stipulation of dismissal with prejudice of the October 20, 1998 adversary proceeding.

      Citicorp and Citibank

      In addition to the Citibank Program pursuant to which the Company originated loans, as previously discussed, the Company also has a financing arrangement with Citicorp pursuant to which the Company pledged CMBS.

      On October 13, 1998, Citicorp demanded from Norwest Bank Minnesota, N.A. ("Norwest") the immediate transfer of certain CMBS (the "Retained Bonds") issued pursuant to CMO-IV. Norwest served as indenture trustee. The Retained Bonds are collateral for amounts advanced to the Company by Citicorp under the financing arrangement. As of the Petition Date, the Company owed Citicorp $79.1 million under the facility.

      On October 15, 1998, the Company filed an emergency motion to enforce the automatic stay against Norwest and Citicorp. Pursuant to an Order dated October 23, 1998, the Bankruptcy Court prohibited Citicorp from selling the Retained Bonds without further order of the Bankruptcy Court. On October 23, 1998, Citicorp requested an emergency hearing regarding the October 23 Order, and on November 2, 1998, the Company filed a complaint against Citicorp seeking, among other things, a declaratory judgment as to whether the automatic stay applies to actions taken by Citicorp with respect to the Retained Bonds.

      On March 11, 1999, the Company finalized agreements with Citicorp and Citibank, pursuant to which the parties agreed to adjourn the pending litigation for a four-month period. The Bankruptcy Court agreed to a request by CRIIMI MAE, Citibank and the Unsecured Creditors' Committee to further postpone the pending litigation on July 7, 1999, and again on September 10, 1999. The trial has not yet been rescheduled.

      The agreements reached by the Company with Citicorp and Citibank on March 11, 1999 were approved by the Bankruptcy Court through stipulations and consent orders entered on April 5, 1999. One of the agreements also provided that Salomon Smith Barney, in cooperation with CRIIMI MAE, agreed to sell two classes of investment grade CMBS from CMO-IV constituting a portion of the collateral securing advances under the Citicorp financing arrangement. In May 1999, Salomon Smith Barney sold $20 million of the CMO-IV securities held by Holdings. This sale reduced the amounts owed from Holdings to Citicorp by approximately $17 million. On October 8, 1999, the remaining CMO-IV securities held by Holdings were sold. This sale reduced the amounts owed from Holdings to Citicorp by approximately $22 million and Holdings received net proceeds of approximately $315,000. In addition, Citibank, in cooperation with CRIIMI MAE, agreed to sell commercial mortgages originated in 1998 under the Citibank Program, provided that the sale resulted in CRIIMI MAE receiving minimum net proceeds of not less than $3.5 million, after satisfying certain amounts due to Citibank, from the amount held in the reserve account. On August 5, 1999, all but three of the commercial loans originated under the Citibank Agreement in 1998, with an aggregate unpaid principal balance of approximately $339 million, were sold for gross proceeds of approximately $308 million. On September 16, 1999, Citibank sold the remaining three loans, with an aggregate unpaid principal balance of approximately $32.7 million, for gross proceeds of approximately $27.2 million. In the case of each sale of the commercial loans, the minimum net proceeds provision was waived by agreement of the Company, the Unsecured Creditors' Committee and the CMI Equity Committee.

      A related interpleader action between Norwest, the Company and Citicorp, which was initiated on October 20, 1998 by Norwest to determine whether the Company or Citicorp is the rightful owner of funds that were to have been paid by Norwest, as indenture trustee, remains pending before the Bankruptcy Court. During the pendency of this matter, certain payments on the retained bonds are held in an account controlled by the Bankruptcy Court. No trial date has been set for this matter.

      First Union

      First Union National Bank ("First Union"), a creditor of both the Company and CMM, is asserting substantial secured and unsecured claims. On or about March 23, 1999, First Union filed in each of the Company's and CMM's Chapter 11 Case a motion for relief from the automatic stay pursuant to section 362(d) of the United States Bankruptcy Code. On or about March 26, 1999, First Union requested that the Court dismiss without prejudice both motions. On April 20, 1999, First Union refiled its motions for relief from the Automatic Stay. The hearing was originally scheduled for May 14, 1999, but has been adjourned by consent.

      On or about July 1, 1999, the Company entered into an agreement with First Union resolving its motion for relief from the automatic stay and authorizing use of First Union's cash collateral. The agreement provides for the following:

      (i) First Union has a valid, perfected, first priority security interest in certain assignment securities and the assignment securities income constitutes First Union's cash collateral;

      (ii) First Union shall receive adequate protection payments of post-petition interest at the non-default contract rate plus payments to be applied to principal equal to 50% of the difference between the assignment income and the Company's non-default contract interest obligation. First Union has the option of using a portion of the assignment income earmarked for principal to purchase a hedging program;

      (iii) The Company shall be entitled to use the assignment income not paid to First Union in the ordinary course of its business subject to certain limitations; and

      (iv) First Union shall not seek relief from the automatic stay in the Company's Chapter 11 Case to foreclose upon the assignment securities and/or the assignment income and none of the Company, the Unsecured Creditors' Committee, the CMI Equity Committee or First Union shall seek modification of the adequate protection arrangements set forth in the agreement for a period commencing upon which the Bankruptcy Court approves the agreement and terminating on December 31, 1999, subject to certain exceptions.

      The agreement was approved and entered by the Bankruptcy Court on August 5, 1999. The Company's Unsecured Creditors' Committee has agreed to the arrangement with First Union.

      In addition, on or about July 1, 1999, CMM and First Union entered into an agreement resolving its motion for relief from the automatic stay. On July 1, 1999, CMM filed a motion for approval of the agreement resolving First Union's motion for relief from the automatic stay. Based upon an objection filed by the CMM Creditors' Committee, the parties are discussing a possible modification to the agreement and continue to negotiate accordingly. On October 22, 1999, to provide the parties with more time to negotiate a modification to the agreement, CMM, with the consent of First Union and the CMM Creditors' Committee, advised the Bankruptcy Court that it would be withdrawing the motion for approval of the agreement, without prejudice to CMM's right to refile once an agreement has been reached with First Union and the CMM Creditors' Committee.

      On or about February 18, 2000, the Company, the Unsecured Creditors' Committee and First Union entered into a Second Stipulation and Agreed Order:
(i) Authorizing Use of Cash Collateral and (ii) Granting Other Relief (the "Second Stipulation"). The Second Stipulation provides for, among other things, the following:

      (i) the reaffirmation of all terms contained in the July 1, 1999 agreement except as expressly provided in the Second Stipulation;

      (ii) the extension from January 1, 2000 through March 31, 2000 of the provisions in the July 1, 1999 agreement relating to use of the assignment securities income;

      (iii) the extension from December 31, 1999 to March 31, 2000 of the provisions in the July 1, 1999 agreement relating to (i) First Union's agreement not to seek relief from the automatic stay to foreclose on the assignment securities or the assignment securities income and (ii) the agreement by First Union, the Company and the Unsecured Creditors' Committee not to seek modification of the adequate protection arrangements contained in the July 1, 1999 agreement; and

      (iv) the consummation of the Stipulation and Consent Order Selling the Wells Fargo Bonds to Morgan Stanley, which occurred in February 2000. See "Legal Proceedings - Morgan Stanley."

      On February 22, 2000, the Company filed a motion with the Bankruptcy Court for approval of the Second Stipulation.

Arrangements with Other Creditors

      In addition to the foregoing, the Company has had discussions with other secured creditors against whom the Company was not engaged in litigation. One such creditor is GACC. On February 3, 1999, the Bankruptcy Court approved an Amended Consent Order between the Company and GACC that provides for the following: (a) acknowledgement that GACC has a valid perfected security interest in its collateral; (b) authority for GACC to hedge its loan, subject to a hedge cost cap; and (c) as adequate protection, sharing of cash collateral on a 50/50 basis, after payment of interest expense, with the percentage received by GACC to be applied to reduce principal and pay certain hedge costs, if any. In addition, the Company is prohibited from using GACC's cash collateral for certain purposes, including loan originations and Subordinated CMBS acquisitions. The Amended Consent Order expired April 28, 1999. The Company and GACC agreed to extend the Amended Consent Order until August 2, 1999, and a stipulation to that effect was signed by the Company and GACC and approved by the Bankruptcy Court on May 11,1999. The Company and GACC had negotiated a further extension of the stipulation through September 10, 1999, which extension has now expired. On September 9, 1999, GACC contacted the Company and requested similar provisions afforded to Merrill in its most recent stipulation. See "Legal Proceedings - Bankruptcy Related Litigation - Merrill."

Shareholder Litigation

      The Company is aware that certain plaintiffs filed 20 separate class action civil lawsuits (the "Complaints") in the United States District Court for the District of Maryland, Southern Division (the "District Court") against certain officers and directors of the Company between October 7, 1998 and November 30, 1998. On March 9, 1999, the District Court ordered the consolidation of the Complaints into a single action entitled "In Re CRIIMI MAE, Inc. Securities Litigation." On April 23, 1999, a group of thirteen putative members of the class of individuals who allegedly suffered damages during the class period between February 20, 1998 and October 5, 1998 (collectively, the "Plaintiffs") filed an Amended and Consolidated class action Complaint alleging violations of federal securities laws (the "Consolidated Amended Complaint"). The Consolidated Amended Complaint names as defendants William B. Dockser, as Chairman of the Board of Directors, H. William Willoughby as a member of the Board of Directors and/or an officer of CRIIMI MAE, and Cynthia O. Azzara as an officer of CRIIMI MAE (collectively, the "Defendants"). Although CRIIMI MAE, CMM and Holdings have not been named as defendants, each company is subject to indemnity obligations to the Defendants under the provisions of their respective constituent documents, the Defendants' employment contracts and applicable state law. CRIIMI MAE has directors and officers liability insurance policies that have a combined coverage limit of $20 million.

      The Consolidated Amended Complaint alleges generally that the Defendants violated Section 10(b) of the Securities and Exchange Act of 1934 as amended (the "Exchange Act") by, among other things, making false statements of material fact and failing to disclose certain material facts concerning, among other things, CRIIMI MAE's business strategy and its ability to meet collateral calls from lenders. The Consolidated Amended Complaint also generally alleges that the Defendants violated Section 20(a) of the Exchange Act because each Defendant was allegedly a "controlling person" as that term is defined under Section 20(a).

      The relief sought in the Consolidated Amended Complaint includes all or substantially all of the following: (i) certification of a class under Rule 23 of the Federal Rules of Civil Procedure; (ii) certification of the Plaintiffs as class representatives and as lead plaintiffs and their counsel as lead counsel;
(iii) award of monetary damages, including compensatory and rescissionary damages and interest thereon; (iv) a judgment awarding the Plaintiffs and the Class their counsel fees, experts' fee and other costs of suit; (v) award to the Plaintiffs such other relief as the District Court deems just and proper or as the District Court otherwise requires; and (vi) trial by jury.

      On July 9, 1999, the Defendants filed a Motion to Dismiss, with prejudice, the Consolidated Amended Complaint. The Defendants filed the motion under Rule 12(b)(6) of the Federal Rules of Civil Procedure on the grounds that the Plaintiffs have failed to plead sufficient facts with the requisite particularity to establish a claim for securities fraud under the Reform Act. Plaintiffs filed their Opposition to Defendants' Motion to Dismiss on September 24, 1999.

      On September 13, 1999, the Court denied Plaintiffs' motions for appointment of lead plaintiffs and for approval of selected counsel. The Court also ordered Plaintiffs' counsel to provide notice of the putative claims to institutional investors identified by Defendants. Finally, the Court ordered that Plaintiffs nominate no more than three persons to serve as lead plaintiffs, and that any potential lead plaintiff nominate only one attorney or law firm to serve as lead counsel.

      Plaintiffs filed their Opposition to the Defendants' Motion to Dismiss on September 24, 1999.

      On October 19, 1999, the Court approved the form of the renewed Notice to potential class members that the Plaintiffs submitted to the Court. The Court also ordered the Defendants to provide a list of certain institutional investors who had invested in the Company to the Plaintiffs to whom the renewed Notice is to be sent.

      On December 10, 1999, the Defendants filed their Reply Brief to the Plaintiffs' Opposition to the Motion to Dismiss.

      On December 20, 1999, the Plaintiffs sent a notice of the Consolidated Amended Complaint to certain institutional investors of their right to move the Court to serve as lead plaintiffs of the class within sixty (60) days of the notice. On March 9, 2000, the Plaintiffs filed a motion to approve the nomination of three (3) plaintiffs and one (1) law firm to serve as lead counsel.

      CRIIMI MAE cannot predict with any certainty the ultimate outcome of this litigation.

      See "General Information - The Debtors and Chapter 11 Filing and other Chapter 11 Events - Deadline to File Proofs of Claim."

Edge Partners Settlement

      In February 1996, Edge Partners, L.P. ("Edge Partners"), on behalf of CRIIMI MAE, filed a First Amended Class and Derivative Complaint (the "Derivative Complaint") in the District Court. The Derivative Complaint named as defendants each of the individuals who served on the Board of Directors at the time of the Merger and CRIIMI MAE as a nominal defendant. The Company was subject to indemnity obligations to the directors under provisions of its constituent documents. In addition, the Company had directors and officers liability insurance policies with a combined coverage limit of $5 million.

      Count I of the Derivative Complaint alleged violations of Section 14(a) of the Exchange Act for issuing a materially false and misleading proxy in connection with the Merger and alleged derivatively on behalf of CRIIMI MAE a breach of fiduciary duty owed to CRIIMI MAE and its shareholders. Edge Partners sought, among other relief, that unspecified damages be accounted to CRIIMI MAE, that the shareholder vote in connection with the Merger be null and void and that certain salaries and other remuneration paid to the directors be returned to the Company.

      On June 16, 1998, the District Court approved a settlement agreement (the "Settlement Agreement"). Under the terms of the Settlement Agreement, the Company agreed to make certain disclosures relating to alleged conflicts between two directors and the Company in connection with the Merger transaction and adopted a non-binding policy relating generally to the approval of certain interested transactions. Among other things, the non-binding policy adopted by the Board of Directors imposes certain conditions on the Board's approval of transactions between the Company and any director, officer or employee who owns greater than 1% of the outstanding common shares of the Company. Such conditions generally include: (1) approval by written resolution of any transaction involving an amount in excess of $5 million in any year adopted by a majority of the members of the Board having no personal stake in the transaction; and (2) in the case of any such transaction in excess of $15 million in any year, consideration by the Board as to the formation of a special committee of the Board, to be comprised of at least two directors having no personal stake in such transaction.

Other Litigation

      The Company is aware that an alleged shareholder, on behalf of himself and all others similarly situated, who purchased common stock in a registered common stock offering made by the Company in January 1998, filed a class action lawsuit against Prudential Securities Incorporated ("Prudential") and the Company's independent public accountants (the "Recupito Complaint") in the United States District Court for the District of Maryland. Neither the Company nor any officer or director of the Company was named as a defendant in this lawsuit.

      The Recupito Complaint alleges generally that the registration statement dated October 21, 1997, including a prospectus dated January 20, 1998 and supplemented on January 23, 1998, contained materially false and misleading statements about the Company and its condition.

      The Company may be subject to potential exposure to Prudential under contractual provisions and to both defendants under applicable law. Prudential may assert that it is entitled to indemnification from the Company based upon an indemnification provision contained in the underwriting agreement entered into with the Company in connection with the common stock offering. Certain courts have held and it is the position of the SEC that indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") is against public policy and unenforceable.

      The Company cannot predict with any certainty the ultimate outcome of this litigation.

Claims

      More than 850 claims with a face amount of approximately $2.5 billion have been filed in these Chapter 11 cases, including $355 million in unsecured claims and approximately $2.2 billion in secured claims. Many of these claims are duplicate claims filed by the same creditor in each of the three cases. This amount is far in excess of the approximately $1.18 billion in liabilities identified by the Debtors in their schedules, which were filed with the Bankruptcy Court on November 20, 1998. The Debtors have undertaken extensive efforts to cleanse the claims pool. In addition to analyzing the claims, the Debtors have opened discussions with various creditors regarding the withdrawal of certain claims and in some cases, have objected to claims. The Debtors' efforts have resulted in the reduction of approximately $1.25 billion from the claim pool, by means of objections, negotiated settlements and withdrawal of claims. See "GENERAL INFORMATION - The Debtors and Chapter 11 Filing and Other Chapter 11 Events - Deadline to File Proofs of Claim" for further discussion of claims filed.

E. Selected Historical Consolidated Financial Data

                                        Nine months
                                        Ended                              Year ended December 31,
                                        September
                                        30,
                                        1999            1998           1997          1996          1995          1994
                                        ---------     ---------      ---------     ---------     ---------     ---------
                                       (Unaudited)                         (In thousands, except per share data)
TAX BASIS ACCOUNTING

Interest Income:
  Subordinated CMBS                     $ 157,806     $ 184,947      $  86,166     $  43,632     $  11,846     $   1,163
  Insured Mortgage                         25,424        43,063         49,342        54,827        62,020        60,622
  Securities
  Originated Loans                         26,104        20,570             --            --            --            --

                                        ---------     ---------      ---------     ---------     ---------     ---------

  Total interest income                   209,334       248,580        135,508        98,459        73,866        61,785

                                        ---------     ---------      ---------     ---------     ---------     ---------

Interest and related expenses             139,548       161,890         79,574        64,503        52,231        39,077

                                        ---------     ---------      ---------     ---------     ---------     ---------

Net interest margin                        69,786        86,690         55,934        33,956        21,635        22,708
                                        ---------     ---------      ---------     ---------     ---------     ---------

Capital gains                               2,679         1,746          7,815         9,618         5,442        11,023
Other income                                2,927        12,309          6,256         6,410         4,938         3,160
Other operating expenses                   (9,323)      (14,440)        (9,464)       (7,451)       (6,727)       (7,285)
Realized loss on reverse
  repurchase obligation                        --        (4,503)            --            --            --            --
Loss on warehouse
  obligation                              (36,328)           --             --            --            --            --
Write-off of capitalized
  origination costs                            --        (3,284)            --            --            --            --

Reorganization items                      (11,892)       (4,816)            --            --            --            --

                                        ---------     ---------      ---------     ---------     ---------     ---------

                                          (51,937)      (12,988)         4,607         8,577         3,653         6,898

                                        ---------     ---------      ---------     ---------     ---------     ---------

Tax basis income before                 $  17,849     $  73,702      $  60,541     $  42,533     $  25,288     $  29,606
  preferred dividends

Dividends accrued or paid on               (4,183)       (6,998)        (6,473)       (3,526)           --            --
preferred shares
                                        ---------     ---------      ---------     ---------     ---------     ---------

Tax basis income available to common
Shareholders                            $  13,666     $  66,704      $  54,068     $  39,007     $  25,288     $  29,606

                                        =========     =========      =========     =========     =========     =========

Tax basis income per share:
  Income before gains
  from CRI Liquidating                  $    0.26     $    1.38      $    1.24     $    1.00     $    0.70     $    0.76

  Capital gains from CRI
    Liquidating                                --            --           0.21          0.27          0.19          0.41
                                        ---------     ---------      ---------     ---------     ---------     ---------

Total tax basis income per              $    0.26     $    1.38      $    1.45     $    1.27     $    0.89     $    1.17
  share
                                        =========     =========      =========     =========     =========     =========

Tax basis shares                           53,553        48,503         37,334        30,774        28,537        25,310
                                        =========     =========      =========     =========     =========     =========

Dividends paid on common                $      --     $    1.17*     $    1.42     $    1.22     $    0.92     $    1.16
  shares
                                        ---------     ---------      ---------     ---------     ---------     ---------

* Excludes junior preferred stock dividend paid on November 5, 1999 for the 1998 tax year.

                                            Nine months                   Year ended December 31,
                                            Ended September
                                            30, 1999        1998          1997          1996          1995          1994
                                            ---------     ---------     ---------     ---------     ---------     ---------
                                            (unaudited)               (In thousands, except per share data)
ACCOUNTING UNDER GENERALLY
ACCEPTED ACCOUNTING PRINCIPLES

Statement of Income Data:
  Interest Income:
    Subordinated CMBS                       $ 115,690     $ 143,656     $  79,670     $  41,713     $  11,105     $     976
    Insured Mortgage Securities                25,424        43,063        49,425        56,912        66,115        67,043
    Originated Loans                           26,104        20,588            --            --            --            --

                                            ---------     ---------     ---------     ---------     ---------     ---------
    Total interest income                     167,218       207,307       129,095        98,625        77,220        68,019

                                            ---------     ---------     ---------     ---------     ---------     ---------
    Interest and related expenses             111,620       136,268        77,919        63,079        49,853        39,245

                                            ---------     ---------     ---------     ---------     ---------     ---------
    Net interest margin                        55,598        71,039        51,176        35,546        27,367        28,774

    Gain on sale of CMBS                           --        28,800            --            --            --            --
    Other income                                  647         6,897         6,222         7,330         5,504         3,980
    Gain on mortgage securities
      dispositions                              2,086         1,196        17,343         9,601         1,502        12,999
    Other operating expenses                   (8,953)      (14,623)       (9,610)       (7,970)       (9,583)       (8,040)
    Amortization of assets acquired in
       the Merger                              (2,158)       (2,878)       (2,878)       (2,882)       (1,435)           --
    Realized loss on reverse repurchase
       obligation                                  --        (4,503)           --            --            --            --
    Unrealized losses on warehouse
       obligations                             (8,000)      (30,378)           --            --            --            --
    Write-off of capitalized origination
       costs                                       --        (3,284)
    Reorganization Items                      (15,553)       (9,857)           --            --            --            --

                                            ---------     ---------     ---------     ---------     ---------     ---------
                                              (31,931)      (28,630)       11,077         6,079        (4,012)        8,939

                                            ---------     ---------     ---------     ---------     ---------     ---------

      Net income before minority
          interest                             23,667        42,409        62,253        41,625        23,355        37,713
     Minority interest in net income
         of consolidated subsidiary                --           (40)       (8,065)       (6,386)       (4,821)      (11,703)
      Dividends accrued or paid on
         preferred shares                      (4,183)       (6,998)       (6,473)       (3,526)           --            --
                                            ---------     ---------     ---------     ---------     ---------     ---------
      Net income available to common
        shareholders                        $  19,484     $  35,371     $  47,715     $  31,713     $  18,534     $  26,010
                                            ---------     ---------     ---------     ---------     ---------     ---------
      GAAP basis income per
         share - basic                      $    0.37     $    0.75     $    1.29     $    1.03     $    0.65     $    1.07
                                            =========     =========     =========     =========     =========     =========
      GAAP basis income per
         share - diluted                    $    0.33     $    0.74     $    1.25     $    1.03     $    0.65     $    1.07
                                            =========     =========     =========     =========     =========     =========
     Weighted average shares
        outstanding                            53,374        47,280        36,993        30,665        28,414        24,249
                                            =========     =========     =========     =========     =========     =========

                                    As of
                                    September                          As of December 31,
                                    30, 1999         1998          1997          1996          1995          1994
                                    --------         ----          ----          ----          ----          ----
Balance Sheet Data:                 (unaudited)                    (In thousands)
Mortgage Assets:
  Subordinated CMBS                 $1,216,003    $1,274,186    $1,114,480    $  564,335    $  278,401    $   38,858
  Insured Mortgage Securities          410,357       488,095       605,114       691,110       807,113       857,589
  Investment in Originated Loans       481,500       499,076            --            --            --            --
Total assets                         2,347,148     2,437,918     1,873,305     1,367,245     1,203,303       955,050
Total debt                           2,088,600     2,085,722     1,414,932       982,258       854,436       627,248
Shareholders' equity                   258,548       307,877       444,981       346,671       285,704       250,042

The selected consolidated statement of income data presented above for the nine months ended September 30, 1999 and the selected consolidated balance sheet data as of September 30, 1999 and as of December 31, 1998 were derived from and are qualified by reference to CRIIMI MAE's consolidated financial statements, which have been included elsewhere in this Disclosure Statement. The selected consolidated statement of income data presented above for the years ended December 31, 1998, 1997, 1996, 1995 and 1994 and the selected consolidated balance sheet data as of December 31, 1998, 1997, 1996, 1995 and 1994 were derived from audited financial statements, not included as part of this Disclosure Statement (except for the balance sheet data as of December 31, 1998). This data should be read in conjunction with the consolidated financial statements and the notes thereto.

F. Management's Discussion and Analysis of Financial Condition and Results of Operations

Introduction

      The following discussion and analysis contains statements that may be considered forward looking. These statements contain a number of risks and uncertainties as discussed herein, in Certain Risk Factors and elsewhere in this Disclosure Statement that could cause actual results to differ materially.

Three and Nine Months Ended September 30, 1999 versus 1998

      Interest Income - Subordinated CMBS

      The decrease in income from Subordinated CMBS was immaterial for the three months ended September 30, 1999 as compared to the corresponding period in 1998. Interest income from subordinated CMBS increased by approximately $10.4 million or 10% to approximately $115.7 million for the nine months ended September 30, 1999 from $105.3 million for the corresponding period in 1998. During the nine months ended September 30, 1998, the Company increased its CMBS portfolio by acquiring Subordinated CMBS at purchase prices aggregating approximately $853 million. This overall increase in income from Subordinated CMBS was partially offset by a reduction in income from Subordinated CMBS due to the de-recognition of $132 million face amount of CMBS from CBO-1 in connection with CBO-2 and also the de-recognition of $345 million face amount of CMBS in connection with CBO-2. See Note 5 to Notes to Consolidated Financial Statements.

      Generally accepted accounting principles ("GAAP") require that interest income generated by Subordinated CMBS be recorded based on the effective interest method using the anticipated yield over the expected life of the Subordinated CMBS. This currently results in income which is lower for financial statement purposes than for tax purposes. Based upon the timing and amount of future credit losses and certain other assumptions estimated by management, as discussed below, the estimated weighted average anticipated unleveraged yield for CRIIMI MAE's Subordinated CMBS for financial statement purposes as of September 30, 1999 was approximately 10.1%. These returns were determined based on the anticipated yield over the expected weighted average life of the Subordinated CMBS, which considers, among other things, anticipated losses.

      Interest Income-Insured Mortgage Securities

      Interest income from Insured Mortgage Securities decreased by approximately $2.6 million or 25% to approximately $8.0 million for the three months ended September 30, 1999 from $10.7 million for the corresponding period in 1998. Interest income from Insured Mortgage Securities decreased by approximately $8.1 million or 24% to approximately $25.4 million for the nine months ended September 30, 1999 from approximately $33.5 million for the corresponding period in 1998. This decrease was principally due to the prepayment of mortgage securities during the first three quarters of 1999, and due to the sale or prepayment of mortgage securities held by CRIIMI MAE and certain of its wholly owned subsidiaries during the year ended 1998. The prepayment aggregated approximately $66.4 million and $104.6 million in proceeds for the nine months ended September 30, 1999 and 1998, respectively.

      Interest Income-Originated Loans

      Interest income from originated loans decreased by approximately $255,000 or 3% to approximately $8.6 million for the three months ended September 30, 1999 as compared to $8.9 million for the corresponding period in 1998. Interest income from originated loans increased by approximately $14.5 million to approximately $26.1 million for the nine months ended September 30, 1999 as compared to approximately $11.6 million for the corresponding period in 1998. The interest income from originated loans was derived from originated loans included in the CMO-IV securitization which closed in June 1998. The CMO-IV securitization, where loans were simultaneously acquired and securitized, totaled $496 million face value of conduit loans, a majority of which were no-lock loans. During the first three quarters of 1999, four properties and the related mortgage loans prepaid resulting in net proceeds of approximately $10.6 million.

      Interest Expense

      Total interest expense decreased by approximately $1.8 million or 5% to approximately $37.9 million for the three months ended September 30, 1999 from approximately $39.7 million for the corresponding period in 1998. The decrease was primarily due to prepayments in the Insured Mortgage portfolio and an overall decrease in CMBS interest expense for the quarter due to principal payments on the secured debt. The decrease was partially offset by an increase in interest expense on unsecured borrowings due to the timing of the borrowings during the third quarter of 1998. Total interest expense increased by approximately $12.5 million or 13% to approximately $111.6 million for the nine months ended September 30, 1999 compared to approximately $99.1 million for the corresponding period in 1998. This increase was principally a result of increased borrowings in connection with the acquisition of Subordinated CMBS during 1998. Additionally, CRIIMI MAE incurred interest expense in connection with the issuance of collateralized mortgage obligations in connection with CMO-IV. These increases were partially offset by the impact of $477 million face amount of debt de-recognized from the financial statements in conjunction with CBO-2 in May 1998. Due to the Chapter 11 filing, certain lenders declared defaults or otherwise took action against the Company with respect to a number of CRIIMI MAE's financing facilities. See Note 16 to Consolidated Financial Statements for a discussion of material litigation between the Company and various creditors and agreements the Company has reached with certain of these creditors.

      Net Interest Margin

      Net interest margin decreased by approximately $1.2 million or 6% to approximately $17.6 million for the three months ended September 30, 1999 from approximately $18.7 million for the corresponding period in 1998. The decrease was primarily due to the increase in interest expense on unsecured borrowings due to the timing of the borrowings during the third quarter of 1998. For the nine months ended September 30, 1999, net interest margin increased by approximately $4.3 million or 8.3% to approximately $55.6 million from approximately $51.3 million for the corresponding period in 1998. The net interest margin increase was due primarily to the increase in Subordinated CMBS and, to a lesser extent, income from originated loans, as previously discussed.

      Gain on Sale of CMBS

      In May 1998, CRIIMI MAE completed CBO-2 pursuant to which it sold $468 million of investment grade securities created through the resecuritization of approximately $1.8 billion of its Subordinated CMBS. CRIIMI MAE recognized a gain of approximately $29 million on the sale of $345 million face amount investment grade securities sold without call provisions, recognizing CRIIMI MAE's transfer of control on those securities. The sale of $123 million face amount investment grade securities with significant call provisions was treated as a financing and resulted in an unrealized gain of approximately $26 million. These securities and certain other securities in the transaction included call provisions to enable CRIIMI MAE to 1) repurchase bonds if market conditions warrant, and 2) call bonds when it is no longer cost effective to service them. The sold investment grade securities treated as a financing, as well as approximately $1.3 billion face amount of investment grade and non-investment grade securities retained by CRIIMI MAE, are now required to be reflected on CRIIMI MAE's balance sheet at their fair market value. Additionally, due to the sale treatment under FAS 125, all remaining Subordinated CMBS and insured mortgage securities are required to be carried at fair market value.

      Additionally, as part of CBO-2, in May 1998, CMSLP sold trustee servicing rights for $4.2 million, resulting in a gain of $4.2 million for tax purposes, and approximately $400,000 for financial reporting purposes.

      Equity in Earnings from Investments

      Equity in earnings increased to approximately $260,000 during the third quarter of 1999 as compared to equity in earnings of $58,000 for the third quarter of 1998. Equity in earnings decreased by approximately $3.4 million during the nine months ended September 30, 1999 due to a net loss of approximately $1.2 million as compared to equity in earnings of $2.2 million for the corresponding period in 1998. This decrease included an $860,000 expense for a prepayment penalty shortfall during the first quarter of 1999 and an increase in general and administrative expenses due to the growth of CMSLP during 1998 and personnel costs related to a retention program as well as impairment on certain servicing rights due to the increase in Treasury rates as discussed in
Note 5 to Notes to Consolidated Financial Statements. In addition, as stated in the Company's 1998 Annual Report on Form 110-K, during the fourth quarter of 1998, due to CRIIMI MAE's Chapter 11 filing and its relationship with CRIIMI MAE, CMSLP arranged for ORIX to succeed CMSLP as master servicer on two commercial mortgage pools. The remaining servicing portfolio was approximately $29.4 billion as of September 30, 1999 as compared to approximately $32.0 billion as of September 30, 1998.

      Other Income

      Other income decreased by approximately $612,000 or 58% to $449,000 during the third quarter of 1999 as compared to approximately $1.1 million for the corresponding period in 1998. Other income decreased by approximately $2.0 million or 52% to $1.9 million during the nine months ended September 30, 1999 as compared to approximately $3.9 million for the corresponding period in 1998. This decrease was primarily attributable to a decrease in short-term interest and other income earned during the first three quarters of 1999 on the amounts deposited in the loan origination reserve account due to suspending the origination loan program in 1998.

Approximately $498,000 and $1.9 million of short-term interest income and net-carry income were earned on these deposits for the three and nine months ended September 30, 1998, respectively.

      Net Gains on Mortgage Securities Dispositions

      During the third quarter of 1999 and 1998, net gains on mortgage dispositions were approximately $266,000 and $967,000, respectively. For the nine months ended September 30, 1999 and 1998, net gains on mortgage dispositions were approximately $1.9 million and $921,000, respectively. For the nine months ended September 30, 1999, the prepayments of insured mortgage securities represented approximately 13% of CRIIMI MAE's beginning of the year portfolio balance. For any period, gains or losses on mortgage dispositions are based on the number, carrying amounts and proceeds of mortgages disposed of during the period. The proceeds realized from the disposition of mortgage assets are based on the net coupon rates of the specific mortgages disposed of in relation to prevailing long-term interest rates at the date of disposition.

      Gains on Originated Loan Mortgage Disposition

      During the third quarter of 1999, net gains on originated loan dispositions were approximately $75,000, which was a result of prepayments in the originated loan portfolio. During the nine months ended September 30, 1999, net gains on originated loan dispositions were approximately $235,000.

      General and Administrative Expenses

      General and administrative expenses decreased by approximately $1.9 million, or 42%, to approximately $2.7 million for the third quarter of 1999 as compared to approximately $4.6 million for the third quarter of 1998. General and administrative expenses decreased by approximately $1.7 million or 16% to approximately $9.0 million for the nine months ended September 30, 1999 as compared to approximately $10.7 million for the corresponding period in 1998. This decrease is primarily due to the suspension of certain business activities and the dismissal of employees following the Chapter 11 filing in the fourth quarter of 1998.

      Unrealized Loss on Reverse Repurchase Obligations

      As part of CMO-IV, the Company intended to sell certain of the security tranches that were not initially sold to the public (the "CMO-IV BBB bonds"). In anticipation of this sale, the Company entered into a transaction to hedge the value of those securities in June 1998. As a result, CRIIMI MAE borrowed and then sold a 10-year treasury note in the amount of $44 million. This transaction did not qualify for hedge accounting purposes because it involved the purchase and sale of a cash instrument and therefore was required to be recorded at market ("marked to market"). Because Treasury rates declined in the third quarter of 1998, the Company recorded a $4.1 million unrealized loss as of September 30, 1998. The position was closed and the loss was realized in the fourth quarter of 1998.

      Loss on Warehouse Obligation

      During the three and nine months ended September 30, 1999, the Company recorded losses of approximately $1.1 million and $8.0 million, respectively, primarily due to a decrease in the selling price of the loans in the Company's warehouse line with Citibank, when the loans were sold in the third quarter of 1999. The Company recorded, in total, an approximately $36.3 million loss for this transaction for both GAAP and tax purposes. (See "Tax Basis Income" discussion which follows).

      During the three and nine months ended September 30, 1998, unrealized losses of $17.6 million were recorded, respectively. At September 30, 1998, the unrealized loss consisted of the obligation under the Citibank program was estimated to be $15.6 million (based primarily on information provided by Citibank) in excess of the fair market value of the loans and the Company's loss exposure under the Prudential Program (approximately $2 million).

      Reorganization Items

      During the three and nine months ended September 30, 1999, the Company recorded approximately $4.6 million and $15.6 million, respectively, in reorganization items due to the Chapter 11 filings of CRIIMI MAE, CMM and Holdings.

                                           For the three           For the nine
                                           months ended            months ended
Reorganization Item                        September 30,           September 30,
-------------------                        -------------           -------------
                                               1999                    1999
                                               ----                    ----

Short-term interest income                 $   (852,600)           $ (1,322,000)
Professional fees                             2,896,771              13,010,926
Employee Retention Program accrued costs        426,353               1,171,855
Excise Tax                                      475,000                 475,000
Other                                         1,660,478               2,217,002
                                           ------------            ------------
        Total                              $  4,606,002            $ 15,552,783
                                           ============            ============

      Financial Statement Net Income

      As a result of the foregoing, net income available to common shareholders for financial statement purposes was approximately $8.1 million for the three months ended September 30, 1999 as compared to a net loss of approximately $8.7 million as of September 30, 1998. On a per basis share basis, financial statement net income increased to $0.15 per basic share for the third quarter of 1999 as compared to a net loss of $0.18 per basic share for the third quarter of 1998. Net income available to common shareholders for financial statement was approximately $19.5 million for the nine months ended September 30, 1999, as compared to approximately $47.0 million for the nine months ended September 30, 1998.

      Tax Basis Income

      CRIIMI MAE recorded a tax basis loss to common shareholders of approximately $17.8 million or $0.33 per share during the third quarter of 1999 as compared to tax basis income available to common shareholders of approximately $19.9 million or $0.41 per share for the third quarter of 1998. CRIIMI MAE earned approximately $13.7 million or $0.26 per share for the nine months ended September 30, 1999, compared to approximately $57.3 or $1.22 per share for the nine months ended September 30, 1998.

      The primary factor in the decrease during the third quarter 1999 was due to the approximately $36.3 million tax basis loss realized on the loans sold in the third quarter from the warehouse line with Citibank. Other factors contributing to the decline in tax basis income were the deduction of reorganization costs and net decreases in earnings from equity investments. In the second quarter of 1998, as part of CBO-2, CMSLP sold servicing rights for $4.2 million resulting in a gain of $4.2 million for tax purposes which was included in equity in earnings in 1998. Partially offsetting the decreases was an increase in net interest margin due to the growth of CRIIMI MAE's portfolio of Subordinated CMBS and, to a lesser extent, earnings from CMO-IV.

Cash Flow

Nine Months ended September 30, 1999 Versus 1998

      Net cash provided by operating activities increased for the nine months ended September 30, 1999 as compared to the nine months ended September 30, 1998. The increase was primarily due to an increase in payables incurred due to the reorganization of the Company and a decrease in receivables due to stipulations and agreements with secured lenders that have resulted in the Company receiving past due CMBS payments.

      Net cash provided by investing activities increased for the nine months ended September 30, 1999 as compared to the nine months ended September 30, 1998. The increase was primarily due to the suspension of the Company's Subordinated CMBS acquisition and origination programs as a result of the Chapter 11 filing in October 1998.

      Net cash used in financing activities increased for the nine months ended September 30, 1999 as compared to the nine months ended September 30, 1998. The increase was primarily due to the suspension of the Company's Subordinated CMBS acquisition activities, suspension of equity and debt offerings, payment of principal paydowns per the stipulation agreements with secured lenders and, to a lesser extent, the suspension of cash dividends paid as a result of the Chapter 11 filing in October 1998.

Results of Operations

Year Ended December 31, 1998 versus 1997

      Interest Income - Subordinated CMBS

      Income from Subordinated CMBS increased by approximately $64 million, or 80%, to $143.7 million during 1998 as compared to $79.7 million during 1997. During 1998, the Company increased its CMBS portfolio by acquiring Subordinated CMBS at purchase prices aggregating approximately $853 million during 1998 as compared to the $554 million during 1997. This increase was partially offset by a reduction in income from Subordinated CMBS due to the de-recognition of $132 million face amount of CMBS from CBO-1 in connection with CBO-2 and also the de-recognition of $345 million face amount of CMBS in connection with CBO-2. See
Note 5 to Notes to Consolidated Financial Statements.

      GAAP requires that interest income generated by Subordinated CMBS be recorded based on the effective interest method using the anticipated yield over the expected life of the Subordinated CMBS. This currently results in income which is lower for financial statement purposes than for tax purposes. Based upon the timing and amount of future credit losses and certain other assumptions estimated by management, as discussed below, the estimated weighted average anticipated unleveraged yield for CRIIMI MAE's Subordinated CMBS for financial statement purposes as of December 31, 1998 and 1997, was approximately 10% and 11%, respectively. The decrease in anticipated unleveraged yield is primarily due to five Subordinated CMBS acquisitions in 1998 with anticipated unleveraged yields between 8.5% and 8.9% which reduced the overall average of the CMBS portfolio. These returns were determined based on the anticipated yield over the expected weighted average life of the Subordinated CMBS, which considers, among other things, anticipated losses and interest expense attributable to the financing of the rated tranches at current interest rates and current borrowing amounts.

      Interest Income-Insured Mortgage Securities

      Interest income from insured mortgage securities decreased by approximately $6.3 million or 13% to $43.1 million for 1998 from $49.4 million for 1997. This decrease was principally due to the prepayment of 22 mortgage securities held by CRIIMI MAE and its wholly owned subsidiaries for net proceeds aggregating approximately $104.0 million and the sale of four mortgage securities and a portion of a fifth mortgage security for net proceeds aggregating approximately $13.4 million during 1998.

      Interest Income-Originated Loans

      Interest income from originated loans of approximately $20.6 million for 1998 was derived from originated loans included in the CMO-IV securitization. The CMO-IV securitization totaled $496 million face value of conduit loans, a majority of which were "No Lock".

      Interest Expense

      Interest expense increased by approximately $58.4 million or 75% to approximately $136.3 million for 1998 from approximately $77.9 million for 1997. This increase was principally a result of increased borrowings in connection with the acquisition of Subordinated CMBS during 1998. Additionally, CRIIMI MAE incurred interest expense in connection with $100 million aggregate principal amount of senior unsecured notes issued during the fourth quarter of 1997 and the issuance of collateralized mortgage obligations in connection with CMO-IV. These increases were partially offset by the impact of $477 million face amount of debt de-recognized from the financial statements in conjunction with CBO-2 in May 1998 and the decrease in the Company's weighted average cost of borrowing to 7.37% in 1998 from 7.68% in 1997, primarily due to a decrease in one-month LIBOR, based on the average, for the year 1997 as compared to the year 1998. Due to the Chapter 11 filing, certain lenders declared defaults or otherwise took action against the Company with respect to a number of CRIIMI MAE's financing facilities. See "LEGAL PROCEEDINGS" for a discussion of material litigation between the Company and various creditors and agreements the Company has reached with certain of these creditors.

      Net Interest Margin

      Net interest margin increased by approximately $19.8 million or 39% for 1998 to approximately $71.0 million from approximately $51.2 million for 1997. The net interest margin increase was due primarily to the increase in Subordinated CMBS and, to a lesser extent, income from originated loans, as previously discussed.

      Gain on Sale of CMBS

      In May 1998, CRIIMI MAE completed CBO-2 pursuant to which it sold $468 million of investment grade securities created through the resecuritization of approximately $1.8 billion of its Subordinated CMBS. CRIIMI MAE recognized a gain of approximately $28.8 million on the sale of $345 million face amount investment grade securities sold without call provisions, recognizing CRIIMI MAE's transfer of control on those securities. The sale of $123 million face amount investment grade securities with significant call provisions was treated as a financing and resulted in an unrealized gain of approximately $26 million. Certain of these securities included call provisions to enable CRIIMI MAE to (1) repurchase bonds if market conditions warrant, and (2) call bonds when it is no longer cost effective to service them. The sold investment grade securities treated as a financing, as well as approximately $1.3 billion face amount of investment grade and non-investment grade securities retained by CRIIMI MAE, are now required to be reflected on CRIIMI MAE's balance sheet at their fair market value. Additionally, due to the sale treatment under FAS 125, all remaining Subordinated CMBS and insured mortgage securities are required to be carried at fair market value. This reclassification currently results in a cumulative net decrease to shareholders' equity of approximately $251.3 million (a $174.0 million decrease from September 30, 1998).

      Additionally, as part of CBO-2, CMSLP sold trustee servicing rights for $4.2 million, resulting in a gain of $4.2 million for tax purposes, and approximately $400,000 for financial reporting purposes.

      Equity in Earnings from Investments

      Equity in earnings from investments decreased by approximately $1.0 million or 28% to $2.6 million during 1998 as compared to $3.6 million during 1997. This decrease included impairment losses on purchased mortgage servicing rights recorded by CMSLP since their fair value was less than their amortized cost at December 31, 1998. The general market turmoil commencing in late summer of 1998 resulted in the use of higher yields in determining the servicing rights' fair value which caused the fair value to be less than the amortized cost. At September 30, 1998, CMSLP was responsible for certain servicing functions on a mortgage loan portfolio of approximately $32 billion. However, due to CRIIMI MAE's Chapter 11 filing and its relationship with CRIIMI MAE, CMSLP arranged for BOMCM (now ORIX) to succeed it as master servicer on two commercial mortgage pools during the fourth quarter of 1998, which resulted in a loss of approximately $1.4 million for the recorded value of the rights, of which substantially all of the loss flowed through to CRIIMI MAE. These decreases were partially offset by increases in servicing fee streams and float income earned on escrow balances derived from the remaining servicing portfolio, which grew to approximately $31.0 billion as of December 31, 1998 as compared to approximately $16.5 billion as of December 31, 1997.

      Other Income

      Other income increased by approximately $1.7 million or 65% to $4.3 million during 1998 as compared to $2.6 million during 1997. This increase was primarily attributable to an increase in short-term interest and other income earned during 1998 on the amounts deposited in the loan origination reserve account, which had an average balance of approximately $38 million for the year ended December 31, 1998. Approximately $1.9 million of short-term interest income and net-carry income were earned on these deposits for the year ended December 31, 1998. Amounts earned on the origination reserve account for the year ended December 31, 1997 were immaterial.

      Gains on Mortgage Dispositions

      During 1998, net gains on mortgage dispositions were approximately $1.2 million, of which approximately $666,000 was a result of 22 prepayments of mortgage securities held by CRIIMI MAE's subsidiaries, or approximately 17% of its portfolio. In addition, CRIIMI MAE sold four unencumbered mortgage securities and a portion of a fifth mortgage security, which resulted in a financial statement gain of $531,000. During 1997, CRI Liquidating's disposition of its remaining 11 mortgage assets and its interest in three limited partnership participation agreements resulted in net gains of approximately $17.4 million (before minority interests) for financial statement purposes. These 1997 net gains were partially offset by nine prepayments of mortgage assets held by CRIIMI MAE's subsidiaries which resulted in financial statement losses of $52,000. For any year, gains or losses on mortgage dispositions are based on the number, carrying amounts and proceeds of mortgages disposed of during the period. The proceeds realized from the disposition of mortgage assets are based on the net coupon rates of the specific mortgages disposed of in relation to prevailing long-term interest rates at the date of disposition.

      General and Administrative Expenses

      General and administrative expenses increased by approximately $5.0 million, or 52%, to $14.6 million for 1998 as compared to $9.6 million for 1997. The increase in general and administrative expenses during these periods was primarily the result of the significant growth of CRIIMI MAE's commercial mortgage operations during the first nine months of 1998. This increase was partially offset in the fourth quarter due to the closing of regional offices, the suspension of certain business activities and the dismissal of employees involved in suspended activities following the Chapter 11 filing.

      Realized Loss on Reverse Repurchase Obligation and Unrealized Losses on Warehouse Obligations

      During 1998, the Company recorded realized and unrealized losses aggregating $4.5 million and $30.4 million, respectively, primarily due to the impact of financial market volatility on losses on hedge positions and commitments related to commercial mortgage loans in the Company's securitization pipeline.

      As part of CMO-IV, the Company intended to sell certain of the security tranches that were not initially sold to the public (the "CMO-IV BBB bonds"). In anticipation of this sale, the Company entered into a transaction to hedge the value of those securities. As a result, CRIIMI MAE borrowed and then sold a 10-year Treasury Note in the amount of $44 million. The Company was informed by Citibank that the position was closed on October 8, 1998. This transaction did not qualify for hedge accounting purposes because it involved the purchase and sale of a cash instrument and therefore is required to be recorded at market ("marked to market"). Because Treasury rates declined from the date of the transaction to the liquidation of the position, the Company recorded a realized loss of approximately $4.5 million, of which approximately $4.1 million was recognized as of September 30, 1998 with the remaining $400,000 loss recognized in the fourth quarter.

      The parties who fund the Company's loan originations are required under the relevant agreements to hedge the related loans and to provide timely written hedge position reporting. As of December 31, 1998, the Company's obligation under the Citibank Program was $28.4 million (based primarily on information provided by Citibank) in excess of the fair value of the loans and the Company's loss exposure under the Prudential Program was $2 million if the Company does not exercise its option. As a result, CRIIMI MAE recorded an aggregate $30.4 million unrealized loss on its obligations as of December 31, 1998. The unrealized loss of $28.4 million relating to the Citibank Program as of December 31, 1998, was based on the estimated fair value of the loans offset by the unpaid principal balance of the loans at December 31, 1998, hedge losses and certain estimated fees and other costs. Depending on market conditions, including interest rate movements, these losses could materially increase or decrease in subsequent reporting periods. The Company calculated the Prudential loss based upon the assumption that the Company would not exercise its option with Prudential.

      Write-Off of Capitalized Origination Costs

      Since the Company no longer has the intention to securitize the remaining loans in warehouse that were originated through the Citibank and Prudential Programs, the net deferred costs of $3.3 million associated with the warehoused loans were written off in 1998.

      Reorganization Items

      During the fourth quarter of 1998, the Company recorded $9.9 million in reorganization items due to the Chapter 11 filings of CRIIMI MAE, CMM and Holdings.

               Reorganization Item                             Amount
               Professional fees                            $ 5,219,000
               Write-off of debt discounts and deferred
                  costs                                       2,835,210
               Employee Retention Program accrued costs         612,885
               Lease Cancellation Fees                          621,902
               Excise Tax                                       300,000
               Other                                            267,950
                                                            -----------
                   Total                                    $ 9,856,947
                                                            ===========

      Financial Statement Net Income

      As a result of the foregoing, net income available to common shareholders for financial statement purposes was approximately $35.4 million for 1998, a 26% decrease from approximately $47.7 million for 1997. On a per basic share basis, financial statement net income decreased to $0.75 per basic share for 1998 from $1.29 per basic share in 1997.

      Tax Basis Income

      CRIIMI MAE earned approximately $66.7 million in tax basis income available to common shareholders in 1998 or $1.38 per share, compared to approximately $54.1 million or $1.45 per share in 1997.

      The primary factors resulting in the $14.7 million increase in tax basis income from 1997 to 1998 was due to the growth of CRIIMI MAE's portfolio of Subordinated CMBS and, to a lesser extent, earnings from CMO-IV. Also contributing to the increase in tax basis income was a $4.2 million gain on the sale of the trustee servicing rights associated with CBO-2. (See Note 5 to Notes to Consolidated Financial Statements). Partially offsetting the increases in the foregoing were increases in interest expense, general and administrative expenses, reorganization items and the write-off of certain net deferred costs related to the Citibank and Prudential Programs. Although, in absolute dollars, tax basis income increased from 1997 to 1998, tax basis income per share decreased due to the increase in the average number of shares outstanding from 37,334,034 in 1997 to 48,502,522 in 1998. Total tax basis income per share for 1997 included $0.21 of non-recurring income from the mortgage dispositions of a subsidiary, CRI Liquidating, that completed its scheduled liquidation in late 1997.

Cash Flow

      Year Ended 1998 versus 1997

      Net cash provided by operating activities increased for 1998 as compared to 1997 primarily due to the increase in the net interest margin resulting from the Company's acquisitions of Subordinated CMBS and, to a lesser extent, CMO-IV (as previously discussed in Results of Operations). This increase in net interest margin was partially offset primarily by an increase in net receivables associated with the Chapter 11 filing.

      Net cash used in investing activities increased for 1998 as compared to 1997. The increase was primarily a result of increased purchases of Subordinated CMBS. Also contributing to the increase in cash used in investing activities was the purchase of $496 million of commercial loans in connection with CMO-IV. These increases were partially offset by approximately $335 million of proceeds received from the sale of collateral bond obligations in connection with CBO-2 and from mortgage securities disposition proceeds.

      Net cash provided by financing activities increased for 1998 as compared to 1997 primarily due to proceeds from debt issuances related to the sale of the collateralized mortgage obligations in connection with CMO-IV, collateralized bond obligations in connection with CBO-2, and variable-rate secured borrowings, net of principal payments, and increased proceeds from equity offerings. These increases were partially offset by payments made in connection with collateral calls made by lenders primarily in the latter part of the third quarter.

Liquidity and Capital Resources

      Prior to the Petition Date, CRIIMI MAE used proceeds from long-term, fixed-rate match-funded debt refinancings, short-term, variable-rate, secured borrowings, unsecured and other borrowings, securitizations and issuances of common and preferred shares to meet the capital requirements of its business plan. Since the Chapter 11 filing, the Company has suspended its Subordinated CMBS acquisition, origination and securitization operations, but continues to service mortgage loans through CMSLP.

      Prior to the Petition Date, CRIIMI MAE financed a substantial portion of its Subordinated CMBS acquisitions with short-term, variable rate borrowings secured by the Company's Subordinated CMBS. The agreements governing these financing arrangements typically required the Company to maintain loan-to-value ratios. The agreements further provided that the lenders could require the Company to post cash or additional collateral if the value of the existing collateral fell below this minimum amount.

      In order to refinance a portion of its short-term, variable rate secured borrowings with long-term, fixed rate debt, the Company entered into resecuritization transactions. In May 1998, CRIIMI MAE completed CBO-2, its second resecuritization of its Subordinated CMBS portfolio, which under FAS 125, qualified for both sale and financing accounting. Through CBO-2, CRIIMI MAE refinanced $468 million of its variable rate debt with fixed-rate, match-funded debt. The debt is considered match-funded because the maturities and principal requirements of the debt match those of the related collateral. The transaction also generated additional borrowing capacity of approximately $160 million, which was used primarily to fund additional Subordinated CMBS purchases. In June 1998, CRIIMI MAE securitized $496 million of originated and acquired commercial mortgage loans by selling $397 million face amount of fixed-rate investment grade securities. The tranches not sold to the public were partially financed with variable-rate, secured financing agreements.

      After the above structured finance transactions, the Company continued to have a substantial amount of short-term, variable rate, secured financing facilities which were subject to the previously discussed collateral requirements based on CMBS security prices. As a result of the turmoil in the capital markets commencing in late summer of 1998, the spreads between CMBS yields and the yields on Treasury securities with comparable maturities began to increase substantially and rapidly. CRIIMI MAE's short-term secured creditors perceived that the value of the Subordinated CMBS securing their facilities with the Company had fallen below the minimum loan-to-value ratio and, consequently, made demand upon the Company to provide cash or additional collateral with sufficient value to cure the perceived value deficiency. In August and September of 1998, the Company received and met collateral calls from its secured creditors. At the same time, CRIIMI MAE was in negotiations with various third parties in an effort to obtain additional debt and equity financing that would provide the Company with additional liquidity.

      On Friday afternoon, October 2, 1998, the Company was in the closing negotiations of a refinancing with one of its unsecured creditors that would have provided the Company with additional borrowings, when it received a significant collateral call from Merrill. The basis for this collateral call, in the Company's view, was unreasonable. After giving consideration to, among other things, this collateral call and the Company's concern that its failure to satisfy this collateral call would cause the Company to be in default under a substantial portion of its financing arrangements, the Company reluctantly concluded on Sunday, October 4, 1998 that it was in the best interests of creditors, equity holders and other parties in interest to seek Chapter 11 protection. Accordingly, the Company filed for relief under Chapter 11 on Monday, October 5, 1998.

      As of September 30, 1999, CRIIMI MAE had secured financing agreements with GACC, Lehman ALI, Inc., First Union, Merrill, Morgan Stanley, and Citicorp. Certain of these lenders have registered the pledged securities in their own names. As a result, the trustee makes payments on such securities to the registered holder. During the fourth quarter of 1998 and first half of 1999, certain registered holders withheld payments related to securities not registered to CRIIMI MAE. As of September 30, 1999 the Company had negotiated and finalized agreements with five of its lenders. CRIIMI MAE Inc.'s cash position has increased from approximately $7 million on October 5, 1998 to approximately $84 million as of November 10, 1999. Due to the uncertainty of the effects of the Chapter 11 filing on the business of the Company, pending litigation, material reorganization items to be incurred during the pendency of the bankruptcy and numerous other factors beyond the Company's control, no assurance can be given that the Company's cash flow will be sufficient to fund operations for any specified period while the Company is in bankruptcy.

      The value of the Company's portfolio is based upon the combined yield of current treasury rates and the current spread above treasury rates that an investor would be willing to pay in a purchase transaction. During the nine months ended September 30, 1999, the required weighted average spread above treasury rates was substantially unchanged on a total portfolio basis. However, treasury rates increased significantly from December 31, 1998 which, when combined with the required spreads, resulted in an aggregate $68.8 million decrease in the value of the Company's portfolio of CMBS and FHA's and GNMA's from December 31, 1998 to September 30, 1999. For the period from September 30, 1999 to November 12, 1999, treasury rates have increased. If treasury rates increase and/or spreads widen from September 30, 1999 levels, the value of the Company's portfolio of securities would decrease.

      In addition, on March 5, 1999, Morgan Stanley sold the CBO-2 BBB Bonds which have a face amount of $205.8 million and a coupon of 7%. The proceeds of $159 million were used to pay off $141.2 million of the related short-term, variable-rate debt due Morgan Stanley and the remaining net proceeds of $17.8 million were remitted to CRIIMI MAE. CRIIMI MAE retained the right to call each CMBS when the outstanding principal balance amortizes to 15% of its original face balance. The 15% call option prevents CRIIMI MAE from surrendering control of the assets pursuant to the requirements of FAS 125 and thus the transaction is accounted for as a secured borrowing and not a sale. This resulted in CRIIMI MAE recognizing a fixed-rate liability for these bonds in the amount of the gross proceeds, which was approximately $159 million.

      On April 5, 1999, the Company finalized an agreement by which, Salomon Smith Barney, in cooperation with CRIIMI MAE, agreed to sell two classes of investment grade CMBS from CMO-IV with a face amount of $45.9 million and an average coupon rate of 6.96% constituting a portion of the collateral security advances under financing agreements with Citicorp. CRIIMI MAE would retain the right to call each CMBS when the principal balance amortizes to 15% of its original face balance. The 15% call option would prevent CRIIMI MAE from surrendering control of the assets pursuant to the requirements of FAS 125 and thus the transaction would be accounted for as a secured borrowing and not a sale. A minimum sales price was established in order to sell the bonds. Proceeds from the sale would be used to pay off $39.6 million of secured debt, certain costs, and the remainder, if any, remitted to CRIIMI MAE. This would result in CRIIMI MAE recognizing a fixed-rate liability for these bonds, when they are sold, in the amount of the gross proceeds. During May 1999, the Company sold $20 million face amount of investment grade CMBS from CMO-IV in accordance with the agreement noted above. Accordingly, the proceeds from the sale of these CMBS were used to pay off a portion of the secured debt owed under the Citicorp financing agreements and the Company recognized fixed rate debt in the amount of the gross proceeds received. Therefore, the total realized less the variable rate secured borrowings associated with these investment grade securities were proportionally reduced (approximately $17 million) on the balance sheet to reflect the partial sale. The remaining $25.9 million face amount of the investment grade CMBS from CMO-IV were sold on October 8, 1999, and therefore that transaction will be reflected in the fourth quarter as described above.

      On August 5, 1999, all but three of the commercial loans originated under the Citibank Program in 1998, were sold for gross proceeds of approximately $308 million. The loans sold had an aggregate unpaid principal balance of $339 million. As a result of the valuation received in the sale, the Company recorded an additional $10.9 million unrealized loss in the second quarter bringing its unrealized losses through June 30, 1999 to $35.3 million.

The unrealized losses recorded through June 30, 1999 also included an estimate of losses (approximately $2 million) related to the three loans in the Citibank warehouse program (unpaid principal balance of $32.7 million) not sold on August 5, 1999. On September 16, 1999, the remaining three loans were sold resulting in approximately $1.1 million in additional losses due to a decrease in the actual proceeds received as compared to the estimated proceeds anticipated on June 30, 1999. The loans sold had an aggregate principal balance of approximately $32.7 million. Therefore, the total realized loss incurred in connection with the Citibank Program was $36.3 million. Prior to the actual sale of these loans the Company had recorded its unrealized losses based on pricing data received from Citibank.

      The Company's ability to resume the acquisition of Subordinated CMBS, as well as its loan origination and securitization programs, depends first on its ability to obtain the requisite recapitalization financing, obtain confirmation and approval of a plan reorganization and emerge from bankruptcy as a successfully reorganized company and second, on its ability to access additional capital once it has successfully emerged from bankruptcy. Factors which could affect the Company's ability to access additional capital include, among other things, the cost and availability of such capital, changes in interest rates and interest rate spreads, changes in the commercial mortgage industry and the commercial real estate market, general economic conditions, perceptions in the capital markets of the Company's business, covenants under the Company's debt securities and credit facilities, results of operations, leverage, financial condition, and business prospects. The Company can give no assurance as to whether it will be able to obtain additional capital or the terms of any such capital.

      Dividends

      During the pendency of the Chapter 11 proceedings, the Company is prohibited from paying cash dividends without first obtaining Bankruptcy Court approval. Among the other factors which impact CRIIMI MAE's dividends are (i) the level of income earned on uninsured mortgage assets, such as Subordinated CMBS (including, but not limited to, the amount of OID income and losses, if any, on Subordinated CMBS), and, to the extent applicable, originated loans, which varies depending on prepayments, defaults, etc., (ii) the level of income earned on CRIIMI MAE's or its subsidiaries' insured mortgage security collateral depending on prepayments, defaults, etc., (iii) the fluctuating yields on short-term, variable rate, debt and the rate at which CRIIMI MAE's LIBOR-based debt is priced, as well as the rate CRIIMI MAE pays on its other borrowings,
(iv) the rate at which cash flows from mortgage assets, mortgage dispositions, and, to the extent applicable, loan origination reserves, escrow deposits and distributions from its subsidiaries can be reinvested, (v) changes in operating expenses (including those related to the Chapter 11 filing), (vi) to the extent applicable, cash dividends paid on preferred shares, (vii) to the extent applicable, whether the Company's taxable mortgage pools continue to be exempt from corporate level taxes, (viii) the timing and amounts of cash flows attributable to its other lines of business - mortgage servicing, advisory, to the extent applicable, origination services and, (ix) to the extent applicable, realized losses on certain transactions. See "GENERAL INFORMATION - Business and CMBS Portfolio - Effect of Chapter 11 Filing on REIT Status and Other Tax Matters" regarding the payment of a junior preferred stock dividend with respect to 1998 taxable income and the anticipated distribution of all or a substantial portion of its 1999 taxable income in the form of non-cash taxable dividends. See also "PLAN SUMMARY AND KEY CONSIDERATIONS - Plan Summary - Claims Against and Interests in CMI," "BUSINESS PLAN," and "PLAN OF REORGANIZATION - Treatment of Claims and Interests Under the Plan" regarding matters contemplated by the Plan and otherwise, which may impact CRIIMI MAE's dividends.

      Due to the Chapter 11 filing on October 5, 1998, dividends were not paid during the first nine months of 1999 on common or preferred shares. However, since dividends on the Company's Series B, C and D Preferred Shares are cumulative, the dividends payable at September 30, 1999 were accrued in the financial statements. For the three and nine months ended September 30, 1998, dividends paid on Series B were approximately $1.5 million and approximately $4.3 million or $0.915 and $2.675 per share, respectively, dividends paid on Series C Preferred Shares were approximately $357,000 and $1.1 million, respectively, and dividends paid on Series D Preferred Shares were approximately $109,000, respectively.

      REIT Status

      CRIIMI MAE has elected to qualify as a REIT for tax purposes under Sections 856-860 of the Internal Revenue Code and has maintained REIT status through the 1998 tax year. To qualify for tax treatment as a REIT under the Internal Revenue Code, CRIIMI MAE must satisfy certain criteria, including certain requirements regarding the nature of its ownership, assets, income and distributions of taxable income. For a discussion of the effect of the Chapter 11 filing on REIT status and related risks see "BUSINESS - Effect of Chapter 11 Filing on REIT Status and Certain Tax Matters."

      Investment Company Act

      For a discussion of the Investment Company Act and the risk to the Company if it were required to register as an Investment Company, see "CERTAIN RISK FACTORS-Investment Company Act Risk."

G. Quantitative and Qualitative Disclosures About Market Risk

      The Company's principal market risk is exposure to changes in interest rates related to the US Treasury market as well as the LIBOR market. The Company will experience fluctuations in the market value of its assets related to changes in the interest rates of US Treasury bonds as well as increases in the spread between US Treasury bonds and CMBS. The Company will also have an increase in the amount of interest expense paid on its variable rate obligations primarily due to increases in One-Month LIBOR.

      CRIIMI MAE has entered into interest rate protection agreements to mitigate the adverse effects of rising interest rates on the interest payments due under its variable-rate borrowings. The caps provide protection to CRIIMI MAE to the extent interest rates, based on a readily determinable interest rate index (typically One-Month LIBOR), increase above the stated interest rate cap, in which case, CRIIMI MAE will receive payments based on the difference between the index and the cap which will serve to off-set the increase in interest payments due under the related variable rate borrowing arrangements. The term of the cap as well as the stated interest rate of the cap, which in most cases is currently above the current rate of the index, will limit to some degree the amount of protection that the caps offer.

      Prior to the Petition Date, CRIIMI MAE financed a substantial portion of its Subordinated CMBS acquisitions with short-term, variable rate borrowings secured by the Company's CMBS. The agreements governing these financing arrangements typically required the Company to maintain collateral at all times with a market value not less than a specified percentage of the outstanding indebtedness. The agreements further provided that the lenders could require the Company to post cash or additional collateral if the value of the existing collateral fell below this threshold amount. These financing arrangements were used by CRIIMI MAE to provide financing during the period of time from the acquisition or creation of the Subordinated CMBS to the date when CRIIMI MAE would resecuritize the portfolio in order to match-fund a significant portion of the portfolio with fixed rate debt, thereby eliminating interest rate risk on this portion of the CMBS.

      The value of the Company's portfolio is based upon the combined yield of current treasury rates and the current spread above treasury rates that an investor would be willing to accept in a purchase transaction. During the nine months ended September 30, 1999, the required weighted average spread above treasury rates was substantially unchanged on a total portfolio basis. However, treasury rates increased significantly from December 31, 1998 which, when combined with the required spreads, resulted in an aggregate $68.8 million decrease in the value of the Company's portfolio of CMBS and FHA's and GNMA's from December 31, 1998 to September 30, 1999. For the period from September 30, 1999 to November 12, 1999, treasury rates have increased. If treasury rates increase and/or spreads widen from the September 30, 1999 levels, the value of the Company's portfolio of securities would decrease.

H. Market and Trading Information

Market Data

      CRIIMI MAE's common stock is listed on the New York Stock Exchange (symbol
CMM). As of September 30, 1999, there were approximately 2,130 holders of record of the Company's common stock. The following table sets forth the high and low closing sales prices and the dividends per share for CRIIMI MAE's common stock during the periods indicated:

                               1999
                      ---------------------

                        Sales Price
       Quarter Ended    High            Low          Dividends per Share
       -------------    -----------     ---------    -------------------

       March 31          $3-7/8         $2-9/16          $--(1)
       June 30            2-3/4          1-15/16          --(1)
       September 30       3-3/16         1-15/16          --(1)
                                                        ========

                               1998
                      ---------------------

                        Sales Price
       Quarter Ended    High            Low          Dividends per Share
       -------------    -----------     ---------    -------------------

       March 31         $16-1/16        $14-7/8          $0.37
       June 30           15-3/4          13-7/8           0.40
       September 30      14-15/16         8-5/8           0.40
       December 31        7-1/8           1-1/4             --(1)(2)
                                                        ========
                                                         $1.17

(1) During the pendency of the Chapter 11 proceedings, the Company is prohibited from paying cash dividends without first obtaining Bankruptcy Court approval.
(2) The Company declared a dividend payable in junior preferred stock on September 14, 1999 for the 1998 tax year. Such dividend was paid on November 5, 1999

I. Management

Directors And Executive Officers Of CRIIMI MAE

      The following table sets forth certain information concerning the executive officers and directors of the Company as of September 30, 1999.

             Name                  Age           Position
             ----                  ---           --------

William B. Dockser (1)............ 62  Chairman of the Board and Director
H. William Willoughby (1)......... 53  President, Secretary and Director
Cynthia O. Azzara................. 40  Senior Vice President,
                                          Chief Financial Officer
                                          and Treasurer
David B. Iannarone................ 38  Senior Vice President and General Counsel
Donald R. Drew (5)................ 42  Senior Vice President/Originations
Brian L. Hanson................... 38  Senior Vice President/Servicing
Garrett G. Carlson, Sr. (2)(3)(4). 62  Director
G. Richard Dunnells (2)(3)(4)..... 62  Director
Robert J. Merrick (2)(3)(4)....... 54  Director
Robert E. Woods (2)(3)(4)......... 51  Director

----------
(1)   Member of the Transactional Committee
(2)   Member of the Audit Committee
(3)   Member of the Compensation and Stock Option Committee
(4)   Member of the Special Reorganization Committee
(5)   Mr. Drew resigned effective January 3, 2000.

      Mr. William B. Dockser has been Chairman of the Board of CRIIMI MAE since 1989. Mr. Dockser also serves as Chairman of the Board of CRI, Inc., the former advisor to CRIIMI MAE, which currently oversees a $3 billion real estate portfolio. Prior to forming CRI in 1974, he served as President of Kaufman Broad Asset Management, Inc., an affiliate of Kaufman and Broad, Inc., which managed a number of publicly held limited partnerships created to invest in low and moderate income multifamily apartment complexes. For a period of 2 1/2 years prior to joining Kaufman and Broad, he served in various positions at HUD, culminating in the post of Deputy FHA Commissioner and Deputy Assistant Secretary for Housing Production and Mortgage Credit, where he was responsible for a federally insured housing production program. Before coming to Washington, Mr. Dockser was a practicing attorney in Boston and also was a special Assistant Attorney General for the Commonwealth of Massachusetts. He holds a Bachelor of Laws degree from Yale University Law School and a Bachelor of Arts degree from Harvard University.

      Mr. H. William Willoughby has been President of CRIIMI MAE since 1990. Mr. Willoughby was a co-founder of CRI and has served as its President since its inception in 1974. Mr. Willoughby is principally responsible for the structuring and oversight of investment vehicles and acquisition programs. Prior to joining CRI in 1974, he was Vice President of Shelter Company of America and a number of its subsidiaries, dealing principally with real estate development and equity financing. Before joining Shelter Company, he was a senior tax accountant with Arthur Andersen & Company. He holds a Juris Doctorate degree, a Master of Business Administration degree and a Bachelor of Science degree in Business Administration from the University of South Dakota.

      Ms. Cynthia O. Azzara has been Chief Financial Officer since 1994, a Senior Vice President since 1995 and Treasurer since 1997. Ms. Azzara is responsible for accounting, financial and treasury matters of CRIIMI MAE as well as equity and debt placements in the capital markets. From 1989 to 1994, she served as Vice President/Controller of CRI public funds. From 1985 to 1989, she held positions at CRI as manager of financial reporting and assistant controller. Before joining CRI in 1985, Ms. Azzara was controller for a consulting company and was a staff accountant for a regional CPA firm in Virginia. Ms. Azzara is a certified public accountant and holds a B.B.A. in accounting from James Madison University, magna cum laude.

      Mr. David B. Iannarone is Senior Vice President and General Counsel of CRIIMI MAE. Mr. Iannarone joined CRIIMI MAE Inc. during 1996, and is responsible for all corporate legal affairs. From 1991 to 1996, he served with the Federal Deposit Insurance Company/Resolution Trust Company as Counsel-Securities and Finance. From 1989 to 1991, Mr. Iannarone served with Citibank, N.A. as assistant vice president and counsel, serving the World Corporate Group and the Corporate Banking Department. He was with Kaye, Scholer, Fierman, Hays & Handler as an associate in the Corporate and Banking Department from 1986 to 1989. Mr. Iannarone received an LLM from the Georgetown University Law Center, a JD from the University of Villanova School of Law, and a BA from Trinity College.

      Mr. Donald R. Drew, who served as a Senior Vice President of the Company since April 1997, resigned effective January 3, 2000.

      Mr. Brian L. Hanson has been a Senior Vice President of the Company since March 1998. From March 1996 to March 1998, he served as Group Vice President of the Company. Prior to joining the Company, from May 1991 to February 1996, Mr. Hanson was with the Lanham, Maryland based company of JCF Partners, where he served as Chief Operating Officer and Director of Asset Operations and Portfolio Director.

      Mr. Garrett G. Carlson, Sr. has served as a Director of the Company since 1989. Mr. Carlson has served as President of Can-American Realty Corp. and the Canadian Financial Corp. since 1979 and 1974, respectively, and President of Garrett Real Estate Development since 1982. Since 1996, Mr. Carlson has served as a director of Satellite Broadcasting Company. From 1985 to 1995, he served as Chairman of the Board of SCA Realty Holdings Inc; from 1983 to 1995, he served as Vice Chairman of the Shelter Development Company Ltd. and from 1992 to 1994, he served as a director of Bank Windsor.

      Mr. G. Richard Dunnells has served as a Director of the Company since 1991. Since 1995, Mr. Dunnells has served as the Hiring Partner of the law firm Holland & Knight. He was Chairman of the Washington, D.C. law firm of Dunnells & Duvall from 1989 to 1993 and was the firm's Senior Partner from 1973 to 1993. Mr. Dunnells served on the President's Commission on Housing from 1981 to 1982 and thereafter served in various roles at the U.S. Department of Housing and Urban Development from 1969 to 1973, including Special Assistant to the Under-Secretary, Deputy Assistant Secretary for Housing and Urban Renewal and Deputy Assistant Secretary for Housing Management.

      Mr. Robert J. Merrick has served as a Director of the Company since 1997. Since February 1998, Mr. Merrick has served as the Chief Credit Officer and Director of MCG Credit Company. From 1985 to 1997, he served as Executive Vice President and Chief Credit Officer of Signet Banking Company. In addition, while at Signet, Mr. Merrick also served as Chairman of the Credit Policy Committee and was a member of the Asset and Liability Committee, as well as the Management Committee. Prior to joining Signet, Mr. Merrick was a Credit Officer of the Virginia Banking Company from 1980 to 1984. He also served as Senior Vice President of the Bank of Virginia from 1976 to 1980.

      Mr. Robert Woods has served as a Director of the Company since 1998. He is currently the Managing Director and head of loan syndications for the Americas at Societe Generale in New York where he has served in that position since 1997. Prior to that, Mr. Woods had been Managing Director and Head of the Real Estate Capital Markets and Mortgage-Backed Securities division at Citicorp since 1991. Mr. Woods also served as Head of Citicorp's syndications, private placements, money markets and asset-backed businesses from 1985 to 1990.

      Mr. Douglas L. Cooper, who had served as a Senior Vice President of the Company since March 1998, resigned in October 1999.

Compensation of Directors

      Directors who are also employees of the Company receive no additional compensation for their services as directors. Each independent Director receives
(i) an aggregate annual fee of $12,000, (ii) 500 common shares annually, (iii) options to purchase 500 common shares annually and (iv) a fee of $750 (for telephonic meetings) or $1,500 (for in-person meetings) per day for each meeting in which such director participates, including committee meetings held on days when the Board of Directors is not meeting. In addition, the Company reimburses directors (including those employed by the Company as executive officers) for travel and other expenses incurred in connection with their duties as directors of the Company. The independent directors, in addition to the foregoing compensation have received additional compensation for their service on the Special Reorganization Committee. Messrs. Carlson, Dunnells and Merrick each received $25,000.00 and Mr. Woods, as lead director, received $35,000.00. See "The Debtors and Chapter 11 Filing and other Chapter 11 Events" for a further description of the Special Reorganization Committee.

Committees of the Board of Directors

      The Board of Directors has an Audit Committee, a Compensation and Stock Option Committee, a Transactional Committee and a Special Reorganization Committee. The Company has no nominating or similar committee.

      Audit Committee. The Board of Directors has an Audit Committee currently comprised of Messrs. Carlson, Dunnells, Merrick and Woods, each of whom is an independent director. The functions performed by the Audit Committee are to: (1) recommend independent auditors to the Company; (2) review the scope of the audit, audit fees, the audit report and the management letter with the Company's independent auditors; (3) review the financial statements of the Company; (4) review and approve non-audit services provided by the independent auditors; and
(5) consult with the independent auditors and management with regard to the adequacy of internal controls.

      Compensation and Stock Option Committee. The Board of Directors has a Compensation and Stock Option Committee currently comprised of Messrs. Carlson, Dunnells, Merrick and Woods, each of whom is an independent director. The Compensation and Stock Option Committee was formed to establish, review and modify the compensation (including salaries and bonuses) of the Company's executive officers, to administer the Employee Stock Option Plan and to perform such other duties as may be delegated to it by the Board of Directors.

      Transactional Committee. The Board of Directors has a Transactional Committee currently comprised of Messrs. Dockser and Willoughby. The Transactional Committee was formed to review and approve certain debt and equity financings, and securitizations and resecuritizations of assets, with certain of the foregoing subject to specific limitations.

      Special Reorganization Committee. The Board of Directors has a Special Reorganization Committee comprised of Messrs. Carlson, Dunnells, Merrick and Woods established in connection with the Company's Chapter 11 proceeding. See "The Debtors and Chapter 11 Filing and other Chapter 11 Events" for a further description of the Special Reorganization Committee.

Executive Compensation

      The following table sets forth certain information concerning compensation earned during the last three years by the Chairman of the Board of Directors and each of the other four most highly compensated executive officers of the Company whose income exceeded $100,000 during the year ended December 31, 1998 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                     Annual Compensation(1)                                        Long Term Compensation
                     ----------------------                                        ----------------------

                                                                       Restricted          Securities
                                                                         Stock             Underlying    All Other
                          Year      Salary ($)     Bonus ($)             Awards            Options (#)   Compensation ($)
                          ----      ----------     ---------             ------            -----------   ----------------
William B. Dockser        1998        $285,600      $ 59,000               -0-             225,000       $334,916(2)
    Chairman of           1997        $230,000      $215,000               -0-             150,000       $467,424(2)
    the                   1996        $167,500      -0-                    -0-             -0-           $494,672(2)
    Board of
    Directors

H. William                1998        $285,600      $ 59,000               -0-             225,000       $334,916(2)
Willoughby                1997        $230,000      $215,000               -0-             150,000       $467,424(2)
    President and         1996        $167,500      -0-                    -0-             -0-           $494,672(2)
    Secretary

Frederick J.              1998        $233,150      $ 48,000               -0-             25,000        -0-
Burchill                  1997        $191,875      $200,000               -0-             45,000        -0-
    Executive             1996        $179,375      $125,000               -0-             20,000        -0-
    Vice
    President (3)

Cynthia O. Azzara         1998        $185,150      $ 45,000               -0-             20,000        -0-
    Senior Vice           1997        $147,500      $ 77,500               -0-             25,000        -0-
    President,            1996        $135,000      $ 50,000               -0-             10,000        -0-
    Chief
    Financial
    Officer and
    Treasurer

Donald R. Drew            1998        $525,500(4)   $ 30,000               -0-             10,000        -0-
    Senior Vice           1997        $166,596(5)   -0-                    -0-             -0-           -0-
    President (6)

----------

(1) Certain of the Company's executive officers receive personal benefits in addition to salary; however, the aggregate amounts of such personal benefits do not exceed the lesser of $50,000 or 10% of annual salary and bonus reported for any Named Executive Officer.
(2) These amounts represent deferred compensation which the Company has agreed to pay for services performed in connection with the Merger. These amounts were paid solely from principal and interest received by the Company from CRI in connection with a note receivable acquired by the Company in the Merger.
(3) Mr. Burchill resigned as Executive Vice President of the Company effective February 8, 1999.
(4) This amount includes commissions paid of $416,125 but does not include $144,579 owed to Mr. Drew for commissions accrued, but not paid, prior to the Petition Date, with respect to which Mr. Drew has an unsecured claim.
(5) This amount relates to the period from April 7, 1997 (commencement of employment) through December 31, 1997 and includes commissions paid of $55,216.
(6) Mr. Drew resigned effective January 3, 2000.

      Employment Agreements

      On June 30, 1995, in connection with the Merger, the Company, through its wholly-owned operating subsidiary CMM, entered into employment agreements with each of Messrs. Dockser and Willoughby. In connection with the adoption of the Employee Retention Plan, such employment agreements were assumed by CMM and were amended as of October 5, 1998 (together and as amended, the "Employment Agreements"). The Employment Agreements each expire June 30, 2000 and provide that Messrs. Dockser and Willoughby salaries will be adjusted at least annually by the Compensation and Stock Option Committee of the Board of Directors. Each of Mr. Dockser and Mr. Willoughby currently receive a base salary of $324,500. The Employment Agreements require each of Messrs. Dockser and Willoughby to devote a substantial portion of his time to the affairs of the Company and its affiliated entities, except that each of them may devote time to other existing business activities; provided that the time devoted to such other existing business activities does not interfere with the performance of his duties to the Company and its affiliated entities. The agreements define the phrase "substantial portion" to mean all of the time required to perform the services necessary and appropriate for the conduct of the businesses of the Company and its affiliated entities.

      In the event of a change of control, as defined in the Employment Agreements, Messrs. Dockser and Willoughby reserve the right to voluntarily terminate their employment with the Company. Messrs. Dockser and Willoughby are entitled to severance payments in an amount equal to 18 months' base salary upon termination without cause and upon an involuntary resignation for any of the reasons set forth in the Employment Agreements, including a change of control. Messrs. Dockser and Willoughby are not currently entitled to receive any retention payments under the Employment Retention Plan. The Bankruptcy Court may, at its discretion, upon request, authorize the payment of certain retention payments to Messrs. Dockser and Willoughby in connection with services rendered during the Chapter 11 cases.

      The Employment Agreements provide for indemnification of Messrs. Dockser and Willoughby to the extent provided for in the bylaws of the Company and/or CMM up to and including amounts totaling a maximum of $250,000 for all covered persons, constituting the aggregate deductible under applicable Director and Officer insurance policies, the application of any available portion of proceeds of applicable Director and Officer insurance policies, up to $20 million in the aggregate for all covered persons, and the payment of all uninsured indemnification arising under the post-petition actions of the executives for which they are otherwise entitled to indemnification under the Bylaws of the Company and/or CMM.

      In July 1998, the Company entered into a new employment agreement with Cynthia O. Azzara that, in connection with the adoption of the Employee Retention Plan, was assumed by CMM and was amended as of October 5, 1998 (as amended, the "Azzara Employment Agreement"). The Azzara Employment Agreement has a three year term and provides for minimum base annual compensation of $225,000. The Azzara Employment Agreement contains provisions that prohibit Ms. Azzara from competing with the Company and certain of its affiliates for a period not to extend beyond October 5, 2000, subject to certain limited exceptions. In addition, Ms. Azzara is entitled to receive retention payments, under the Employee Retention Plan, equal to two times her base salary semiannually over a two year period, subject to certain conditions. The first retention plan payment to Ms. Azzara was paid on April 15, 1999 and the second was paid on October 15, 1999. The fourth retention plan payment to Ms. Azzara is subject to Bankruptcy Court approval. The entire unpaid portion of the retention payments owed to Ms. Azzara will become immediately due and payable upon the effective date of a plan of reorganization of the Company, only upon receipt of Bankruptcy Court approval, or upon the termination of Ms. Azzara other than for cause.

      Ms. Azzara is entitled to severance payments in an amount equal to 24 months' base salary upon termination without cause. In addition, upon termination following a change of control, all options to acquire shares of the Company's common stock held by Ms. Azzara, to the extent not then exercisable, will become immediately exercisable. The Azzara Employment Agreement provides for indemnification of Ms. Azzara to the extent provided for in the bylaws of the Company and/or CMM up to and including amounts totaling a maximum of $250,000 for all covered persons, constituting the aggregate deductible under applicable Officer and Director insurance policies, the application of any available portion of proceeds of applicable Officer and Director insurance policies, up to $20 million in the aggregate for all covered persons, and the payment of all uninsured indemnification arising under the post-petition actions of the executive for which she is otherwise entitled to indemnification under the bylaws of the Company and/or CMM.

      Pursuant to the Employee Retention Plan, options granted by the Company after October 5, 1998 will, subject to Bankruptcy Court approval, become exercisable upon a change of control.

      Employee Stock Option Plan

      The purpose of the Employee Stock Option Plan is to enhance the long-term profitability of the Company and shareholder value by offering incentives and rewards to those officers and other employees of the Company and its subsidiaries who are important to the Company's growth and success, and to encourage such officers and employees to remain in the service of the Company and its subsidiaries and to acquire and maintain stock ownership in the Company. See "PLAN OF REORGANIZATION - The Reorganized Debtors" regarding amendments to the Employee Stock Option Plan proposed in connection with the Debtors' Plan.

      At September 30, 1999, the Employee Stock Option Plan provided for the grant of stock options to purchase up to 2,000,000 shares of Company common stock. As of September 30, 1999, options to purchase a total of 1,701,521 common shares were outstanding under the Employee Stock Option Plan. Options granted under the Employee Stock Option Plan may be designated as either "nonqualified stock options" or "incentive stock options." The exercise price for options granted under the Employee Stock Option Plan may not be less than the fair market value of a share of common stock on the date of grant.

      Any executive officer or other employee of the Company or any subsidiary of the Company is eligible to be granted options, subject to certain limitations. The Compensation and Stock Option Committee is authorized to select from among eligible employees the individuals to whom options are to be granted and to determine the number of shares subject to each option, whether such options are to be incentive stock options or nonqualified stock options, and the terms and conditions of the options consistent with terms and provisions of the Employee Stock Option Plan.

      The Employee Stock Option Plan is administered by the Compensation and Stock Option Committee. Currently, the Compensation and Stock Option Committee consists of Messrs. Carlson, Dunnells, Merrick and Woods, each of whom is an independent director and a "non employee director" within the meaning of Rule 16b-3, as promulgated under Section 16 of the Exchange Act. Except as permitted by Rule 16b-3(c)(2) under the Exchange Act, options may not be granted under the Employee Stock Option Plan to any member of the Compensation and Stock Option Committee during the term of his or her membership on the Compensation and Stock Option Committee.

      Pursuant to the Employee Retention Plan, options granted by the Company after October 5, 1998 will, subject to Bankruptcy Court approval, become exercisable upon a change of control.

      The following table sets forth certain information concerning options granted to the Named Executive Officers during the year ended December 31, 1998:

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                   % of Total Options
                              Common Shares        Granted to
                              Underlying           Employees            Exercise Price       Expiration            Grant Date
Name                          Options Granted      in Fiscal Year         ($/sh)                Date               Present Value
----                          ---------------      --------------       --------------       -----------           -------------
William B. Dockser            225,000(1)           28.99%               $15.7500             16-Mar-2006           $299,363(2)

H. William Willoughby         225,000(1)           28.99%               $15.7500             16-Mar-2006           $299,363(2)

Frederick J. Burchill (3)      25,000(1)            3.22%               $15.7500             08-Feb-1999            $33,263(2)

Cynthia O. Azzara              20,000(1)            2.58%               $15.7500             16-Mar-2006            $26,610(2)

Donald R. Drew (4)             10,000(1)            1.29%               $15.7500             16-Mar-2006            $13,305(2)

----------

(1) These options were granted on March 16, 1998 and will vest in equal annual installments commencing on the first anniversary of the date of grant.

(2) These values are estimated on the date of grant using the Black-Scholes option pricing model, which produces a per option share value as of March 16, 1998, the grant date, of $1.3305 using the following principal assumptions: expected stock price volatility of 26.6%, risk free rate of return of 4.95%, dividend yield of 9.4% and expected life of 8 years. No adjustments have been made for forfeitures or nontransferability. The actual value, if any, that the executive officer will realize from these options will depend solely on the increase in the stock price over the option price when the options are exercised.
(3) Mr. Burchill resigned as Executive Vice President of the Company effective February 8, 1999.
(4) Mr. Drew resigned effective January 3, 2000.

      The following table provides information concerning the exercise of options during the year ended December 31, 1998 for each of the Named Executive Officers.

       AGGREGATED OPTION EXERCISES IN 1998 AND YEAR-END 1998 OPTION VALUES

                                                                         Number of Common Shares        Value of Unexercised
                            Common Shares Acquired                       Underlying Unexercised         in-the-money Options
                            on Exercise                Value Realized    Options at FY-end (#)          at FY-end ($)
Name                        During 1998(#)                ($)(1)         Exercisable/Unexercisable      Exercisable/Unexercisable(2)
----                        ----------------------     --------------    ---------------------------    ----------------------------
William B. Dockser          12,698                     $52,125           $677,302       $975,000            $0           $0

H. William Willoughby       2,000                      $10,710           $841,905       $975,000            $0           $0

Frederick J. Burchill (3)   20,000                     $77,100           $ 73,332       $ 61,668            $0           $0

Cynthia O. Azzara           6,600                      $27,505           $ 33,399       $ 40,001            $0           $0

Donald R. Drew (4)          -0-                        -0-               -0-            $ 10,000            $0           $0

----------

(1) The value realized on the exercise of stock options was determined by taking the difference between the option price and the fair market value of the common shares on the date of exercise.
(2) Options have been granted at exercise prices from $9.77 to $15.9375. The closing price of a share of common stock was $3.50 on December 31, 1998. The exercise price of the option shares exceeded the market value of such options at fiscal year end and, accordingly, such options were not "in the money" as of December 31, 1998.
(3) Mr. Burchill resigned as Executive Vice President of the Company effective February 8, 1999.
(4) Mr. Drew resigned effective January 3, 2000.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information regarding the beneficial ownership of the Company's common stock as of February 29, 2000 by
(i) each person known by the Company to be the beneficial owner of more than 5% of its common stock, (ii) each director of the Company, (iii) each Named Executive Officer, and (iv) all directors and executive officers of the Company as a group. Unless otherwise indicated, each stockholder has sole voting and investment power with respect to the shares beneficially owned.

                                    Amount and Nature of Common   Percentage of Common
Name                                Shares Beneficially Owned     Shares Outstanding
----                                -------------------------     ------------------
William B. Dockser                  3,679,949 (1)(2)                   5.6%
H. William Willoughby               3,459,827 (1)(3)                   5.0%
Garrett G. Carlson, Sr.                18,910 (4)                       *
G. Richard Dunnells                    17,130 (5)                       *
Robert J. Merrick                       5,246 (6)                       *
Robert E. Woods                         2,164 (7)                       *
Cynthia O. Azzara                     101,079 (8)                       *
Brian L. Hanson                        37,595 (9)                       *
David B. Iannarone                     34,929(10)                       *

All Directors and Executive
 Officers as a Group (9 persons)    7,353,358(11)                     11.2%

Gotham Partners L.P.
Gotham Partners III
Gotham International Advisors LLC   6,009,000(12)                      9.2%
  110 East 42nd Street 18th Floor
  New York, NY  10017

* Less than 1%.

(1) Includes 3,471 common shares owned by C.R.I, Inc. of which Messrs. Dockser and Willoughby are the sole shareholders.
(2) Includes 1,409,525 shares exercisable upon exercise of presently exercisable options or those exercisable within 60 days. Includes 131,592 common shares held by Mr. Dockser's wife, 156,817 common shares held by the William B. Dockser '59 Charitable Lead Annuity Trust (for which Mr. Dockser has sole voting power) and 250,907 common shares held by the Dockser Family Foundation (for which Mr. Dockser has sole voting power).
(3) Includes 1,601,170 shares exercisable upon exercise of presently exercisable options or those exercisable within 60 days. Includes 43,100 common shares held by Mr. Willoughby's wife, 34,384 common shares held by Mr. Willoughby's parents, 10,000 common shares held by Mr. Willoughby's son and 4,095 common shares held by Mr. Willoughby's daughter.
(4) Includes 2,910 shares exercisable upon exercise of presently exercisable options or those exercisable within 60 days. Includes 1,000 common shares held by Mr. Carlson's wife and 14,500 common shares held by a partnership for which Mr. Carlson is the sole general partner.
(5) Includes 2,910 shares exercisable upon exercise of presently exercisable options or those exercisable within 60 days.
(6) Includes 1,746 shares exercisable upon exercise of presently exercisable options or those exercisable within 60 days.
(7) Includes 1,164 shares exercisable upon exercise of presently exercisable options or those exercisable within 60 days.
(8) Includes 79,635 shares exercisable upon exercise of presently exercisable options or those exercisable within 60 days.
(9) Includes 37,595 shares exercisable upon exercise of presently exercisable options or those exercisable within 60 days.
(10) Includes 34,929 shares exercisable upon exercise of presently exercisable options or those exercisable within 60 days.
(11) Includes 3,171,584 shares exercisable upon exercise of presently exercisable options or those exercisable within 60 days.
(12) Based on a Schedule 13G filed by Gotham Partners, L.P., Gotham Partners III, L.P. and Gotham International Advisors L.L.C., such entities collectively hold 6,009,000 common shares, for which they hold sole voting and investment power.

Certain Relationships And Related Transactions

      The Company maintains its headquarters office in Rockville, Maryland. Pursuant to an administrative services agreement with CRI which was entered into in connection with the Merger (the "CRI Administrative Services Agreement"), CRI is obligated to provide the Company and its subsidiaries with certain administrative office, facility and other services, at cost, with respect to certain aspects of the Company's business. The Company intends to use the services provided under the CRI Administrative Services Agreement to the extent such services are not performed by the Company or provided by another service provider. The CRI Administrative Services Agreement is terminable on 30 days' notice at any time by the Company. The Company and its subsidiaries paid charges under the CRI Administrative Services Agreement of $352,471 for the year ended December 31, 1998.

      In June 1997, a subsidiary of the Company acquired a Holiday Inn Express hotel in Nashville, Tennessee in a foreclosure sale from a commercial mortgage-backed security trust. In connection with such purchase, the subsidiary-owner of the hotel entered into a hotel management agreement (the "Hotel Management Agreement") with Capitol Hotel Group International, Inc. ("CHGI"), a Maryland company partially owned by Messrs. Dockser and Willoughby. The Hotel Management Agreement provides that in exchange for the hotel management and operating duties set forth in the agreement, CHGI will receive an annual management fee in an amount equal to four percent of the total annual revenues of the hotel plus twenty percent of the annual net profit of the hotel. For the year ended December 31, 1998, the Company paid a total of $ 4,691 to CHGI pursuant to the Hotel Management Agreement. Prior to entering into the Hotel Management Agreement, the Company received a written opinion from an independent hotel consulting and appraisal company that the terms of the Hotel Management Agreement were reasonable and within industry standards. Criimi Mae Brick Church, Inc. has entered into a contract to sell the property which is subject to bankruptcy court approval.

IV. BUSINESS PLAN

      The Company's post-bankruptcy business strategy is designed to capitalize on its core strengths in real estate and mortgage finance. The key components of the Company's business strategy are initially, upon emergence from Chapter 11, the continued ownership and management of the Company's remaining portfolio of mortgage-related assets, the continuation and, as appropriate, expansion of its servicing business, the reduction of outstanding indebtedness consistent with the terms agreed to with Merrill and GACC and the Unsecured Creditors' Committee as set forth in the Plan, and to invest and trade in CMBS and other mortgage-related assets. At such time as market conditions permit and provided that the Company is able to access external capital (if and as necessary) through the capital markets on terms acceptable to the Company (with the use of such capital to be subject to and consistent with the terms agreed to with Merrill and GACC and the Unsecured Creditors' Committee, as set forth in the
Plan), the Company intends to resume the acquisition of Subordinated CMBS and the origination and securitization of commercial mortgage loans.

      Management of Existing Portfolio and Continuation of Servicing Business. The Company will continue to own and manage, through its servicing affiliate CMSLP, a large portfolio of mortgage-related assets. On a proforma basis, giving effect to the reorganization, including the assumed sale of $___ million (face amount) of CMBS, the Company's June 30, 2000 balance sheet would include $___ billion (face amount) of CMBS, $___ million (face amount) of insured mortgage securities, and $___ million (face amount) of commercial mortgage loans that were originated and securitized by the Company. The Company will continue to actively monitor and manage the credit risks and performance of its portfolio in an effort to maximize returns.

      Following the reorganization and rating agency approval, the Company expects to exercise its right, as owner of the controlling bond class, to re-name CMSLP as special servicer for transactions in its portfolio currently being specially-serviced by ORIX with CMSLP serving as their special sub-servicer. In addition, the Company intends for CMSLP to pursue direct, master and special servicing assignments, as well as expand its fee based services, for a variety of participants in the mortgage and asset finance arenas.

      Access to Capital. The Company intends to internally generate capital from operating and investing activities and expected reductions in REIT distribution requirements to shareholders due to expected net operating losses for tax purposes. Such capital will be used (subject to and consistent with the terms agreed to with Merrill and GACC and the Unsecured Creditors' Committee) in order to fund the initial key components of its business plan referenced above.

      In order to fund the resumption of CMBS acquisitions and loan originations and securitizations, discussed in more detail below, the business plan contemplates that the Company will be required to access the capital markets (with the use of such capital to be subject to and consistent with the terms agreed to with Merrill and GACC and the Unsecured Creditors' Committee, as set forth in the Plan) through public or private issuances of equity and/or debt securities and/or through secured or unsecured credit facilities. In addition, it is contemplated that the Company would continue to use long-term, fixed rate debt refinancings, short-term borrowing agreements (but to a lesser extent than utilized prior to the Chapter 11 filing and in accordance with the terms agreed to with Merrill and GACC and the Unsecured Creditors' Committee) and other borrowings to fund a portion of any mortgage asset acquisitions.

      Resumption of Subordinated CMBS Acquisitions. Prior to the filing of Chapter 11, the Company had historically been a leading purchaser of Subordinated CMBS. The Company believes that its servicing and underwriting capabilities are competitive advantages that allow the Company to compete against other investors who may have greater access to capital (or the ability to obtain capital at a lower cost) for the acquisition of Subordinated CMBS. The Company's ability to resume the acquisition of Subordinated CMBS will depend upon, among other matters, market conditions and the Company's ability to access capital to fund such acquisitions. The Company has not at this time arranged for any post-reorganization financing for the acquisition of Subordinated CMBS and there can be no assurance that the Company will be able to obtain any such acquisition financing or that if acquisition financing is available it will be on favorable terms.

      Resumption of Loan Originations and Securitizations. The Company's ability to resume mortgage loan originations, principally through mortgage loan conduit programs with major financial institutions for the primary purpose of pooling such loans for securitization, will depend upon, among other matters, market conditions, the Company's ability to retain personnel with the requisite expertise, and the Company's ability to enter into suitable agreements with financial institutions and to obtain any financing required by such agreements. To the extent the Company is able to resume its origination program, it intends to securitize originated mortgage loans, retaining the subordinated bonds for its portfolio, and providing loan management and servicing functions for the underlying mortgage pool. The Company has not at this time arranged for any post-reorganization mortgage loan origination financing and there can be no assurance that the Company will be able to enter into suitable agreements with major financial institutions or obtain any financing required by such agreements.

      New Opportunities. The Company intends to explore the possibility of additional business activities including, but not limited to, expanding the scope of servicing efforts to include asset-backed and franchise loan servicing; the further development of fee-based servicing businesses; joint ventures for the acquisition of Subordinated CMBS or other real estate assets; and expanding its originations into other higher yielding financings such as mezzanine loans and equity investments. The ability to pursue any new opportunity will depend upon, among other matters, market conditions and the availability of capital and other resources.

V. PLAN OF REORGANIZATION

A. Overview of the Plan

Brief Explanation of Chapter 11

      Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under Chapter 11 of the Bankruptcy Code, a debtor is authorized to reorganize its business for the benefit of itself and its creditors and stockholders. In addition to permitting rehabilitation of the debtor, another goal of Chapter 11 is to promote equality of treatment of creditors and equity security holders, respectively, who hold substantially similar claims or interests with respect to the distribution of the value of a debtor's assets. In furtherance of these two goals, upon the filing of a petition for relief under Chapter 11, Section 362 of the Bankruptcy Code generally provides for an automatic stay of substantially all acts and proceedings against the debtor and its property, including all attempts to collect claims or enforce liens that arose prior to the commencement of the debtor's Chapter 11 case.

      The consummation of a plan of reorganization is the principal objective of a Chapter 11 case. A plan of reorganization sets forth the means for satisfying claims against and interests in a debtor. Confirmation of a plan of reorganization by the Bankruptcy Court makes the plan binding upon the debtor, any issuer of securities under the plan, any person or entity acquiring property under the plan and any creditor of or equity security holder in the debtor, whether or not such creditor or equity security holder (i) is impaired under or has accepted the plan or (ii) receives or retains any property under the plan. Subject to certain limited exceptions and other than as provided in the plan itself or the confirmation order, the confirmation order discharges the debtor from any debt that arose prior to the date of confirmation of the plan and substitutes therefor the obligations specified under the confirmed plan.

      The following is an overview of certain material provisions of the Plan of the Debtors, which is attached hereto as Exhibit A. The following summaries of the material provisions of the Plan do not purport to be complete and are qualified in their entirety by reference to all the provisions of the Plan, including all exhibits thereto, all documents described therein and the definitions therein of certain terms used below. Wherever defined terms of the Plan not otherwise defined in this Disclosure Statement are used, such defined terms shall have the meanings ascribed to them in the Plan.

Solicitation of Acceptances of the Plan

      Under the Plan, all Claims and Interests have been separated into classes according to the applicable Debtor, and each Class has been determined to be either Impaired or Unimpaired by the Plan's terms. Except as discussed below under "CONFIRMATION AND CONSUMMATION PROCEDURES -- Confirmation," as a condition to confirmation, Section 1129(a) of the Bankruptcy Code requires that (i) each impaired class of claims and interests that receives or retains property under a plan of reorganization vote to accept the plan and (ii) the plan meets the other requirements of Section 1129(a). Classes of claims and interests that do not receive or retain any property under a plan on account of such claims and interests are deemed to have rejected the plan and are not entitled to vote, and classes of claims and interests that are not impaired under a plan are deemed to have accepted the plan and are not entitled to vote. Therefore, acceptances of the Plan are being solicited only from those who hold Claims and Interests in an Impaired Class. An Impaired Class of Claims will be deemed to have accepted the Plan if it is accepted by Holders of at least two-thirds in dollar amount and a majority in number of Claims of such Class held by Holders who cast timely votes with respect to the Plan. An Impaired Class of Interests will be deemed to have accepted the Plan if it is accepted by Holders of at least two-thirds in the amount of the allowed Interests of such Class held by Holders of such Interests that have voted to accept or reject the Plan. Holders of Claims or Interests who fail to vote or who abstain from voting on the Plan are not counted for purposes of determining either acceptance or rejection of the Plan by any Impaired Class of Claims or Interests.

      If at least one Impaired Class of Claims votes to accept a plan of reorganization (not counting the votes of insiders), the Plan may be confirmed despite rejection by the other impaired Classes if the "cramdown" provisions of
Section 1129(b) of the Bankruptcy Code are satisfied. The "cramdown" provisions of Section 1129(b) essentially provide that a plan may be confirmed over the rejection of an impaired class of claims or interests if the plan "does not discriminate unfairly" and is "fair and equitable" with respect to such rejecting impaired class.

General Information Concerning Treatment of Claims and Interests

      In general, the Plan provides that Holders of Allowed Claims or Interests in Classes: A8, A12, A15, A17, A19, A22, A23, B3, B4, B7, C3, C4 and C7 are
Unimpaired.

      Holders of Allowed Claims or Interests in Classes: A1, A2, A3, A4, A5, A6, A7, A9, A10, A11, A13, A14,

A16, A18, A20, A21, B1, B2, B5, B6, C1, C2, C5 and C6 are Impaired.

Summary of Classes and Treatment of Claims and Interests

      Section 1123 of the Bankruptcy Code provides that a plan of reorganization shall classify the claims and interests of a debtor's creditors and equity interest holders. In compliance therewith, the Plan divides Claims and Interests into Classes and sets forth the treatment for each Class. In accordance with
Section 1123(a)(1), Administrative Claims and Priority Tax Claims have not been classified. The Debtors also are required, under Section 1122 of the Bankruptcy Code, to classify Claims against and Interests in CMI, CMM and Holdings into Classes that contain Claims and Interests that are substantially similar to the other Claims and Interests in such Classes.

      The classification of Claims and Interests and the nature of distributions to Holders of Impaired Claims or Impaired Interests in each Class are summarized below.

CMI Classes

Class A1 - Citicorp Secured Claims                Class A1 consists of all
                                                  Allowed Secured Claims against
                                                  CMI of Citicorp Securities,
                                                  Inc., Salomon Smith Barney
                                                  Inc., Citicorp Real Estate,
                                                  Inc. and/or CitiBank N.A. or
                                                  any other Holder of a Secured
                                                  Claim against CMI under,
                                                  arising from or related to
                                                  that certain Master Repurchase
                                                  Agreement between CMI and
                                                  Citicorp Securities, Inc.
                                                  dated as of August 1, 1997 or
                                                  any documents executed in
                                                  connection therewith or
                                                  related thereto.

Class A2 - First Union Secured Claim              Class A2 consists of all
                                                  Allowed Secured Claims against
                                                  CMI of First Union National
                                                  Bank or any other Holder of a
                                                  Secured Claim against CMI
                                                  under, arising from or related
                                                  to (i) that certain Master
                                                  Assignment Agreement between
                                                  First Union National Bank and
                                                  CMI dated as of June 30, 1998
                                                  or any documents executed in
                                                  connection therewith or
                                                  related thereto or (ii) that
                                                  certain Guaranty by CMI in
                                                  favor of and for the benefit
                                                  of Signet Bank/Virginia
                                                  entered into as of June 30,
                                                  1995 or that certain
                                                  Collateral Assignment of
                                                  Partnership Interests from CMI
                                                  in favor of Signet
                                                  Bank/Virginia dated as of June
                                                  30, 1995 or that certain Stock
                                                  Pledge Agreement by CMI in
                                                  favor of Signet Bank/Virginia
                                                  dated as of June 30, 1995 or
                                                  that certain Credit Agreement
                                                  between CMM and Signet
                                                  Bank/Virginia dated as of June
                                                  30, 1995 or any documents
                                                  executed in connection with or
                                                  related to any of the
                                                  foregoing.

Class A3 - GACC Secured Claim                     Class A3 consists of all
                                                  Allowed Secured Claims against
                                                  CMI of German American Capital
                                                  Corp. or any other Holder of a
                                                  Secured Claim against CMI
                                                  under, arising from or related
                                                  to that certain Master Loan
                                                  and Security Agreement between
                                                  CMI and German American
                                                  Capital Corp. dated as of
                                                  March 31, 1998 or any
                                                  documents executed in
                                                  connection therewith or
                                                  related thereto.

Class A4 - Lehman Secured Claim                   Class A4 consists of all
                                                  Allowed Secured Claims against
                                                  CMI of Lehman Ali Inc. or any
                                                  other Holder of a Secured
                                                  Claim against CMI under,
                                                  arising from or related to
                                                  that certain Master Assignment
                                                  Agreement between CMI and
                                                  Lehman Ali Inc. dated as of
                                                  May 29, 1998 or any documents
                                                  executed in connection
                                                  therewith or related thereto.

Class A5 - Merrill Secured Claim                  Class A5 consists of all
                                                  Allowed Secured Claims against
                                                  CMI of Merrill Mortgage
                                                  Capital Inc. or any other
                                                  Holder of a Secured Claim
                                                  against CMI under, arising
                                                  from or related to that
                                                  certain Master Assignment
                                                  Agreement between CMI and
                                                  Merrill Mortgage Capital Inc.
                                                  dated as of September 25, 1997
                                                  or any documents executed in
                                                  connection therewith or
                                                  related thereto.

Class A6 - Morgan Stanley Secured Claim           Class A6 consists of any
                                                  Allowed Secured Claims against
                                                  CMI of Morgan Stanley & Co.
                                                  International Ltd. or any
                                                  other Holder of a Secured
                                                  Claim against CMI under,
                                                  arising from or related to
                                                  that certain Master Repurchase
                                                  Agreement between Morgan
                                                  Stanley & Co. International
                                                  Limited and CMI dated as of
                                                  May 8, 1998 or any documents
                                                  executed in connection
                                                  therewith or related thereto.

Class A7 - Other Secured Claims                   Class A7 consists of any
                                                  Allowed Secured Claims against
                                                  CMI other than the Secured
                                                  Claims specified in Classes A1
                                                  through A6.

Class A8 - Priority Claims                        Class A8 consists of all
                                                  Allowed Priority Claims
                                                  against CMI.

Class A9 - Old Senior Note Claims                 Class A9 consists of all
                                                  Allowed Claims against CMI of
                                                  Holders of Old Senior Notes.

Class A10 - CMI General Unsecured Claims          Class A10 consists of all
                                                  Allowed Unsecured Claims
                                                  against CMI other than the
                                                  Unsecured Claims (if any) in
                                                  Classes A8, A9, A11, A12, A13,
                                                  A15, A17, A19, and A23 and
                                                  other than Administrative
                                                  Claims and Priority Tax
                                                  Claims.

Class A11 - Guarantee Claims                      Class A11 consists of all
                                                  Allowed Claims against CMI of
                                                  Holders of Guarantee Claims
                                                  based upon CMI's guarantee of
                                                  obligations of CMM or
                                                  Holdings, as the case may be.

Class A12 - Freddie Mac Claims                    Class A12 consists of Claims
                                                  against CMI of Freddie Mac
                                                  numbered 335 and 497, on the
                                                  July 20, 1999 claims register,
                                                  in the amount of
                                                  $230,448,487.24 each.

Class A13 - Intercompany Claims                   Class A13 consists of all
                                                  Allowed Claims against CMI of
                                                  CMM or Holdings.

Class A14 - Series B Preferred Stock              Class A14 consists of all
                                                  Allowed Series B Preferred
                                                  Stock Interests in CMI.

Class A15 - Series BPreferred Stock               Class A15 consists of all
            Securities Claims                     Allowed Securities Claims on
                                                  account of Series B Preferred
                                                  Stock against CMI.

Class A16 - Former Series C Preferred Stock       Class A16 consists of all
                                                  Allowed Former Series C
                                                  Preferred Stock Interests in
                                                  CMI.

Class A17 - Former Series C Preferred Stock       Class A17 consists of all
            Securities Claims                     Allowed Securities Claims on
                                                  account of Former Series C
                                                  Preferred Stock against CMI.

Class A18 - Old Series D Preferred Stock          Class A18 consists of all
                                                  Allowed Old Series D Preferred
                                                  Stock Interests in CMI.

Class A19 - Old Series D Preferred Stock          Class A19 consists of all
            Securities Claim                      Allowed Securities Claims on
                                                  account of Old Series D
                                                  Preferred Stock against CMI.

Class A20 - Series F Dividend Preferred Stock     Class A20 consists of all
                                                  Allowed Series F Dividend
                                                  Preferred Stock Interests in
                                                  CMI.

Class A21 - CMI Common Stock                      Class A21 consists of all
                                                  Allowed CMI Common Stock
                                                  Interests in CMI.

Class A22 - Stock Options                         Class A22 consists of all
                                                  Allowed Stock Option Interests
                                                  in CMI.

Class A23 - CMI Common Stock Securities Claims    Class A23 consists of all
                                                  Allowed Securities Claims on
                                                  account of CMI Common Stock
                                                  against CMI.

CMM Classes

Class B1 - First Union Secured Claims             Class B1 consists of all
                                                  Allowed Secured Claims against
                                                  CMM of First Union National
                                                  Bank or any other Holder of a
                                                  Secured Claim against CMM
                                                  under, arising from or related
                                                  to that certain Credit
                                                  Agreement between CMM and
                                                  Signet Bank/Virginia dated as
                                                  of June 30, 1995 or any
                                                  documents executed in
                                                  connection therewith or
                                                  related thereto.

Class B2 - Other Secured Claims                   Class B2 consists of any
                                                  Allowed Secured Claims against
                                                  CMM other than the Secured
                                                  Claims specified in Class B1.

Class B3 - Priority Claims                        Class B3 consists of all
                                                  Allowed Priority Claims
                                                  against CMM.

Class B4 - Guarantee Claims                       Class B4 consists of all
                                                  Allowed Claims against CMM of
                                                  Holders of Guarantee Claims
                                                  based upon CMM's guarantee of
                                                  obligations of CMI or
                                                  Holdings, as the case may be.

Class B5 - CMM General Unsecured Claims           Class B5 consists of all
                                                  Allowed Unsecured Claims
                                                  against CMM other than the
                                                  Unsecured Claims (if any) in
                                                  Classes B3, B4 and B6 and
                                                  other than Administrative
                                                  Claims and

                                                  Priority Tax Claims.

Class B6 - Intercompany Claims                    Class B6 consists of all
                                                  Allowed Claims against CMM of
                                                  CMI or Holdings.

Class B7 - CMI's Interests in CMM                 Class B7 consists of all
                                                  Allowed Interests in CMM of
                                                  CMI.

Holdings Classes

Class C1 - Citicorp Secured Claims                Class C1 consists of all
                                                  remaining Allowed Secured
                                                  Claims (if any) against
                                                  Holdings of Citicorp
                                                  Securities, Inc. and/or
                                                  Salomon Smith Barney Inc..

Class C2 - Other Secured Claims                   Class C2 consists of any
                                                  Allowed Secured Claims against
                                                  Holdings other than the
                                                  Secured Claims specified in
                                                  Class C1.

Class C3 - Priority Claims                        Class C3 consists of all
                                                  Allowed Priority Claims
                                                  against Holdings.

Class C4 - Guarantee Claims                       Class C4 consists of all
                                                  Allowed Claims against
                                                  Holdings of Holders of
                                                  Guarantee Claims based upon
                                                  Holdings' guarantee of
                                                  obligations of CMI or CMM, as
                                                  the case may be.

Class C5 - Holdings General Unsecured Claims      Class C5 consists of all
                                                  Allowed Unsecured Claims
                                                  against Holdings other than
                                                  the Unsecured Claims (if any)
                                                  in Classes C3, C4 and C6 and
                                                  other than Administrative
                                                  Claims and Priority Tax
                                                  Claims.

Class C6 - Intercompany Claims                    Class C6 consists of all
                                                  Allowed Claims against
                                                  Holdings of CMI or CMM.

Class C7 - Interests in Holdings                  Class C7 consists of all
                                                  Allowed Interests in Holdings
                                                  of CMI and CMSLP.

      Except for Disputed Claims, distributions will be made on the Effective Date or as soon as practicable thereafter. See "THE PLAN OF REORGANIZATION -- Distributions Under the Plan" for a discussion of Plan provisions that may affect the timing of distributions under the Plan. Distributions on account of Claims that become Allowed Claims after the Effective Date will be made pursuant to Section VI.B of the Plan (relating to timing and calculation of amounts to be distributed under the Plan) and Section VI.H of the Plan (relating to distributions on account of Disputed Claims once they are allowed). See "THE PLAN OF REORGANIZATION -- Distributions Under the Plan --Timing and Methods of Distribution."

      The treatment of Claims and Interests described below is subject to the Plan provisions described in Section IV of the Plan.

B. Treatment of Claims and Interests Under the Plan

Description of Claims and Interests

      Administrative Claims. Subject to certain additional requirements for professionals and certain other entities, each Holder of an Allowed Administrative Claim will receive on account of its Administrative Claim and in full satisfaction thereof, Cash equal to the amount of such Allowed Administrative Claim on, as soon as practicable after, the later of the Effective Date and the day on which such Claim becomes an Allowed Claim, unless the Holder and the Debtors or the Reorganized Debtors agree or will have agreed to other treatment of such Claim, or an order of the Bankruptcy Court provides for other terms; provided, that if incurred in the ordinary course of business or otherwise assumed by the Debtors pursuant to the Plan (including Administrative Claims of governmental units for taxes), an Allowed Administrative Claim will be assumed on the Effective Date and paid, performed or settled by the Reorganized Company when due in accordance with the terms and conditions of the particular agreement(s) governing the obligation in the absence of the Reorganization Cases. In addition, on or before the Effective Date, all fees payable pursuant to 28 U.S.C. ss.1930, as determined by the Bankruptcy Court at the Confirmation Hearing, will be paid in Cash equal to the amount of such Administrative Claim.

      Priority Tax Claims. Unless otherwise agreed to by the Debtors or the Reorganized Debtors and the Holder of a Priority Tax Claim, each Holder of an Allowed Priority Tax Claim will receive, at the sole option of the Reorganized Debtors (i) Cash equal to the unpaid portion of such Allowed Priority Tax Claim on the later of the Effective Date and the date on which such Claim becomes an Allowed Priority Tax Claim, or as soon thereafter as is practicable, or (ii) equal quarterly Cash payments in an aggregate amount equal to such Allowed Priority Tax Claim, together with interest at a fixed annual rate to be determined by the Bankruptcy Court or otherwise agreed to by the Reorganized Debtors and such Holder, over a period through the sixth anniversary of the date of assessment of such Allowed Priority Tax Claim, or upon such other terms determined by the Bankruptcy Court to provide the Holder of such Allowed Priority Tax Claim deferred cash payments having a value, as of the Effective Date, equal to such Allowed Priority Tax Claim.

      The Debtors are not currently in a position to determine the amount of Administrative Claims, Priority Tax Claims and other Priority Claims for which they will be liable as of the Effective Date. However, solely for purposes of preparing the projections set forth in Exhibit B hereto and the liquidation analysis set forth in Exhibit C hereto and of estimating recoveries for creditors under the Plan, they have assumed that the aggregate amount of such Claims will not exceed $__,000,000.

Treatment of Claims Against and Interests In CMI

      1. Class A1 (Citicorp Secured Claims).

      The Holder of the Allowed Class A1 Claim will receive on the Effective Date with respect to its Allowed Class A1 CMO-IV Claim (i) the Class A1 Cash Payment, which is expected to be $4.5 million; (ii) with respect to the balance of its Allowed Class A1 CMO-IV Claim (with interest on the principal balance of such Allowed Claim calculated at the Plan Rate), a 4-year promissory note of Reorganized CMI bearing interest, payable monthly, at the per annum rate of LIBOR plus 3.25%, secured directly or indirectly by a first priority lien on the CMO-IV Bonds and the CMO-IV Additional Collateral, with monthly amortization of said note based on the following schedule: in year one .833% of the original balance of said note would be amortized each month, in year two .666% of the original balance of said note would be amortized each month, and in the third and fourth years, the remaining principal balance of said note as of the second anniversary of the Effective Date would be amortized in monthly installments based upon a 13-year amortization schedule, with a balloon payment of the then-outstanding principal balance of the note coming due on the fourth anniversary of the Effective Date; and (iii) loan extension fees payable in Cash on the 2-year, 2 1/2-year, 3-year and 3 1/2-year anniversaries of the Effective Date, if said note has not been paid off in full prior to such dates, equal to 1.5% of the then outstanding principal balance of said note. It is contemplated that the CMO-IV Bonds and the CMO-IV Additional Collateral will be held as of the Effective Date by a REIT subsidiary of Reorganized CMI or a qualified REIT subsidiary of a REIT subsidiary of Reorganized CMI. In addition, the Holder of the Allowed Class A1 Claim will receive on the Effective Date payment in full in Cash of any remaining balance of its Allowed Class A1 Claim, after the refinancing of such Holder's Allowed Class A1 CMO-IV Claim referenced above, with interest on the principal balance of such Allowed Claim calculated at the Plan Rate

      The Debtors expect that there will be $____ Allowed Class A1 Claims against the Debtors as of the Effective Date.

      2. Class A2 (First Union Secured Claim).

      The Holder of the Allowed Class A2 Claim will receive on the Effective Date payment in full in Cash of any remaining balance of the Allowed Class A2 Claim with interest on the principal balance of such Allowed Claim calculated at the Plan Rate.

      The Debtors expect that there will be $____ Allowed Class A2 Claims against the Debtors as of the Effective Date.

      3. Class A3 (GACC Secured Claim).

      The Holder of the Allowed Class A3 Claim will receive on the Effective Date the treatment of its Allowed Secured Claim set forth on Exhibit 1 to the Plan, or such other treatment as may be agreed to by CMI and the Holder.

      The Debtors expect that there will be $____ Allowed Class A3 Claims against the Debtors as of the Effective Date.

      4. Class A4 (Lehman Secured Claim).

      The Holder of the Allowed Class A4 Claim will receive on the Effective Date payment in full in Cash of any remaining balance of the Allowed Class A4 Claim with interest on the principal balance of such Allowed Claim calculated at the Plan Rate.

      The Debtors expect that there will be $____ Allowed Class A4 Claims against the Debtors as of the Effective Date.

      5. Class A5 (Merrill Secured Claim).

      The Holder of the Allowed Class A5 Claim will receive on the Effective Date the treatment of its Allowed Secured Claim set forth on Exhibit 1 of the Plan, or such other treatment as may be agreed to by CMI and the Holder.

      The Debtors expect that there will be $____ Allowed Class A5 Claims against the Debtors as of the Effective Date.

      6. Class A6 (Morgan Stanley Secured Claim).

      The Holder of the Allowed Class A6 Claim will receive on the Effective Date payment in full in Cash of any remaining balance of the Allowed Class A6 Claim with interest on the principal balance of such Allowed Claim calculated at the Plan Rate.

      The Debtors expect that there will be $____ Allowed Class A6 Claims against the Debtors as of the Effective Date.

      7. Class A7 (Other Secured Claims).

      Each Holder (if any) of an Allowed Class A7 Claim will receive on the Effective Date either (i) payment in full in Cash of the Allowed Class A7 Claim with interest on the principal balance of any such Allowed Claim calculated at the Plan Rate; (ii) if CMI so elects, the collateral securing the Allowed Class A7 Claim (if any) in full satisfaction of such Claim; or (iii) such other treatment as may be agreed to by CMI and the Holder (if any).

      The Debtors expect that there will be $____ Allowed Class A7 Claims against the Debtors as of the Effective Date.

      8. Class A8 (Priority Claims).

      Each Holder of the Allowed Class A8 Claim will receive on the Effective Date payment in full in Cash of the Allowed Class A8 Claim including Plan Interest thereon.

      The Debtors expect that there will be $____ Allowed Class A8 Claims against the Debtors as of the Effective Date.

      9. Class A9 (Old Senior Note Claims).

      Each Holder of an Allowed Class A9 Claim will receive on the Effective Date the treatment of its Allowed Claim as set forth on Exhibit 2 to the Plan.

      The Debtors expect that there will be $____ Allowed Class A9 Claims against the Debtors as of the Effective Date.

      10. Class A10 (CMI General Unsecured Claims).

      Each Holder of an Allowed Class A10 Claim will receive on the Effective Date the treatment of its Allowed Claim as set forth on Exhibit 2 to the Plan. In addition, as referred to in Exhibit 2 to the Plan, there will be a convenience class option with respect to Class A10, as follows: any Holder of an Allowed Class A10 Claim (or whose Allowed Claim is treated within this Class) whose Allowed Claim is for $150,000 or less and elects the convenience class treatment on its ballot, or whose Allowed Claim is for an amount in excess of $150,000 and elects in writing on its ballot to reduce its claim to $150,000 and accept convenience class treatment thereof, shall be entitled to receive payment in Cash on the Effective Date of the allowed amount of such Holders' Allowed Class A10 Claim in full satisfaction of said claim, with accrued and unpaid pre-petition interest thereon (if any) calculated at the non-default contract rate of interest in such Holders' documents for those Holders of A10 Claim in full satisfaction of said Claim, with accrued and unpaid pre-petition interest thereon (if any) calculated at the non-default contract rate of interest in such Holders' documents for those Holders of Allowed Class A10 Claims electing convenience class treatment who have an interest rate applicable to such Holder's Allowed Claim and any accrued and unpaid post-petition interest thereon calculated at the Plan Interest rate.

      The Debtors expect that there will be $____ Allowed Class A10 Claims against the Debtors as of the Effective Date.

      11. Class A11 (Guarantee Claims).

      If, and only to the extent that, an Allowed Class A11 Claim is not fully treated with respect to such Holder's underlying Allowed Claim under the Plan treatment for Claims against CMM or Holdings, as the case may be, any remaining Allowed Class A11 Claim (if any) will be included as part of the CMI General Unsecured Claims and treated for all purposes as part of Class A10.

      The Debtors expect that there will be $____ Allowed Class A11 Claims against the Debtors as of the Effective Date.

      12. Class A12 (Freddie Mac Claims).

      CMI's obligation under the Freddie Mac Agreement shall be deemed reaffirmed on the Effective Date, and the Claims of Freddie Mac numbered 335 and 497 on the July 2, 1999 claims register, each in the amount of $230,448,487.24, shall be deemed withdrawn and thereby disallowed as of the Effective Date.

      The Debtors expect that there will be $____ Allowed Class A12 Claims against the Debtors as of the Effective Date.

      13. Class A13 (Intercompany Claims).

      Holders of Allowed Class A13 Claims will not receive any payment under the Plan on account of such Claims.

      The Debtors expect that there will be $____ Allowed Class A13 Claims against the Debtors as of the Effective Date.

      14. Class A14 (Series B Preferred Stock).

      Each Holder of Series B Preferred Stock as of the Effective Date will retain its Series B Preferred Stock; provided that if the Holders of Series B Preferred Stock as of the Voting Record Date vote as a Class by the requisite amount to accept the Plan, the Articles Supplementary relating to the Series B Preferred Stock will be deemed amended to permit the payment of dividends on Series B Preferred Stock, including accrued and unpaid dividends, in CMI Common Stock or Cash, at the election of Reorganized CMI. Holders of Series B Preferred Stock may sell in the open market any CMI Common Stock received as payment for dividends accrued and payable.

      The Debtors expect that there will be $____ Allowed Class A14 Interests in the Debtors as of the Effective Date.

      15. Class A15 (Series B Preferred Stock Securities Claims).

      Each Holder (if any) of an Allowed Class A15 Claim will, if, as and when any such Claim is Allowed by Final Order, receive in full satisfaction of any such Allowed Class A15 Claim its share of any Insurance Proceeds applicable thereto plus, if such Allowed Class A15 Claim (if any) is not paid in full from such Insurance Proceeds, CMI Common Stock in an amount equal in value, as of the date of issuance thereof, to the balance (if any) of such Allowed Class A15 Claim, provided that any such Claim not timely filed (and in any event not filed before the Confirmation Date) shall be released and discharged under the Plan and Confirmation Order.

      The Debtors expect that there will be $____ Allowed Class A15 Claims against the Debtors as of the Effective Date.

      16. Class A16 (Former Series C Preferred Stock).

      Former Series C Preferred Stock has been exchanged for Series E Preferred Stock. Each Holder of Series E Preferred Stock as of the Distribution Record Date shall retain its Series E Preferred Stock and such Series E Preferred Stock shall have the terms, rights and preferences summarized in Exhibit 3 to the Plan and as set forth in the Articles Supplementary relating to the Series E Preferred Stock. All accrued and past due dividends from February 23, 2000 through the Effective Date on Series E Preferred Stock will be paid on the Effective Date in CMI Common Stock. All other accrued and past due dividends on Former Series C Preferred Stock (prior to February 23, 2000) shall be paid on the Effective Date, at the election of Reorganized CMI, in CMI Common Stock or Cash.

      The Debtors expect that there will be $____ Allowed Class A16 Interests in the Debtors as of the Effective Date.

      17. Class A17 (Former Series C Preferred Stock Securities Claims).

      Each Holder (if any) of an Allowed Class A17 Claim will, if, as and when any such Claim is allowed by Final Order, receive in full satisfaction of any such Allowed Class A17 Claim its share of any Insurance Proceeds applicable thereto plus, if such Allowed Class A17 Claim (if any) is not paid in full from such Insurance Proceeds, CMI Common Stock in an amount equal in value, as of the date of issuance thereof, to the balance (if any) of such Allowed Class A17 Claim, provided that any such Claim not timely filed (and in any event not filed before the Confirmation Date) shall be released and discharged under the Plan and Confirmation Order.

      The Debtors expect that there will be $____ Allowed Class A17 Claims against the Debtors as of the Effective Date.

      18. Class A18 (Old Series D Preferred Stock).

      Each Holder of Old Series D Preferred Stock as of the Distribution Record Date, if not previously exchanged, shall receive on the Effective Date in exchange for its Old Series D Preferred Stock an identical number of shares of Series E Preferred Stock issued effective as of the Effective Date, and such Series E Preferred Stock shall have the terms, rights and preferences summarized in Exhibit 3 of the Plan and as set forth in the Articles Supplementary relating to the Series E Preferred Stock. All shares of Old Series D Preferred Stock, if not previously exchanged and cancelled, shall be deemed cancelled as of the Effective Date. All accrued and past due dividends on Old Series D Preferred Stock shall be paid on the Effective Date, at the election of Reorganized CMI, in CMI Common Stock or Cash.

      The Debtors expect that there will be $____ Allowed Class A18 Interests in the Debtors as of the Effective Date.

      19. Class A19 (Old Series D Preferred Stock Securities Claims).

      Each Holder (if any) of an Allowed Class A19 Claim will, if, as and when any such Claim is Allowed by Final Order, receive in full satisfaction of any such Allowed Class A19 Claim its share of any Insurance Proceeds applicable thereto plus, if such Allowed Class A19 Claim (if any) is not paid in full from such Insurance Proceeds, CMI Common Stock in an amount equal in value, as of the date of issuance thereof, to the balance (if any) of such Allowed Class A19 Claim, provided that any such Claim not timely filed (and in any event not filed before the Confirmation Date) shall be released and discharged under the Plan and Confirmation Order.

      The Debtors expect that there will be $____ Allowed Class A19 Claims against the Debtors as of the Effective Date.

      20. Class A20 (Series F Dividend Preferred Stock).

      Each Holder of Series F Dividend Preferred Stock as of the Effective Date shall retain its Series F Dividend Preferred Stock; provided that if the Holders of Series F Dividend Preferred Stock as of the Voting Record Date vote as a Class by the requisite amount to accept the Plan, the Articles Supplementary relating to the Series F Dividend Preferred Stock will be deemed amended to permit the payment of dividends on Series F Dividend Preferred Stock, including any accrued and unpaid dividends, in CMI Common Stock or Cash, at the election of Reorganized CMI. Holders of Series F Dividend Preferred Stock may sell in the open market any CMI Common Stock received as payment for dividends accrued and payable.

      The Debtors expect that there will be $____ Allowed Class A20 Interests in the Debtors as of the Effective Date.

      21. Class A21 (CMI Common Stock).

      Each Holder of an Allowed Class A21 Interest as of the Effective Date will retain its CMI Common Stock.

      The Debtors expect that there will be $____ Allowed Class A21 Interests in the Debtors as of the Effective Date.

      22. Class A22 (Stock Options).

      Each Holder of a Stock Option as of the Effective Date will retain its Stock Option.

      The Debtors expect that there will be $____ Allowed Class A22 Claims against the Debtors as of the Effective Date.

      23. Class A23 (CMI Common Stock Securities Claims).

      All Holders (if any) of Allowed Class A23 Claims will receive in full satisfaction of any such Allowed Class A23 Claims their share of any Insurance Proceeds applicable thereto plus, if such Allowed Class A23 Claims (if any) are not paid in full from such Insurance Proceeds, CMI Common Stock in an amount equal in value, as of the date of issuance thereof, to the balance (if any) of such Allowed Class A23 Claims.

      The Debtors expect that there will be $____ Allowed Class A23 Interests in the Debtors as of the Effective Date.

Treatment of Claims Against and Interests in CMM

      1. Class B1 (First Union Secured Claims).

      The Holder of the Allowed Class B1 Claim will receive on the Effective Date payment in full in Cash of any remaining balance of the Allowed Class B1 Claims with interest on the principal balance of such Allowed Claim calculated at the Plan Rate.

      The Debtors expect that there will be $____ Allowed Class B1 Claims against the Debtors as of the Effective Date.

      2. Class B2 (Other Secured Claims).

      Each Holder (if any) of an Allowed Class B2 Claim will receive on the Effective Date either (i) payment in full in Cash of the Allowed Class B2 Claims with interest on the principal balance of any such Allowed Claim calculated at the Plan Rate; (ii) if CMI so elects, the collateral securing the Allowed Class B2 Claims (if any) in full satisfaction of such Claims; or (iii) such other treatment as may be agreed to by CMI and the Holder(s) (if any) of Allowed Class B2 Claims.

      The Debtors expect that there will be $____ Allowed Class B2 Claims against the Debtors as of the Effective Date.

      3. Class B3 (Priority Claims).

      Each Holder of an Allowed Class B3 Claim will receive on the Effective Date payment in full in Cash of the Allowed Class B3 Claims including Plan Interest thereon.

      The Debtors expect that there will be $____ Allowed Class B3 Claims against the Debtors as of the Effective Date.

      4. Class B4 (Guarantee Claims).

      Each Holder (if any) of an Allowed Class B4 Claim shall be paid, if, as and when any such Claim is allowed by Final Order, in Cash in full by CMM or Reorganized CMM including Plan Interest thereon if, and only to the extent not fully treated with respect to such Holder's underlying Allowed Claim under the Plan treatment for Claims against CMI or Holdings, as the case may be.

      The Debtors expect that there will be $____ Allowed Class B4 Claims against the Debtors as of the Effective Date.

      5. Class B5 (CMM General Unsecured Claims).

      Each Holder of an Allowed Class B5 Claim will receive on the Effective Date payment in full in Cash of Allowed Class B5 Claims, with accrued and unpaid pre-petition interest thereon (if any) calculated at the non-default contract rate of interest in such Holder's documents for those Holders of Allowed Class B5 Claims who have an interest rate applicable to such Holder's Allowed Class B5 Claim and any accrued and unpaid post-petition interest thereon calculated at the Plan Interest rate.

      The Debtors expect that there will be $____ Allowed Class B5 Claims against the Debtors as of the Effective Date.

      6. Class B6 (Intercompany Claims).

      Holders of Class B6 Claims will not receive any payment under the Plan on account of such Claims.

      The Debtors expect that there will be $____ Allowed Class B6 Claims against the Debtors as of the Effective Date.

      7. Class B7 (CMI's Interests in CMM).

      The Holder will retain its Interest under the Plan.

      The Debtors expect that there will be $____ Allowed Class B7 Interests in the Debtors as of the Effective Date.

Treatment of Claims Against and Interests in Holdings

      1. Class C1 (Citicorp Secured Claims).

      Each Holder (if any) of an Allowed Class C1 Claim will receive on the Effective Date payment in full in Cash of the Allowed Class C1 Claim with interest on the principal balance of any such Allowed Claim calculated at the Plan Rate.

      The Debtors expect that there will be $____ Allowed Class C1 Claims against the Debtors as of the Effective Date.

      2. Class C2 (Other Secured Claims).

      Each Holder (if any) of an Allowed Class C2 Claim will receive on the Effective Date either (i) payment in full in Cash of the Allowed Class C2 Claim with interest on the principal balance of any such Allowed Claim calculated at the Plan Rate; (ii) if CMI so elects, the collateral securing the Allowed Class C2 Claim (if any) in full satisfaction of such Claim; or (iii) such other treatment as may be agreed to by CMI and the Holder(s) (if any) of Allowed Class C2 Claim(s).

      The Debtors expect that there will be $____ Allowed Class C2 Claims against the Debtors as of the Effective Date.

      3. Class C3 (Priority Claims).

      Each Holder of an Allowed Class C3 Claim will receive on the Effective Date payment in full in Cash of the Allowed Class C3 Claim including Plan Interest thereon.

      The Debtors expect that there will be $____ Allowed Class C3 Claims against the Debtors as of the Effective Date.

      4. Class C4 (Guarantee Claims).

      Each Holder (if any) of an Allowed Class C4 Claim will receive if, as and when any such Claim is allowed by Final Order payment in Cash in full including Plan Interest thereon if, and only to the extent not fully treated with respect to such Holder's underlying Allowed Claim under the Plan treatment for Claims against CMI or CMM, as the case may be.

      The Debtors expect that there will be $____ Allowed Class C4 Claims against the Debtors as of the Effective Date.

      5. Class C5 (Holdings General Unsecured Claims)

      Each Holder (if any) of an Allowed Class C5 Claim will if, as and when any such Claim is allowed by Final Order, will be included as part of the CMI General Unsecured Claims and included for all purposes in the treatment provided to Class A10.

      The Debtors expect that there will be $____ Allowed Class C5 Claims against the Debtors as of the Effective Date.

      6. Class C6 (Intercompany Claims).

      Holders of Class C6 Claims will not receive any payment under the Plan on account of such Claims.

      The Debtors expect that there will be $____ Allowed Class C6 Claims against the Debtors as of the Effective Date.

      7. Class C7 (Interests in Holdings).

      The Holder will retain its Interest under the Plan.

      The Debtors expect that there will be $____ Allowed Class C7 Interests in the Debtors as of the Effective Date.

Treatment of Unclassified Claims

      The Bankruptcy Code does not require classification of certain priority claims against a debtor. In this case, these unclassified claims include Administrative Claims and Priority Tax Claims. All distributions referred to below that are scheduled for the Effective Date will be made on the Effective Date or as soon as practicable thereafter.

      Administrative Claims. An "Administrative Claim" is a claim for payment of an administrative expense of a kind specified in Section 503(b) of the Bankruptcy Code and referred to in Section 507(a)(1) of the Bankruptcy Code, including, without limitation, the actual and necessary costs and expenses incurred after the commencement of a Chapter 11 Case of preserving the estate or operating the business of the company (including wages, salaries and commissions for services), loans and advances to the company made after the petition date, compensation for legal and other services and reimbursement of expenses awarded or allowed under Section 330(a) or 331 of the Bankruptcy Code, certain retiree benefits, certain reclamation claims, and all fees and charges against the estate under Section 1930 of title 28, United States Code.

      Subject to certain additional requirements for professionals and certain other entities set forth below, Reorganized CMI, Reorganized CMM or Reorganized Holdings, as the case may be, shall pay to each Holder of an Allowed Administrative Claim, on account of its Administrative Claim and in full satisfaction thereof, Cash equal to the amount of such Allowed Administrative Claim on the later of the Effective Date or the day on which such Claim becomes an Allowed Claim, unless the Holder and Reorganized CMI, Reorganized CMM or Reorganized Holdings, as the case may be, shall have agreed to other treatment of such Claim, or an order of the Bankruptcy Court provides for other terms, in which case such Allowed Administrative Claim shall be paid in accordance with such agreement or Bankruptcy Court order, as applicable; provided, that if incurred in the ordinary course of business or otherwise assumed by the Debtors pursuant to the Plan (including Administrative Claims of governmental units for taxes), an Allowed Administrative Claim will be assumed on the Effective Date and paid, performed or settled by Reorganized CMI, Reorganized CMM or Reorganized Holdings, as the case may be, when due in accordance with the terms and conditions of the particular agreement(s) governing the obligation in the absence of the Reorganization Cases.

Payment of Statutory Fees

      All fees payable pursuant to 28 U.S.C. ss. 1930(a)(6) (U.S. Trustee Fees) shall be paid by the Debtors or the Reorganized Debtors, as applicable, when such fees are due and owing.

Priority Tax Claims

      Unless otherwise agreed to by the Debtors or Reorganized CMI, Reorganized CMM or Reorganized Holdings, as the case may be, and a Holder of a Priority Tax Claim, each Holder of an Allowed Priority Tax Claim shall receive, at the sole option of Reorganized CMI, Reorganized CMM or Reorganized Holdings, as the case may be, (i) Cash equal to the unpaid portion of such Allowed Priority Tax Claim on the later of the Effective Date and the date on which such Claim becomes an Allowed Priority Tax Claim, or as soon thereafter as is practicable, or (ii) equal quarterly Cash payments in an aggregate amount equal to such Allowed Priority Tax Claim, together with interest at a fixed annual rate to be determined by the Bankruptcy Court or otherwise agreed to by Reorganized CMI, Reorganized CMM or Reorganized Holdings, as the case may be, and such Holder, over a period through the sixth anniversary of the date of assessment of such Allowed Priority Tax Claim, or upon such other terms determined by the Bankruptcy Court to provide the Holder of such Allowed Priority Tax Claim deferred Cash payments having a value, as of the Effective Date, equal to such Allowed Priority Tax Claim. The Holders of Allowed Priority Tax Claims are not entitled to vote on the Plan. Pursuant to Section 1123(a)(1) of the Bankruptcy Code, Priority Tax Claims are not designated a Class of Claims for purposes of voting on the Plan.

Bar Date for Administrative Claims.

      General Provisions. Except as provided below for (i) non-tax liabilities incurred in the ordinary course of business by the Debtors in Possession and
(ii) Post-Petition Tax Claims, requests for payment of Administrative Claims must be Filed and served on counsel for the Debtors and Reorganized CMI, Reorganized CMM or Reorganized Holdings, as the case may be, no later than (x) sixty (60) days after the Effective Date, or (y) such later date, if any, as the Bankruptcy Court shall order upon application made prior to the end of such 60-day period. Holders of Administrative Claims (including, without limitation, professionals requesting compensation or reimbursement of expenses and the Holders of any Claims for federal, state or local taxes) that are required to File a request for payment of such Claims and that do not File such requests by the applicable bar date shall be forever barred from asserting such Claims against the Debtors, Reorganized CMI, Reorganized CMM or Reorganized Holdings, or any of their respective properties.

      Professionals. All professionals or other Persons requesting compensation or reimbursement of expenses pursuant to Sections 327, 328, 330, 331, 503(b), 506(b) or 1103 of the Bankruptcy Code for services rendered on or before the Effective Date (including, without limitation, any compensation requested by any professional or any other Person for making a substantial contribution in the Reorganization Cases) shall File and serve on Reorganized

CMI, Reorganized CMM or Reorganized Holdings, as the case may be, and counsel for Reorganized CMI, Reorganized CMM or Reorganized Holdings, as the case may be, an application for final allowance of compensation and reimbursement of expenses no later than sixty (60) days after the Effective Date. Objections to applications of professionals or other Persons for compensation or reimbursement of expenses must be Filed and served on the Reorganized Debtors, counsel for the Reorganized Debtors and the requesting professional or other Person not later than ninety (90) days after the Effective Date.

      On or as soon as reasonably practicable after the Effective Date, Reorganized CMI shall pay the contractual claims of the Indenture Trustee for its fees and expenses including its reasonable attorneys' fees and expenses. To the extent, after being furnished with normal supporting documents for such fees and expenses, Reorganized CMI disputes the reasonableness of any such fees and expenses, Reorganized CMI shall pay such fees and expenses as are not disputed, and shall submit to the Indenture Trustee a written list of specific fees and expenses viewed by Reorganized CMI as not being reasonable. To the extent that Reorganized CMI and the Indenture Trustee are unable to resolve any dispute, the dispute shall be resolved by the Bankruptcy Court. The Indenture Trustee shall not attach or set off any of its fees and expenses against distributions to Holders of Old Senior Notes and shall not otherwise withhold or delay any such distributions.

      Ordinary Course Liabilities. Except as provided herein, holders of Administrative Claims based on liabilities incurred in the ordinary course of the Debtors' businesses (other than Claims of governmental units for taxes or Claims and/or penalties related to such taxes) shall not be required to File any request for payment of such Claims. Such Administrative Claims shall be assumed and paid by Reorganized CMI, Reorganized CMM or Reorganized Holdings, as the case may be, pursuant to the terms and conditions of the particular transactions giving rise to such Administrative Claims, without any further action by the Holders of such Claims. Any dispute with respect to ordinary course liabilities shall be submitted to the Bankruptcy Court for resolution unless resolved by agreement of the parties.

      Tax Claims. All requests for payment of Post-Petition Tax Claims, for which no bar date has otherwise been previously established, must be Filed on or before the later of (i) sixty (60) days following the Effective Date, and (ii) 120 days following the filing of the tax return for such taxes for such tax year or period with the applicable governmental unit. Any Holder of any Post-Petition Tax Claim that is required to File a request for payment of such taxes and that does not File such a Claim by the applicable bar date shall be forever barred from asserting any such Post-Petition Tax Claim against the Debtors, Reorganized CMI, Reorganized CMM or Reorganized Holdings, or any of their respective properties, whether any such Post-Petition Tax Claim is deemed to arise prior to, on or subsequent to the Effective Date.

      Cramdown. The so-called "cramdown" provisions of Section 1129(b) of the Bankruptcy Code permit confirmation of a Chapter 11 plan of reorganization in certain circumstances even if the plan is not accepted by all impaired classes of claims and interests. In the event that at least one impaired Class of Claims votes to accept the Plan (and at least one impaired Class either votes to reject the Plan or is deemed to have rejected the Plan), the Debtors and the CMI Equity Committee reserve the right to request that the Bankruptcy Court confirm the Plan under the cramdown provisions of the Bankruptcy Code. In that event, the Debtors and the CMI Equity Committee have reserved the right to modify the Plan to the extent, if any, that Confirmation pursuant to Section 1129(b) of the Bankruptcy Code requires or permits modification of the Plan.

      As set forth in the Plan, to the extent that any Impaired Class votes to reject the Plan or is deemed to have rejected the Plan, the Debtors and the CMI Equity Committee will request that the Bankruptcy Court confirm the Plan under the "cramdown" provisions of Section 1129(b) of the Bankruptcy Code.

Sources of Cash to Make Plan Distributions

      Except as otherwise provided in the Plan or the Confirmation Order, all cash necessary for the Reorganized Debtors to make the payments pursuant to the Plan will be obtained from the Recapitalization Financing, Reorganized Debtors' cash balances or the operations of the Debtors or the Reorganized Debtors.

C. Confirmation and Effective Date Conditions

Conditions to Confirmation

      Confirmation of the Plan is conditioned upon satisfaction of the applicable provisions of Section 1129 of the Bankruptcy Code and entry of a Confirmation Order by the Bankruptcy Court in form and substance satisfactory to the Debtors and the CMI Equity Committee. Among other things, the Confirmation Order shall authorize and direct that the Debtors, Reorganized CMI, Reorganized CMM and Reorganized Holdings take all actions necessary or appropriate to enter into, implement and consummate the contracts, instruments, releases, leases, indentures and other agreements or documents created in connection with or contemplated by the Plan, including, but not limited to, those actions contemplated by the provisions of the Plan, and shall provide that all New Securities to be issued to Holders of Claims and Interests pursuant to the Plan, and all securities issuable upon the conversion of the New Securities are exempt from registration under federal and state securities laws pursuant to Section 1145 of the Bankruptcy Code and that the solicitation of Holders of CMI Common Stock, Series B Preferred Stock and Old Senior Notes is exempt under Rule 14a-2(a)(4) of the proxy regulations under the Securities Exchange Act of 1934.

Conditions to Effective Date

      The Effective Date will not occur and the Plan will not be consummated unless and until each of the following conditions has been satisfied or waived by the Debtors and the CMI Equity Committee:

      The Confirmation Order in form and substance satisfactory to the Debtors and the CMI Equity Committee and entered by the Bankruptcy Court shall not have been modified in any respect.

      The Recapitalization Financing shall be funded in accordance with the terms of the Plan and the respective governing documents for each component of the Recapitalization Financing.

      All other actions and documents necessary to implement the transactions contemplated to be effected under this Plan on or before the Effective Date shall have been effected or executed or, if waivable, waived by the Person or Persons entitled to the benefit thereof.

Waiver of Conditions to Effective Date

      Each of the conditions to the Effective Date may be waived in whole or in part by the Debtors and the CMI Equity Committee at any time, without notice or an Order of the Bankruptcy Court.

Modification or Revocation of the Plan; Severability

      The Debtors and the CMI Equity Committee reserve the right to modify the Plan at any time prior to the Confirmation Date as provided for by Section 1127 of the Bankruptcy Code or as otherwise permitted by law without additional disclosure pursuant to Section 1125 of the Bankruptcy Code, except as the Bankruptcy Court may otherwise order. The potential impact of any such amendment or modification on the Holders of Interests cannot presently be foreseen, but may include a change in the economic impact of the Plan on some or all of the Classes or a change in the relative rights of such Classes.

      If after receiving sufficient acceptances but prior to Confirmation of the Plan, the Debtors and the CMI Equity Committee seek to modify the Plan, the Debtors and the CMI Equity Committee can use such previously solicited acceptances only to the extent permitted by applicable law.

      The Debtors and the CMI Equity Committee reserve the right after the Confirmation Date and before the Effective Date to modify the terms of the Plan or waive any conditions to the effectiveness thereof if and to the extent the Debtors and the CMI Equity Committee determine that such modifications or waivers are necessary or desirable in order to consummate the Plan. The Debtors will give such Holders of Claims and Interests notice of such modifications or waivers as may be required by applicable law and the Bankruptcy Court, and any such modifications will be subject to the approval of the Bankruptcy Court to the extent required by, and in accordance with, Section 1127 of the Bankruptcy Code.

      The CMI Equity Committee will join in modifications proposed by the Debtors in accordance with the foregoing in the exercise of such Committee's reasonable discretion.

      Notwithstanding the foregoing, any modifications of or amendments to, or waivers of any conditions to the effectiveness of the Plan prior to the Effective Date that materially affect the treatment or recovery of the Holders of Class A9 or A10 Allowed Claims require the consent of the Unsecured Creditors' Committee, provided, however, that it is hereby agreed that any change in the amount of payments, timing of payments, term of the New Debt as defined in Exhibit 2 to the Plan, Collateral as defined in Exhibit 2 to the Plan, liens, rights or default remedies available to the Holders of Class A9/A10 Note A's or Class A9/A10 Note B's or of any other specific provisions of Exhibit 2 to the Plan shall be deemed material for purposes of this paragraph.

      The Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Date. If the Debtors revoke or withdraw the Plan, or if Confirmation does not occur, then the Plan will be null and void, and all of the Debtors' respective obligations with respect to the Claims and Interests will remain unchanged and nothing contained in the Plan or in this Disclosure Statement will be deemed an admission or statement against interest or constitute a waiver or release of any claims by or against any Debtor or any other Person or to prejudice in any manner the rights of any Debtor or any Person in any further proceedings involving any Debtor or any Person.

      If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court will have the power, upon the request of the Debtors, to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision will then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order will constitute a judicial determination and will provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

      If so ordered by the Bankruptcy Court at the Confirmation Hearing, the Plan provisions for CMM may be confirmed independently of confirmation of the Plan provisions for CMI and Holdings.

D. The Reorganized Debtors

      A description of various matters relating to the Reorganized Debtors including (i) information relating to the business to be conducted by Reorganized CMI, CMM and Holdings following the Effective Date, (ii) the proposed management of Reorganized CMI, CMM and Holdings and proposed compensation and other arrangements relating thereto, and (iii) certain corporate governance matters, is set forth or referenced below.

Corporate Structure

      On the Effective Date, CMI will become Reorganized CMI, CMM will become Reorganized CMM, and Holdings will become Reorganized Holdings with no change in their respective structural relationships.

Business of the Company including the Reorganized Debtors

      Following the Effective Date, the Debtors estimate that the Reorganized Debtors will have net assets with an approximate value of $__ million. Subject to restrictions contained in the documents governing the New Debt or New Securities, the use of such assets (including the possibility of resuming the acquisition of Subordinated CMBS and the origination and securitization of commercial mortgage loans) will be left to the discretion of the Board of Directors of Reorganized CMI.

Directors and Management of Reorganized CMI and Reorganized CMM

      Board of Directors. The names, affiliations and backgrounds of the persons to serve as the initial members of the Board of Directors of Reorganized CMI and Reorganized CMM will be identified at or before the Confirmation Hearing in a schedule to be filed by CMI and CMM with the Bankruptcy Court. Such appointments to the respective Boards of Directors will otherwise be consistent with the Plan, including the terms of the Merrill/GACC Term Sheet.

      See "GENERAL INFORMATION - Business - Management" for information concerning CMI's existing directors.

      Executive Officers. The initial officers of Reorganized CMI will be selected by the Board of Directors of Reorganized CMI. To the extent that initial officers have been selected, their names, affiliations and backgrounds will be disclosed in a schedule to be Filed with the Bankruptcy Court on or prior to the Confirmation Date. Reorganized CMI will negotiate compensation packages with its officers that are consistent with compensation packages in the industry and, to the extent applicable, subject to the terms and conditions of assumed employment agreements.

      The initial officers of Reorganized CMM will be selected by the Board of Directors of Reorganized CMM. To the extent that initial officers have been selected, their names, affiliations and backgrounds will be disclosed in a schedule to be to be Filed with the Bankruptcy Court on or prior to the Confirmation Date. Reorganized CMM will negotiate compensation packages with its officers that are consistent with compensation packages in the industry, and, to the extent applicable, subject to the terms and conditions of assumed employment agreements.

      See "GENERAL INFORMATION - Business - Management for information concerning CMI's existing executive officers and assumed employment agreements.

Certain Corporate Governance Matters

      Reorganized CMI Amended and Restated Articles of Incorporation and Reorganized CMI Amended and Restated Bylaws. The forms of the Reorganized CMI Amended and Restated Articles of Incorporation and the Reorganized CMI Amended and Restated Bylaws will be filed with the Bankruptcy Court at or before the Disclosure Statement Hearing and, upon filing with the Bankruptcy Court, will be deemed Exhibits to the Plan. The CMI Amended and Restated Articles of Incorporation contain amendments providing for, among other matters, an increase in authorized shares from 120 million to 375 million, (consisting of 300 million shares of common stock and 75 million shares of preferred stock); authority for the Board to increase authorized shares without action by stockholders; new provisions relating to the transfer, acquisition and redemption of capital stock addressing ownership limitations for CMI and the treatment of excess stock, in each case consistent with the Internal Revenue Code of 1986 (such ownership limitations may also have the effect of precluding acquisition of control of Reorganized CMI, even through Reorganized CMI's REIT status would not be threatened by such acquisition); deletion of certain antitakeover provisions (however CMI will remain subject to the Maryland business combination statute); change in vote required for removal of directors from a majority to 66 2/3; and prohibition of the issuance of nonvoting equity securities to the extent required by Section 1123(a)(6) of the Bankruptcy Code.

      Reorganized CMM Articles of Incorporation and Reorganized CMM Bylaws. The forms of the Reorganized CMM Articles of Incorporation and the Reorganized CMM Bylaws will be filed with the Bankruptcy Court at or before the Disclosure Statement Hearing.

      Second Amended and Restated Option Plan for Key Employees. On or prior to the Effective Date, the Second Amended and Restated Stock Option Plan for Key Employees (the "Second Amended Employee Stock Option Plan") will be adopted by the Board of Directors to be effective on the Effective Date and, by voting to accept the Plan, all Holders of Class A21 Interests shall be deemed to have ratified and approved the Second Amended Employee Stock Option Plan. Additionally, upon entry of a Confirmation Order, the Bankruptcy Court shall, consistent with Maryland and federal law, be deemed to have approved the Second Amended Employee Stock Option Plan (including the increase in the number of shares of common stock with respect to which options may be granted and an extension of time in which options may be granted, as provided for therein) on behalf of CMI's shareholders and in satisfaction of Section 422 of the Internal Revenue Code. Following the Effective Date, the Board of Directors of Reorganized CMI may further amend or modify the Second Amended Employee Stock Option Plan in accordance with the terms thereof and any such further amendment or modification shall not require amendment of the Plan. The Second Amended Employee Stock Option Plan amends CMI's Amended and Restated Stock Option Plan for Key Employees to, among other matters, provide for an increase in the number of shares of CMI Common Stock with respect to which options may be granted from 2,068,031 (as adjusted from 2 million, in accordance with the terms and provisions of the Second Amended Employee Stock Option, in connection with the junior preferred stock dividend) to 4,500,000; to extend the time in which options may be granted under the Plan from June 30, 2000 until June 30, 2002, and to effect changes consistent with current securities and tax laws. After the Effective Date it is expected that common stockholder approval of the material terms of the Second Amended Employee Stock Option Plan will be sought for purposes of becoming exempt from the deduction limits set forth in Section 162(m) of the Internal Revenue Code.

      The Second Amended Employee Stock Option Plan will be filed with the Bankruptcy Court at or before the Disclosure Statement Hearing and, upon filing with the Bankruptcy Court, will be deemed an Exhibit to the Plan.

      CMI's Non-Employee Director Stock Option Plan in place prior to the Effective Date shall remain in place after the Effective Date and Reorganized CMI shall continue to honor such option plan. See "GENERAL INFORMATION - Management" for a description of the Amended and Restated Stock Option Plan for Key Employees.

E. Recapitalization Financing Including Issuance of New Securities

      On the Effective Date, the Recapitalization Financing shall be funded and become effective and the CMBS Sale Portfolio, if not already sold, shall be sold as parts of effectuating consummation of the Plan. On the Effective Date, Reorganized CMI will issue the New Securities in accordance with the Plan. The Plan provides that the issuance of the New Securities, and all securities issuable upon conversion of the New Securities, is thereby authorized pursuant to Section 1145 of the Bankruptcy Code, without further action under applicable law. In addition, on the Effective Date, the Reorganized Debtors will implement and, to the extent applicable, receive the proceeds of the New Debt in accordance with the terms of the applicable documents with respect thereto. On the Effective Date, all securities, instruments, corporate documents, and agreements entered into pursuant to or contemplated by the Plan, including, without limitation, the New Securities, any other security and any instrument, corporate document, or agreement entered into in connection with any of the transactions referenced in Section V or Section X.H of the Plan, shall become effective, binding and enforceable in accordance with their respective terms and conditions upon the parties thereon without further act or action under applicable law, regulation, order or rule, and shall be deemed to become effective simultaneously.

F. Sale of the CMBS Sale Portfolio

      On or before the Effective Date, the commercial mortgage-backed securities and any other assets in the CMBS Sale Portfolio shall be sold in accordance with the terms of the Plan and any Orders with respect thereto entered by the Bankruptcy Court. The proceeds thereof shall be used to pay Allowed Secured Claims in accordance with any Orders entered by the Bankruptcy Court with respect thereto and otherwise used as part of the funding of the Plan.

G. Affiliate Reorganization

      In order to secure certain financing contemplated under the Plan with the commercial mortgage backed securities representing the equity interests in CBO-1, CBO-2 and CMO-IV (the "Equity Interests"), CMI anticipates that, as a part of the Plan, either (i) a reorganization of certain CMI affiliated entities will be effected resulting in REIT subsidiaries holding the Equity Interests or owning the stock in the qualified REIT subsidiaries holding the Equity Interests, or (ii) the qualified REIT subsidiaries holding the Equity Interests or the trusts holding the underlying assets will elect REIT status (and other actions will be taken as necessary to effect such election), with the intent to secure such financing with a pledge of stock in the REITs, in lieu of a direct pledge of the Equity Interests, which is restricted under certain operative and constituent documents and could result in adverse tax consequences and a negative impact on collateral values. This affiliate reorganization is designed to address concerns of creditors who will provide financing under the Plan contemplated to be secured by the Equity Interests. In addition, certain other action may be taken as necessary to implement the foregoing.

H. Potential New Equity Investment and Rights Offering

      Although not required to fund the Plan, the Debtors, in consultation with the CMI Equity Committee, may seek new equity capital from one or more investors to partially fund the Reorganized Debtors and the Plan as Recapitalization Financing. In such event, the Plan will be amended to appropriately reflect such new equity capital transaction. If new equity capital is sought, it is likely to take the form of a private issuance of preferred stock with such relative rights and preferences as may be agreed to consistent with the terms of the Plan.

      In the event new equity capital is sought from an investor, it is also anticipated that an offering of rights to purchase common stock or a new series of preferred stock, with rights and preferences similar to the preferred stock likely to be issued to the new equity capital investor but with limited voting rights, would be made to Holders of CMI Common Stock. Such rights offering would be developed in consultation with the CMI Equity Committee. Such rights offering would commence on the Effective Date and would be for a percentage of the aggregate face value of the securities issued to the new equity capital investor. All or a portion of the proceeds of the rights offering may be used to redeem at face value the securities issued to the new equity investor.

      Even if CMI does not seek new equity from an investor, an offering of rights to purchase CMI Common Stock may be made to Holders of CMI Common Stock in connection with the Plan. Such rights offering would be developed in consultation with the CMI Equity Committee.

      In the event new equity capital is sought from an investor and a rights offering is made to Holders of CMI Common Stock or a rights offering is made to Holders of CMI Common Stock independent of any new equity investment by an investor, the CMI Common Stock will be exchanged for new CMI Common Stock (on a one share per one share basis) and rights (one right per share) structured to ensure that the value of the CMI Common Stock exchanged exceeds the value of the fresh capital raised in the rights offering, thereby making the exchange principally in exchange for an interest and only partly for cash and rendering applicable the limited transactional exemption from securities law registration afforded by Section 1145 of the Bankruptcy Code. If a rights offering is made and an exchange of CMI Common Stock, consistent with the foregoing, is effected, then CMI's existing Series B Preferred Stock, Old Series D Preferred Stock, Series E Preferred Stock and Stock Options would be exchanged for new Series B Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Stock Options, as applicable.

Applicability of Federal and Other Securities Laws

      In reliance upon the exemption provided by Section 1145(a)(1) of the Bankruptcy Code, the Debtors have not filed a registration statement under the Securities Act or any other federal or state securities laws with respect to the New Securities that will be offered pursuant to the Plan or any other securities issuable upon conversion of certain of the New Securities.

Section 1145(a)(1). Section 1145(a)(1) exempts the offer or sale of securities pursuant to a plan of reorganization from the registration requirements of
Section 5 of the Securities Act and from registration under state and local securities laws if the following conditions are satisfied: (i) the securities are issued by a debtor (or its affiliate or successor) under a plan of reorganization; (ii) the recipients of the securities hold claims against, interests in, or claims for administrative expenses against the debtor; and
(iii) the securities are issued in exchange for the recipients' claims against or interests in the debtor, or principally in such exchange and partly for cash or property.

      The New Securities, and all other securities issuable upon conversion of certain of the New Securities issued pursuant to the Plan will not be "restricted securities" within the meaning of Rule 144 under the Securities Act and may, subject to the limitations discussed below, be freely transferred by Holders of Allowed Class A9, A10 and A18 Claims and Interests under the Securities Act and their successors and assigns. Accordingly, all resales and subsequent transactions in the New Securities, and any other securities issuable upon conversion of certain of the New Securities are exempt from registration under the Securities Act pursuant to Section 4(1) of the Securities Act, unless the Holder is deemed to be an "underwriter" with respect to such securities or an "affiliate" of an issuer. Section 1145(b) of the Bankruptcy Code defines four types of "underwriters":

            (i) persons who purchase a claim against, an interest in, or a claim for administrative expense against the debtor with a view to distributing any security received in exchange for such a claim or interest;

            (ii) persons who offer to sell securities offered under a plan for the holders of such securities;

            (iii) persons who offer to buy securities from the holders of such securities, if the offer to buy is (a) with a view to distributing such securities and (b) made under a distribution agreement; and

            (iv) a person who is an "issuer" with respect to the securities, as the term "issuer" is defined in Section 2(11) of the Securities Act.

      Under Section 2(11) of the Securities Act, an "issuer" includes any "affiliate" of the issuer, which means any person directly or indirectly through one or more intermediaries, controlling, controlled by or under common control with the issuer. Any Holder of an Allowed Claim or Interest (or group of Holders of such Claims and/or Interests who act in concert) who receives a substantial amount of any of the New Securities pursuant to the Plan may be deemed to be an "affiliate" of an issuer and therefore an "issuer" and therefore an "underwriter" under the foregoing definitions.

      Whether or not any particular person would be deemed to be an "underwriter" or an "affiliate" with respect to any security to be issued pursuant to the Plan would depend upon various facts and circumstances applicable to that person. Accordingly, the Debtors express no view as to whether any person would be an "underwriter" or an "affiliate" with respect to any security to be issued pursuant to the Plan.

      GIVEN THE COMPLEX NATURE OF THE QUESTION OF WHETHER A PARTICULAR PERSON MAY BE AN UNDERWRITER OR AN AFFILIATE, THE DEBTORS MAKE NO REPRESENTATIONS CONCERNING THE RIGHT OF ANY PERSON TO TRADE IN THE SECURITIES TO BE TRANSFERRED PURSUANT TO THE PLAN. THE DEBTORS RECOMMEND THAT HOLDERS OF ALLOWED CLAIMS CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH SECURITIES.

      Rule 144A, promulgated under the Securities Act, provides a non-exclusive safe harbor exemption from the registration requirements of the Securities Act for resales to certain "qualified institutional buyers" of securities which are "restricted securities" within the meaning of the Securities Act, irrespective of whether the seller of such securities purchased its securities with a view towards reselling such securities under the provisions of Rule 144A. Under Rule 144A, a "qualified institutional buyer" is defined to include, among other persons (e.g., "dealers" registered as such pursuant to Section 15 of the Exchange Act and "banks" as defined in Section 3(a)(2) of the Securities Act), any entity which purchases securities for its own account or for the account of another qualified institutional buyer and which (in the aggregate) owns and invests on a discretionary basis at least $100 million in the securities of unaffiliated issuers. Subject to certain qualifications, Rule 144A does not exempt the offer or sale of securities which, at the time of their issuance, were securities of the same class of securities then listed on a national securities exchange (registered as such under Section 6 of the Exchange Act) or quoted in a U.S. automated interdealer quotation system (e.g., Nasdaq). Holders of such securities who are deemed to be "underwriters" within the meaning of
Section 1145(b)(1) of the Bankruptcy Code or who may otherwise be deemed to be "underwriters" of, or to exercise "control" over, the Company within the meaning of Rule 405 of Regulation C under the Securities Act should, assuming that all other conditions of Rule 144A are met, be entitled to avail themselves of the safe harbor resale provisions thereof.

      To the extent that Rule 144A is unavailable, holders may, under certain circumstances, be able to sell their securities pursuant to the more limited safe harbor resale provisions of Rule 144 under the Securities Act. Generally, Rule 144 provides that if certain conditions are met (e.g., volume limitations, manner of sale, availability of current information about the issuer, etc.), any "affiliate" of the issuer of the securities sought to be resold will not be deemed to be an "underwriter" as defined in Section 2(11) of the Securities Act. Under paragraph (k) of Rule 144, the aforementioned conditions to resale will no longer apply to restricted securities sold for the account of a holder who is not an affiliate of the Company at the time of such resale and who has not been such during the three-month period next preceding such resale, so long as a period of at least two years has elapsed since the later of (i) the period next preceding such resale, so long as a period of at least two years has elapsed since the later of (i) the Effective Date and (ii) the date on which such holder acquired his or its securities from an affiliate of the Company.

      THE NEW SECURITIES TO BE ISSUED ON THE EFFECTIVE DATE, AND THE SECURITIES ISSUABLE UPON CONVERSION OF THE NEW SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR BY ANY STATE SECURITIES COMMISSION OR SIMILAR PUBLIC, GOVERNMENTAL OR REGULATORY AUTHORITY AND NEITHER THE SEC NOR SUCH AUTHORITY HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT OR UPON THE MERITS OF THE PLAN. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

I. Distributions Under the Plan

General

      Reorganized Debtors, or such Person(s) as the Debtors may employ in their sole discretion, will act as Disbursing Agent under the Plan. The Disbursing Agent shall make all distributions of Cash required to be distributed under the applicable provisions of the Plan and the documents evidencing the Recapitalization Financing. Any Disbursing Agent may employ or contract with other entities to assist in or make the distributions required by the Plan and the documents evidencing the Recapitalization Financing. Each Disbursing Agent will serve without bond, and each Disbursing Agent, without further Bankruptcy Court approval, reasonable compensation for distribution services rendered pursuant to the Plan and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services from the Reorganized Debtors on terms acceptable to the Reorganized Debtors.

Timing of Distributions

      Except as otherwise provided in the Plan with respect to any particular Class or Claim, property to be distributed hereunder on account of Allowed Claims and Allowed Interests in an Impaired Class (a) shall be distributed on the Effective Date or as soon as practicable thereafter to each Holder of an Allowed Claim or an Allowed Interest in that Class that is an Allowed Claim or an Allowed Interest as of the Effective Date, and (b) shall be distributed to each Holder of an Allowed Claim or an Allowed Interest of that Class that becomes an Allowed Claim or Allowed Interest after the Effective Date, as soon as practicable after the Order of the Bankruptcy Court allowing such Claim or Interest becomes a Final Order. Except as otherwise provided in the Plan, property to be distributed under the Plan on account of an Administrative Claim shall be distributed on the later of (i) the Effective Date or as soon as practicable thereafter, or if any Claim is not an Allowed Claim as of the Effective Date, on the date the Order allowing such Claim becomes a Final Order or as soon as practicable thereafter, and (ii) the date on which the distribution to the Holder of the Claim would have been due and payable in the ordinary course of business or under the terms of the Claim.

Methods of Distributions

      Cash Payments. Cash payments made pursuant to the Plan will be in United States dollars. Cash payments to foreign creditors may be made, at the option of the Debtors or the Reorganized Debtors, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction. Cash payments made pursuant to the Plan in the form of checks issued by the Reorganized Debtors shall be null and void if not cashed within 90 days of the date of the issuance thereof. Requests for reissuance of any check shall be made directly to the Disbursing Agent as set forth in Section V.G of the Plan. Cash payments to bank creditors of the Debtors may be by wire transfer.

      Compliance with Tax Requirements. In connection with the distributions set forth herein, to the extent applicable, the Disbursing Agent shall comply with all tax withholding and reporting requirements imposed on it by any governmental unit, and all distributions pursuant to this Plan shall be subject to such withholding and reporting requirements. The Disbursing Agent shall be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements.

      Notwithstanding any other provision contained herein: (i) each Holder of an Allowed Claim or Interest that is to receive a distribution of Cash pursuant to the Plan shall have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding and other tax obligations, on account of such distribution; and (ii) no distribution shall be made to or on behalf of such Holder pursuant to the Plan unless and until such Holder has made arrangements reasonably satisfactory to the Disbursing Agent for the payment and satisfaction of such tax obligations. Any distributions pursuant to the Plan will, pending the implementation of such arrangements, be treated as an undeliverable distribution pursuant to Section V.G of the Plan.

      Distribution Record Date. As of the close of business on the Distribution Record Date, the transfer registers for the Old Securities, maintained by the Debtors, or their respective agents, will be closed. The Disbursing Agent and its respective agents and the Indenture Trustee will have no obligation to recognize the transfer of any Old Securities occurring after the Distribution Record Date, and will be entitled for all purposes relating to this Plan to recognize and deal only with those Holders of Record as of the close of business on the Distribution Record Date.

Surrender of Cancelled Old Securities and Exchange of Old Securities for New Securities

      Tender of Old Securities. The mechanism by which Holders of Allowed Claims and Allowed Interests surrender their Old Securities in order to receive Cash, if and as applicable under the Plan, and to exchange such Old Securities for New Securities (as applicable), shall be determined based upon the manner in which the Old Securities were issued and the mode in which they are held, as set forth below.

      Old Securities Held in Book-Entry Form. Old Securities held in book-entry form through bank and broker nominee accounts shall be mandatorily cancelled and
(i) Cash distributed, if and as applicable under the Plan, and (ii) mandatorily exchanged for New Securities (as applicable) through the facilities of such nominees and the systems of the applicable securities depository or Clearing System holding such Old Securities on behalf of the brokers or banks.

      Old Securities in Physical, Registered, Certificated Form. Each Holder of Old Securities in physical, registered, certificated form will be required, on or before the Effective Date, to deliver its physical notes or certificates (the "Tendered Certificates") to the Disbursing Agent, accompanied by a properly executed letter of transmittal, to be distributed by the Disbursing Agent after the Confirmation Date and containing such representations and warranties as are described in this Disclosure Statement (a "Letter of Transmittal").

      Any Cash or New Securities to be distributed pursuant to the Plan on account of any Allowed Claim or Allowed Interest represented by an Old Security held in physical, registered, certificated form shall, pending such surrender, be treated as an undeliverable distribution pursuant to Section V.G of the Plan.

      Signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution (as defined below), unless the Old Securities tendered pursuant thereto are tendered for the account of an Eligible Institution. If signatures on a Letter of Transmittal are required to be guaranteed, such guarantees must be by a member firm of a registered national securities exchange in the United States, a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or a correspondent in the United States (each of which is an "Eligible Institution"). If Old Securities are registered in the name of a Person other than the Person signing the Letter of Transmittal, the Old Securities, in order to be tendered validly, must be endorsed or accompanied by a properly completed power of authority, with signature guaranteed by an Eligible Institution.

      All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Letters of Transmittal and Tendered Certificates will be resolved by the applicable Disbursing Agent, whose determination shall be final and binding, subject only to review by the Bankruptcy Court upon application with due notice to any affected parties in interest. CMI reserves the right, on behalf of itself and the Disbursing Agent, to reject any and all Letters of Transmittal and Tendered Certificates not in proper form, or Letters of Transmittal and Tendered

Certificates, the Disbursing Agent's acceptance of which would, in the opinion of the Disbursing Agent or its counsel, be unlawful.

      Delivery of New Securities in Exchange for Old Securities. On the Effective Date, Reorganized CMI or the Disbursing Agent shall issue and authenticate the New Securities, and shall apply to DTC to make such New Securities eligible for deposit at DTC. With respect to Holders of Old Securities who hold such Old Securities through nominee accounts at bank and broker participants in DTC or any similar clearing system, the Disbursing Agent shall deliver such New Securities to DTC or to the registered address specified by the Clearing System. The Clearing System (or its depositary) shall return the applicable Old Securities to the Disbursing Agent for cancellation.

      The Disbursing Agent will request that DTC effect a mandatory exchange of the applicable Old Securities for the applicable New Securities by crediting the accounts of its participants with the applicable New Securities in exchange for the Old Securities. On the effective date of such exchange, each DTC participant will effect a similar exchange for accounts of the beneficial owners holding Old Securities through such firms. Neither the Debtors, Reorganized Debtors nor the Disbursing Agent shall have any responsibility or liability in connection with the Clearing Systems' or such participants' effecting, or failure to effect, such exchanges.

      Holders of Old Securities holding such Old Securities outside a Clearing System will be required to surrender their Old Securities by delivering them to the Disbursing Agent, along with properly executed Letters of Transmittal (as described above). The Disbursing Agent shall forward the New Securities on account of such Old Securities to such Holders.

      Other Matters with Respect to the Surrender of Old Securities. By participating in any of the above procedures, each Holder of the Old Securities will be representing and warranting (and the Letters of Transmittal will so provide) that among other things, the Holder has full power and authority to tender, exchange, sell, assign and transfer the Old Securities and that when such Old Securities are accepted for exchange by the Debtors or the Reorganized Debtors, the Debtors or the Reorganized Debtors will acquire good, marketable and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and that the Old Securities are not subject to any adverse claims or proxies. The Holder also agrees that it will, upon request, execute and deliver any additional documents deemed by the Disbursing Agent, the Debtors or the Reorganized Debtors to be necessary or desirable to complete the exchange, sale, assignment and transfer of the Old Securities Old. All authority conferred by participating in the above procedures will survive the death or incapacity of the Holder, and all obligations of the Holder will be binding upon the heirs, personal representatives, successors and assigns of the Holder.

      The surrender of the Old Securities pursuant to any one of the procedures described in this Disclosure Statement, upon the Debtors' or the Reorganized Debtors' acceptance for exchange of such Old Securities, constitutes a binding agreement between the Holder and the Debtors or the Reorganized Debtors upon the terms, and subject to the conditions, of the Plan.

      Special Procedures for Lost, Stolen, Mutilated or Destroyed Instruments. Any Holder of a Claim or an Interest evidenced by an Instrument that has been lost, stolen, mutilated or destroyed will, in lieu of surrendering such Instrument, deliver to the Disbursing Agent: (a) an affidavit of loss or other evidence reasonably satisfactory to the Disbursing Agent of the loss, theft, mutilation or destruction; and (b) such security or indemnity as may reasonably be required by the Disbursing Agent to hold the Disbursing Agent harmless from any damages, liabilities or costs incurred in treating such individual as a Holder of an Instrument. Upon compliance with the Plan, the Holder of a Claim or Interest evidenced by any such lost, stolen, mutilated or destroyed Instrument shall, for all purposes under the Plan and notwithstanding anything to the contrary contained herein, be deemed to have surrendered such Instrument.

      Failure to Surrender Cancelled Instrument. Any Holder of Old Securities holding such Old Securities in physical, registered or certificated form who has not properly completed and returned to the Disbursing Agent a Letter of Transmittal, together with the applicable Tendered Certificates, within two years after the Effective Date shall have its claim for a distribution pursuant to the Plan on account of such Instrument discharged and shall be forever barred from asserting any such claim against Reorganized CMI, Reorganized CMM or Reorganized Holdings or their properties. In such cases, any Cash or New Securities held for distribution on account of such claim shall be disposed of pursuant to the provisions of Section V.G of the Plan.

Release of Security Interests in or Other Claims to or against Assets or Property of the Reorganized Debtors by Creditors Paid Pursuant to the Plan

      Any Holder of a Secured Claim whose Secured Claim is being paid in full in accordance with Section IV.C, IV.D or IV.E of the Plan shall cooperate in all respects with the Reorganized Debtors and shall execute such documents and release and return to the Reorganized Debtors such assets or property of the Debtors or Reorganized Debtors, as applicable, that such creditor is holding, directly or indirectly, as collateral and, if applicable, unwind any alleged repurchase agreements or claims to assets or property subject to such alleged repurchase agreements. Furthermore, any and all Holders of such Secured Claims shall execute such documents and take such actions as may be reasonably required by the Reorganized Debtors to effectuate the transfer or retransfer back to the Reorganized Debtors of all collateral security, or assets or property held subject to alleged repurchase agreements, free and clear of all liens, security interests, claims or interests in or to such collateral, assets or property by such Holder, and shall confirm the foregoing in writing if requested by the Reorganized Debtors.

Delivery of Distributions; Undeliverable or Unclaimed Distributions

      Any Person that is entitled to receive a Cash distribution under the Plan but that fails to cash a check within 90 days of its issuance shall be entitled to receive a reissued check from Reorganized CMI, Reorganized CMM or Reorganized Holdings, as the case may be, for the amount of the original check, without any interest, if such Person requests the Disbursing Agent to reissue such check and provides the Disbursing Agent with such documentation as the Disbursing Agent reasonably requests to verify that such Person is entitled to such check, prior to the second anniversary of the Effective Date. If a Person fails to cash a check within 90 days of its issuance and fails to request reissuance of such check prior to the second anniversary of the Effective Date, such Person shall not be entitled to receive any distribution under the Plan.

      Subject to Bankruptcy Rule 9010, all distributions to any Holder of an Allowed Claim or an Allowed Interest shall be made to the address of such Holder on the books and records of the Debtors or their agents, unless Reorganized CMI, Reorganized CMM or Reorganized Holdings, as applicable, has been notified in writing of a change of address. If the distribution to any Holder of an Allowed Claim or Allowed Interest is returned to a Disbursing Agent as undeliverable, such Disbursing Agent shall use reasonable efforts to determine the current address of such Holder, but no distribution shall be made to such Holder unless and until the applicable Disbursing Agent has determined or is notified in writing of such Holder's then-current address, at which time such distribution shall be made to such Holder without any additional interest on such distribution after the Effective Date. Undeliverable distributions shall remain in the possession of the applicable Disbursing Agent pursuant to Section VI.A of the Plan until such time as a distribution becomes deliverable. Undeliverable Cash or New Securities shall be held in trust by the applicable Disbursing Agent for the benefit of the potential claimants of such funds or securities, and will be accounted for separately. Any Disbursing Agent holding undeliverable Cash shall invest such Cash in a manner consistent with the Debtors' investment and deposit guidelines. Any interest paid, and any other amounts earned, with respect to such undeliverable Cash pending its distribution in accordance with this Plan shall be property of Reorganized CMI, Reorganized CMM or Reorganized Holdings, as the case may be. Undeliverable New Securities will be held in trust for the benefit of the potential claimants of such securities by the Disbursing Agent in principal amounts or numbers of shares sufficient to fund the unclaimed amounts of such New Securities and will be accounted for separately. Any unclaimed or undeliverable distributions (including Cash and New Securities) shall be deemed unclaimed property under Section 347(b) of the Bankruptcy Code at the expiration of two years after the Effective Date and, after such date, all such unclaimed property shall revert to Reorganized CMI, Reorganized CMM, or Reorganized Holdings, as the case may be, and the Claim or Interest of any Holder with respect to such property shall be discharged and forever barred.

      The Plan provides that the Disbursing Agent will make all distributions required under the applicable provisions of the Plan, subject to the terms of the Plan.

J. General Information Concerning the Plan

Procedures for Treating Disputed Claims Under Plan of Reorganization

      Process. If any of the Debtors disputes any Claim, such dispute shall be determined, resolved or adjudicated, as the case may be, under applicable law, and such Claim shall survive the Effective Date to the extent that such Claim has not been allowed and has not received the treatment afforded the Class of Claims in which such Claim is classified under this Plan on or before the Effective Date. Among other things, any Debtor may elect, at its sole option, to object or seek estimation under Section 502 of the Bankruptcy Code with respect to any proof of claim filed by or on behalf of a Holder of a Claim or any proof of interest filed by or on behalf of a Holder of an Interest.

      Tort Claims. All Tort Claims are Disputed Claims. Any unliquidated Tort Claim that is not otherwise settled or resolved pursuant to Section V.H.l.a of the Plan shall be determined and liquidated under applicable law in the Bankruptcy Court or the administrative or judicial tribunal in which it is pending on the Confirmation Date or, if no such action was pending on the Confirmation Date, in the Bankruptcy Court or any administrative or judicial tribunal of appropriate jurisdiction. Pursuant to Section IX.E of the Plan, the automatic stay arising pursuant to Section 362 of the Bankruptcy Code shall be vacated as of the Effective Date as to all Tort Claims. Any Tort Claim determined and liquidated pursuant to a judgment obtained in accordance with
Section V.H. l.b of the Plan and applicable non-bankruptcy law that is no longer subject to appeal or other review shall be deemed to be an Allowed Claim in Class A10, B5 or C5, as applicable, in such liquidated amount and satisfied in accordance with the Plan. Nothing contained in Section V.H.l.b of the Plan shall constitute or be deemed a waiver of any claim, right or cause of action that the Debtors or the Reorganized Debtors may have against any Person in connection with or arising out of any Tort Claim, including, without limitation, any rights under Section 157(b) of title 28, United States Code.

      Objections to Claims and Interests. Except insofar as a Claim or Interest is allowed hereunder, Reorganized CMI, Reorganized CMM and Reorganized Holdings shall be entitled and reserve the right to object to Claims and Interests. Except as otherwise provided in Section V.H.3 of the Plan and except as otherwise ordered by the Bankruptcy Court, objections to any Claim or Interest, including, without limitation, Administrative Claims, shall be Filed and served upon the Holder of such Claim or Interest no later than 90 days after the Effective Date, unless such period, is, extended by the Bankruptcy Court, which extension may be granted on an ex parte basis without notice or hearing. After the Confirmation Date, only the Debtors, Reorganized CMI, Reorganized CMM or Reorganized Holdings shall have the authority to File, settle, compromise, withdraw, or litigate to judgment objections to Claims and Interests. From and after the Confirmation Date, the Debtors, Reorganized CMI, Reorganized CMM or Reorganized Holdings may settle or compromise any Disputed Claim or Disputed Interest without approval of the Bankruptcy Court. Except as (i) specified otherwise herein, or (ii) ordered by the Bankruptcy Court, all Disputed Claims or Disputed Interests shall be resolved by the Bankruptcy Court. The failure of the Debtors to object to any Claim or Interest for voting purposes shall not be deemed to be a waiver of the Debtors' or Reorganized Debtors' right to object to any Claim or Interest in whole or in part thereafter.

      Professionals, Claims. Except as otherwise ordered by the Bankruptcy Court, objections to Claims of professionals shall be governed by the provisions of Section IV.A.3.b of the Plan.

      No Distributions Pending Allowance. Notwithstanding any other provisions of the Plan, no payments or distributions will be made on account of a Disputed Claim or a Disputed Interest until such Claim or Interest becomes an Allowed Claim or Allowed Interest.

      Distributions on Account of Disputed Claims and Interests Once They are Allowed. Within 30 days after the end of each calendar quarter following the Effective Date, the applicable Disbursing Agent will make all distributions on account of any Disputed Claim or Disputed Interest that has become an Allowed Claim or Allowed

Interest during the preceding calendar quarter. Such distributions will be made pursuant to the provisions of the Plan governing the applicable Class. Holders of Disputed Claims or Disputed Interests that are ultimately allowed will also be entitled to receive, on the basis of the amount ultimately allowed: (i) matured and payable interest, if any, at the rate provided for the Class to which such Claim belongs; and (ii) any interest payments, dividends or other payments made to the Class to which such Claim or Interest belongs, but held pending distribution.

Setoffs

      Except with respect to any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, the Debtors, Reorganized CMI, Reorganized CMM or Reorganized Holdings, as the case may be, may, pursuant to Section 553 or section 502(d) of the Bankruptcy Code or applicable nonbankruptcy law, set off against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Claim (before any distribution is made on account of such Claim), the claims, rights and causes of action of any nature that the Debtors, Reorganized CMI, Reorganized CMM or Reorganized Holdings may hold against the Holder of such Allowed Claim; provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors, Reorganized CMI, Reorganized CMM or Reorganized Holdings of any such claims, rights and causes of action that the Debtors, Reorganized CMI, Reorganized CMM or Reorganized Holdings may possess against such Holder.

Termination of Subordination

      The classification and manner of satisfying all Claims and Interests under the Plan and the distributions thereunder take into consideration all contractual, legal and equitable subordination rights, whether arising under any agreement, general principles of equitable subordination, Section 510 of the Bankruptcy Code or otherwise, that a Holder of a Claim or Interest may have against other Claim or Interest Holders with respect to any distribution made pursuant to the Plan. On the Effective Date, all contractual, legal or equitable subordination rights that such Holder may have with respect to any distribution to be made pursuant to the Plan shall be deemed to be waived, discharged and terminated, and all actions related to the enforcement of such subordination rights will be permanently enjoined. Accordingly, distributions pursuant to the Plan to Holders of Allowed Claims and Allowed Interests shall not be subject to payment to a beneficiary of such terminated subordination rights, or to levy, garnishment, attachment or other legal process by any beneficiary of such terminated subordination rights.

Individual Holder Proofs Of Interest

      Individual Holders of Interests in Classes A14, A16, A18, A20, A21, A22, B7 and C7 are not required to File proofs of Interests unless they disagree with the number of shares set forth on the applicable stock register.

Treatment Of Executory Contracts And Unexpired Leases

      Assumptions. Except as otherwise provided herein, on the Effective Date, pursuant to Section 365 of the Bankruptcy Code, the Debtors will assume each executory contract and unexpired lease entered into by the Debtors prior to the Petition Date that has not previously (a) expired or terminated pursuant to its own terms or (b) been assumed or rejected pursuant to Section 365 of the Bankruptcy Code. The Confirmation Order will constitute an Order of the Bankruptcy Court approving the assumptions described in Section VII.A of the Plan, pursuant to Section 365 of the Bankruptcy Code, as of the Effective Date.

      Cure of Defaults in Connection with Assumption. Any monetary amounts by which each executory contract and unexpired lease to be assumed pursuant to the Plan is in default will be satisfied, pursuant to Section 365(b)(1) of the Bankruptcy Code, at the option of the Debtors, Reorganized CMI, Reorganized CMM or Reorganized Holdings, as the case may be: (a) by payment of the default amount in Cash on the Effective Date or as soon as practicable thereafter; or
(b) on such other terms as are agreed to by the parties to such executory contract or unexpired lease.

      If there is a dispute regarding: (i) the amount of any cure payments; (ii) the ability of Reorganized CMI, Reorganized CMM or Reorganized Holdings to provide "adequate assurance of future performance" (within the meaning of Section 365 of the Bankruptcy Code) under the contract or lease to be assumed; or (iii) any other matter pertaining to assumption, the cure payments required by Section 365(b)(1) of the Bankruptcy Code will be made following the entry of a Final Order resolving the dispute and approving the assumption.

      Rejections. Except as otherwise provided in the Plan on the Effective Date, pursuant to Section 365 of the Bankruptcy Code, the Debtors will reject each of the executory contracts and unexpired leases listed on a schedule to be filed prior to the Confirmation Hearing (the "Contract Rejection Schedule") provided, however, that the Debtors reserve the right, at any time prior to the Effective Date, to amend such schedule to delete any executory contract or unexpired lease listed therein, thus providing for its assumption pursuant to Sections VII.A and B of the Plan. Each contract and lease listed on the Contract Rejection Schedule will be rejected only to the extent that any such contract or lease constitutes an executory contract or unexpired lease. Listing a contract or lease on the Contract Rejection Schedule does not constitute an admission by the Debtors, Reorganized CMI, Reorganized CMM or Reorganized Holdings that such contract or lease is an executory contract or unexpired lease or that the Debtors, Reorganized CMI, Reorganized CMM or Reorganized Holdings has any liability thereunder. The Confirmation Order shall constitute an Order of the Bankruptcy Court approving such rejections, pursuant to Section 365 of the Bankruptcy Code, as of the Effective Date.

      Bar Date for Rejection Damages. If the rejection of an executory contract or unexpired lease pursuant to Section VII.C of the Plan gives rise to a Claim by the other party or parties to such contract or lease, such Claim shall be forever barred and shall not be enforceable against the Debtors, Reorganized CMI, Reorganized CMM or Reorganized Holdings, their successors or properties unless (a) a stipulation with respect to the amount and nature of such Claim has been entered into by either of the Debtors, Reorganized CMI, Reorganized CMM or Reorganized Holdings, as applicable, and the Holder of such Claim in connection with the rejection of such executory contract or unexpired lease, or (b) a Proof of Claim is Filed and served on Reorganized CMI, Reorganized CMM or Reorganized Holdings, as the case may be, and counsel for Reorganized CMI, Reorganized CMM or Reorganized Holdings, as the case may be, within 30 days after the Effective Date or such earlier date as established by the Bankruptcy Court. Unless otherwise ordered by the Bankruptcy Court, all Allowed Claims arising from the rejection of executory contracts and unexpired leases shall be treated as Claims in Class A10, B5 or C5 as applicable.

      Continuation of Certain Retirement and Other Benefits. All employment, retirement and other related agreements and incentive compensation plans and programs to which CMI, CMM or Holdings is a party are treated as executory contracts under the Plan and will be assumed or rejected pursuant to Section VII of the Plan and Sections 365 and 1123 of the Bankruptcy Code.

      Executory Contracts and Unexpired Leases Entered Into and Other Obligations Incurred After the Petition Date. Executory contracts and unexpired leases entered into and other obligations incurred after the Petition Date by the Debtors will be performed by the Debtors or the Reorganized Debtors, in the ordinary course of their businesses. Accordingly, such executory contracts, unexpired leases and other obligations will, except as provided in such contracts, leases or other obligations, survive and remain unaffected by entry of the Confirmation Order.

Legal Effects of the Plan

      Continued Corporate Existence; Vesting of Assets in Reorganized CMI, CMM and Holdings. Reorganized CMI will exist after the Effective Date as a separate corporate entity, with all the powers of a corporation under the general corporate law of Maryland. Reorganized CMM will exist after the Effective Date as a separate corporate entity, with all the powers of a corporation under the general corporate law of Maryland. Reorganized Holdings will exist after the Effective Date as a separate limited partnership entity with all the powers of a limited partnership under the applicable partnership law of Delaware. Except as otherwise provided in the Plan or the Confirmation Order, on the Effective Date, all property of CMI's Estate will vest in Reorganized CMI, all property of CMM's Estate will vest in Reorganized CMM, and all property of Holdings Estate will vest in Reorganized Holdings, all free and clear of all Claims, liens, encumbrances and Interests of Holders of Claims and

Holders of Old Securities. From and after the Effective Date, Reorganized CMI, CMM and Holdings may operate their business and use, acquire, and dispose of property and settle and compromise claims or interests arising on or after the Effective Date without supervision by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules or the Local Bankruptcy Rules, other than those restrictions expressly imposed by the Plan or the Confirmation Order.

      Cancellation of Old Securities and Related Agreements. On the Effective Date except as otherwise provided by the Plan the Old Securities and all instruments, indentures and agreements evidencing or governing such Old Securities will be deemed terminated, cancelled, extinguished and of no further force or effect without any further action on the part of the Bankruptcy Court, or any person or any government entity or agency, and except as otherwise provided in the Plan, CMI, CMM and Holdings, will be released from any and all obligations under such securities, instruments, indentures and agreements. Holders of cancelled Old Securities will have no rights arising from or relating to such Old Securities or the cancellation thereof, except the rights provided pursuant to the Plan.

      No Further Corporate Action. Each of the matters provided for under the Plan involving the corporate structure of any Debtor or Reorganized Debtor or corporate action to be taken by or required of any Debtor or Reorganized Debtor shall, as of the Effective Date, be deemed to have occurred and be effective as provided in the Plan, and shall be authorized and approved in all respects without any requirement of further action by stockholders or directors of any of the Debtors or Reorganized Debtors.

      Implementation. The Debtors, Reorganized CMI, Reorganized CMM and Reorganized Holdings are authorized and directed by the Plan to take all necessary steps, and perform all necessary acts, to consummate the terms and conditions of the Plan on and after the Effective Date. On or before the Effective Date, the Debtors may file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate or further evidence the terms and conditions of the Plan and the other agreements referred to herein or contemplated by the Plan.

      Effectuating Documents and Actions. The Debtors, Reorganized CMI, Reorganized CMM and Reorganized Holdings, as the case may be, and each of their respective appropriate officers shall be authorized to execute and deliver such contracts, instruments, releases, and other agreements or documents and take such other actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan, the transactions provided for in the Plan and all other actions in connection therewith.

      Discharge of Debtors and Injunction. Except as otherwise provided in the Plan or the Confirmation Order: (i) on the Effective Date, the Debtors shall be deemed discharged and released to the fullest extent permitted by Section 1141 of the Bankruptcy Code from all Claims and Interests, including, but not limited to, demands, liabilities, Claims and Interests that arose before the Effective Date and all debts of the kind specified in Sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not (a) a proof of Claim or proof of Interest based on such debt or Interest is Filed or deemed Filed pursuant to Section 501 of the Bankruptcy Code, (b) a Claim or Interest based on such debt or Interest is allowed pursuant to Section 502 of the Bankruptcy Code, or (c) the Holder of a Claim or Interest based on such debt or Interest has accepted the Plan; and
(ii) all Persons shall be precluded from asserting against Reorganized CMI, Reorganized CMM and Reorganized Holdings, their respective successors, or their respective assets or properties any other or further Claims or Interests based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date. Except as otherwise provided in the Plan or the Confirmation Order shall act as a discharge of any and all Claims against and all debts and liabilities of the Debtors, as provided in Sections 524 and 1141 of the Bankruptcy Code, and such discharge shall void any judgment against the Debtors at any time obtained to the extent that it relates to a Claim discharged.

      Except as otherwise provided in the Plan or the Confirmation Order, on and after the Effective Date, all Persons who have held, currently hold or may hold a debt, Claim or Interest discharged pursuant to the terms of the Plan are permanently enjoined from taking any of the following actions on account of any such discharged debt, Claim or Interest: (i) commencing or continuing in any manner any action or other proceeding against the Debtors,

Reorganized CMI, Reorganized CMM or Reorganized Holdings, or their respective successors or their respective properties; (ii) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against the Debtors, Reorganized CMI, Reorganized CMM or Reorganized Holdings, or their respective successors or their respective properties; (iii) creating, perfecting or enforcing any lien or encumbrance against the Debtors, Reorganized CMI, Reorganized CMM or Reorganized Holdings, or their respective successors or their respective properties; and (iv) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan or the Confirmation Order. Any Person, including but not limited to the Debtors, Reorganized CMI, Reorganized CMM or Reorganized Holdings, injured by any willful violation of such injunction shall recover actual damages, including costs and attorneys' fees, and, in appropriate circumstances, may recover punitive damages, from the willful violator.

      Limitation of Liability. None of the Debtors, Reorganized CMI, Reorganized CMM or Reorganized Holdings, the members of the Committees, the Indenture Trustee, or any of their respective employees, officers, directors, agents, or representatives, or any professional persons employed by any of them (including, without limitation, their respective Designated Professionals), shall have any responsibility, or have or incur any liability, to any Person whatsoever (i) for any matter expressly approved or directed by the Confirmation Order or (ii) under any theory of liability (except for any claim based upon willful misconduct or gross negligence) for any act taken or omission made in good faith directly related to formulating, implementing, confirming, or consummating the Plan, the Disclosure Statement, or any contract, instrument, release or other agreement or document created in connection with or contemplated by the Plan; provided, that nothing in Section XI.B of the Plan shall limit the liability of any Person for breach of any express obligation it has under the terms of this Plan or any documents executed in connection therewith or pursuant thereto or under any other agreement other document entered into by such Person in accordance with or pursuant to the terms of this Plan (except to the extent expressly provided in the Confirmation Order) or for any breach of a duty of care owed to any other Person occurring after the Effective Date.

      Releases. On the Effective Date, each of the Debtors shall release unconditionally, and hereby is deemed to release unconditionally (i) each of the Debtors' then-current and former officers, directors, shareholders, employees, consultants, attorneys, accountants, financial advisors and other representatives (solely in their capacities as such) (collectively, the "Debtor Releasees") and (ii) the Committees and, solely in their capacity as members or representatives of the Committees, each member, consultant, attorney, accountant, financial advisor or other representative of the Committees (collectively the "Committee Releasees") from any and all claims, obligations, suits, judgments, damages, rights, causes of action and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, based in whole or in part upon any act or omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Reorganization Cases, the Plan or this Disclosure Statement.

      On the Effective Date, each Holder of a Claim or Interest shall be deemed to have unconditionally released the Debtor Releasees, the Committee Releasees and each of their then-current and former officers, directors, shareholders, employees, consultants, attorneys, accountants, financial advisors and other representatives (solely in their capacities as such) from any and all claims, obligations, suits, judgments, damages, rights, causes of action and liabilities whatsoever which any such holder may be entitled to assert, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, based in whole or in part upon any act or omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to CMI, CMM and/or Holdings, the Debtors, the Reorganization Cases, the Plan or the Disclosure Statement, excepting, however, from such release any obligation owing to a Holder of an Allowed Claim or Allowed Interest provided for in this Plan or the Confirmation Order.

      Indemnification. The obligations of the Debtors as of the Petition Date to indemnify their present and former directors or officers, respectively, against any obligations pursuant to the Debtors' articles of incorporation, by-laws, applicable state law or specific agreement or resolution, or any combination of the foregoing, shall survive confirmation of the Plan, remain unaffected thereby, be assumed by Reorganized CMI, Reorganized CMM or Reorganized Holdings, as the case may be, and not be discharged. The Debtors shall fully indemnify, and Reorganized CMI, Reorganized CMM or Reorganized Holdings, as the case may be, shall assume the Debtors' obligations to indemnify, any person by reason of the fact that he or she is or was serving as a director, officer, employee, agent, professional, member, or other authorized representative (in each case, as applicable) of any of the Debtors (collectively, the "Indemnitees") against any claims, liabilities, actions, suits, damages, fines, judgments or expenses (including reasonable attorneys' fees and expenses), arising during the course of, or otherwise in connection with or in any way related to, the negotiation, preparation, formulation, solicitation, dissemination, implementation, confirmation and consummation of the Plan and the transactions contemplated thereby and the Disclosure Statement in support thereof, provided, however, that the foregoing indemnification shall not apply to any liabilities arising from the gross negligence or willful misconduct of any Indemnitee. If any claim, action or proceeding is brought or asserted against an Indemnitee in respect of which indemnity may be sought from Reorganized CMI, Reorganized CMM or Reorganized Holdings, the Indemnitee shall promptly notify Reorganized CMI, in writing and, in any such event, Reorganized CMI shall assume the defense thereof including the employment of counsel reasonably satisfactory to the Indemnitee, and the payment of all expenses of such Indemnitee. The Indemnitee shall have the right to employ separate counsel in any such claim, action or proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnitee unless (a) Reorganized CMI has agreed to pay the fees and expenses of such counsel, or (b) Reorganized CMI shall have failed to assume promptly the defense of such claim, action or proceeding or to employ counsel reasonably satisfactory to the Indemnitee in any such claim action or proceeding, or (c) the named parties in any such claim, action or proceeding (including any impleaded parties) include both the Indemnitee and Reorganized CMI, Reorganized CMM or Reorganized Holdings, as the case may be, and the Indemnitee believes, in the exercise of its business judgment and in the opinion of its legal counsel, reasonably satisfactory to Reorganized CMI, that the joint representation of Reorganized CMI, Reorganized CMM or Reorganized Holdings, as the case may be, and the Indemnitee will likely result in a conflict of interest (in which case, if the Indemnitee notifies Reorganized CMI in writing that it elects to employ separate counsel at the expense of Reorganized CMI, Reorganized CMI shall not have the right to assume the defense of such action or proceeding on behalf of the Indemnitee). In addition, neither Reorganized CMI, nor Reorganized CMM nor Reorganized Holdings shall effect any settlement or release from liability in connection with any matter for which the Indemnitee would have the right to indemnification from Reorganized CMI, Reorganized CMM or Reorganized Holdings unless such settlement contains a full and unconditional release of the Indemnitee, or a release of the Indemnitee reasonably satisfactory in form and substance to the Indemnitee.

      Vesting of Assets. Except as otherwise provided in the Plan or the Confirmation Order, on the Effective Date, all property of CMI's Estate shall vest in Reorganized CMI and all property of CMM's Estate shall vest in Reorganized CMM and all property of Holdings' estate shall vest in Reorganized Holdings, all free and clear of all Claims, liens, encumbrances and Interests of Holders of Claims and Holders of Old Securities. From and after the Effective Date, Reorganized CMI, Reorganized CMM and Reorganized Holdings may operate their business and use, acquire and dispose of property and settle and compromise claims or interests arising on or after the Effective Date without supervision by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules or the Local Bankruptcy Rules, other than those restrictions expressly imposed by the Plan or the Confirmation Order.

      Preservation of Causes of Action. Except as otherwise provided herein, or in any contract, instrument, release or other agreement entered into in connection with or pursuant to the Plan, Reorganized CMI, Reorganized CMM and Reorganized Holdings shall retain (and may enforce) any claims, rights and causes of action that the Debtors or the Estates may hold against any Person, including, but not limited to, any claims, rights or causes of action under Sections 544 through 550 of the Bankruptcy Code or any similar provisions of state law, or any other statute or legal theory.

      Retention of Bankruptcy Court Jurisdiction. To the maximum extent permitted by the Bankruptcy Code and other applicable law, the Bankruptcy Court shall have jurisdiction of all matters arising out of, and related to, the Reorganization Cases and the Plan pursuant to, and for the purpose of, Sections 105(a) and 1142 of the Bankruptcy Code, including, without limitation, jurisdiction to:

1. Allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim, the resolution of any objections to the allowance or priority of Claims or Interests and the resolution of any dispute as to the treatment necessary to Reinstate a Claim pursuant to the Plan;

2. Grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan, for periods ending before the Effective Date;

3. Resolve any matters related to the assumption or rejection of any executory contract or unexpired lease to which any of the Debtors is a party or with respect to which any of the Debtors may be liable, and to hear, determine and, if necessary, liquidate any Claims arising therefrom;

4. Ensure that distributions to Holders of Allowed Claims or Allowed Interests are accomplished pursuant to the provisions of the Plan;

5. Decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving the Debtors, Reorganized CMI, Reorganized CMM or Reorganized Holdings that may be pending on the Effective Date;

6. Enter such Orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases, indentures and other agreements or documents created in connection with or pursuant to the Plan, the Disclosure Statement or the Confirmation Order, except as otherwise provided herein;

7. Resolve any cases, controversies, suits or disputes that may arise in connection with the consummation, interpretation or enforcement of the Plan or the Confirmation Order, including the release and injunction provisions set forth in and contemplated by the Plan and the Confirmation Order, or any entity's rights arising under or obligations incurred in connection with the Plan or the Confirmation Order;

8. Enter such Orders as may be necessary or appropriate to correct any defect, cure any omission, or reconcile any inconsistency in this Plan or the Confirmation Order as may be necessary to carry out the purposes and intent of the Plan;

9. Enter such Orders as may be necessary or appropriate to enforce, implement or interpret the terms and conditions of this Plan and resolve any objections filed with respect to any actions proposed to be taken in connection with or pursuant to the provisions of the Plan;

10. Enter such Orders as may be necessary or appropriate to approve agreements, settlements or compromises in connection with matters pending on the Effective Date or arising thereafter in connection with implementation of provisions of the Plan;

11. Determine all adversary proceedings and contested matters to recover or enforce rights with respect to property of any of the Debtors or their Estates or to obtain other relief relating to causes of actions or claims under the Bankruptcy Code or other applicable law including, but not limited to, any actions brought under Sections 541 through 553 of the Bankruptcy Code;

12. Determine matters concerning state, local or federal taxes pursuant to Sections 346, 505, 525, 1146 and any other tax-related provisions of the Bankruptcy Code;

13. Enter such Orders as may be necessary or appropriate to enforce and interpret the provisions of the Confirmation Order;

14. Subject to any restrictions on modifications provided herein or in any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, modify this Plan before or after the Effective Date pursuant to Section 1127 of the Bankruptcy Code or modify the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with or pursuant to the Plan, the Disclosure Statement or the Confirmation Order, or remedy any defect or omission or reconcile any inconsistency in any Bankruptcy Court Order, the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with or pursuant to the Plan, the Disclosure Statement or the Confirmation Order, in such manner as may be necessary or appropriate to consummate the Plan, to the extent authorized by the Bankruptcy Code;

15. Issue injunctions, enter and implement other Orders or take such other actions as may be necessary or appropriate to restrain interference by any entity with consummation, implementation or enforcement of the Plan or the Confirmation Order;

16. Enter and implement such Orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;

17. Except as otherwise provided in the Plan, or with respect to specific matters, in the Confirmation Order or any other Order entered in connection with the Reorganization Cases, determine any other matters that may arise in connection with or relating to the Plan, this Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with or pursuant to the Plan, this Disclosure Statement or the Confirmation Order; and

18. Enter an Order or Orders closing the Reorganization Cases.

      Failure of Bankruptcy Court to Exercise Jurisdiction. If the Bankruptcy Court abstains from exercising or declines to exercise jurisdiction, or is otherwise without jurisdiction over any matter arising out of the Reorganization Cases, including the matters set forth in Section XI.G of the Plan, Section XI.G of the Plan shall not prohibit or limit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such matter.

      Committees. On the Effective Date, all Committees, shall be dissolved and the members of such Committees and their professionals shall be released and discharged from all further rights and duties arising from or related to the Reorganization Cases. The professionals retained by such Committees and the members thereof shall not be entitled to compensation or reimbursement of expenses incurred for services rendered after the Effective Date other than for services rendered in connection with any application for allowance of compensation and reimbursement of expenses pending as of, or timely Filed after, the Effective Date.

VI. CONFIRMATION AND CONSUMMATION PROCEDURES

A. Solicitation of Acceptances

      As permitted by the Bankruptcy Code, the Debtors and the CMI Equity Committee are soliciting, in good faith and in compliance with the applicable provisions of the Bankruptcy Code, the acceptance of the Plan by all Classes of Claims and Interests that are "Impaired" under the Plan and that are entitled to vote on the Plan. The solicitation of acceptances from Holders of Claims or Interests in unimpaired Classes is not required under the Bankruptcy Code. The following Classes are Impaired and are entitled to vote on the Plan:

Classes A1, A2, A3, A4, A5, A6, A7, A9, A10, A11, A13, A14, A16, A18, A20, A21,
B1, B2, B5, B6, C1, C2, C5 and C6.

      A plan is accepted by an impaired class of claims if holders of at least two-thirds in dollar amount and more than one-half in number of claims of that class vote to accept the plan. A plan is accepted by an impaired class of interests if holders of at least two-thirds in amount vote to accept the plan. Only those holders of claims or interests who actually vote count in these tabulations.

      In addition to this voting requirement, Section 1129 of the Bankruptcy Code requires that a plan be accepted by each holder of a claim or interest in an impaired class or that the plan otherwise be found by the bankruptcy court to be in the best interests of each holder of a claim or interest in such class. In addition, each impaired class must accept the plan for the plan to be confirmed without application of the "fair and equitable" and "unfair discrimination" tests in Section 1129(b) of the Bankruptcy Code discussed below.

      Any Holder of an Impaired Claim or Interest is entitled to accept or reject the Plan (unless such claim or Interest has been disallowed by the Bankruptcy Court for purposes of accepting or rejecting the Plan). The Voting Record Date for determining which Holders of Interests in Classes A9, A16 and A18 are entitled to accept or reject the Plan is __________ ___, 2000, which is the date that the order approving this Disclosure Statement was entered.

B. Confirmation Hearing

      The Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a hearing on the Confirmation of the Plan. The Confirmation Hearing has been scheduled for __:__ __, Eastern Daylight Savings Time, on _________ __, 2000. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice other than an announcement of the adjourned date made at the Confirmation Hearing. Any objection to Confirmation of the Plan must be made in writing and filed with the Bankruptcy Court and served upon the following on or before __:__ __,Eastern Daylight Savings Time, on _______ ___, 2000:

VENABLE, BAETJER AND HOWARD, LLP            AKIN, GUMP, STRAUSS, HAUER
Richard L. Wasserman                        & FELD, L.L.P.
1800 Mercantile Bank and Trust Building     Stanley J. Samorajczyk, P.C.
Two Hopkins Plaza                           Michael S. Stamer
Baltimore, Maryland 21201                   1333 New Hampshire Avenue, N.W.
(410) 244-7400                              Washington, D.C. 20036
                                            (202) 887-4000

Co-Counsel to CRIIMI MAE Inc.
and CRIIMI MAE Holdings II, L.P.

SHULMAN, ROGERS, GANDAL, PORDY              COVINGTON & BURLING
& ECKER, P.A.                               Michael St. Patrick Baxter
Morton A. Faller                            Dennis B. Auerbach
11921 Rockville Pike                        1201 Pennsylvania Avenue, NW
Third Floor                                 Washington, D.C. 20044
Rockville, MD 20852-2753                    (202) 662-6000
(301) 231-0928

Counsel to CRIIMI MAE Management, Inc.      Counsel to the Official Committee of
                                            Equity Security Holders of CRIIMI
                                            MAE Inc.

C. Confirmation

      At the Confirmation Hearing, the Bankruptcy Court will confirm the Plan only if the Plan satisfies all of the requirements of Section 1129 of the Bankruptcy Code. The requirements, in relevant part, are the following:

      a) The Plan and the Debtors must comply with the applicable provisions of the Bankruptcy Code.

      b) The Plan must have been proposed in good faith and not by any means forbidden by law.

      c) Any payment made or to be made by the Debtors, or by an entity issuing securities, or acquiring property under the Plan, for services or for costs and expenses in, or in connection with, the Chapter 11 Cases or in connection with the Plan and incident to the Chapter 11 Cases must have been approved by or be subject to, the approval of the Bankruptcy Court as reasonable.

      d) The Debtors must have disclosed the identity and affiliations of any individual proposed to serve, after the Confirmation of the Plan, as a director or officer of the Debtors under the Plan, and the appointment to or continuance in such office by such individual must be consistent with the interests of creditors and equity security holders and with public policy. The Debtors must have disclosed the identity of any "insider" (as defined in Section 101 of the Bankruptcy Code) who will be employed or retained by Reorganized CMI, CMM and Holdings and the nature of any compensation for such insider.

      e) Any government regulatory commission with jurisdiction, after the Confirmation Date, over the rates of the Debtors has approved any rate change provided for in the Plan, or such rate change is expressly conditioned upon such approval.

      f) With respect to each Impaired Class of Claims or Interests, each Holder of a Claim or Interest in such class must either accept the Plan or receive or retain under the Plan on account of such Claim or Interest, property of a value, as of the Effective Date that is not less than the amount that such Holder would receive or retain if the Debtors were liquidated on the Effective Date under Chapter 7 of the Bankruptcy Code.

      g) Each Class of Claims or Interests must either accept the Plan or not be Impaired under the Plan. If this requirement is not met, the Plan may still be confirmed pursuant to Section 1129(b) of the Bankruptcy Code.

      h) Except to the extent that the Holder of a particular Claim has agreed to a different treatment of such Claim, the Plan must provide that (i) Administrative Expenses will be paid in full in Cash on the Effective Date, (ii) Priority Claims will be paid in full in Cash on the Effective Date, or if the Class of Priority Claims accepts the Plan, the Plan may provide for deferred Cash payments, of a value, as of the Effective Date, equal to the Allowed amount of such Priority Claims, and (iii) the Holder of a Priority Tax Claim will receive on account of such Claim deferred Cash payments over a period not exceeding six (6) years after the date of assessment of such Claim, of a value as of the Effective Date, equal to the Allowed amount of such Claim.

      i) If a class of Claims is Impaired under the Plan, at least one Class of Claims that is Impaired by the Plan must accept the Plan, such acceptance to be determined without giving effect to any acceptance of the Plan by an "insider."

      j) Confirmation of the Plan must not be likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors or any successor of the Debtors under the Plan.

      k) All fees payable under Section 1930 of title 28, United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, must have been paid or the Plan must provide for the payment of all such fees on the Effective Date.

      l) The Plan provides for the continuation after the Effective Date of payment of all retiree benefits, as that term is defined in Section 1114 of the Bankruptcy Code, and at the level established pursuant to Section 1114, at any time prior to the Confirmation Date, for the duration of the period the Debtors have obligated themselves to provide such benefits.

      The Debtors believe that the Plan satisfies all of the statutory requirements of Chapter 11 of the Bankruptcy Code. Certain of these requirements are discussed in greater detail below.

Best Interests Test

      In order to the meet the "best interests" test of Section 1129(a)(7) of the Bankruptcy Code, the Debtors must establish that each holder of a Claim or Interest in an Impaired class either (i) has accepted the Plan or (ii) will receive or retain under the Plan in respect of its Claim or Interest, property of a value, as of the Effective Date, that is not less than the amount such holder would receive or retain if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code.

      To determine the recovery that Creditors and Holders of Interests would receive if the Debtors were to be liquidated, the Bankruptcy Court must determine the amount of cash that would be generated from the liquidation of the assets and properties of the Debtors in a Chapter 7 liquidation case. The dollar amount that would be available for satisfaction of Claims and Interests would consist of the proceeds resulting from the disposition of the assets of the Debtors in a liquidation case plus the cash held by the Debtors at the time of the commencement of the liquidation case and any interest earned on the investment thereof minus the costs and expenses of the liquidation and any additional administrative and priority claims that may result from the termination of the Debtors' business and the completion of its liquidation under Chapter 7.

      The Debtors' costs of liquidation under Chapter 7 of the Bankruptcy Code would include the fees payable to a trustee (or trustees) in bankruptcy and to any additional attorneys and other professionals engaged by such trustee (or trustees), operating costs to effectuate the liquidation of the Debtors' assets plus any unpaid expenses incurred by the Debtors during the Chapter 11 Cases including compensation to and reimbursement of expenses of, attorneys, financial advisors and accountants and costs and expenses of members of the Committees that are allowed. The foregoing types of Claims and such other Claims as may arise in the liquidation case or result from the

Chapter 11 Cases would be paid in full from the liquidation proceeds before the balance of those proceeds would be available to pay Unsecured Claims. In addition, additional Claims would arise by reason of the rejection of unexpired leases and executory contracts.

      Under the "best interest" test, all entities holding Unsecured Claims in a particular class having the same rights upon liquidation would be treated as a single class for purposes of determining the potential distribution of the proceeds from the liquidation of the assets of the Debtors under Chapter 7. The distributions payable to each of the creditors in a Class from the liquidation proceeds would be calculated pro rata according to the amount of the Claim in such Class held by each Creditor. The Debtors believe that the most likely outcome of liquidation proceeding under Chapter 7 would be the application of the rule of absolute priority of distributions. Under this rule, (i) no holders of Unsecured Claims would receive any distribution until all holders of Administrative Expenses, Priority Claims and Priority Tax Claims were paid in full with interest and (ii) no holder of an Interest would receive any distribution until all Holders of General Unsecured Claims were paid in full with interest.

      The Debtors have carefully considered the probable effects of liquidation under Chapter 7 of the Bankruptcy Code on the ultimate proceeds available for distribution to creditors and holders of Interests, including the following:

      a) the probable costs and expenses of such liquidation;

      b) the possible adverse effect of liquidation under Chapter 7 on the realizable values of the Debtors' assets and properties;

      c) the possible adverse effect of liquidation under Chapter 7 on the salability of the Debtors' business on a going-concern basis as a result of the possible loss of key employees, the goodwill of customers, vendors and suppliers and the negative effect on the Debtors' reputation; and

      d) the possible substantial increase in Claims which would rank prior to or on a parity with those of unsecured creditors. After considering these factors, among others, the Debtors have prepared a liquidation analysis (the "Liquidation Analysis") (set forth in Exhibit C attached hereto), of the projected proceeds of a hypothetical Chapter 7 liquidation and the resulting distributions of such proceeds to the various Classes of Claims and Holders of Interests. The Liquidation Analysis demonstrates that the value of the distributions to each Class of Claims and Interests pursuant to the Plan is equal to or greater than the value of the distributions to such Class in a Chapter 7 liquidation.

      Although the Liquidation Analysis assumes that full distributions to creditors of the liquidation proceeds would occur within six months of the commencement of the hypothetical Chapter 7 case, the Debtors also believe that distributions of the proceeds of the liquidation could be delayed for a significantly greater period, because of the time necessary to complete the liquidation, the possibility of litigation among the Holders of various Classes of Claims of Interests and the additional time required thereafter to litigate and resolve Disputed Claims and prepare for distributions. If such further delay were to occur, the present value of future distributions to creditors under Chapter 7 would be further reduced.

Feasibility

      In order to meet the "feasibility" test under Section 1129(a)(11) of the Bankruptcy Code, the Debtors must establish that Confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors. To determine whether the Plan meets this requirement, the Debtor has prepared projected financial statements for Reorganized CMI, CMM and Holdings through fiscal year ____ . See Exhibit B.

      Although the Projections are based upon the Debtors' best estimates, no representations are made with respect to the accuracy thereof or the ability of Reorganized CMI, CMM and Holdings to achieve the Projections.

The Projections are based upon a number of assumptions, many of which are subject to substantial uncertainty. Some assumptions inevitably will not materialize and unanticipated events and circumstances occurring subsequent to the date of preparation of the Projections may affect actual results. Therefore, actual operating results may vary materially from the projected operating results set forth in the Projections.

      Based upon the Projections, the Debtors and the CMI Equity Committee believe the Plan is feasible and will be prepared to so demonstrate at the Confirmation Hearing.

      Each party in interest is urged to carefully examine the Projections and the related assumptions in evaluating the feasibility of the Plan.

Confirmation Over a Dissenting Class

      The Bankruptcy Code contains provisions authorizing the confirmation of a plan even if it is not accepted by all impaired classes, as long as at least one impaired class of claims (without including any acceptance of the plan by an insider) has accepted it. These so-called "cramdown" provisions are set forth in
Section 1129(b) of the Bankruptcy Code. As indicated above, a plan may be confirmed under the cramdown provisions if, in addition to satisfying the other requirements of Section 1129 of the Bankruptcy Code, it (i) is "fair and equitable" and (ii) "does not discriminate unfairly" with respect to each class of claims or interests that is impaired under, and has not accepted, the plan. The "fair and equitable" standard, also known as the "absolute priority rule," requires, among other things, that unless a dissenting class of claims or a class of interests receives full compensation for its allowed claims or allowed interests, no holder of claims or interests in any junior class may receive or retain any property on account of such claims. The Bankruptcy Code establishes different "fair and equitable" tests for secured creditors, unsecured creditors and equity holders, as follows:

      Secured Creditors: either (i) each impaired secured creditor retains its liens securing its secured claim and receives on account of its secured claim deferred cash payments having a present value equal to the amount of its allowed secured claim, (ii) each impaired secured creditor realizes the "indubitable equivalent" of its allowed secured claim, or (iii) the property securing the claim is sold free and clear of liens with such liens to attach to the proceeds, and the liens against such proceeds are treated in accordance with clause (i) or
(ii) of this paragraph.

      Unsecured Creditors: either (i) each impaired unsecured creditor receives or retains under the plan of reorganization property of a value equal to the amount of its allowed claim, or (ii) the holders of claims and equity interests that are junior to the claims of the nonaccepting class do not receive any property under the plan of reorganization on account of such claims and equity interests.

      Equity Holders: either (i) each equity holder will receive or retain under the plan of reorganization property of a value equal to the greater of (a) the fixed liquidation preference or redemption price, if any, of such stock or (b) the value of the stock, or (ii) the holders of interests that are junior to the nonaccepting class will not receive any property under the plan of reorganization.

      The "fair and equitable" standard has also been interpreted to prohibit any class senior to a dissenting class from receiving under a plan more than 100% of its allowed claims. The requirement that a plan not "discriminate unfairly" means, among other things, that a dissenting class must be treated substantially equally with respect to other classes of equal rank.

      The Debtors and the CMI Equity Committee believe that, if necessary, the Plan may be crammed down over the dissent of Classes of certain Claims and Interests, in view of the treatment proposed for such Classes. See "THE PLAN OF REORGANIZATION -- Treatment of Claims and Interests Under the Plan" for information concerning the treatment of various Classes depending on which Classes vote to accept or reject the Plan. If necessary and appropriate, the Debtors and the CMI Equity Committee intend to amend the Plan to permit cramdown of dissenting Classes of Claims or Interests. There can be no assurance, however, that the requirements of Section 1129(b) of the Bankruptcy Code would be satisfied even if the Plan treatment provisions were amended or withdrawn as to one or more Classes.

      In addition, the Debtors and the CMI Equity Committee do not believe that the Plan unfairly discriminates against any Class that may not accept or otherwise consent to the Plan. A plan of reorganization "does not discriminate unfairly" if (i) the legal rights of a nonaccepting class are treated in a manner that is consistent with the treatment of other classes whose legal rights are similarly situated to those of the nonaccepting class, and (ii) no class receives payments in excess of that which it is legally entitled to receive for its claims or equity interests. The Debtors and the CMI Equity Committee believe the Plan does not discriminate unfairly.

      THE DEBTORS AND THE CMI EQUITY COMMITTEE RESERVE THE ABSOLUTE RIGHT TO SEEK CONFIRMATION OF THE PLAN UNDER SECTION 1129(b) OF THE BANKRUPTCY CODE IN THE EVENT THE PLAN IS NOT ACCEPTED BY ALL IMPAIRED CLASSES.

      Subject to the conditions set forth in the Plan, a determination by the Bankruptcy Court that the Plan is not confirmable, pursuant to Section 1129 of the Bankruptcy Code, will not limit or affect the Debtors' ability to modify the Plan to satisfy the Confirmation requirements of Section 1129 of the Bankruptcy Code.

D. Consummation

      If the Plan is confirmed, the Plan will be consummated and distributions will be made on or shortly after the Effective Date, except as otherwise provided in the Plan.

E. Conditions to Effective Date

      The Effective Date will not occur and the Plan will not be consummated unless and until each of the following conditions has been satisfied or waived by the Debtors and the CMI Equity Committee:

      1. The Confirmation Order in form and substance satisfactory to the Debtors and the CMI Equity Committee and entered by the Bankruptcy Court shall not have been modified in any respect.

      2. The Recapitalization Financing shall be funded in accordance with the Plan and the respective governing documents for each component of the Recapitalization Financing, and the sale of the CMBS Sale Portfolio shall have been completed.

      3. All other actions and documents necessary to implement the transactions contemplated to be effected under this Plan on or before the Effective Date shall have been effected or executed or, if waivable, waived by the Person entitled to the benefit thereof.

VII. CERTAIN RISK FACTORS

      The risk factors enumerated below (other than those described in "-- Risks Relating to the Necessary Recapitalization Financing" and "-- Certain Risks of Non-Confirmation"), generally assume the confirmation and consummation of the Plan and all transactions contemplated thereby, and, except as indicated, do not generally include matters that could prevent or delay confirmation. See "THE PLAN OF REORGANIZATION -- Treatment of Claims and Interests Under the Plan -- Conditions Precedent to Confirmation and Consummation of the Plan" and "-- Voting and Confirmation of the Plan" for a discussion of such matters. Prior to deciding whether and how to vote on the Plan, each Holder of a Claim or Interest in a solicited Class should carefully consider all of the information contained in this Disclosure Statement, especially the factors mentioned in the following paragraphs.

Substantial Indebtedness; Leverage

      The Company is now highly leveraged and will continue to be highly leveraged after giving effect to the reorganization. At September 30, 1999, the Company had total consolidated indebtedness of $2.1 billion (of which $951 million was recourse debt to the Company (i.e., not match-funded)) and stockholders' equity of $259 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business -- General" and the Consolidated Financial Statements of the Company and the accompanying notes thereto appearing elsewhere in this Disclosure Statement. After giving effect to the reorganization, the Company's estimated pro forma aggregate indebtedness at June 30, 2000 would total approximately $____ billion (of which approximately $____ million would be recourse debt to the Company (i.e., not match-funded) and stockholders' equity would be approximately $____ million. See "BUSINESS PLAN" and "Exhibit B-Unaudited Pro Forma Consolidated Financial Statements and Projected Financial Information."

      The Company's management believes that, based on its projections (which are based upon a number of assumptions), the Company will have sufficient cash resources to pay interest and scheduled principal on its outstanding indebtedness, after giving effect to the reorganization. See "Exhibit B-Unaudited Pro Forma Consolidated Financial Statements and Projected Financial Information." However, even if the reorganization is completed, the Company's ability to meet its debt service obligations will depend on a number of factors, including management's ability to maintain cash flow and to generate capital internally through non-cash taxable dividends consistent with the terms agreed to with Merrill and GACC as set forth in the Plan. There can be no assurance that targeted levels of cash flow will actually be achieved, that non-cash taxable dividends will satisfy the Company's taxable distribution requirements, or that new capital will be available to the Company. The Company's ability to maintain or increase cash flow and access new capital with, respect to the resumption of Subordinated CMBS acquisitions and commercial mortgage loan originations and securitizations, will depend upon, among other things, interest rates, prevailing economic conditions and other factors, many of which are beyond the control of the Company.

      The Company's high level of debt limits its ability to obtain additional financing, reduces income available for distributions, restricts the Company's ability to react quickly to changes in its business and makes the Company more vulnerable to economic downturns. In addition, the agreements governing the Reorganized Debtors' debt may impose significant operating and financial restrictions on the Company. See "THE PLAN OF REORGANIZATION."

Risks Relating to Necessary Recapitalization Financing

      Consummation of the Plan is conditioned upon, among other matters, the Company obtaining New Debt and completing the CMBS Sale. See "PLAN OF REORGANIZATION." Although the Company is engaged in negotiating commitments for the CMBS Sale and has agreed to terms with respect to a majority of the New Debt, there can be no assurance that the Company will complete the CMBS Sale or obtain and satisfy all terms and conditions of the New Debt.

Risks Relating to the Projections

      The management of the Company has prepared the projected financial information contained in this Disclosure Statement relating to the Company (the "Projections") in connection with the development of the Plan and in order to present the anticipated effects of the Plan and the transactions contemplated thereby. The Projections assume, among other matters, that the Plan and the transactions contemplated thereby will be implemented in accordance with their terms and represent management's best estimate of the results of the Company's operations following the Effective Date. The assumptions and estimates underlying such Projections are forward-looking and, as such, are inherently uncertain and, although considered reasonable by management as of the date hereof, are subject to significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those projected, including, among others, (1) the uncertain ability of the Company to generate sufficient funds internally to meet its working capital and debt service requirements; (2) interest rate and financial market volatility; (3) the ability of the Company to retain an adequate number and mix of employees; and
(4) adverse economic conditions and competition. Accordingly, the Projections are not necessarily indicative of the future financial condition or results of operations of the Company. Consequently, the projected financial information contained herein should not be regarded as a representation by the Company, the Company's advisors or any other person that the Projections will necessarily be achieved. The Company does not intend to update or revise the Projections. See "Exhibit B-Unaudited Pro Forma Consolidated Financial Statements and Projected Financial Information" and "THE PLAN OF REORGANIZATION -- The Reorganized Debtors-- Projected Financial Information."

Risks of Loss of REIT Status

      It is anticipated that the Company will continue to operate in such a manner as to qualify as a REIT for federal income tax purposes. If the Company were to fail to qualify as a REIT in any taxable year, it would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates, and distributions to stockholders would not be deductible by the Company in computing its taxable income. Any such corporate tax liability could be substantial and would reduce the amount of cash available for distribution to stockholders, which in turn could have an adverse impact on the value of, and trading prices for, the Common Stock. Unless entitled to relief under certain Code provisions, the Company also would be disqualified from taxation as a REIT for the four taxable years following the year during which the Company ceased to qualify as a REIT.

      The Company must distribute at least 95% of its net taxable income each year (excluding any net capital gain and certain non-cash income) in order to maintain its status as a REIT for federal income tax purposes (the "95% Distribution Requirement"). As a REIT, the Company is also subject to a 4% non-deductible excise tax on the amount, if any, by which certain distributions paid by it with respect to any calendar year are less than the sum of (i) 85% of its ordinary income for that year, (ii) 95% of its capital gain net income for that year, and (iii) 100% of its undistributed taxable income from prior years.

      The Company intends to make distributions to its stockholders to comply with the 95% Distribution Requirement. It is anticipated that, for the foreseeable future the Company will not have REIT distribution requirements, however, if the Company does have a REIT distribution requirement, a substantial portion of the Company's distributions to meet its tax distribution requirements will be in the form of non-cash taxable dividends. To the extent such distributions are paid in cash, differences in timing between the recognition of taxable income and the actual receipt of cash could require the Company to borrow funds or sell assets on a short-term basis to satisfy the 95% Distribution Requirement or to avoid the non-deductible excise tax. There can be no assurance that the Company would be able to borrow funds or sell assets on a timely basis. The requirement to distribute a substantial portion of the Company's net taxable income could cause the Company (i) to sell assets in adverse market conditions, (ii) to distribute amounts that represent a return of capital, (iii) to distribute amounts that would otherwise be spent on future investments or repayment of debt, or (iv) to distribute non-cash dividends in lieu of cash. There can be no assurance that non-cash taxable dividends will satisfy the Company's taxable distribution requirements to maintain its status as a REIT.

      See "Business-Effect of Chapter 11 Filing on REIT Status and Other Tax Matters" for a discussion of further risks of loss of REIT status, the distribution of non-cash taxable dividends with respect to the Company's 1998 taxable income and distributions with respect to the Company's 1999 taxable income.

Taxable Mortgage Pool Risks

      An entity that constitutes a "taxable mortgage pool" as defined in the Tax Code ("TMP") is treated as a separate corporate level taxpayer for federal income tax purposes. In general, for an entity to be treated as a TMP (i) substantially all of the assets must consist of debt obligations and a majority of those debt obligations must consist of mortgages; (ii) the entity must have more than one class of debt securities outstanding with separate maturities and
(iii) the payments on the debt securities must bear a relationship to the payments received from the mortgages. The Company currently owns all of the equity interests in three trusts that constitute TMPs (CBO-1, CBO-2 and CMO-IV, collectively the "Trusts"). See Notes 5 and 6 to Notes to Consolidated Financial Statements for descriptions of CBO-1, CBO-2 and CMO-IV. The statutory provisions and regulations governing the tax treatment of TMPs (the "TMP Rules") provide an exemption for TMPs that constitute "qualified REIT subsidiaries" (that is, entities whose equity interests are wholly owned by a REIT). As a result of this exemption and the fact that the Company owns all of the equity interests in each Trust, the Trusts currently are not required to pay a separate corporate level tax on income they derive from their underlying mortgage assets.

      The Company also owns certain securities structured as bonds (the "Bonds") issued by each of the Trusts. Certain of the Bonds owned by the Company serve as collateral (the "Pledged Bonds") for short-term, variable-rate borrowings used by the Company to finance their initial purchase. If the creditors holding the Pledged Bonds were to seize or sell this collateral and the Pledged Bonds were deemed to constitute equity interests (rather than debt) in the Trusts, then the Trusts would no longer qualify for the exemption under the TMP Rules provided for qualified REIT subsidiaries. The Trusts would then be required to pay a corporate level federal income tax. As a result, available funds from the underlying mortgage assets that would ordinarily be used by the Trusts to make payments on certain securities issued by the Trust (including the equity interests and the Pledged Bonds) would instead be applied to tax payments. Since the equity interests and Bonds owned by the Company are the most subordinated securities and, therefore, would absorb payment shortfalls first, the loss of the exemption under the TMP rules could have a material adverse effect on their value and the payments received thereon.

      In addition to causing the loss of the exemption under the TMP Rules, a seizure or sale of the Pledged Bonds and a characterization of them as equity for tax purposes could also jeopardize the Company's REIT status if the value of the remaining ownership interests in any Trust held by the Company (i) exceeded 5% of the total value of the Company's assets or (ii) constituted more than 10% of the Trust's voting interests.

Phantom Income May Result In Additional Tax Liability

      The Company's investment in Subordinated CMBS and certain other types of mortgage related assets may cause it, under certain circumstances, to recognize taxable income in excess of its economic income ("phantom income") and to experience an offsetting excess of economic income over its taxable income in later years. As a result, stockholders, from time to time, may be required to treat distributions that economically represent a return of capital, as taxable dividends. Such distributions would be offset in later years by distributions representing economic income that would be treated as returns of capital for federal income tax purposes. Accordingly, if the Company recognizes phantom income, its stockholders may be required to pay federal income tax with respect to such income on an accelerated basis (i.e., before such income is realized by the stockholders in an economic sense). Taking into account the time value of money, such an acceleration of federal income tax liabilities would cause stockholders to receive an after-tax rate of return on an investment in the Company that would be less than the after-tax rate of return on an investment with an identical before-tax rate of return that did not generate phantom income. As the ratio of the Company's phantom income to its total income increases, the after-tax rate of return received by a taxable stockholder of the Company will decrease.

Effect of Rate Compression on Market Price of Stock

      The Company's actual earnings performance as well as the market's perception of the Company's ability to achieve earnings growth may affect the market price of the Common Stock. In the Company's case, the level of earnings (or losses) depends to a significant extent upon the width and direction of the spread between the net yield received by the Company on its income earning assets (principally, the long term, fixed-rate assets comprising its CMBS portfolio) and its floating-rate cost of borrowing. In periods of narrowing or compressing spreads, the resulting pressure on the Company's earnings may adversely affect the market value of its Common Stock. Spread compression can occur in high or low interest rate environments and typically results when net yield on the long-term assets adjusts less frequently than the current rate on debt used to finance their purchase. For example, if the Company relies on short-term, floating-rate borrowings to finance the purchase of long-term fixed-rate CMBS assets, the Company may experience rate compression, and a resulting diminution of earnings, if the interest rate on the debt increases while the coupon and yield measure for the financed CMBS remains constant. In such an event, the market price of the Common Stock may decline to reflect the decrease in value of the Company resulting from the spread compression. In an effort to mitigate this risk, the Company as a matter of policy generally hedges at least 75% of the principal amount of its variable-rate debt with interest-rate protection agreements to protect interest cash flow against a significant rise in interest rates.

Certain Risks Of Non-Confirmation

      Even if the requisite acceptances are received, there can be no assurance that the Bankruptcy Court will confirm the Plan. The Bankruptcy Court could decline to confirm the Plan if it were to find that any of the statutory conditions to confirmation had not been met. Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation and requires, among other things, a finding by the Bankruptcy Court that the confirmation of the Plan is not likely to be followed by a liquidation or a need for further financial reorganization and that the value of distributions to non-accepting Holders of Claims and Interests will not be less than the value of distributions such Holders of Claims and Interests would receive if the Company were liquidated under Chapter 7 of the Bankruptcy Code. While there can be no assurance that the Bankruptcy Court will conclude that these requirements have been met, the Company believes that the Plan will not be followed by a need for further financial reorganization and that non-accepting Holders of Claims and Interests will receive distributions at least as great as would be received in a liquidation pursuant to Chapter 7 of the Bankruptcy Code. See "THE PLAN OF REORGANIZATION -- Chapter 7 Liquidation Analysis" and "Exhibit C - Liquidation Analysis."

      The confirmation and consummation of the Plan also are subject to certain other conditions. See "THE PLAN OF REORGANIZATION -- Treatment of Claims and Interests Under the Plan -- Conditions Precedent to Confirmation and Consummation of the Plan."

      If the Plan is not confirmed, it is unclear whether a reorganization could be implemented and what Holders of Claims and Interests would ultimately receive with respect to their Claims and Interests. If an alternative reorganization could not be agreed to, it is possible that CRIIMI MAE would have to liquidate its assets, in which case it is likely that Holders of Claims and Interests would receive less than they would have received pursuant to the Plan. See "THE PLAN OF REORGANIZATION -- Chapter 7 Liquidation Analysis" and "Exhibit C - Liquidation Analysis."

Noncomparability of Historical Financial Information

      As a result of the consummation of the Plan and the transactions contemplated thereby, the financial condition and results of operations of the Company from and after the Effective Date may not be comparable to the financial condition or results of operations reflected in the historical financial statements of the Company set forth elsewhere herein.

Risks of Owning Subordinated CMBS

      As an owner of the most subordinate tranches of CMBS, the Company will be the first to bear any loss and the last to have a priority right to the cash flow of the related mortgage pool. For example, if the Company owns a $10 million subordinated interest in an issuance of CMBS consisting of $100 million of mortgage loan collateral, a 7% loss on the underlying mortgage loans will result in a 70% loss on the subordinated interest.

      The Company's Subordinated CMBS can change in value due to a number of economic factors. These factors include changes in the underlying real estate, fluctuations in Treasury rates, and supply/demand mismatches which are reflected in CMBS pricing spreads. For instance, changes in the credit quality of the properties securing the underlying mortgage loans can result in interest payment shortfalls, to the extent there are mortgage payment delinquencies, and principal losses, to the extent that there are payment defaults and the amounts are not fully recovered. These losses may result in a permanent decline in the value of the CMBS, and the losses may change the Company's anticipated yield to maturity if the losses are in excess of those previously estimated. CMBS are priced at a spread above the current Treasury security with a maturity that most closely matches the CMBS' weighted average life. The value of CMBS can be affected by changes in Treasury rates, as well as changes in the spread between such CMBS and the Treasury security with a comparable maturity. For example, the spread to Treasury of a CMBS may have increased from 400 basis points to 500 basis points. If the Treasury security with a comparable maturity had a constant yield of 5% then, in this example, the yield on the CMBS would have changed from 9% to 10% and accordingly, the value of such CMBS would have declined. Generally, increases and decreases in both Treasury rates or spreads will result in temporary changes in the value of the Subordinated CMBS assuming that the Company has the ability and intent to hold its CMBS investments until their maturity. However, such temporary changes in the value of Subordinated CMBS become permanent changes realized through the income statement when the Company no longer intends or fails to have the ability to hold such Subordinated CMBS to maturity. The Company has historically been unable to obtain financing at the time of acquisition that matches the maturity of the related investments, resulting in a periodic need to obtain short-term financing secured by the Company's CMBS. The inability to refinance this short-term, floating-rate financing with long-term, fixed-rate financing or a decline in the value of the collateral securing such short-term, floating-rate indebtedness could result in a situation where the Company is required to sell CMBS or provide additional collateral, which could have and has had an adverse effect on the Company and its financial position and results of operations. The Company's ability to borrow amounts in the future may be impacted by, among other things, the credit performance of the underlying pools of commercial mortgage loans, and other factors affecting the Subordinated CMBS that it owns.

Limited Protection from Hedging Transactions

      To minimize the risk of interest rate increases on interest expense as it relates to its short-term, variable-rate debt, the Company follows a policy to hedge at least 75% of the principal amounts of its variable-rate debt with interest-rate protection agreements in order to provide a ceiling on the amount of interest expense payable by the Company. As of September 30, 1999, 91% of the Company's outstanding variable-rate debt was hedged with interest-rate protection agreements that partially limit the impact of rising interest rates above a certain defined threshold, or strike price. When these interest-rate protection agreements expire, the Company will have increased interest rate risk unless it is able to enter into replacement interest-rate protection agreements. As of September 30, 1999, the weighted average remaining term for the interest rate protection agreements was approximately 1.3 years with a weighted average strike price of 6.7%. There can be no assurance that the Company will be able to maintain interest-rate protection agreements to meet its hedge policy on satisfactory terms or to adequately protect against rising interest rates on the Company's debt. In addition, the Company does not currently hedge against all interest rate risks, including increases in interest rate spreads and increases in Treasury rates, which adversely affect the value of its CMBS. Moreover, hedging involves risk and typically involves costs, including transaction costs. Such costs increase dramatically as the period covered by the hedging increases and during periods of rising and volatile interest rates. The Company may increase its hedging activity and, thus, increase its hedging costs, during such periods when interest rates are volatile or rising and hedging costs have increased.

Limited Liquidity of Subordinated CMBS Market

      There is currently no active secondary trading market for Subordinated CMBS. This limited liquidity results in uncertainty in the valuation of the Company's portfolio of Subordinated CMBS. In addition, even if the market for Subordinated CMBS fully recovers, the liquidity of such market has historically been limited; and furthermore, during adverse market conditions, the liquidity of such market has been severely limited, which would impair the amount the Company could realize if it were required to sell a portion of its Subordinated CMBS.

Pending Litigation

      The Company is involved in material litigation. See "GENERAL INFORMATION -- Legal Proceedings" for descriptions of the foregoing and other legal proceedings.

Investment Company Act Risk

      Under the Investment Company Act of 1940, as amended (the "Investment Company Act"), an investment company is required to register with the SEC and is subject to extensive restrictive and potentially adverse regulation relating to, among other things, operating methods, management, capital structure, dividends and transactions with affiliates. However, as described below, companies that are primarily engaged in the business of acquiring mortgages and other liens on and interests in real estate ("Qualifying Interests") are excluded from the requirements of the Investment Company Act.

      To qualify for the Investment Company Act exclusion, CRIIMI MAE, among other things, must maintain at least 55% of its assets in Qualifying Interests (the "55% Requirement") and is also required to maintain an additional 25% in Qualifying Interests or other real estate-related assets ("Other Real Estate Interests" and such requirement, the "25% Requirement"). According to current SEC staff interpretations, CRIIMI MAE believes that its government insured mortgage securities and originated loans constitute Qualifying Interests. In accordance with current SEC staff interpretations, the Company believes that all of its Subordinated CMBS constitute Other Real Estate Interests and that certain of its Subordinated CMBS also constitute Qualifying Interests. On certain of the Company's Subordinated CMBS, the Company, along with other rights, has the unilateral right to direct foreclosure with respect to the underlying mortgage loans. Based on such rights and its economic interest in the underlying mortgage loans, the Company believes that the related Subordinated CMBS constitute Qualifying Interests. As of September 30, 1999, the Company believes that it was in compliance with both the 55% Requirement and the 25% Requirement.

      If the SEC or its staff were to take a different position with respect to whether such Subordinated CMBS constitute Qualifying Interests, the Company could, among other things, be required either (i) to change the manner in which it conducts its operations to avoid being required to register as an investment company or (ii) to register as an investment company, either of which could have a material adverse effect on the Company. If the Company were required to change the manner in which it conducts its business, it would likely have to dispose of a significant portion of its Subordinated CMBS or acquire significant additional assets that are Qualifying Interests. Alternatively, if the Company were required to register as an investment company, it expects that its operating expenses would significantly increase and that the Company would have to reduce significantly its indebtedness, which could also require it to sell a significant portion of its assets. No assurances can be given that any such dispositions or acquisitions of assets, or deleveraging, could be accomplished on favorable terms.

      Further, if the Company were deemed an unregistered investment company, the Company could be subject to monetary penalties and injunctive relief. The Company would be unable to enforce contracts with third parties and third parties could seek to obtain rescission of transactions undertaken during the period the Company was deemed an unregistered investment company.

Effect of Economic Recession on Losses and Defaults

      Economic recession may increase the risk of default on commercial mortgage loans and correspondingly increase the risk of losses on the Subordinated CMBS backed by such loans. Economic recession may also cause reduced demand for commercial mortgage loans. This in turn may cause declining values of commercial real estate securing the outstanding mortgage loans, weakening collateral coverage and increasing the possibility of losses in the event of a default.

Assumption Regarding Business of the Company and Resumption of Business
Activities

      For the purpose of the Plan and this Disclosure Statement and the information contained therein and herein including, but not limited to, the projected financial information, the Company has defined its business principally as owning and managing mortgage-related assets, and, prior to the Chapter 11 filing, acquiring Subordinated CMBS and mortgage originations and securitizations. Although it is anticipated that the Company will resume Subordinated CMBS acquisitions and its mortgage origination and securitization programs at some time in the future based on the Company's ability to access capital, prevailing industry conditions and the general business climate, there can be no assurance of such resumption. All decisions concerning resumption of business activities will be made by the Board of Directors of the Company, as determined to be in the best interests of the Company. Consequently, there can be no certainty as to the business decisions that will be made by the Board of Directors of the Company. Failure to resume Subordinated CMBS acquisitions, mortgage originations and/or securitizations could adversely impact the Company's results of operations.

      The Company's ability to access additional capital will be affected by a number of factors, many of which are not in the Company's control. These include the cost and availability of such capital, changes in interest rates and interest rate spreads, changes in the commercial mortgage industry and the commercial real estate market, general economic conditions, perceptions in the capital markets of the Company's business, covenants under the Company's debt securities and credit facilities, results of operations, leverage, financial condition and business prospects.

Results Of Operations Adversely Affected By Factors Beyond Company's Control

      The Company's results of operations can be adversely affected by various factors, many of which are beyond the control of the Company, and will depend on, among other things, the level of net interest income generated by, and the market value of, the Company's CMBS portfolio. The Company's net interest income and results of operations will vary primarily as a result of fluctuations in interest rates, CMBS pricing, and borrowing costs. The Company's results of operations also will depend upon the Company's ability to protect against the adverse effects of such fluctuations as well as credit risks. Interest rates, credit risks, borrowing costs and credit losses depend upon the nature and terms of the CMBS, conditions in financial markets, the fiscal and monetary policies of the U.S. government, international economic and financial conditions and competition, none of which can be predicted with any certainty. Because changes in interest rates may significantly affect the Company's CMBS and other assets, the operating results of the Company will depend, in large part, upon the ability of the Company to manage its interest rate and credit risks effectively while maintaining its status as a REIT. See " -- Limited Protection from Hedging Transactions."

Borrowing Risks

      A substantial portion of the Company's borrowings are and are expected to continue to be in the form of collateralized borrowings. The terms of the New Debt contemplated to be provided by Merrill and GACC and the Company's unsecured creditors are set forth in the term sheets which are attached as Exhibits 1 and 2 to the Plan. Holders of Claims and Interests should refer to those Exhibits for a description of the terms of the Merrill and GACC and unsecured creditor New Debt. The Merrill and GACC New Debt will be collateralized by first-priority liens and security interests in certain assets, and will be subject to a number of terms, conditions and restrictions which are set forth in the term sheet including, without limitation, scheduled principal and interest payments, accelerated principal payments, restrictions and requirements with respect to the collection, management, use and application of funds, and certain approval rights with respect to Reorganized CMI's Board of Directors. Certain events, including, without limitation, the failure to satisfy certain payment obligations will result in further restrictions on the ability of the Company to take certain actions including, without limitation, to pay cash dividends to preferred or common shareholders. The unsecured creditor New Debt will be collateralized by first or second priority liens or security interests in certain assets or proceeds, and will be subject to a number of terms, conditions and restrictions which are set forth in the term sheet including, without limitation, scheduled principal and interest payments, and restrictions and requirements with respect to the use of funds.

      A substantial portion of the Company's borrowings are and a limited portion of the Company's borrowings in the future, if CMBS acquisitions are resumed, may be in the form of collateralized, short-term, floating-rate secured borrowings. The amount borrowed under such agreements is typically based on the market value of the CMBS pledged to secure specific borrowings. Under adverse market conditions, the value of pledged CMBS would decline, and lenders could initiate margin calls (in which case the Company could be required to post additional collateral or to reduce the amount borrowed to restore the ratio of the amount of the borrowing to the value of the collateral). The Company may be required to sell CMBS to reduce the amount borrowed. If these sales were made at prices lower than the carrying value of the CMBS, the Company would experience losses.

      A default by the Company under its collateralized borrowings could result in a liquidation of the collateral. If the Company is forced to liquidate CMBS that qualify as qualified real estate assets (under the REIT Provisions of the Code) to repay borrowings, there can be no assurance that it will be able to maintain compliance with the REIT Provisions of the Code regarding asset and source of income requirements.

Shape of the Yield Curve Adversely Affects Income

      The relationship between short-term and long-term interest rates is often referred to as the "yield curve." Ordinarily, short-term interest rates are lower than long-term interest rates. If short-term interest rates rise disproportionately relative to long-term interest rates (a flattening of the yield curve), the borrowing costs of the Company may increase more rapidly than the interest income earned on its assets. Because borrowings will likely bear interest at short-term rates (such as LIBOR) and CMBS will likely bear interest at medium-term to long-term rates (such as those calculated based on the Ten-Year U.S. Treasury Rate), a flattening of the yield curve will tend to decrease the Company's net income, assuming the Company's short-term borrowing rates bear a strong relationship to short-term Treasury rates. Additionally, to the extent cash flows from long-term assets are reinvested in other long-term assets, the spread between the coupon rates of long-term assets and short-term borrowing rates may decline and also may tend to decrease the net income and mark-to-market value of the Company's net assets. It is also possible that short-term interest rates may adjust relative to long-term interest rates such that the level of short-term rates exceeds the level of long-term rates (a yield curve inversion). In this case, as well as in a positively sloped yield curve environment, borrowing costs could exceed the interest income and operating losses would be incurred.

Failure To Manage Mismatch Between Long-Term Assets And Short-Term Funding

      The Company's operating results will depend in large part on differences between the income from its CMBS and its borrowing costs. The Company anticipates that all of its CMBS, on a pro forma basis, will have interest payment rates (i.e., coupon rates) which remain fixed until their maturity. If the Company resumes the acquisition of Subordinated CMBS, the Company intends to fund a significant portion of its CMBS with borrowings having interest rates (i.e., borrowing rates) that reset more frequently, usually monthly or quarterly. If interest rates rise, borrowing rates (and borrowing costs) of the Company are expected to rise more quickly than coupon rates (and investment income) on the Company's CMBS. This would decrease both the Company's net income, potentially resulting in a net loss, and the mark-to-market value of the Company's net assets, and would be expected to decrease the market price of the Company's Common Stock and to slow future acquisitions of assets. Although the Company intends to invest primarily in fixed-rate CMBS, the Company also may own adjustable rate CMBS. The coupon rates of adjustable rate CMBS normally fluctuate with reference to specific rate indices. The Company may fund these adjustable rate CMBS with borrowings having borrowing rates which reset monthly or quarterly. To the extent that there is a difference between (i) the interest rate index used to determine the coupon rate of the adjustable rate CMBS (asset index) and (ii) the interest rate index used to determine the borrowing rate for the Company's related financing (borrowing index), the Company will bear a "basis" interest rate risk. Typically, if the borrowing index rises more than the asset index, the net income of the Company would be decreased all other things being constant. Additionally, the Company's adjustable rate CMBS may be subject to periodic rate adjustment limitations and periodic and lifetime rate caps which limit the amount that the coupon rate can change during any given period. No assurance can be given as to the amount or timing of changes in interest rates or their effect on the Company's CMBS, their valuation or income derived therefrom. During periods of changing interest rates, coupon rate and borrowing rate mismatches could negatively impact the Company's net income, distributions and the market price of the Common Stock.

Competition

      If the Company resumes the acquisition of Subordinated CMBS following its reorganization, the Company would compete with mortgage REITs, specialty finance companies, banks, hedge funds, investment banking firms, other lenders, and other entities purchasing Subordinated CMBS. Many of the Company's competitors for

Subordinated CMBS may have greater access to capital and other resources (or the ability to obtain capital at a lower cost) and may have other advantages over the Company.

      There can be no assurance that the Company would be able to obtain financing at borrowing rates below the asset yields of its Subordinated CMBS. In such event, the Company may incur losses or may be forced to further reduce the size of its Subordinated CMBS portfolio. The Company would face competition for financing sources which may limit the availability of, and affect the cost of, funds to the Company.

Risks Associated with Trader Election

      The recently issued Revenue Procedure 99-17 provides securities and commodities traders with the ability to elect mark-to-market treatment for 2000 by including an election with their timely filed 1999 federal tax extension. The election applies to all future years as well unless revoked with the consent of the Internal Revenue Service. The Company determined to elect mark-to-market treatment as a securities trader for 2000 and, accordingly, will recognize gains and losses prior to the actual disposition of its securities. Moreover, some if not all of those gains and losses, as well as some if not all gains or losses from actual dispositions of securities, will be treated as ordinary in nature and not capital, as they would be in the absence of the elections.

      There is no assurance, however, that the Company's election will not be challenged on the ground that it is not in fact a trader in securities, or that it is only a trader with respect to some, but not all, of its securities. As such, there is a risk that the Company will be limited in its ability to recognize certain losses if it is not be able to mark-to-market its securities.

      The election to be treated as a dealer will result in net operating losses ("NOLs") that generally may be carried forward for 20 years. The Company believes that it may experience an "ownership change" within the meaning of
Section 382 of the Tax Code. Consequently, its use of NOLs generated before the ownership change to reduce taxable income after the ownership change may be subject to limitation under Section 382. Generally, the use of NOLs in any year is limited to the value of the Company's stock on the date of the ownership change multiplied by the long-term tax exempt rate (published by the IRS) with respect to that date.

      Taxable income (loss) requires an annual calculation. For the year ended December 31, 2000, taxable income (loss) may be different from net income (loss) as calculated according to generally accepted accounting principles ("GAAP income (loss)") as a result of differing treatment of the unrealized gains and losses on securities transactions as well as other timing differences. For the Company's tax purposes, unrealized gains (losses) will be recognized at the end of the year and will be aggregated with operating gains (losses) to produce total taxable income (loss) for the year.

      VIII. CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

      The following discussion summarizes the material federal income tax consequences expected to result from the consummation of the Plan. This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Tax Code"), applicable Treasury Regulations, judicial authority and current administrative rulings and pronouncements of the Internal Revenue Service (the "Service"). There can be no assurance that the Service will not take a contrary view, and no ruling from the Service has been or will be sought.


      Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to Holders, the Company and the Reorganized Debtors. It cannot be predicted at this time whether any tax legislation will be enacted or, if enacted, whether any tax law changes contained therein would affect the tax consequences to the Holders, the Company and the Reorganized Debtors.

      The following summary is for general information only. The tax treatment of a Holder may vary depending upon such Holder's particular situation. This discussion assumes that Holders of Old Securities have held such property as "capital assets" within the meaning of Section 1221 of the Tax Code (generally, property held for investment). This summary does not address all of the tax consequences that may be relevant to a Holder, nor does it address the federal income tax consequences to Holders subject to special treatment under the federal income tax laws, such as brokers or dealers in securities or currencies, certain securities traders, tax-exempt entities, financial institutions, insurance companies, foreign corporations, Holders who are not citizens or residents of the United States, Holders that hold the Old Securities as a position in a "straddle" or as part of a "synthetic security," "hedging," "conversion" or other integrated instrument, Holders that have a "functional currency" other than the United States dollar and Holders that have acquired Old Securities in connection with the performance of services. EACH HOLDER SHOULD CONSULT ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO IT OF THE PLAN, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

      Tax Effects to the Debtors. The Debtors generally will each realize cancellation of indebtedness ("COI") income to the extent that the fair market value of any property received by Holders of their indebtedness is less than the adjusted issue price (plus the amount of any accrued but unpaid interest) of such indebtedness discharged thereby. Under Section 108 of the Tax Code, however, COI income will not be recognized if the COI income occurs in a case brought under the Bankruptcy Code, provided the taxpayer is under the jurisdiction of a court in such case and the cancellation of indebtedness is granted by the court or is pursuant to a plan approved by the court. Accordingly, because the cancellation of the indebtedness of the Debtors will occur in a case brought under the Bankruptcy Code, the Debtors will each be under the jurisdiction of the court in such case and the cancellation of the indebtedness will be pursuant to the Plan, the Debtors should not be required to recognize any COI income realized as a result of the implementation of the Plan.

      Under Section 108(b) of the Tax Code, the Debtors will be required to reduce certain tax attributes including certain losses, credits and carryforwards, if any including tax basis in assets (but not below the amount of liabilities remaining immediately after the discharge of indebtedness), in an amount equal to the amount of COI income excluded from income as described in the preceding paragraph (subject to certain modifications).

      Tax Effects to the Holders of Claims. Pursuant to the Plan, in exchange for their Claims, the Holders thereof will receive a portion of their Allowed Claim in cash and/or in other property (the "Exchange"). The tax effect to the Holder of a Claim will depend upon (a) whether the Claim is treated as a "security" solely for federal income tax purposes, and (b) whether any non-cash property received in the Exchange is treated as a "security" solely for federal income tax purposes, which may include Warrants. An exchange of each Holder's Claim for cash and/or other property should be treated as a "recapitalization" and, therefore, a reorganization within the meaning of Section 368(a) of the Tax Code if the Holder of the Claim is treated as holding a "security" for federal income tax purposes and receives property in the Exchange which is also treated as a "security" for federal income tax purposes. Generally for federal income tax purposes, only debt instruments and any Warrants issued will qualify as a "security." The test as to whether a debt instrument is a "security" involves an overall evaluation of the nature of the debt instrument, with the term of the debt instrument usually regarded as one of the most significant factors. Generally, debt instruments with a term of five years or less have not qualified as "securities" whereas debt instruments with a term of ten years or more generally have qualified as "securities." Accordingly, whether a Claim and the property, if any, received in the Exchange constitute "securities" and, therefore, qualify the Exchange as a recapitalization will depend on the terms of that particular debt instrument. Each Holder of a Claim is urged to consult with its own personal tax advisor as to the tax consequences of the Exchange to such Holder.

      To the extent a Holder's Claim and a portion of such Holder's property received constitute "securities" for federal income tax purposes, the Exchange should be treated as a "reorganization" for federal income tax purposes. As a result, such exchanging Holders generally should not recognize any gain or loss (except to the extent the cash and/or other property received are attributable to accrued but unpaid interest on the Claim, in which event the Holder would generally be required to treat such amounts as payment of interest includible in income in accordance with the Holder's method of accounting for tax purposes (see "Accrued Interest" below)). A Holder of a Claim will recognize any gain realized on the Exchange to the extent of the cash received in the Exchange (other than any cash received which is attributable to accrued but unpaid interest on the Claim). Any such gain would generally be long-term capital gain (subject to the market discount rules discussed below) if the Claim had been held for more than one year. A Holder's adjusted tax basis in its property received will be equal to the Holder's adjusted tax basis in its Claim plus any gain recognized (including income attributable to accrued but unpaid interest on the Claim), less the amount of cash received pursuant to the Exchange. The Holder's tax basis will be allocated among the non-cash property received in proportion to the relative fair market value of each item of non-cash property received. A Holder's holding period for the property received will generally include the Holder's holding period for its Claim.

      To the extent a Holder's Claim does not constitute, and/or no portion of such Holder's property received constitutes "securities" for federal income tax purposes, then an exchanging Holder would recognize gain or loss equal to the difference between the fair market value of the property received and the Holder's adjusted tax basis in the Claim exchanged therefor. Any such gain or loss would generally be long-term capital gain or loss (subject to the market discount rules discussed below) if the Claim is a capital asset and had been held for more than one year. In this event, a Holder's tax basis in the property received would be equal to its fair market value on the Effective Date, and the holding period for the property received would begin on the day immediately after the Effective Date.

      A Holder of a Claim not discussed above should generally recognize gain or loss equal to the amount of any cash plus the fair market value of any other property received, with respect to its Claim (other than for accrued but unpaid interest) less its adjusted basis in its Claim (other than for accrued but unpaid interest). The character of such gain or loss as long-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the Holder, whether the Claim constitutes a capital asset in the hands of the Holder, whether the Claim has been held for more than one year, whether the Claim was purchased at a discount, and whether and to what extent the Holder had previously claimed a bad-debt deduction or a worthless-security deduction.

      Accrued Interest. Holders will be treated as receiving a payment of interest (includible in income in accordance with the Holder's method of accounting for tax purposes) to the extent that any cash or other property received pursuant to the Plan is attributable to accrued but unpaid interest, if any, on such Claims. The extent to which the receipt of cash or other property should be attributable to accrued but unpaid interest is unclear. The Debtors intend to take the position that such cash or property distributed pursuant to the Plan will first be allocable to the principal amount of a Claim and then, to the extent necessary, to any accrued but unpaid interest thereon. Each Holder should consult its own tax advisor regarding the determination of the amount of consideration received under the Plan that is attributable to interest (if any). A Holder generally will be entitled to recognize a loss to the extent any accrued interest was previously included in its gross income and is not paid in full.

      If any property received pursuant to the Plan is considered attributable to accrued but unpaid interest, a Holder's basis in such property should be equal to the amount of interest income treated as satisfied by the receipt of such property. The holding period in such property should begin on the day immediately after the Effective Date.

      Stated Interest. A holder of a debt instrument issued in the Exchange will generally be required to report as ordinary income for federal income tax purposes interest received or accrued on the debt instrument in accordance with the Holder's method of tax accounting.

      Original Issue Discount. Because the Notes are being offered as a part of a unit, which may include Warrants, the issue price of any debt instrument issued may be less than such debt instrument's principal amount. As a result, the debt instrument will be issued at a discount from its face amount. If the discount exceeds a statutory de minimis amount (1/4 of 1% of an obligation's stated redemption price at maturity multiplied by the number of complete years to its maturity), the debt instrument will be considered to be issued with original issue discount. A Holder will be required to include a portion of any such original issue discount as ordinary income for federal income tax purposes each year over the term of its debt instrument so as to provide a constant yield to maturity, in addition ot the amount of stated interest received or accrued.

      The total amount of original issue discount with respect to each debt instrument would be the difference between its "issue price" and its "stated redemption price at maturity." The "issue price" of a debt instrument will generally be determined by allocating a portion of the fair market value of the Holder's Claim to the debt instrument.

      The "stated redemption price at maturity" of a debt instrument is the sum of all payments provided by the debt instrument other than "qualified stated interest" payments. Stated interest payable on the debt instrument should equal the principal amount of the debt instrument.

      Except as provided below, in "Premium and Market Discount," the amount of original issue discount required to be included in a Holder's income in any tax year is determined by allocating to each day during such tax year in which a Holder holds a debt instrument a pro rata portion (the "daily portion") of the total amount of original issue discount with respect ot such debt instrument attributable to the "accrual period" in which such day is included. The amount of original issue discount on the debt instrument attributable to an accrual period is equal to the product of (i) the "adjusted issue price" at the beginning of the accrual period (the issue price plus previous accruals of original issue discount, reduced by all payments made on the debt instrument other than a payment of qualified stated interest) and (ii) the yield to maturity of the debt instrument, adjusted appropriately for the length of the accrual period, less the amount of any qualified stated interest allocable to the accrual period. The "yield to maturity" of a debt instrument is the interest rate that will produce an amount equal to the issue price of the debt instrument used in comparing the present value of all payments to be made pursuant to the debt instrument.

      CRIIMI MAE or its agent will report to Holders and to the Internal Revenue Service ("IRS") the amount of original issue discount that accrues each year.

      Holders should consult their own tax advisors regarding an election to include all interest that accures on the debt instruments by using the constant yield method.

      Premium and Market Discount. If a Holder pays an amount (exclusive of accrued and unpaid interest through the acquisition date) in excess of the debt instrment's stated redemption price at maturity at the time of its acquisition ("Bond Premium"), the Holder will not be required to include original issue discount in its income and may elect to amortize the Bond Premium. If the Bond Premium is amortized, the amount of interest which must be included in the Holder's income from each period ending on an interest-payment date or stated maturity, as the case may be, will be reduced by the portion of the premium allocable to such period based on the debt instrument's yield to maturity. This election applies to all debt instruments acquired by the Holder during the year of election and thereafter.

      If a Holder pays an amount (exclusive of accrued and unpaid interest through the acquisition date) in excess of the debt instruments adjusted issue price at the time of its acquisition ("Acquisition Premium) but less that its stated redemption price at maturity, the Holder may be entitled to a reduction in the amount of any original issue discount includable in such Holder's income for such Acquisition Premium. The reduction will be an amount equal to the daily portion of original issue discount for that day multiplied by a fraction, the numerator of which is equal to the Acquisition Premium, and the denominator of which is the excess of the stated redemption price at maturity over the adjusted issue price of the debt instrument on the date of purchase.

      Market Discount. Generally, a Holder of a Claim represented by a debt instrument who purchased its Claim at a "market discount" (i.e., at a price below the Claim's adjusted issue price) must treat gain recognized on the disposition of its property received as ordinary income to the extent market discount accrued while the debt instrument was held by the Holder, unless the Holder made an election to include such market discount in income as it accrued.

      Holders of Claims should consult their own tax advisors regarding the amount of any market discount that accrued with respect to their property received in the Exchange.

      The Tax Code provides that "under regulations" (which have not yet been issued), accrued market discount on a market discount bond is not recognized as ordinary income at the time of the bond's disposition if the disposition occurs in a "nonrecognition transaction," including a recapitalization. Instead, accrued market discount on a market discount bond disposed of in a nonrecognition transaction is converted into accrued market discount on property received in the transaction if that property is a market discount bond. If the property received (other than cash) is not a market discount bond, accrued market discount on the old market discount bond is treated as ordinary income on the disposition of the property received in exchange therefor, limited to the extent of the gain thereon.

      A Holder of a Claim that has accrued market discount should not be required to recognize that accrued market discount as ordinary income when the Holder exchanges that instrument for property received in the Exchange except to the extent of any realized gain which is recognized from the receipt of cash (other than cash received which is attributable to accrued but unpaid interest with respect to the Claim); rather the unrecognized portion of any accrued market discount should be allocated to the property received in the Exchange (this conclusion may depend on the issuance of as-yet unissued implementing regulations). Although no regulations or rules have been provided to determine how such accrued market discount should be allocated, the accrued market discount should be allocated in the same manner as tax basis is allocated. The portion of the accrued market discount allocated to property received in the Exchange will be treated as ordinary income at the disposition of such new property, but not in excess of the total gain recognized.

      Under the market discount rules, holders of Claims with accrued market discount may have been required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry their Claims. Any interest expense which has been deferred by Holders of claims who participate in the Exchange will continue to be deferred and will be deductible only on disposition of any new debt instruments and Warrants received in the Exchange. The market discount rules may also provide that any Holder of new debt instruments acquired at a market discount may be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry the new debt instruments until the new debt instruments are disposed of in a taxable transaction. This rule will not apply if the Holder elects to include accrued market discount in income currently.

      Prospective participants in the Exchange should be aware that the market discount rules could affect the price at which a subsequent purchaser would be willing to purchase new debt instruments.

      Holders should consult their own tax advisors regarding the amount of any market discount, if any, accrued with respect to their Claims or that may be treated as carried over from their Claims and the limitation on interest deductions attributable to the new debt instruments.

      Tax Effects to the Holders of Series B Preferred Stock. Pursuant to the Plan, the Holders of the Series B Preferred Stock will receive cash or other property equal to the unpaid dividends which have accrued with respect to the Series B Preferred Stock. The amount of cash or other property received in satisfaction of the accrued but unpaid dividends will be treated as ordinary income to the Holders of Series B Preferred Stock to the extent of the Company's earnings and profits.

      Tax Effects to Holders of Series E and Old Series D Preferred Stock. Pursuant to the Plan, the Holder of the Old Series D Preferred Stock will receive Series E Preferred Stock in exchange for its Old Series D Preferred Stock, plus an amount of cash or other property equal to the unpaid dividends which have accrued with respect to the Old Series D Preferred Stock. As a result of the exchange, the Holder of the Old Series D Preferred Stock should not recognize any gain or loss on the exchange except for the cash or other property received which is attributable to the accrued but unpaid dividends. The amount of cash or other property received in satisfaction of the accrued but unpaid dividends with respect to the Former Series C Preferred Stock and Old Series D Preferred Stock will be treated as ordinary income to the Holder of the Series E and the Old Series D Preferred Stock to the extent of the Company's earnings and profits.

      THE FOREGOING DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH HOLDER SHOULD CONSULT ITS TAX ADVISOR WITH RESPECT TO THE TAX

CONSEQUENCES OF THE PLAN DESCRIBED HEREIN AND THE APPLICATION OF STATE, LOCAL AND FOREIGN TAX LAWS. NEITHER THE PROPONENTS NOR THEIR PROFESSIONALS SHALL HAVE ANY LIABILITY TO ANY PERSON OR HOLDER ARISING FROM OR RELATED TO THE FEDERAL, STATE OR LOCAL TAX CONSEQUENCES OF THE PLAN OR THE FOREGOING DISCUSSION.

IX.   ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

      If the Plan is not confirmed and consummated, the alternatives include (a) confirmation of some other alternative Chapter 11 plan or (b) conversion of the Chapter 11 Case to a liquidation under Chapter 7 of the Bankruptcy Code.

A.    Alternative Chapter 11 Plans

      On December 20, 1999, the Unsecured Creditors' Committee filed its proposed Plan of Reorganization and related proposed Disclosure Statement. Thereafter, the Unsecured Creditors' Committee amended its Plan and proposed Disclosure Statement with respect thereto. However, as previously stated, the Unsecured Creditors' Committee now fully supports the Debtors' Plan and encourages all creditors to vote in favor of the Plan. The Unsecured Creditors' Committee has withdrawn from consideration its Plan and consequently, the Court will not be considering that Plan.

      Although no other plan is before the Court at this time, if such a plan and proposed disclosure statement with respect thereto were to be filed, the Court could consider such plan and proposed disclosure statement or could choose to defer consideration thereof. In formulating and developing the Debtors' Plan, the Debtors and the CMI Equity Committee have explored numerous other alternatives and engaged in negotiations with various parties holding disparate interests. As noted above, the Debtors' Plan has the full support of not only the CMI Equity Committee but also the Unsecured Creditors' Committee. The Debtors and the CMI Equity Committee, together with the Unsecured Creditors' Committee, believe that the Plan deals fairly with the rights of Holders of the various classes of Claims and Interests and enables creditors and stockholders to realize the greatest recovery possible under the circumstances. They further believe that alternative methods of restructuring the Claims and Interests of the various classes will not result in a better recovery for any Class, will diminish value and will require, at the very least, an extensive, time-consuming and expensive negotiation and/or litigation process.

B.    Liquidation Under Chapter 7

      Another alternative to confirmation and consummation of the Plan is liquidation of the Debtors under Chapter 7 of the Bankruptcy Code. Section 1129(a) of the Bankruptcy Code provides that the Bankruptcy Court may confirm a plan only if the requirements contained in such section are met. One of these requirements is that each non-accepting holder of an allowed claim or an allowed interest in an impaired class must receive or retain under the plan on account of such claim or interest property having a value as of the effective date of the plan at least equal to the value that such holder would receive if the debtor were liquidated under Chapter 7 of the Bankruptcy Code on the effective date of the Plan. The Debtors have prepared the Liquidation Analysis attached hereto as Exhibit C. Based upon such Liquidation Analysis and after taking into account the settlements and compromises contained in the Plan, the Debtors and the CMI Equity Committee do not believe that Holders of Claims and Interests would receive greater recoveries if the Debtor were to be liquidated under Chapter 7 of the Bankruptcy Code.


X.    CONCLUSION AND RECOMMENDATION

      The Debtors and the Official Committee of Equity Security Holders believe that confirmation and implementation of the Plan is in the best interests of all creditors and equity security holders and is clearly preferable to liquidation of CMI, CMM and Holdings because the Plan will provide the greatest recoveries to Holders of Claims and Interests. The Debtors' Plan will provide the best possible recoveries to Holders of Allowed

Claims and Interests in the most feasible and expeditious manner, without additional protracted litigation The Unsecured Creditors' Committee agrees and has joined the Debtors and the CMI Equity Committee in supporting the Plan. In addition, other alternatives would involve significant delay, uncertainty and substantial additional administrative costs. For all of these reasons, the Debtors, the CMI Equity Committee and the Unsecured Creditors' Committee urge you to return your ballot accepting the Debtors' Amended Plan.

Dated:  March 31, 2000.                   Respectfully submitted,

                     [SIGNATURES TO FOLLOW ON THE NEXT PAGE]

                                    CRIIMI MAE INC.,
                                    a Maryland Corporation

                                    By:
                                       ------------------------------
                                       Name: Cynthia O. Azzara
                                       Title:   Senior Vice President


                                    CRIIMI MAE MANAGEMENT, INC.,
                                    a Maryland Corporation

                                    By:
                                       ------------------------------
                                       Name: Cynthia O. Azzara
                                       Title:   Senior Vice President


                                    CRIIMI MAE HOLDINGS II, L.P. ,
                                    a Delaware Limited Partnership

                                    By:   CRIIMI MAE INC.
                                       ------------------------------
                                       Its General Partner

                                       By:
                                          ---------------------------
                                          Name:  Cynthia O. Azzara
                                          Title: Senior Vice President


                                    VENABLE, BAETJER AND HOWARD, LLP

                                    By:
                                       ------------------------------
                                       Richard L. Wasserman
                                       1800 Mercantile Bank & Trust Building
                                       Two Hopkins Plaza
                                       Baltimore, Maryland 21201
                                       (410) 244-7400

                                       Co-Counsel for CRIIMI MAE Inc. and
                                       CRIIMI MAE Holdings II, L.P.


                                    AKIN GUMP STRAUSS HAUER & FELD LLP


                                    By:
                                       ------------------------------
                                       Stanley J. Samorajczyk
                                       1333 New Hampshire Avenue, N.W.
                                       Washington, D.C. 20036
                                      (202) 887-4000

                                       Co-Counsel for CRIIMI MAE Inc. and
                                       CRIIMI MAE Holdings II, L.P.

                                    SHULMAN, ROGERS, GANDAL, PORDY & ECKER, P.A.


                                    By:
                                       ------------------------------
                                       Morton A. Faller
                                       11921 Rockville Pike
                                       Third Floor
                                       Rockville, MD 20852-2753
                                       (301) 231-0928

                                       Counsel for CRIIMI MAE Management, Inc.




                         CO-PROPONENT:

                               OFFICIAL COMMITTEE OF EQUITY SECURITY HOLDERS OF CRIIMI MAE INC.



                               By:
                                  --------------------------------
                                  Name:  Michael F. Wurst
                                  Title: Co-Chairman


                               COVINGTON & BURLING



                                    By:
                                       ---------------------------
                                       Michael St. Patrick Baxter
                                       Dennis B. Auerbach
                                       1201 Pennsylvania Ave., NW
                                       Washington, D.C. 20044
                                       (202) 662-6000

                                       Counsel for the Official Committee of
                                       Equity Security Holders of CRIIMI
                                       MAE Inc.

                                    EXHIBIT A

                   SECOND AMENDED JOINT PLAN OF REORGANIZATION

                                    EXHIBIT B

              UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

 [To be supplied before Disclosure Statement hearing based upon then available financial information.]

                         PROJECTED FINANCIAL INFORMATION

   [To be supplied before Disclosure Statement hearing based upon assumptions specified therein.]

                                    EXHIBIT C

                              LIQUIDATION ANALYSIS

Section 1129(a) of the U.S. Bankruptcy Code states that the court shall confirm a plan of reorganization only if certain requirements are met. One of these requirements (Section 1129(a) (7) (A) (ii)) is that with respect to each impaired class of claims or interests, each holder of a claim or interest of such class must accept the plan or receive or retain property of a value, as of the Effective Date of the plan, that is not less than the amount that holders of such claims or interests would receive or retain if the Debtors were liquidated under Chapter 7 on such date.

As previously disclosed in Section VII of the Disclosure Statement, Certain Risk Factors, the value of the Company's Subordinated CMBS and other mortgage assets can change due to a number of economic factors. These factors include changes in the underlying real estate, fluctuations in U.S. Treasury rates, and changes in risk premiums (commonly referred to in industry practice as "spreads") for purchasing Subordinated CMBS and other mortgage assets. The Company's management believes that only a limited number of investors currently exist with the real estate expertise, infrastructure, and available capital required to evaluate and execute an acquisition of the Company's Subordinated CMBS and other mortgage assets. Furthermore, there is currently no active secondary market for the Company's Subordinated CMBS and other mortgage assets. The size of the Company's portfolio, the unprecedented nature of a liquidation of such portfolio, and the limited liquidity of the secondary CMBS market results in uncertainty in the valuation of the Company's portfolio of Subordinated CMBS and other mortgage assets. The Company's management has prepared its liquidation analysis (the "Liquidation Analysis") assuming the Company is unable to preserve its REIT status and a court appointed trustee liquidates the assets of the Debtors' estate not in a "firesale", but over a period of approximately six months (see Significant Assumptions in the Notes to Liquidation Analysis).

Underlying the Liquidation Analysis are a number of estimates and assumptions that, although formulated and considered reasonable by the Debtors, are inherently subject to significant economic, competitive, and other uncertainties and contingencies beyond the control of the Debtors. The Liquidation Analysis is also based on assumptions with regard to liquidation decisions that are subject to change. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE VALUES REFLECTED IN THIS LIQUIDATION ANALYSIS WOULD BE REALIZED IN A CHAPTER 7 CASE. ACTUAL RESULTS COULD VARY MATERIALLY FROM THOSE SHOWN HEREIN.

The Liquidation Analysis has been prepared solely for the purpose of estimating the distributable liquidation proceeds available in a hypothetical Chapter 7 case and does not necessarily represent values that may be appropriate for any other purpose. Nothing contained in these valuations is intended nor shall it be construed to be an admission by the Company for any other purpose. The independent public accountants of the Company have neither examined nor compiled or provided any assurance report on the Liquidation Analysis thereon in accordance with Generally Accepted Auditing Standards.

                                  CRIIMI MAE Inc.
                              Liquidation Analysis
                   See Accompanying Notes to Liquidation Analysis

                                                         Liquidation           Estimated                          Recovery
                                                            Proceeds        Allowed Claims     Recovery           Percentage
                                                            --------                                              ----------
Assets:
Cash (1)                                                 $ 259,042,470
Sale of Investments (2)                                    387,245,722
Other Assets (3)                                            72,817,321
                                                         -------------
Liquidation Value of Assets                              $ 719,105,512
                                                         -------------

Chapter 7 Administrative Expenses:
Tax Liabilities (4)                                                           $ (87,200,000)     $ (87,200,000)     100%
Professionals (5)                                                                (6,000,000)        (6,000,000)     100%
Trustee Fees (6)                                                                 (6,820,000)        (6,820,000)     100%
Operating Expenses (7)                                                           (2,500,000         (2,500,000)     100%

Chapter 11 Administrative and Priority Claims:
Professionals (8)                                                               (18,911,077)       (18,911,077      100%
Other  (9)                                                                      (11,381,896)       (11,381,896)     100%

Secured Debt (10)                                                              (450,410,727)      (450,410,727)     100%

Unsecured Claims (11)                                                          (201,788,589)      (135,881,812)      67%
                                                                                                  ------------

Total Estimated Cash Available for Equity
Distribution                                                                                     $           0
                                                                                                 -------------
Equity:
Preferred Stock: (12)
   Series B                                                                                      $           0        0%
   Series D                                                                                      $           0        0%
   Series E                                                                                      $           0        0%
   Series F (Dividend Preferred)                                                                 $           0        0%

Available Cash for Distribution to Common
Shareholders                                                                                     $            0
                                                                                                 --------------
Common Shares Outstanding (13)                                                                       62,353,170
                                                                                                 --------------


Cash Distribution per Common Share                                                               $            0       0%
                                                                                                 --------------


                          Notes to Liquidation Analysis


Significant Assumptions

The following notes describe the significant assumptions that are reflected in the Liquidation Analysis:

Loss of REIT Status through Chapter 7 Liquidation Significantly Reduces Recoverability to Creditors and Shareholders

The Liquidation Analysis assumes that CRIIMI MAE is not able to distribute sufficient taxable dividends for either its 1999 or 2000 tax years to satisfy REIT distribution requirements and, therefore, is unable to preserve its REIT status. In addition, due to the loss of REIT status, the Company's taxable mortgage pools ("TMPs") are assumed to lose their qualified REIT subsidiary ("QRS") exemptions and are treated as separate tax-paying entities. As a result of the loss of REIT status and the QRS exemptions, the aggregate liquidating distribution, as reflected herein, has been significantly diminished by corporate federal and state income tax liabilities (excluding penalties and interest) and a reduction in liquidation proceeds resulting from the sale of CBO-1, CBO-2 and CMO-IV (collectively referred to herein as the "Trusts") as TMPs. The liquidating distribution may be further reduced by penalties and interest associated with the potential late payment of 1999 and 2000 corporate federal and state tax liabilities.

The amount of cash available for distribution for 1999 and 2000 could be increased in total by approximately $254 million if the Company's REIT status were preserved. The Company's ability to maintain its REIT status through the adequate distribution of dividends (among other requirements) could increase the ultimate recovery by preserving the QRS exemptions of the TMPs currently owned by the Company. Based upon management's assumptions, it is currently estimated that the loss of the Company's REIT status results in a reduction in the liquidation proceeds by approximately $167 million from the sale of the Trusts as TMPs and an additional $87 million due to corporate federal and state income tax liabilities (excluding penalties and interest). These reductions result in a decrease in the ultimate recovery of the unsecured creditors' allowed claims by approximately $66 million as reflected in the Liquidation Analysis set forth above. The following paragraphs describe the risks associated with the Company's loss of its REIT status:

      Devaluation of the CMBS assets due to TMP risk. An entity that constitutes a "taxable mortgage pool" as defined in the Tax Code is treated as a separate corporate level taxpayer for federal income tax purposes. In general, for an entity to be treated as a TMP: (i) substantially all of the assets must consist of debt obligations and a majority of those debt obligations must consist of mortgages; (ii) the entity must have more than one class of debt securities outstanding with separate maturities, and
      (iii) the payments on the debt securities must bear a relationship to the payments received by the TMPs. Based on this definition, CBO-1, CBO-2 and CMO-IV (collectively the "Trusts") are TMPs. The statutory provisions and regulations governing the tax treatment of TMPs (the "TMP Rules") provide an exemption for TMPs whose equity interests are wholly owned by a REIT (or a qualified REIT subsidiary or "QRS"). Since it is assumed that the Company's REIT status is not maintained for 1999 or 2000, the Trusts would no longer qualify for the exemption granted to a QRS and the Trusts would be required to pay a separate corporate level tax on income derived from their underlying mortgage assets. As a result of the tax on the TMPs, available funds from the underlying mortgage assets that would ordinarily be used by the Trusts to make payments on certain securities issued by the Trust (including the equity interests) would instead be applied to satisfy corporate federal and state income tax liabilities. Since the equity interests and bonds owned by the Company are the most subordinated securities of the Trusts and are the first to absorb payment shortfalls, the loss of the QRS exemption under the TMP rules would have a material adverse effect on the payments received on these securities and the liquidation value of the Trusts.

The Company's aggregate estimated tax liability (i) has been calculated on a consolidated basis, (ii) assumes the Company loses its REIT status, and (iii) assumes that the TMPs lose their QRS exemptions and are taxed as separate taxpaying entities. Under this scenario, CRIIMI MAE would likely recognize a taxable loss, while each TMP would have positive taxable income as a separate corporation. The taxable income associated with CBO-1, CBO-2, and CMO-IV is estimated at $110 million for 1999 and $108 million for 2000. The $218 million of taxable income, which cannot be offset by CRIIMI MAE's taxable losses, would give rise to an aggregate tax liability of approximately $87 million (excluding penalties and interest) through liquidation, thereby reducing cash available for distribution to unsecured creditors and shareholders. The liquidating distribution may be further reduced by penalties and interest associated with the potential late payment of 1999 and 2000 corporate federal and state tax liabilities.

The Liquidation Period

This Liquidation Analysis assumes a conversion of the Company's Chapter 11 reorganization to a Chapter 7 liquidation effective July 1, 2000 and involves a six-month liquidation of all remaining assets through December 31, 2000 (the "Liquidation Period"). Cash proceeds from the sale of each asset are used to retire, to the extent of available funds, any related secured debt at the time the assets are sold, with excess cash accumulated in an interest bearing account for the payment of the remaining liabilities in December 2000.

Liquidation Analysis Prepared on a Consolidated Basis for the Debtor Entities

The Liquidation Analysis assumes the liquidation of CRIIMI MAE Inc. and its consolidated subsidiaries (which includes the debtor entities CRIIMI MAE Management, Inc. and CRIIMI MAE Holdings II, L.P. and certain non-debtor entities). With respect to CRIIMI MAE Management, Inc. and CRIIMI MAE Holdings II, L.P., the following summarizes the results of an assumed Chapter 7 liquidation of those entities:

CRIIMI MAE Management, Inc. ("CRIIMI MAE Management")

The total pre- and post-petition liabilities of CRIIMI MAE Management as of December 31, 1999 were approximately $9.1 million. The total estimated liquidation value of the assets of CRIIMI MAE Management as of December 31, 1999 was in excess of $13 million. Accordingly, in a Chapter 7 liquidation of CRIIMI MAE Management, it is estimated that all pre- and post-petition creditors and all administrative expenses in the Chapter 7 case would be paid in full, with a net residual value available to the estate of CRIIMI MAE Inc. as the sole shareholder of CRIIMI MAE Management.

CRIIMI MAE Holdings II, L.P. ("CRIIMI MAE Holdings")

The assets of CRIIMI MAE Holdings (the retained investment grade securities ("BBB/BBB-") from CMO-IV) were sold in October 1999 under the terms of a Stipulation and Order entered by the Bankruptcy Court, with the proceeds thereof used to retire the outstanding indebtedness of CRIIMI MAE Holdings with respect thereto. Accordingly, the Debtor believes that there are no remaining creditors of CRIIMI MAE Holdings or assets to be liquidated in a Chapter 7 case.

Notes

The following are the footnote explanations related to the Liquidation Analysis:

1. The cash balance represents the Company's consolidated cash balance of approximately $91.6 million as of December 31, 1999, approximately $88.3 million of additional net investment income the Company expects to earn from January 1, 2000 through the end of the Liquidation Period, and the net proceeds of approximately $79 million from the sale of the CMBS Sale Portfolio which was assumed to occur in the first and second quarter of 2000. The net investment income is comprised of the Company's net interest margin on its mortgage assets and earnings from its equity investments. This amount also includes short-term interest income related to cash on hand, at an assumed rate of 5%. The net investment income does not include any administrative expenses, which are accounted for below, or the payment of any post-petition interest expense associated with the unsecured claims. Furthermore, the corporate federal and state income tax liabilities (excluding penalties and interest) of approximately $87 million and the reduction of liquidation proceeds resulting from the sale of the Trusts as TMPs of approximately $167 million have been reflected in the Liquidation Analysis attached hereto under Chapter 7 Administrative Expenses - Tax Liabilities and Assets - Sale of Investments. As of February 29, 2000, the Company's estimated consolidated cash balance totaled approximately $107 million.

2. Sale of investments represents the Company's estimate of the proceeds it would receive related to the sale of its investments under this Liquidation Analysis. The following details the assumptions used to calculate proceeds from the sale of these investments:

      (a) Subordinated CMBS: The Company's management used the same discounted cash flow methodology as used in its Form 10-K filing as of December 31, 1999 in determining the sale proceeds for its Subordinated CMBS during the Liquidation Period. The cash flows were discounted using a discount rate that, in the Company's view, was commensurate with the market's perception of risk of comparable assets under a comparable liquidation scenario, and included an estimate for the market effect associated with the Company's portfolio liquidation. The Company used a variety of sources to determine its discount rate including institutionally-available research reports, discussions with the Company's secured lenders, and communications with dealers and active Subordinated CMBS investors regarding the valuation of comparable securities. The proceeds from the sale of such CMBS were derived using the following assumptions:

            (i) The proceeds were calculated for those CMBS investments in which the Company had an economic interest as of December 31, 1999, except for the CMBS Sale Portfolio which was assumed to be sold in the first and second quarters of 2000. The net proceeds (gross sale proceeds net of the corresponding secured debt) totaling approximately $79 million were derived using the assumptions described in 2.(a) above, 2.(a)(iii) below, and the required rates of return as negotiated between the Company and one of its secured lenders under the terms of a Stipulation and Order approved by the Bankruptcy Court and settled by the Company and its secured lender on February 29, 2000. The aggregate net proceeds have been included herein under Assets - Cash. Any match-funded CMBS assets and corresponding match-funded liabilities were excluded from this Liquidation Analysis.

            (ii) The CMBS and related servicing rights for each issuance were assumed to be sold jointly and in their entirety, and are net of a broker's fee equal to 62.5 basis points of the gross sale proceeds.

            (iii) All non-CRIIMI MAE issued CMBS assets were priced assuming a
                  0% CPR (Constant Prepayment Rate) and 0% CDR (Constant Default
                  Rate) since the inherent risks associated with defaults and losses are accounted for in the spreads and discount rates used to determine the gross sale proceeds. These assumptions are consistent with the valuation methodology used for quarterly SEC reporting and market convention for the sale of such securities.

            (iv) The retained securities from CBO-1, CBO-2 and CMO-IV were priced assuming the Company loses its REIT status retroactive to January 1, 1999. Accordingly, these Trusts become subject to corporate federal and state income tax liabilities as a result of the loss of the QRS exemptions for the TMPs. The gross taxable earnings for each Trust were computed using the original pricing speeds and current tax yields on the underlying collateral. The deductible payments from each Trust were computed based upon the original pricing speeds and current tax yields of the securities that were issued by each Trust. Any excess taxable income over the deductible payment from each Trust represents the net taxable income of that Trust. It was further assumed that each Trust would pay corporate federal and state income taxes at an aggregate effective tax rate of 40%. The gross cash flow for each Trust was reduced by the associated tax liability and all remaining cash flow was allocated to each security in accordance with the payment priorities as detailed in the respective pooling and servicing agreements. The resulting cash flows on securities held by the Company were then discounted using yields derived as discussed in 2.(a)(v),
                  (vi), and (vii) below.

            (v) The Company's management projected the U.S. Treasury curve for the assumed future sale dates using a forward rate curve extracted from Bloomberg. An appropriate U.S. Treasury rate was then interpolated based on the projected U.S. Treasury curve and weighted-average life of each CMBS.

            (vi) Credit spreads for comparably rated CMBS were derived from the sources cited in 2.(a) above and adjusted based on qualitative and quantitative factors, such as the market's perception of the issuers and the credit fundamentals of the commercial real estate underlying each pool of commercial mortgage loans.

            (vii) Credit spread adjustments, ranging from 150 to 600 basis points, were added to credit spreads determined in 2.(a)(vi) above in determining the appropriate discount rate for the CRIIMI MAE issued CMBS retained by the Company. These incremental adjustments reflect yield premiums that would likely occur if a portfolio of this size were sold in the secondary market during the third and fourth quarters of 2000.

      (b) Insured Mortgage Securities: For each of the residual economic interests in CMO-I, CMO-II, and CMO-III, CRIIMI MAE used pricing assumptions consistent with those used by typical buyers of Interest Only securities. Accordingly, the sale proceeds were computed assuming a pricing speed of 100% CPR after the expiration of any lockout and yield maintenance period on the underlying mortgage securities. The projected cash flows were discounted at a credit spread of 600 basis points over the interpolated U.S. Treasury rate as of the assumed sale date. The sale proceeds for the residual interests are net of a broker's fee equal to 62.5 basis points of the gross sale proceeds.

      The Company's only non-securitized GNMA MBS was priced to sell at 97% of its face amount and is net of a broker's fee equal to 62.5 basis points of the gross sale proceeds.

      (c)   Equity Method Investees:

            The value of the AIM general partner ("GP") investment was determined by dividing the value of the publicly traded Limited Partnership ("LP") units, as extracted from Bloomberg, by the LPs' interest and multiplying the result by each GP's interest (ranging from 2.9% to 4.9%). The assumed value of each GP's interest was compared to its indirect ownership interest in the mortgage loans underlying each fund and further reduced based on an assumed 20% per annum run-off rate of the underlying mortgage assets. An additional discount of 25% was applied to reflect the liquidity premium that may be associated with the liquidation of the Company and the risk of owning a GP interest.

            CRIIMI MAE Services, L.P. ("CMSLP")(CRIIMI MAE's servicing affiliate) is assumed to continue to operate through December 2000. (It should be noted, however, that this assumption may not be achievable due to the potential loss of key personnel in a Chapter 7 scenario. The loss of such key personnel coupled with the Chapter 7 liquidation of the Company is likely to adversely impact the rating of CMSLP as servicer, lead to the replacement of CMSLP as servicer on then-existing CMBS transactions and may result in an adverse impact on bond ratings, a negative impact on the value of the Company's remaining CMBS and the incurring of additional costs and other potential defaults and claims by the Company.) Notwithstanding the foregoing qualifications, for purposes of this analysis, servicing assets, consisting primarily of direct and master servicing contracts, were assumed to be sold in connection with the sale of the related CMBS using pricing assumptions consistent with those used by typical buyers of such securities. Accordingly, the sale proceeds were computed assuming a pricing speed of 1% CPR during any lockout period, 2% CPR during any yield maintenance period, 5% CPR during any prepayment penalty period, and 15% CPR after the expiration of any yield maintenance or prepayment penalty period on the underlying mortgage securities. The projected cash flows were discounted at a credit spread of 800 basis points over the interpolated U.S. Treasury rate as of the assumed sale date. The sale proceeds for the residual interests are net of a broker's fee equal to 62.5 basis points of the gross sale proceeds. Furthermore, proceeds from the sale of the special servicing rights have been included in the sale proceeds of the related CMBS, as the purchaser of the controlling class has the right to appoint the special servicer.

3.    Other Assets include the following:

      (a) The Company's mezzanine loans were assumed to be sold at 70% of their face amount to reflect the credit risk associated with owning these assets. As of December 31, 1999, the Company owned approximately $7.5 million (face amount) of mezzanine loans. The proceeds are net of a broker's fee equal to 62.5 basis points of the gross sale proceeds.

      (b) Brick Church (REO) was assumed to be sold for a net amount equal to the associated secured obligation of the property, and is net of a 3% broker's fee based on the gross sale proceeds.

      (c) All fixed assets were assumed to be sold at 10% of their carrying value.

      (d)   The Company has assumed the collection of certain receivables.

4. The aggregate taxable income associated with CBO-1, CBO-2, and CMO IV, estimated at $110 million for 1999 and $108 million for 2000, would give rise to corporate federal and state tax liabilities (excluding penalties and interest) of approximately $44 million for 1999 and $43 million for 2000. Furthermore, the Company may be subject to penalties and interest associated with the potential late payment of 1999 and 2000 corporate federal and state tax liabilities.

5. This amount, estimated at approximately $1 million per month, includes the professional expenses required to liquidate the Company and perform other functions for the Trustee during the Chapter 7 case.

6. This amount represents the fees of the Chapter 7 Trustee. Although the Chapter 7 Trustee could receive up to 3% of the estate proceeds distributed to creditors, Chapter 7 Trustee fees have been estimated at 1% of payments made to creditors due to the large size of the Debtors' estate.

7. Unlike most Chapter 7 scenarios, the nature of the Debtor's assets will require that the Chapter 7 Trustee retain critical employees and operate the Company, on a reduced basis, during the Liquidation

      Period. Operating expenses are assumed to be reduced by 50% during the period of liquidation as compared to the level of operating expenses assumed while the Company is in Chapter 11 as discussed in Note 9 below. This is primarily a result of the reduction of the workforce in a Chapter 7 liquidation.

8. This amount includes the professional fees incurred during the Debtors' Chapter 11 cases that have not been paid, as well as estimated professional fees to be incurred by the Company through June 30, 2000.

9. This amount includes the following: (1) payment of post-petition trade payables, (2) estimated payment of the retention bonus payable to remaining employees in April 2000 and severance paid to employees terminated upon liquidation, and (3) other ongoing operating costs through June 30, 2000. The estimated operating costs are assumed to be $2.5 million per quarter.

10. Secured debt includes variable rate secured borrowings (excluding the secured debt associated with the CMBS Sale Portfolio which was assumed to be retired using the proceeds from the sales assumed to occur in the first and second quarters of 2000), other secured financing facilities and accrued and unpaid interest as of December 31, 1999, at contractual, non-default rates. From January 1, 2000 through December 31, 2000, it is assumed that interest is paid on a current basis at contractual, non-default rates.

11. Unsecured claims include senior unsecured notes, other unsecured financing facilities, trade payables, and other unsecured claims (excluding any post-petition accrual of interest thereon). The total presented does not include any amounts for the allowance of any disputed claims or any rejection damage claims in a Chapter 7 liquidation of the Debtors.

12. The Liquidation Analysis references the Series F Preferred Stock (Dividend Preferred) distributed in the fourth quarter of 1999 for the distribution of the remaining 1998 taxable income, of which 756,453 shares were converted into common stock in November 1999 and 263,788 shares were converted into common stock in February 2000. Furthermore, the Company also entered into a Preferred Stock Exchange Agreement on February 22, 2000 pursuant to which it exchanged 103,000 shares of Series C Cumulative Convertible Preferred Stock for 103,000 shares of Series E Cumulative Convertible Preferred Stock. In addition, no dividends are assumed to be paid on any outstanding preferred or common shares and no options are assumed to be converted into common stock. The number of shares of Series B, D, E, and F outstanding as of February 29, 2000 was 1,593,982, 100,000, 103,000 and 586,354, respectively.

13. The number of shares of common stock outstanding as of February 29, 2000 was 62,353,170.

                                    EXHIBIT D

                          INDEX TO FINANCIAL STATEMENTS

PAGE
CRIIMI MAE Financial Statements:

Annual Report on Form 10-K
   Report of Independent Public Accountants..........................................
   Consolidated Balance Sheets as of December 31, 1999 and 1998......................
      Consolidated Statements of Income for the years ended December 31, 1999,.......
        1998 and 1997
   Consolidated Statements of Changes in Shareholders' Equity for the years ended
      December 31, 1999, 1998 and 1997...............................................
      Consolidated Statements of Cash Flows for the years ended
        December 31, 1999, 1998 and 1997.............................................
   Notes to Consolidated Financial Statements........................................

             [To be provided at or before the Disclosure Statement hearing.]